Form 10-K405, Exhibit 13
period 1996-12-31
ABINGTON BANCORP INC
filed 1997-03-31
CIK 812146

                                                                    Exhibit 13.1





                      A B I N G T O N      B A N C O R P












                            [LOGO]Abington Bancorp

Photograph of the horizontal axis of a graph sloping upwards. The horizontal axis is approximately one-quarter inch in width. Inside the horizontal axis are depictions of U.S. currency and faces of different people.







                    1 9 9 6    A N N U A L    R E P O R T

Corporate Profile:

Abington Bancorp, Inc. (the "Company") is a one-bank holding company which owns all of the outstanding capital stock of Abington Savings Bank (the "Bank"). Abington Bancorp, Inc. was reestablished as the Bank's holding company on January 31, 1997.

     The Bank operated as a Massachusetts chartered mutual savings bank from its incorporation in 1853 until June 1986 when the Bank converted from mutual to stock form of ownership. From December 1992 to the present, the Bank has operated as a stock-owned savings bank.

     The Bank is engaged principally in the business of attracting deposits from the general public, borrowing funds, and investing those deposits and funds. In its investments, the Bank has emphasized various types of residential and com-mercial real estate loans, residential construction loans, consumer loans, and investments in securities. The Bank considers its principal market area to be Plymouth County, Massachusetts, primarily Abington, Halifax, Holbrook, Kingston, Whitman, Hull, and Pembroke where it has banking offices, and nearby Rockland, Duxbury, Plympton, Brockton, Hanover, East Bridgewater, Plymouth, Carver, Weymouth, Bridgewater, and Hanson.

     The Bank's deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") up to FDIC limits (generally $100,000 per depositor) and by the Depositors Insurance Fund for deposits in excess of FDIC limits.

     Our mission is to enhance long term shareholder value by developing and delivering profitable products and services that benefit our customers.

     We believe that this commitment will result in our being a dynamic retailer of financial services to businesses and consumers in our region.


[PHOTO OF SMILING TELEPHONE OPERATOR]

BANK OFFICERS
----------------------------------------------------------------------------------------------------------------------------------
DIRECTORS                                   BANK OFFICERS                                          CORPORATE INFORMATION

James P. McDonough (1)                      James P McDonough (3)                                  Corporate Office
President and CEO                           President and CEO                                      Abington Bancorp, Inc.
Abington Bancorp, Inc.                      Edward J. Merritt (3)                                  538 Bedford Street
President and CEO                           Executive Vice President and CFO                       Abington, MA 02351
Abington Savings Bank                       Mario  A. Berlinghieri                                 (617) 982-3200
                                            Senior Vice President - Business Banking
Robert J. Armstrong                         Donna L. Thaxter                                       Independent Public Accountants
President and General Manager               Senior Vice President - Consumer Banking               Arthur Andersen LLP
Armstrong Construction Corp.                David J. Ames                                          225 Franklin Street
                                            Vice President - Business Banking                      Boston, MA 02110
Bruce G. Atwood (2)                         Michelle M. Audette                                    (617) 330-4000
Vice President Operations                   Assistant Vice President - Marketing
Hyer Industries, Inc.                       Mary E. Boothby                                        Legal Counsel
                                            Credit Officer                                         Foley, Hoag & Eliot LLP
William F. Borhek (1)                       Ruth E. Cook                                           One Post Office Square
President                                   Human Resources Officer                                Boston, MA 02109
William F. Borhek Associates                Elaine Crossland                                       (617) 832-1000
                                            Branch Officer
Ralph B. Carver, Jr.                        Ann E. Daigle                                          Transfer Agent and Registrar
President and Treasurer                     Assistant Vice President - Business Banking            Registrar & Transfer Company
Den-Lea Rental, Inc.                        Stephanie Dunn                                         10 Commerce Drive
                                            Vice President - Management Information Systems        Cranford, NJ 07016-3572
Joel S. Geller (1)                          Ida C. Frazier                                         (800) 368-2548 x7760
Owner-Manager and Director                  Vice President - Compliance
Abington Liquors Corp.                      Mary E. Hagan
                                            Assistant Vice President - Branch Administration
Rodney Henrikson (2)                        Keith C. Humphreys
Treasurer and Director                      Vice Presidnet - Retail
Henrikson Realty Corp.                      Julie Jenkins
                                            Vice President - Operations
A. Stanley Littlefield (1)                  Robert M. Lallo
Attorney                                    Vice President - Treasurer
Private Practice                            Ellen J. Leonard
                                            Vice President
Jay Timothy Noonan                          William D. Lewis
Manager                                     Vice President - Business Banking
J. P. Noonan Trans., Inc.                   Stephen K. Lucitt
                                            Vice President - Business Banking
Gordon N. Sanderson (2)                     Barbara M. Manning (3)
Retired                                     Clerk
                                            David J. McCarthy
                                            Assistant Vice President
James J. Slattery (1)                       Deborah J. Minier
President                                   Assistant Vice President
J. H. Slattery Insurance Agency, Inc.       Lewis J. Paragona
                                            Vice President - Human Resources
Wayne P. Smith                              Raymond J. Quigley
Treasurer and Director                      Assistant Vice President
Suburban Enterprises, Inc.                  Evelyne A. Rico
                                            Branch Officer
1: Member of Executive Committee            Dianne Rowan McBride
2: Member of Audit Committee                Branch Officer
                                            Carol M. Sharpless
                                            Branch Officer
                                            Susan St. Germain-Downing
                                            Cash Management Officer

                                           3: Officer of Bancorp.


                                                         TABLE OF CONTENTS




President's Message......................................................1

Financial Highlights.....................................................9

Management's Discussion and Analysis....................................11

Report of Independent Public Accountants................................20

Consolidated Balance Sheets.............................................21

Consolidated Statements of Operations...................................22

Consolidated Statements of Changes in Stockholders' Equity..............23

Consolidated Statements of Cash Flows...................................24

Notes to Consolidated Financial Statements..............................26

Stockholder Information.................................................43

Bank Officers............................................Inside Back Cover

Corporate Information....................................Inside Back Cover

Bank Locations..................................................Back Cover

                          A MESSAGE FROM THE PRESIDENT


DEAR FELLOW SHAREHOLDERS:

     I'm pleased to report that 1996 was a pivotal year for Abington Savings Bank. Our most important strategic initiatives from the past four years came together in a highly successful blend of corporate performance and community partnership.

     Through the past several years we have been pursuing a number of measures designed to enhance the value that Abington Savings Bank offers our shareholders, customers and employees. During this period we concentrated on building our franchise, increasing our business lending capacity, investing in new products and technology and restructuring our approach to residential lending.

     Today, the positive results are clear: new and satisfied customers in record numbers, an improving financial outlook and a commitment to bringing value to our community, both as a bank and as a corporate citizen.

[Photo of James P. McDonough]
[Caption:
James P. McDonough
President and Chief Executive Officer]


                  ABINGTON BANCORP, INC.   1   1996 ANNUAL REPORT

     EXCELLENT RESULTS MARK 1996 AS A HIGH PERFORMANCE YEAR.

     Financially, 1996 was a strong year. The Bank's earning strength realized a new level of efficiency as we recognized net income of $3,533,000 or $1.78 a share, with a return on equity of 11%. The Bank's goals of increasing the loan portfolio and funding that increase with deposit growth while maintaining a low level of non-performing assets, have had a positive impact on the Bank's net interest margin. As a result, our level of net interest income increased by $1,088,000, or 8%, which, coupled with a significant decrease in our provision for possible loan losses due to our superior asset quality, were important factors in our strong operating results. Our assets grew from $461 million in 1995 to $487 million in 1996, reflecting growth in the Bank's loan portfolio, highlighted by strong commercial loan growth in the latter part of 1996.

     We also achieved a $1,269,000 increase in our non-interest income due primarily to the success of the High Performance Checking Program. As we have discussed several times in the past, increases in checking accounts will have a positive impact on both non-interest and net interest income. In addition, intense expense control has played a key role in our financial improvement.


   YEAR END
STOCK PRICE
  PER SHARE

Photo depicting street sign with the caption "WALL ST"
WALL ST
1992: $8.50

Photo depicting street sign with the caption "WALL ST"
WALL ST
1993: $11.50

Photo depicting street sign with the caption "WALL ST"
WALL ST
1994: $12.00

Photo depicting street sign with the caption "WALL ST"
WALL ST
1995: $17.25

Photo depicting street sign with the caption "WALL ST"
WALL ST
1996: $19.50




                  ABINGTON BANCORP, INC.   2   1996 ANNUAL REPORT

NET
OVERHEAD

%
1992: 2.37%

%
1993: 2.31%

%
1994: 2.18%

%
1995: 2.05%

%
1996: 1.91%

(EXCLUDING OREO
 EXPENSES DIVIDED
 BY AVERAGE
 EARNING ASSETS)

     These positive elements in our improved financial and earnings positions resulted in an increased stock price. From December 31, 1995 to December 31, 1996, the price of our stock rose from $17.25 to $19.50, an increase of 13.0%. This continued our record of building shareholder value through strong stock price performance during the last several years.

                   OUR BUSINESS BANKING HELPS COMPANIES GROW.

     We're very pleased with the progress of our Business Banking Division, where we have built an outstanding team of professionals headed by Mario Berlinghieri. Joining ASB from Fleet Bank, Mario has assembled one of the most seasoned and professional lending teams in our marketplace. That expertise showed up on the bottom line, where our lending and cash management services helped corner a growing share of the small business market.

     Here in Southeastern Massachusetts, we believe our business banking effort will continue to benefit from consolidation among the larger banks as well as the reduction of community banks in our market. During the past year, we continued to position ourselves as a major resource for the local business community.

[PHOTO of two men in suits shaking hands]
[Caption:
 ...our lending and
cash management
services helped
corner a growing
share of the small
business market...]



                  ABINGTON BANCORP, INC.   3   1996 ANNUAL REPORT

[PHOTO of a round sign with the caption "Totally Free Checking"]

[Caption:
 ...our High Performance
Checking program showed
phenomenal payback...]

To that end, we sponsored a business person's breakfast which was attended by more than 200 local business people and we hosted several receptions to foster new relationships between professional firms and our senior management team.

                ACHIEVING THE SALES CULTURE CRITICAL FOR SUCCESS.

     Once again this year, our investment in our High Performance Checking program showed phenomenal payback, with deposit growth of $20.4 million or 7.3%. The success of the High Performance Checking program has given our staff a vehicle through which we have developed a true sales culture, a goal we believe is critical to our sustained success. We use a state-of-the-art direct mail strategy to bring potential customers to the bank, and then our well-trained salespeople cross-sell services to new and existing customers.

     In another key customer service and sales area, we saw tremendous acceptance of our expanded 24-hour telebanking service. Where our Maximum Service Department received approximately 6,000 calls per month in 1995, we now serve close to 26,000 callers per month. And we are now opening deposit and checking accounts by phone - an innovation that our customers clearly find welcome.

       NON-PERFORMING
               ASSETS
(Dollars in thousands)

[Photo of currency]
1992: $10,828

[Photo of currency]
1993: $7,840

[Photo of currency]
1994: $6,674

[Photo of currency]
1995: $1,798

[Photo of currency]
1996: $1,672



                  ABINGTON BANCORP, INC.   4   1996 ANNUAL REPORT

TOTAL ASSETS
(Dollars in thousands)

[Photo of circle which contains depiction of U.S. currency]
1992: $315,048

[Photo of circle which contains depiction of U.S. currency]
1993: $347,354

[Photo of circle which contains depiction of U.S. currency]
1994: $421,833

[Photo of circle which contains depiction of U.S. currency]
1995: $460,492

[Photo of circle which contains depiction of U.S. currency]
1996: $486,958

            WITH CONSUMER LENDING, WE INVEST IN OUR CUSTOMERS' GOALS.

     We made the decision to direct our consumer loan origination efforts primarily through our seven branches, utilizing in a very cost-effective way our existing customer base. We also began an aggressive telemarketing effort to reach the customers who our research indicates are best suited for particular product lines. Those efforts saw strong results in 1996 and we expect to expand this distribution strategy in the future.

     At the same time, we worked to ensure the lowest possible risk for the Bank and its shareholders, including the completion of in-depth research regarding the trends affecting consumer and residential loan delinquency. Our asset quality today is as sound as ever, and we are pleased to see that quality reflected in a delinquency ratio of .73%.

     The Bank was also recognized with an "Outstanding" rating for our compliance with the FDIC's Community Reinvestment Act during 1996. This organizational commitment requires a major effort and is an achievement of which we are very proud.

             COMMUNITY PARTNERSHIPS THAT WORK FOR THE GREATER GOOD.

     Once again this year we maintained our commitment to children with special needs. In addition to supporting the Special Olympics, we're very proud of our employees and our many business partners who worked together to send the Cardinal Cushing School's Class of '96 on their first-ever class trip to Disney World. The funds for this trip resulted



                  ABINGTON BANCORP, INC.   5   1996 ANNUAL REPORT

[PHOTO of a female child holding a baseball bat]
[Caption:
Stephanie Gray puts on her game face
as she steps up to the plate.]
[Caption: ...an employee's
child takes the
plate at a fund-
raiser to benefit
the Cardinal
Cushing School...]

from our employees' payroll contributions and a St. Patrick's Day Dance fundraiser organized by our employees. This opportunity to give back to those with special needs in our community was a focal point for our staff throughout the year. I am proud of their willingness to benefit these special children.

                  GOING FORWARD AND UPWARD; OUR GOALS FOR 1997.

     Looking ahead, we continue to pursue those business lines that offer maximum profitability. We will continue to take a disciplined approach to our business, staying focused on what we do very well. We intend to continue expanding our distribution network throughout the South Shore. We will add more enhancements to our existing call center and telebanking system, and we look forward to investigating the feasibility of in-home banking via personal computer.

     As always, we remain dedicated to the high-quality service our customers expect from Abington Savings Bank. As we expand our distribution network, our commitment is to maintain the personal service and access to decision makers that has made us an integral part of the South Shore's financial community.

     While we make new strides in business banking, explore branch expansion and record new levels of profitability, our overall goal is to make Abington Savings Bank the

         NET-INTEREST
               INCOME
(Dollars in thousands)

[Photo of the point of a pencil touching a piece of paper which contains a column of numbers.]
1992: $9,648

[Photo of the point of a pencil touching a piece of paper which contains a column of numbers.]
1993: $11,289

[Photo of the point of a pencil touching a piece of paper which contains a column of numbers.]
1994: $12,733

[Photo of the point of a pencil touching a piece of paper which contains a column of numbers.]
1995: $13,727

[Photo of the point of a pencil touching a piece of paper which contains a column of numbers.]
1996: $14,815





                  ABINGTON BANCORP, INC.   6   1996 ANNUAL REPORT
ultimate source of value for our customers and shareholders. From products like Totally Free Checking to our current efforts to decrease the costs of ATM use for consumers, we will continue to make quality, service and value the focal point of our ideas, actions and philosophy.

     Finally, I'd like to take this opportunity to thank the shareholders of Abington Savings Bank for your continued support. Your enthusiasm and overwhelming support at our 1995 Annual Meeting helped fuel many of our successes throughout the year.

     I thank all of our employees for their hard work and dedication, and I offer my gratitude to our directors for their strong support and guidance throughout the past year. Together, we intend to make 1997 an even greater success.

Respectfully submitted,


/s/ James P. McDonough
-------------------------------------
James P. McDonough
President and Chief Executive Officer


                 LOANS
(Dollars in thousands)

[Photo of an oval shape with a depiction of a house inside the oval.] 1992: $186,520

[Photo of an oval shape with a depiction of a house inside the oval.] 1993: $199,807

[Photo of an oval shape with a depiction of a house inside the oval.] 1994: $235,614

[Photo of an oval shape with a depiction of a house inside the oval.] 1995: $260,585

[Photo of an oval shape with a depiction of a house inside the oval.] 1996: $298,970



                  ABINGTON BANCORP, INC.   7   1996 ANNUAL REPORT

[MAP of section of Massachusetts which includes the areas the Bank considers its principal markets. The principal market areas are highlighted.]

     The Bank considers
its principal market
area to be
Plymouth County,
Massachusetts,
primarily
Hull,
Holbrook,
Abington,
Whitman,
Pembroke,
Halifax,
and
Kingston
where it has
banking offices.


             DEPOSITS
(Dollars in thousands)

[Photo of a circle with depiction of U.S. currency inside the circle.] 1992: $202,105

[Photo of a circle with depiction of U.S. currency inside the circle.] 1993: $209,911

[Photo of a circle with depiction of U.S. currency inside the circle.] 1994: $246,843

[Photo of a circle with depiction of U.S. currency inside the circle.] 1995: $280,070

[Photo of a circle with depiction of U.S. currency inside the circle.] 1996: $300,445




                  ABINGTON BANCORP, INC.   8   1996 ANNUAL REPORT

BANK OFFICES
--------------------------------------------------------------------------------

Abington
533 Washington Street
Abington, MA 02351

Halifax
319 Monponsett Street
Halifax, MA 02338

Holbrook
778 South Franklin Street
Holbrook, MA 02343

Hull
523 Nantasket Avenue
Hull, MA 02045

Kingston
157 Summer Street
Kingston, MA 02364

Pembroke
175 Center Street
Pembroke, MA 02359

Whitman
584 Washington Street
Whitman, MA 02382

Corporate Center
538 Bedford Street
Abington, MA 02351






(C) 1997 Abington Bancorp, Inc.                      Design by Red Leaf, Inc.


[LOGO]

FINANCIAL HIGHLIGHTS
    At December 31,                                    1996              1995              1994              1993             1992
(Dollars in thousands, except per share data)
Balance Sheet Data:
Total assets                                       $486,958          $460,492          $421,833          $347,354         $315,048
Total loans, net                                    298,970           260,585           235,614           199,807          186,520
Investment securities (1)                            31,950            33,343            28,328            15,915            8,015
Mortgage-backed investments                         131,184           138,937           133,882           113,052           97,485
Deposits                                            300,445           280,070           246,843           209,911          202,105
Borrowed funds                                      147,524           145,609           134,155           106,921           84,539
Stockholders' equity                                 33,546            30,561            28,366            27,869           24,963
Book value per share                                  17.72             16.22             15.13             14.89            13.40


    Years Ended December 31,                           1996              1995              1994              1993             1992
(Dollars in thousands, except per share data)
Operating Data:
Interest and dividend income                       $ 34,332          $ 31,949          $ 27,082          $ 23,591         $ 21,432
Interest expense                                     19,517            18,222            14,349            12,302           11,784
                                                   --------          --------          --------          --------         --------
Net interest income                                  14,815            13,727            12,733            11,289            9,648

Provision for possible loan losses                      480             2,233               610               720              930
                                                   --------          --------          --------          --------         --------
Non-interest income:
 Loan servicing fees                                    646               713               646               617              452
 Customer service fees                                2,412             1,644             1,050               759              591
 Gain (loss) on sales of securities                     495               181               322               459             (145)
 Gain on sales of loans, net                            315               453               389               890            1,183
 Write-down of limited partnership                        -              (110)                -                 -                -
 Net gain (loss) on sales and write-
  down of other real estate owned                        67               (92)               (2)             (478)            (347)
 Other                                                  242               119                56                40               70
                                                   --------          --------          --------          --------         --------

  Total non-interest income                           4,177             2,908             2,461             2,287            1,804
                                                   --------          --------          --------          --------         --------

Non-interest expenses                                12,840            11,955            10,255             8,771            7,577
                                                   --------          --------          --------          --------         --------

Income before income taxes, cumulative effect
 of accounting change and extraordinary item          5,672             2,447             4,329             4,085            2,945
Provision for income taxes                            2,139             1,018             1,586             1,556            1,243
                                                   --------          --------          --------          --------         --------

Income before cumulative effect
 of accounting change and extraordinary item          3,533             1,429             2,743             2,529            1,702
Extraordinary credit - capital loss carry-forward         -                 -                 -                 -               24
Cumulative effect of accounting change                    -                 -                 -               650                -
                                                   --------          --------          --------          --------         --------
   Net income                                      $  3,533          $  1,429          $  2,743          $  3,179         $  1,726
                                                   ========          ========          ========          ========         ========

Earnings per share before extraordinary item
 and cumulative effect of accounting change        $   1.78          $    .73          $   1.40          $   1.31         $    .92
Extraordinary item                                        -                 -                 -                 -              .01
Cumulative effect of accounting change                    -                 -                 -               .34                -
                                                   --------          --------          --------          --------         --------

Earnings per share                                 $   1.78          $    .73          $   1.40          $   1.65         $    .93
                                                   ========          ========          ========          ========         ========

Dividends per share                                $    .40          $    .40          $    .40          $      -         $      -
                                                   ========          ========          ========          =======          =======

                  ABINGTON BANCORP, INC.   9   1996 ANNUAL REPORT


    Years Ended December 31,                           1996              1995              1994              1993             1992
Selected Ratios:
Return on average total assets                          .74%              .33%              .70%              .95%             .63%
Interest rate spread                                   3.14              3.14              3.32              3.37             3.50
Return on average equity                              11.00              4.68              9.23             11.73             7.00
Dividend payout ratio                                 21.40             52.62             27.34                 -                -
Average equity to average total assets                 6.69              7.00              7.61              8.10             9.02

(1) Includes Federal Home Loan Bank stock.





















                  ABINGTON BANCORP, INC.   10   1996 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS


GENERAL

Abington Bancorp, Inc., became the one-bank holding company for the Bank on January 31, 1997. The holding company did not conduct any business in fiscal 1996. Therefore, management's discussion and analysis reflect the business and operating results of the Bank.

The Bank's results of operations depend primarily on its net interest income after provision for possible loan losses, its revenue from loan fees and sales and other banking services and non-interest expenses. The Bank's net interest income depends upon the net interest rate spread between the yield on the Bank's loan and investment portfolios and the cost of funds, consisting primarily of interest expense on deposits and Federal Home Loan Bank advances. The interest rate spread is affected by the match between the maturities or repricing intervals of the Bank's assets and liabilities, economic factors influencing general interest rates, prepayment on loans and mortgage-backed investments, loan demand and savings flows, as well as the effect of competition for deposits and loans. The Bank's net interest income is also affected by the performance of its loan portfolio and in particular, the level of non-earning assets. Revenues from loan fees and other banking services depend upon the volume of new transactions and the market level of prices for competitive products and services. Non-interest expenses depend upon the efficiency of the Bank's internal operations and general market and economic conditions.

On June 3, 1994, the Bank acquired Hull Co-Operative Bank ("Hull") by merger. On June 26, 1995, the Bank also acquired a branch in Holbrook ("Holbrook") from the Bank of Boston. These recent acquisitions are consistent with the Bank's strategy of controlled growth which will enable the Bank to have a greater regional presence.

NET INTEREST INCOME

Net interest income is affected by the mix and volume of assets and liabilities, and levels of prepayment primarily on loans and mortgage-backed investments, the movement and level of interest rates, and interest spread, which is the difference between the average yield received on earning assets and the average rate paid on deposits and borrowings. The Bank's net interest rate spread was 3.14% for the years ended December 31, 1996 and 1995.

The level of non-accrual loans and other real estate owned also has an impact on net interest income. At December 31, 1996, the Bank had $1,028,000 in non-accrual loans and $500,000 in other real estate owned compared to $485,000 in non-accrual loans and $1,070,000 in other and real estate owned, as of December 31, 1995.

During 1996 and 1995, the Bank maintained the interest rates paid on NOW and savings accounts at 1.50% and 2.25%, respectively. Many of the banks in the Bank's market also followed a similar philosophy of not increasing rates paid on core deposit accounts. Given the relatively low rates paid on core deposit accounts, some customers began to seek alternate, higher yielding investment sources, such as certificates of deposit. Management estimates that approximately $10 million of its core deposits migrated to certificates of deposit during 1995 which has caused interest paid on total deposits to increase during the first half of 1995. There was no such material migration from core accounts to certificates of deposit noted in 1996; however, management does realize that this may reoccur in the future with the effect of increasing the Bank's cost of funds.

The table on the following page presents average balances, interest income and expense and yields earned or rates paid on the major categories of assets and liabilities for the years indicated.










                  ABINGTON BANCORP, INC.   11   1996 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

-----------------------------------------------------------------------------------------------------------------------------------
    Years Ended December 31,                          1996                           1995                            1994
-----------------------------------------------------------------------------------------------------------------------------------
                                         Average             Yield/    Average              Yield/     Average              Yield/
                                         Balance  Interest     Rate    Balance   Interest     Rate     Balance   Interest     Rate
(Dollars in thousands)
Assets
 Earning assets:
 Federal funds sold                     $    614   $    37     6.03%  $    621    $    42     6.76%   $    161    $     8     4.97%
 Other short-term investments                 75         4     5.33        434         25     5.76          66          2     3.03
 Bonds and obligations (2)                23,489     1,512     6.44     23,774      1,536     6.46      16,161        927     5.74
 Equity securities (1)                    10,966       556     5.07     10,300        574     5.57       6,692        465     6.95
 Mortgage-backed investments (2)         137,166     9,245     6.74    137,007      8,984     6.56     123,575      7,503     6.07
 Loans (3)                               282,530    22,978     8.13    243,949     20,788     8.52     222,313     18,177     8.18
                                        --------   -------            --------    -------             --------    -------

  Total earning assets                   454,840    34,332     7.55    416,085     31,949     7.68     368,968     27,082     7.34
                                        --------   -------            --------    -------             --------    -------

 Cash and due from banks                   8,348                         7,028                           7,783
 Other assets                             16,891                        13,746                          13,800
                                        --------                      --------                        --------

   Total assets                         $480,079                      $436,859                        $390,551
                                        ========                      ========                        ========

Liabilities and Stockholders' Equity
 Interest-bearing liabilities:
  NOW deposits                          $ 33,392   $   516     1.55%  $ 26,083    $   402     1.54%   $ 20,642    $   333     1.61%
  Savings deposits                        95,661     2,287     2.39     94,328      2,301     2.44      97,670      2,318     2.37
  Time deposits                          136,541     7,939     5.81    121,126      6,978     5.76      94,874      4,862     5.12
                                        --------   -------            --------    -------             --------    -------

   Total deposits                        265,594    10,742     4.04    241,537      9,681     4.01     213,186      7,513     3.53

  Short-term borrowings                   66,790     3,733     5.59     73,719      4,546     6.17      67,066      3,244     4.84
  Long-term debt                          84,977     5,042     5.93     66,614      3,995     6.00      62,317      3,592     5.76
                                        --------   -------            --------    -------             --------    -------
   Total interest-bearing liabilities    417,361    19,517     4.68    381,870     18,222     4.77     342,569     14,349     4.19
                                                   -------                        -------                         -------
Non-interest-bearing deposits             25,223                        19,584                          14,502
                                        --------                      --------                        --------
   Total deposits and
    borrowed funds                       442,584               4.41    401,454                4.54     357,071                4.02

 Other liabilities                         5,385                         4,847                           3,773
                                        --------                      --------                        --------

 Total liabilities                       447,969                       406,301                         360,844
 Stockholders' equity (6)                 32,110                        30,558                          29,707
                                        --------                      --------                        --------
   Total liabilities and
    stockholders' equity                $480,079                      $436,859                        $390,551
                                        ========                      ========                        ========

Net interest income                                $14,815                        $13,727                         $12,733
                                                   =======                        =======                         =======

Interest-rate spread (4)                                       3.14%                          3.14%                           3.32%
                                                               ====                           ====                            ====

Net yield on earning assets (5)                                3.26%                          3.30%                           3.45%
                                                               ====                           ====                            ====

(1) Includes Federal Home Loan Bank stock, investments held for sale and available for sale (at amortized cost).
(2) Includes securities available for sale (at amortized cost).
(3) Non-accrual loans net of reserve for possible loan losses and loans held  for sale are included in average loan balances.
(4) Interest rate spread equals the yield on average earning assets minus the yield on average deposits and borrowed funds.
(5) Net yield on earning assets equals net interest income divided by total average earning assets.
(6) Excludes the impact of net unrealized gain (loss) on available for sale securities.


                  ABINGTON BANCORP, INC.   12   1996 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS


RATE/VOLUME ANALYSIS

The following table presents, for the periods indicated, the changes in interest income and in interest expense attributable to the change in interest rates and in the volume of earning assets and interest-bearing liabilities. The change attributable to both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.
-----------------------------------------------------------------------------------------------------------------------------------
    YEARS ENDED DECEMBER 31,                           1996 VS 1995                                    1995 VS 1994
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                              Increase (decrease)                             Increase (decrease)

                                                          Due to                                          Due to
                                           Volume           Rate         Total              Volume          Rate       Total
                                           -----------------------------------              --------------------------------
Interest and dividend income:
 Loans                                     $3,171          $(981)       $2,190              $1,821        $  790      $2,611
 Bonds and obligations                        (18)            (6)          (24)                480           129         609
 Equity securities                             36            (54)          (18)                214          (105)        109
 Mortgage-backed
  investments                                  10            251           261                 853           628       1,481
 Federal funds sold                             -             (5)           (5)                 30             4          34
 Interest-bearing deposits
  in banks                                    (19)            (2)          (21)                 20             3          23
                                           ------          -----        ------              ------        ------      ------
  Total interest and
   dividend income                          3,180           (797)        2,383               3,418         1,449       4,867
                                           ------          -----        ------              ------        ------      ------
Interest expense:
 NOW deposits                                 113              1           114                  84           (15)         69
 Savings deposits                              32            (46)          (14)                (81)           64         (17)
 Time deposits                                896             65           961               1,461           655       2,116
 Short-term borrowings                       (407)          (406)         (813)                345           957       1,302
 Long-term debt                             1,090            (43)        1,047                 254           149         403
                                           ------          -----        ------              ------        ------      ------

  Total interest expense                    1,724           (429)        1,295               2,063         1,810       3,873
                                           ------          -----        ------              ------        ------      ------

Net interest income                        $1,456          $(368)       $1,088              $1,355        $ (361)     $  994
                                           ======          =====        ======              ======        ======      ======


COMPARISON OF THE YEARS ENDED
DECEMBER 31, 1996 AND 1995

GENERAL

Net income for the year ended December 31, 1996 was $3,533,000 or $1.78 per share compared to $1,429,000 or $.73 per share in 1995, an increase of $2,104,000 or 147.2%. The key factor impacting the level of earnings for 1995 was management's decision to aggressively dispose of a significant portion of the Bank's non-accrual and certain "high maintenance" loans which resulted in a special provision for loan losses of $1,654,000 and increases in other non-interest expenses of $150,000 due to other related costs during 1995. The overall improvement in net income from core operating activities in 1996 as compared to 1995 was mainly attributable to increases in customer service fees and net interest income.

INTEREST AND DIVIDEND INCOME

Interest and dividend income increased $2,383,000 or 7.5% during 1996 as compared to 1995. This increase was attributable to increases in earning assets that were partially offset by general decreases in the rates earned on those assets. The balance of average earning assets was $454,840,000 in 1996 as compared to $416,085,000 in 1995, an increase of $38,755,000 or 9.3%. The increase in average earning assets was primarily due to increases in the Bank's loan portfolio which grew from an average balance of $243,949,000 in 1995 to $282,530,000 in 1996, an increase of $38,581,000 or 15.8%. This increase was primarily due to the acquisition of various residential loan pools made throughout the year. See "Liquidity and Capital Resources" and "Asset-Liability Management" for a further discussion of the Bank's investment strategies. The average yield on interest earning assets declined in 1996 to 7.55% as compared to 7.68% in 1995 due to overall declines in the yields on loans originated and purchased. The yield on loans for 1996 was 8.13% as compared to 8.52% in 1995. These declines were generally caused by continued declines in interest rates from 1995 through the first four months of 1996, which impacted new purchases/originations as well as generating higher prepayments on higher yielding loans held in the Bank's portfolio over the same period. Yields on mortgage-backed securities increased from 6.56% in 1995 to 6.74% in 1996 due to a combination of favorable yield adjustments on adjustable rate mortgage-backed securities as well as the result of higher yields obtained due to certain investment purchases which took place in the third quarter of 1996 which replaced lower yielding securities which were sold in the same period.





                  ABINGTON BANCORP, INC.   13   1996 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS


INTEREST EXPENSE

Interest expense in 1996 increased $1,295,000 or 7.1% as compared to 1995 generally due to increases in the average balances of time deposits and borrowings and overall growth in the Bank's core deposit portfolio. The average balances of deposits and borrowed funds were $290,817,000 and $151,767,000, respectively, in 1996 as compared to $261,121,000 and $140,333,000, respectively, in 1995. The increases in average deposit balances is primarily due to the acquisition of the Holbrook branch in June 1995 (represents approximately $8 million of the increase in average balances) and other general deposit growth which reflects management's continued focus on expanding the Bank's core deposit base. The average balances of interest bearing NOW and non-interest bearing deposits accounts increased $12,948,000 or 28.4% in 1996 (of which approximately $2 million related to Holbrook). This is generally reflective of the Bank's success in its focused promotion activities to attract checking accounts over the past year. Also, the average balances of time deposits increased 12.7% or $15,415,000 in 1996 as compared to 1995 which was generally reflective of customers' desire to attain higher yields than currently being offered by banks' core deposit rates in the Bank's market area. Also, the weighted average of borrowings increased $11,434,000 in 1996 as compared to 1995 generally due to the timing of various loan purchases in 1995 and 1996. Overall balances of borrowings outstanding at December 31, 1996 were $147,524,000 which was relatively consistent with the $145,609,000 outstanding at December 31, 1995.

The weighted average rate paid on interest-bearing liabilities was 4.68% in 1996 as compared to 4.77% in 1995. The weighted average rate paid on interest-bearing deposits was 4.04% in 1996 as compared to 4.01% in 1995. This increase was generally attributable to increases in the weighted average rate paid on time deposits in 1996 as compared to 1995, and the fact that the 1996 average rate reflects the full year impact of the shift of approximately $10 million of core deposits to certificates of deposit during the first half of 1995. This shift was representative of customers' desire, given the market's unwillingness to increase the rates paid on core deposits, to find higher yields for their deposits. While rates paid on certificates of deposit have declined somewhat since early 1995, the potential impact of such rate changes has not been fully reflected in the Bank's cost of funds given that the rates paid on certificates of deposit are generally fixed for the duration of the contract.

As of December 31, 1996, the weighted average rate paid on certificates of deposit with a remaining term of 1 year or less (totaling approximately $89,073,000) was approximately 5.49%. If those certificates were to roll over for similar remaining terms at the current rates offered as of December 31, 1996, the weighted average paid on such deposits would decline to approximately 4.86%. See "Asset-Liability Management" for further discussion of the competitive market for deposits.

The weighted average rate paid on borrowings decreased to 5.78% in 1996 from 6.09% in 1995. This decrease generally coincided with decreases in rates established by the Federal Reserve in early 1996. See "Liquidity and Capital Resources" for further discussion of the Bank's borrowed funds.

NON-INTEREST INCOME

Total non-interest income increased $1,269,000 or 43.6% in 1996 as compared to 1995. Customer service fees, which were $2,412,000 in 1996 as compared to $1,644,000 in 1995, increased $768,000 or 46.7%. This increase was primarily attributable to growth in core deposit accounts, particularly NOW and checking account portfolios in 1996. The Bank also realized net gains on sales of other real estate owned of $67,000 in 1996 as compared to net losses of $92,000 in 1995. This was reflective of improved market conditions for properties held in other real estate owned in 1996 as compared to 1995 and the overall reduced risk on the valuation of properties that the Bank held in other real estate owned in 1996 as compared to 1995. Additionally, the Bank wrote-off a real estate limited partnership investment, in full, in 1995 for which there was no corresponding write-down in 1996.

The growth in non-interest income was also affected by increases in gains on sales of securities which were $495,000 in 1996 as compared to $181,000 in 1995. These gains were generally reflective of the strong equity market in 1996 and are also net of losses taken on sales of lower yielding mortgage-backed securities which was done as part of an effort to increase future yields on that portfolio. Non-interest income was adversely impacted by decreases in gains on sales of mortgages from $453,000 in 1995 to $315,000 in 1996. The results for 1995 were favorably impacted by a gain of approximately $175,000 on the sale of approximately $7,200,000 of seasoned 20 and 30-year fixed rate mortgages. Excluding the impact of this sale, the gains on sales of mortgages were actually $37,000 less in 1995 than those levels in 1996. This was in part due to the Bank's prospective adoption of FASB No. 122 - "Accounting for Mortgage Servicing Rights" ("SFAS No. 122") as of January 1, 1996. See Note 1 to the Consolidated Financial Statements for further discussion. Loan servicing fees also declined $67,000 or 9.4% in 1996 as compared to 1995 due to general declines in the balances of loans serviced for others which were $252,940,000 at December 31, 1995 as compared to $235,949,000 at December 31, 1996. This trend is expected to continue as management has decided to emphasize sales of mortgage loans on a servicing released basis for the foreseeable future in order to mitigate the potential earnings volatility which management believes could occur should the Bank continue to sell significant volumes of loans servicing retained under accounting required by SFAS No. 122.

NON-INTEREST EXPENSE

Non-interest expense increased by $885,000 or 7.4% in 1996 as compared to 1995. Salaries and employee benefits increased 7.8% or $440,000 primarily due to the acquisition of Holbrook in June 1995 and other cost of living or inflationary increases for salaries of employees and other related costs. Occupancy expense increased $364,000 or 18.1% primarily due to costs associated with additional investments in and higher maintenance costs associated with the Bank's computer system and the acquisition of the Holbrook branch. Other non-interest expenses also increased $81,000 or 1.88%, generally due to increased marketing efforts associated with Holbrook and other checking account promotions which were partially offset by decreases of approximately $150,000 in other costs which were incurred in 1995 related to the Bank's sale of certain non-accrual and "high maintenance" loans. The Bank also benefited from declines in the FDIC assessment rate in 1996 as compared to 1995. In 1996, the Bank paid FDIC assessments at the minimum rate available of $2,000 per year. In 1995, the Bank also paid the lowest available rate; however, the rate of assessment was $.23 per $100 of deposits for the first 6 months of 1995 and $.04 per $100 of deposits per annum for the second half of 1995. The FDIC premium for the Bank, including the impact of the BIF/SAIF/FICO Plan, is expected to be approximately $.0129 per $100 of deposits for 1997. The BIF/SAIF/FICO plan, adopted in 1996 by the United States Congress, increased the deposit insurance premiums for BIF-insured banks (such as the Bank) in connection with the recapitalization of the the Savings Association Insurance Fund ("SAIF").



                  ABINGTON BANCORP, INC.   14   1996 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS


PROVISION FOR POSSIBLE LOAN LOSSES

The provision for possible loan losses was $480,000 for 1996 as compared to $2,233,000 for 1995. The decrease of $1,753,000 primarily reflects provisions taken in connection with the Bank's sale of certain non-performing and "high maintenance" loans at a discounted price in the third quarter of 1995 for which there was no corresponding provision in 1996.

PROVISION FOR INCOME TAX

The Bank's effective tax rate for 1996 was 37.7% as compared to 41.6% in 1995. The decrease in the effective tax rate from 1995 was due to certain statutory tax limitations associated with the state tax benefits related to the loss on sales of loans and the effect of estimated tax recapture associated with management's write-off of a real estate limited partnership investment during 1995. The decrease in the effective tax rate for 1996 in comparison to statutory rates is generally reflective of the levels of income earned by certain non-bank subsidiaries which are taxed for state tax purposes at lower rates.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1995 AND 1994

GENERAL

Net income for the year ended December 31, 1995 was $1,429,000 or $.73 per share compared to $2,743,000 or $1.40 per share in 1994, a decrease of $1,314,000 or 47.9%. The key factor in the overall reduction in net income in 1995 was the losses which resulted from management's decision to aggressively dispose of a significant portion of the Bank's non-accrual and certain "high maintenance" loans during the third quarter which resulted in a special provision for loan losses of approximately $1,654,000 and increases in other non-interest expenses of $150,000 due to other related costs. Net income for 1995 was also adversely affected by management's decision to write-off in full a limited partnership investment in a low income housing development of $110,000; there was no corresponding write-off in 1994. Net losses incurred on other real estate owned in 1995 were $92,000 as compared to net losses of $2,000 in 1994. These factors and other increases in non-interest expenses were partially offset by increases in customer service fee income and net interest income.

INTEREST AND DIVIDEND INCOME

Interest and dividend income increased $4,867,000 or 18.0% during 1995 as compared to 1994. This increase was attributable to both increases in earning assets and increases in rates earned on those assets. The balance of average earning assets in 1995 was approximately $416,085,000 as compared to $368,968,000 in 1994, an overall increase of $47,117,000 or 12.8%. The Hull and
Holbrook acquisitions, and related increases in the Bank's loan, investment security and mortgage-backed portfolios, accounted for the majority of the increase in earning assets. The increases in yields earned on earning assets is generally attributable to the increases in general interest rates which occurred throughout most of 1994 and into May 1995. This increase in yield was attained in spite of steady declines in longer term interest rates (particularly for maturities beyond 5 years), which occurred for most of 1995, and negatively impacted loan yields obtained on originations and loans or securities purchased on a wholesale basis. The actual increase in yields for 1995 as compared to 1994 is more reflective of the steadily increasing interest rate environment which existed in 1994, resulting in generally higher yields in 1995 compared to most of 1994.

The yield on loans was 8.52% in 1995 as compared to 8.18% in 1994. Overall average loans increased $21,636,000 or 9.7%, to $243,949,000 for 1995 from $222,313,000 for 1994. See "Liquidity and Capital Resources" and
"Asset-Liability Management" for further discussion of the Bank's investment strategies and overall balance sheet management.

The average balance of mortgage-backed investment securities was $137,007,000 in 1995 as compared to $123,575,000 in 1994, which represents an increase of $13,432,000 or 10.9%. The yield on mortgage-backed investments in 1995 was 6.56% as compared to 6.07% in 1994. Management continues to utilize mortgage-backed investments as an alternative investment source to compensate for lower loan origination volume. See "Liquidity and Capital Resources" and "Asset-Liability Management" for further discussion of the Bank's investment strategies.

INTEREST EXPENSE

Interest expense in 1995 increased $3,873,000 or 27.0%, compared to 1994, generally due to increases in the average rates paid on borrowings and time deposits and overall growth in the deposit and borrowing portfolios. The weighted average rate paid on interest-bearing liabilities was 4.77% in 1995 as compared to 4.19% in 1994. The weighted average rates paid on interest bearing deposits increased to 4.01% for the year ended December 31, 1995 from 3.53% for the same period in 1994. This was generally attributable to increases in rates paid on time deposits as well as the shifting of approximately $10 million of savings and money market deposits to certificates of deposit since the beginning of 1995. This shift is representative of customer preference, given the market's unwillingness to increase the rates paid on core deposits, for higher yields on their deposits. See "Asset-Liability Management" for further discussion of the competitive market for deposits. The weighted average rates paid on short-term borrowings increased to 6.17% in 1995 from 4.84% in 1994. This increase generally coincided with increases in rates set by the Federal Reserve since early 1994 which continued into May 1995. Despite some declines in these rates in the latter half of 1995, the overall rates paid on borrowings during 1995 were generally higher than those paid for the majority of 1994.

The average balances of deposits and borrowed funds were $261,121,000 and $140,333,000, respectively, in 1995 as compared to $227,688,000 and
$129,383,000, respectively, in 1994. The increase in deposit balances is attributable to the acquisition of Hull and Holbrook and other general deposit growth. This level of growth and the completion of the Holbrook acquisition are reflective of management's continued focus on expanding the Bank's deposit base. Additional borrowings were generally used to fund a portion of residential loan, mortgage-backed investment, and investment securities portfolio growth. See "Liquidity and Capital Resources" for further discussion of the Bank's borrowed funds.

NON-INTEREST INCOME

Total non-interest income increased $447,000 or 18.2% in 1995 in comparison to 1994. Customer service fees were $1,644,000 in 1995 as compared to $1,050,000 in 1994, an increase of $594,000 or 56.6%. This increase is generally attributable to growth in deposit accounts, primarily the NOW and checking account portfolios, and certain fee increases. These fee increases were consistent with the Bank's modification of certain products and services offered and overall growth in transaction accounts. Gains on sales of mortgages increased from $389,000 in 1994 to $453,000 for the same period in 1995, an additional $64,000 or 16.5%. A primary contributor to this increase was the Bank's sale of approximately $7,200,000 of seasoned 20 and 30-year fixed rate mortgages in June 1995 at a gain of approximately $175,000. This sale was part of an asset-liability strategy




                  ABINGTON BANCORP, INC.   15   1996 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS


to shorten the maturities of assets. Management decided to sell these longer-term loans and replace them with more variable rate types of assets. Overall gains on sales of mortgages on the secondary market from current period originations were approximately $278,000 in 1995 as compared to $389,000 in 1994, a decrease of $111,000 or 28.5%. This decline can be attributed to lower origination volumes in 1995 as compared to 1994 and tighter spreads on the secondary market sales. Loan originations for sale in the secondary market dropped to $40.2 million in 1995 from $58.2 million in 1994. These results also reflect increased market competition for residential loan originations in 1995.

Loan servicing fees increased $67,000 or 10.4% to $713,000 in 1995 from $646,000 in 1994. This was generally due to increases in the balance of loans serviced for others from $229,010,000 at December 31, 1994 to $252,939,000 at December 31, 1995. These increases were achieved in spite of the fact that loan servicing fees were negatively impacted by tighter servicing spreads and overall market conditions on new residential loan production throughout 1995. Non-interest income was adversely affected by overall declines in gains on sales/redemptions of mortgage-backed investment and equity securities, which went from $322,000 in 1994 to $181,000 in 1995, a decrease of $141,000 or 43.8%. This decline was generally attributable to a gain of approximately $215,000 on redemption of a collateralized mortgage obligation during 1994 for which there was no comparable transaction in 1995.

Non-interest income was also adversely impacted in 1995 by management's decision to fully write-off an investment in real estate limited partnership which had a recorded value of $110,000. This write-off was based upon management's evaluation of a variety of factors, including the continuing inability of the project to satisfy its debt obligations on current terms or to obtain refinancing on financially feasible terms. The tax provision for the third quarter of 1995 included additional expense of $57,000 for the estimated net tax credit recapture that the Bank would be subject to should the limited partnership actually become insolvent. Non-interest income was also adversely effected by increases in losses on sales and write-downs of other real estate owned which were $92,000 in 1995 compared to $2,000 in 1994. This was primarily due to the Bank's sale of two commercial condominiums at a loss during the third quarter of 1995 and a related write-down of a third unit (part of the same complex as the two sold units) due to the Bank's reassessment of that unit's value.

NON-INTEREST EXPENSE

Non-interest expense in 1995 increased by $1,700,000 or 16.6% compared to 1994. Salaries and employee benefits increased 11.7% or $588,000 in response to increased staffing levels in lending and other operational areas in connection with certain business growth strategies and the acquisition of Hull and Holbrook. Occupancy and equipment expenses increased $289,000 or 16.8% over 1994 levels primarily due to costs associated with the Bank's additional investments in, and maintenance contracts on, its computer system. Other non-interest expense increased $823,000 or 23.6% in 1995 in comparison to 1994 generally due to increases in marketing costs, increased intangible asset amortization related to acquisitions, increased item processing expenses related to checking account growth and estimated broker costs and other associated expenses incurred as a result of the sale of non-performing and "high maintenance" loans. These increases were partially offset by a reduction in the FDIC assessment rates from approximately $.24 per $100 of deposits per annum to $.04 per $100 of deposits per annum effective June 1, 1995.

PROVISION FOR POSSIBLE LOAN LOSSES

The provision for possible loan losses was $2,233,000 in 1995, as compared to $610,000 in 1994, an increase of $1,623,000 or 266.1%. This increase includes a special provision of $1,654,000, recorded in the third quarter of 1995 which was primarily related to management's decision to sell certain non-performing and "high maintenance" loans at a discounted price during the third quarter of 1995.

During October 1995, the Bank's management and Board of Directors evaluated the feasibility of a sale, at a discount, of a group of approximately $9.2 million of loans. This pool consisted of approximately $5.7 million of loans which were on non-accrual at September 30, 1995 and certain other loans which, although performing, were expected to require a higher than average level of management attention and out of pocket costs to maintain performance and/or to potentially foreclose upon or workout.

The transaction was reflected in the third quarter results for 1995. These loans were sold at approximately 64% of par. The loss associated with this sale was reflected as a charge-off to the allowance for possible loan losses.

PROVISION FOR INCOME TAXES

The Bank's effective income tax rate in 1995 was 41.6%, compared to 36.6% in 1994. The 1995 effective tax rate was adversely impacted by the effect of providing for potential tax credit recapture related to a real estate limited partnership investment. Additionally, the effective tax rate for the year ended December 31, 1994 was positively impacted by the Bank's realization of certain tax capital loss carry-forwards.

ASSET/LIABILITY MANAGEMENT

Management uses a variety of investment and loan alternatives and funding sources in managing the overall levels of the Bank's net interest margins. The Asset/Liability Committee ("ALCO") of the Bank is comprised of members of management and executive management who represent residential, commercial and consumer lending, secondary marketing, retail banking, marketing and finance. ALCO meets monthly to discuss business and market trends, lending and retail deposit performance and expected goals for the future and specific strategies designed to maximize the overall net interest margins of the Bank without subjecting financial results to high degrees of volatility due to future interest rate movements. A dynamic income simulation model is the primary mech anism used in assessing the impact on net interest income of anticipated changes in interest rates. The model reflects management's assumptions with respect to growth rates of specific interest earning assets and liabilities, pricing strategies, consensus prepayment rate estimates and other rate-influenced variables. The model also reflects the impact of any off-balance sheet hedge strategies which may be in place at a given time. This model then projects various financial results of the Bank in light of various interest rate assumptions provided by a notable economic forecasting firm, which are also based, in part, on industry consensus. These interest rate scenarios typically include various dramatic interest rate movements which may be less probable than others. The model is updated monthly, including all assumptions. Management uses this model as its primary source in measuring interest rate sensitivity.

The Bank's policy is to match, as well as possible, the interest rate sensitivities of its assets and liabilities. Residential mortgage loans which the Bank currently originates and retains for the Bank's own portfolio are primarily 1 and 3-year adjustable rate mortgages. Fixed rate residential mortgage loans originated by the Bank are primarily sold in the secondary market, although in each year since 1989 the Bank has originated or purchased approximately $30,000,000 primarily


                  ABINGTON BANCORP, INC.   16   1996 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS


in shorter-term fixed rate mortgage loans (generally 10 to 15-year) to be held in portfolio, in order to provide a hedge against the Bank's asset sensitivity.

The Bank also emphasizes loans with terms to maturity or repricing of 3 years or less, such as certain adjustable rate residential mortgage loans, residential construction loans, second mortgages and home equity loans.

In addition, to help manage interest rate sensitivity, in July 1994, the Bank entered into an interest rate swap agreement with an international investment banking firm whereby the Bank receives a fixed rate of interest of 5.35% and pays interest based on the 6-month floating LIBOR rate which resets semi-annually (February and August). The notional amount of this swap was initially $15,000,000. This amount amortizes down at a rate consistent with the amortization and prepayments of a referenced pool of residential mortgages as specified in the agreement. The notional amount of this swap was approximately $12,964,000 at December 31, 1996. In addition to the fixed rate of interest, the Bank also received a discount of $300,000 from the investment banking firm in cash upon execution of this agreement. This discount is also being accreted to income over the life of the swap agreement at a rate consistent with the payment and prepayment levels of the referenced pool of mortgages. The resulting yield received by the Bank including the impact of this accretion was approximately 6.20%. This agreement terminates, regardless of the balance remaining on the referenced collateral, on August 25, 1997. The Bank has entered into this agreement as a micro-hedge against its one year adjustable rate mortgage portfolio (including those held as mortgage-backed securities). Interest income (expense) associated with this swap is recognized generally by the accrual method with monthly settlements. Before the implementation of this strategy, ALCO reviewed various stress tests performed on the interest rate swap and the Bank's one-year adjustable rate mortgage portfolio. The results of this testing indicated that the hedge strategy would not result in a material amount of lost income (as compared to results without the interest rate swap) in the most disadvantageous scenario presented.

Management desires to expand its interest earning asset base in future periods primarily through growth in the Bank's loan portfolio. Loans comprised approximately 62.1% of the average interest earning assets in 1996. Over the past few years, this ratio has been negatively impacted by several factors. First, the acquisitions of Holbrook (June 1995), Hull (June 1994) and Landmark (June 1992), were predominately assumptions of deposits; loans acquired in those transactions accounted for only 29.2% of the total deposits acquired of approximately $91,153,000. Also during this period, the Bank has gone through 2 key cycles in the residential lending market, which has historically been the Bank's primary source of loan growth. In 1992 and through the early portion of 1994, interest rates on mortgages generally declined to levels which were the lowest in recent history. While this market was very favorable for loan originations, it also had a negative impact on the balances of loans outstanding primarily due to high prepayment rates, a competitive marketplace for loan originations and the types of loans being made. Large origination volumes represented loans which were generally not as desirable for the Bank's asset-liability purposes (i.e., 30-year fixed rate mortgages). Since early 1994 and through the early part of 1995, interest rates rose which resulted in slower prepayments on the Bank's loan portfolios. However, due to the overall decreased refinancing demand, the competition increased among residential mortgage lenders and loan origination volumes began to slow. As long term interest rates eased in late 1995 and through the early part of 1996, the market became more favorable for residential loan originations. In the future, the Bank intends to be competitive in the residential mortgage market but plans to place greater emphasis on consumer and commercial loans. The Bank also has remained, and expects to remain, active in pursuing wholesale opportunities to purchase loans. During 1996 and 1995, the Bank acquired approximately $36,200,000 and $45,300,000, respectively, of residential first mortgages.

In light of the residential lending environment over the last few years and the level of funds received by the Bank as a result of the Landmark, and the Holbrook acquisitions and deposit growth during 1995 and into 1996, the Bank has relied more heavily on mortgage-backed investments (typically with weighted average lives of 5 to 7 years) as a vehicle for fixed and adjustable rate investment and as an overall asset-liability tool. These securities have been highly liquid given current levels of prepayments in the underlying mortgage pools and, as a result, have provided the Bank with greater reinvestment flexibility.

The level of the Bank's liquid assets and the mix of its investments may vary, depending upon management's judgment as to market trends, the quality of specific investment opportunities and the relative attractiveness of their maturities and yields. Management has been aggressively promoting the Bank's core deposit products since the first quarter of 1995, particularly checking and NOW accounts. The success of this program has favorably impacted the overall deposit growth to date, despite interest rate pressures, and has helped the Bank to increase its customer base.

The Bank has also sought prudent deposit growth by pricing deposits competitively in its market area, although it does not necessarily offer the highest rates available for deposits. During the latter portion of 1994 and into 1995, the market area in which the Bank operates began to show some signs of pricing competitiveness for deposits, particularly certificates of deposit. At the same time, the banks in the Bank's market area have not been aggressive in pricing core deposits. This has resulted in many banks experiencing a shift from core deposits to certificates of deposit reflecting consumers' desire to increase the rate of return on their deposits. The Bank experienced migration of approximately $10 million of core deposits to certificates of deposit in early 1995. While no such material migration occurred in 1996, similar migrations of core deposits to certificates of deposit could continue to the extent that customers perceive that the rates paid on certificates of deposit exceed those paid on core deposits by amounts which they perceive to be so advantageous that they are willing to sacrifice their short-term liquidity for increases in yield.

The Bank is also a voluntary member of the Federal Home Loan Bank ("FHLB") of Boston. This borrowing capacity assists the Bank in managing its asset/liability growth because, at times, the Bank considers it more advantageous to borrow money from the FHLB of Boston than to raise money through non-core deposits (i.e., certificates of deposit). Borrowed funds totaled $147,524,000 at December 31, 1996 compared to $145,609,000 at December 31, 1995. These borrowings are primarily comprised of FHLB of Boston advances and have primarily funded residential loan originations and purchase of mortgage-backed investments.

The following table sets forth maturity and repricing information relating to interest-sensitive assets and liabilities and the Bank's interest rate swap at December 31, 1996. The balance of such accounts has been allocated among the various periods based upon the terms and repricing intervals of the particular assets and liabilities. For example, fixed rate mortgage loans and mortgage-backed securities, regardless of held in portfolio or available for sale classification, are shown in the table in the time periods corresponding to



                  ABINGTON BANCORP, INC.   17   1996 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS


projected principal amortization computed based on their respective weighted average maturities and weighted average rates using prepayment data available from the secondary mortgage market. Adjustable rate loans and securities are allocated to the period in which the rates would be next adjusted. The table below does not reflect partial or full prepayment of certain types of loans and investment securities prior to scheduled contractual maturity. Since regular passbook savings and NOW accounts are subject to immediate withdrawal, such accounts have been included in the "Other Savings Accounts" category and are assumed to mature within 6 months. This table does not include non-interest bearing NOW accounts.

While this table presents a cumulative negative gap position in the 6 month to 5 year horizon, the Bank considers its earning assets to be more sensitive to interest rate movements than its liabilities are subject to interest rate adjustments. In general, assets are tied to increases that are immediately impacted by interest rate movements while deposit rates are generally driven by market area and demand which tend to be less sensitive to general interest rate changes. In addition, other savings accounts and money market accounts are substantially stable core deposits, although subject to rate changes. A substantial core balance in these type of accounts is anticipated to be maintained over time.
                                                                           Repricing/Maturity Interval
-----------------------------------------------------------------------------------------------------------------------------------
    AT DECEMBER 31, 1996                           0-6 MOS.   6-12 MOS.   1-2 YRS.    2-3 YRS.    3-5 YRS.  OVER 5 TOTAL      TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Assets subject to interest rate
 adjustment:
 Short-term investments                           $     152   $       -  $       -   $       -    $      -      $      -   $    152
 Bonds and obligations                                5,679       1,000      1,035       1,000       1,081        10,000     19,795
 Mortgage-backed investments                         34,358      23,000     17,063      16,333      30,814         9,911    131,479
 Mortgage loans subject to rate
  review                                             36,739      18,090     15,982      18,332       8,747             -     97,890
 Fixed rate mortgage loans                           20,226      12,613     23,351      21,051      36,060        69,742    183,043
 Commercial and other loans
  contractual maturity                                7,743       3,658      4,274       2,445       1,728             -     19,848
                                                  ---------   ---------  ---------   ---------    --------      --------   --------

   Total                                            104,897      58,361     61,705      59,161      78,430        89,653    452,207
                                                  ---------   ---------  ---------   ---------    --------      --------   --------
Liabilities subject to interest
 rate adjustment:
 Money market deposit accounts                       16,527           -          -           -           -             -     16,527
 Savings deposits - term
  certificates                                       70,957      23,938     16,705      11,230      17,894             -    140,724
 Other savings accounts                             115,282           -          -           -           -             -    115,282
 Borrowed funds                                      91,524       9,000     37,000      10,000           -             -    147,524
                                                  ---------   ---------  ---------   ---------    --------      --------   --------

   Total                                            294,290      32,938     53,705      21,230      17,894             -    420,057
                                                  ---------   ---------  ---------   ---------    --------      --------   --------

Impact of interest-rate swap                        (12,964)     12,964          -           -           -             -          -
                                                  ---------   ---------  ---------   ---------    --------      --------   --------

Excess (deficiency) of rate
 sensitive assets over rate
  sensitive liabilities                            (202,357)     38,387      8,000      37,931      60,536        89,653     32,150
                                                  ---------   ---------  ---------   ---------    --------      --------   --------

Cumulative excess (deficiency) of
 rate sensitive assets over rate
  sensitive liabilities (1)                       $(202,357)  $(163,970) $(155,970)  $(118,039)   $(57,503)      $32,150
                                                  =========   =========  =========   =========    ========       =======

Rate sensitive assets as a percent
 of rate sensitive liabilities                         34.1%       50.0%      59.1%       70.7%       86.3%        107.7%


(1) Cumulative as to the amounts previously repriced or matured. Assets held  for sale are reflected in the period in which sales are expected to take place. Securities classified as available for sale are shown at repricing/maturity intervals as if they are to be held to maturity as there is no definitive plan of disposition. They are also shown at amortized cost.



                  ABINGTON BANCORP, INC.   18   1996 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS


LIQUIDITY AND CAPITAL RESOURCES

Payments on the Bank's loan and mortgage-backed investment portfolios, prepayments on loans, sales of fixed rate residential loans, increases in deposits, borrowed funds and maturities of various investments comprise the Bank's primary sources of liquidity. The Bank is also a voluntary member of the FHLB of Boston and as such, is entitled to borrow an amount up to the value of its qualified collateral that has not been pledged to outside sources. Qualified collateral generally consists of residential first mortgage loans, securities issued, insured or guaranteed by the U. S. Government or its agencies, and funds on deposit at the FHLB of Boston. Short-term advances may be used for any sound business purpose, while long-term advances may be used only for the purpose of providing funds to finance housing. At December 31, 1996, the Bank had approximately $123,100,000 in unused borrowing capacity that is contingent upon the purchase of additional FHLB of Boston stock. Use of this borrowing capacity is also impacted by capital adequacy considerations.

The Bank's short-term borrowing position consists primarily of FHLB of Boston advances with original maturities of approximately one to nine months. The Bank utilizes borrowed funds as a primary vehicle to manage interest rate risk, due to the ability to easily extend or shorten maturities as needed. This enables the Bank to adjust its cash needs to the increased prepayment activity in its loan and mortgage-backed investment portfolios, as well as to quickly extend maturities when the need to further balance the Bank's GAP position arises.

The Bank regularly monitors its asset quality to determine the level of its loan loss reserves through periodic credit reviews by members of the Bank's Management Credit Committee. The Management Credit Committee, which reports to the Executive Committee of the Bank's Board of Directors, also works on the collection of non-accrual loans and disposition of real estate acquired by foreclosure. The allowance for possible loan losses is determined by the Management Credit Committee after consideration of several key factors including, without limitation: Potential risk in the current portfolio, levels and types of non-performing assets and delinquency, and the expectation s for the future state of the regional economy and the potential impact that it may have on loan collateral and future delinquencies. Workout approach and financial condition of borrowers are also key considerations to the evaluation of non-performing loans. Non-performing assets were $1,672,000 at December 31, 1996, compared to $1,798,000 at December 31, 1995, a decrease of $126,000 or 7.0%, although non-accrual loans increased to $1,028,000 at December 31, 1996 from $485,000 at December 31, 1995. The Bank's ratio of delinquent loans to total loans was .72% at December 31, 1996, as compared to 1.45% at December 31, 1995. Management believes that overall trends in delinquencies and non-performing assets continue to be favorable in 1996 and show signs of portfolio stability currently.

During 1996, the Bank maintained a general reserve for other real estate owned in light of the level of foreclosures, softness of the local real estate market (particularly commercial) and costs associated with selling prop erties. Provisions of approximately $74,900 were made for possible losses on other real estate owned in 1996. The provisions are reflected in net write-downs of other real estate owned on the accompanying Consolidated Statement of Operations. The balance of the general other real estate owned reserves at December 31, 1996, was approximately $159,400 compared to $103,700 at December 31, 1995.

There continue to be uncertainties regarding future events, particularly in both the New England real estate market and the general economy. These events could result in additional charge-offs, write-offs, changes in the level of the allowance for loan or OREO losses and/or in the level of loans on non-accrual or in foreclosure.

At December 31, 1996, the Bank had outstanding commitments to originate and sell residential mortgage loans in the secondary market amounting to $2,516,000 and $3,176,000, respectively. The Bank also has outstanding commitments to grant advances under existing home equity lines of credit amounts to $10,679,000. Commercial and construction loans totaling $8,546,000 have been committed to and remain outstanding as of December 31, 1996. The Bank believes it has adequate sources of liquidity to fund these commitments.

The Bank's total stockholders' equity was $33,546,000 or 6.9% of total assets at December 31, 1996, compared with $30,561,000, or 6.6% of total assets at December 31, 1995. The increase in total stockholders' equity, which was primarily impacted by earnings of the Bank and offset, in part, by dividends paid, was approximately $2,985,000 or 9.8%. In accordance with current guidelines, the net unrealized loss on available for sale securities has not been included in regulatory capital calculations. Massachusetts-chartered savings banks insured by FDIC are required to maintain a minimum 3% Tier 1 leverage capital ratio for the most highly-rated banks, with all other banks required to meet a minimum leverage ratio that is at least 1% to 2% above the 3% minimum. At December 31, 1996, the Bank's Tier 1 capital ratio was 6.14% exceeding regulatory capital requirements.

In addition, the FDIC has adopted risk-based capital guidelines for banks that define core, or "Tier 1," capital and supplementary of "Tier 2," capital. These guidelines provide that banks must maintain a minimum ratio of total capital to risk-weighted assets of 8.0%, of which half must be Tier 1 capital. The guidelines provide a general framework for assigning assets and off-balance sheet items to broad risk categories and provide procedures for the calculation of a risk-based capital ratio. The Bank's Tier 1 risk-based capital ratio at December 31, 1996 was 12.88%, exceeding applicable risk-based capital guidelines.

IMPACT OF INFLATION

The Consolidated Financial Statements of the Bank and related Financial Data presented herein have been prepared in accordance with generally accepted accounting principles which generally require the measurement of financial condition and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on operations of the Bank is reflected in increased operating costs. Unlike most industrial companies, almost all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services.



                  ABINGTON BANCORP, INC.   19   1996 ANNUAL REPORT

REPORT OF INDEPENDENT PUBLIC ACCOUNTSNTS


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF ABINGTON BANCORP, INC.:
--------------------------------------------------------------------------------

We have audited the accompanying consolidated balance sheets of Abington Savings Bank and subsidiaries ("the Bank") as of December 31, 1996 and 1995, and the related statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material mis-statement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Abington Savings Bank and subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.





/s/ Arthur Andersen LLP



Boston, Massachusetts

January 17, 1997 (except with respect to the first paragraph of Note 1, as to which the date is January 31, 1997)















                  ABINGTON BANCORP, INC.   20   1996 ANNUAL REPORT

CONSOLIDATED BALANCE SHEETS

-------------------------------------------------------------------------------
  December 31,                                                1996         1995
-------------------------------------------------------------------------------
(Dollars in thousands)
ASSETS

Cash and due from banks (Note 18)                         $  9,556     $ 10,463
Short-term investments                                         152          148
                                                          --------     --------

 Total cash and cash equivalents                             9,708       10,611
                                                          --------     --------

Loans held for sale (Note 6)                                 3,176        3,022
Securities (Notes 4, 9 and 10):
 Held for investment - at cost (market value
  of $62,456 in 1996 and $68,697 in 1995)                   63,670       68,794
 Available for sale - at market value                       91,561       96,087
                                                          --------     --------

 Total securities                                          155,231      164,881
                                                          --------     --------

Loans (Notes 6, 9 and 10)                                  298,667      259,786
 Less: Allowance for possible loan losses                   (1,811)      (1,433)
      Unearned income                                       (1,062)        (790)
                                                          --------     --------

      Loans, net                                           295,794      257,563
                                                          --------     --------

Federal Home Loan Bank stock                                 7,903        7,399
Banking premises and equipment, net (Note 7)                 6,346        6,528
Other real estate owned, net (Note 6)                          500        1,070
Intangible assets (Notes 1 and 2)                            3,685        4,009
Other assets (Note 11)                                       4,615        5,409
                                                          --------     --------

                                                          $486,958     $460,492
                                                          ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (Note 8)                                         $300,445     $280,070
Short-term borrowings (Note 9)                              63,171       61,308
Long-term debt (Note 10)                                    84,353       84,301
Accrued taxes and expenses (Notes 11 and 14)                 3,447        2,408
Other liabilities                                            1,996        1,844
                                                          --------     --------

 Total liabilities                                         453,412      429,931
                                                          --------     --------

Commitments and contingencies (Note 12)

Stockholders' equity (Notes 3, 4, 13, 16 and 17):
 Serial preferred stock, $.10 par value, 3,000,000
  shares authorized; none issued                                 -            -
 Common stock, $.10 par value, 7,000,000 shares
  authorized; 2,330,000 shares issued in 1996 and
   2,321,000 shares issued in 1995                             233          232
 Additional paid-in capital                                 20,923       20,811
 Retained earnings                                          16,455       13,676
                                                          --------     --------

                                                            37,611       34,719

Treasury stock 437,000 shares, at cost                      (3,703)      (3,703)
Unearned compensation - ESOP                                  (312)        (393)
Net unrealized loss on available for sale
 securities, net of taxes                                      (50)         (62)
                                                          --------     --------

  Total stockholders' equity                                33,546       30,561
                                                          --------     --------

                                                          $486,958     $460,492
                                                          ========     ========

The accompanying notes are an integral part of these consolidated financial statements.



                  ABINGTON BANCORP, INC.   21   1996 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF OPERATIONS

------------------------------------------------------------------------------------------------
  YEARS ENDED DECEMBER 31,                                     1996          1995           1994
------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)
Interest and dividend income:
 Interest and fees on loans (Notes 1, 5 and 6)              $22,978       $20,788        $18,177
 Interest on mortgage-backed investments                      9,245         8,984          7,503
 Interest on bonds and obligations                            1,512         1,536            927
 Dividend income                                                556           574            465
 Interest on short-term investments                              41            67             10
                                                            -------       -------        -------

   Total interest and dividend income                        34,332        31,949         27,082
                                                            -------       -------        -------

Interest expense:
 Interest on deposits (Note 8)                               10,742         9,681          7,513
 Interest on short-term borrowings (Note 9)                   3,733         4,546          3,244
 Interest on long-term debt (Note 10)                         5,042         3,995          3,592
                                                            -------       -------        -------

   Total interest expense                                    19,517        18,222         14,349
                                                            -------       -------        -------

Net interest income                                          14,815        13,727         12,733
Provision for possible loan losses (Note 6)                     480         2,233            610
                                                            -------       -------        -------

Net interest income, after provision for
 possible loan losses                                        14,335        11,494         12,123
                                                            -------       -------        -------

Non-interest income (charges):
 Loan servicing fees (Note 6)                                   646           713            646
 Other customer service fees                                  2,412         1,644          1,050
 Gain on sales of securities, net                               495           181            322
 Gain on sales of mortgage loans, net                           315           453            389
 Write-down of investment in limited partnership                  -          (110)             -
 Net gain or (loss) on sales and write-down of other
  real estate owned                                              67           (92)            (2)
 Other                                                          242           119             56
                                                            -------       -------        -------

   Total non-interest income                                  4,177         2,908          2,461
                                                            -------       -------        -------

Non-interest expense:
 Salaries and employee benefits (Notes 12, 14 and 17)         6,075         5,635          5,047
 Occupancy and equipment expenses (Notes 7 and 12)            2,374         2,010          1,721
 Other non-interest expenses (Note 15)                        4,391         4,310          3,487
                                                            -------       -------        -------

   Total non-interest expense                                12,840        11,955         10,255
                                                            -------       -------        -------

Income before income taxes                                    5,672         2,447          4,329
Provision for income taxes (Note 11)                          2,139         1,018          1,586
                                                            -------       -------        -------

Net income                                                  $ 3,533       $ 1,429        $ 2,743
                                                            =======       =======        =======

Net income per share                                        $  1.78       $   .73        $  1.40
                                                            =======       =======        =======

Weighted average shares outstanding                       1,982,000     1,964,000      1,961,000
                                                          =========     =========      =========


The accompanying notes are an integral part of these consolidated financial statements.



                  ABINGTON BANCORP, INC.   22   1996 ANNUAL REPORT

                        CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                        Net
                                                                                                 Unrealized
                                                                                                Gain (Loss)
                                                             Additional                        on Available     Unearned
                                                     Common    Paid-in   Retained    Treasury      for Sale Compensation
(Dollars in thousands)                                Stock    Capital   Earnings       Stock    Securities         ESOP      Total
-----------------------------------------------------------------------------------------------------------------------------------
    BALANCE AT DECEMBER 31, 1993                       $231    $20,699    $11,006     $(3,703)      $   193       $(557)    $27,869
-----------------------------------------------------------------------------------------------------------------------------------

Net income                                                -          -      2,743           -             -           -       2,743
Exercise of stock options                                 -         22          -           -             -           -          22
Amortization of unearned compensation -
 ESOP                                                     -          -          -           -             -          82          82
Dividends declared ($.40 per share)                       -          -       (750)          -             -           -        (750)
Unrealized loss on available for sale
 securities, net of taxes                                 -          -          -           -        (1,600)          -      (1,600)
                                                       ----    -------    -------     -------       -------       -----     -------
-----------------------------------------------------------------------------------------------------------------------------------
    BALANCE AT DECEMBER 31, 1994                        231     20,721     12,999      (3,703)       (1,407)       (475)     28,366
-----------------------------------------------------------------------------------------------------------------------------------

Net income                                                -          -      1,429           -             -           -       1,429
Exercise of stock options                                 1         90          -           -             -           -          91
Amortization of unearned compensation -
 ESOP                                                     -          -          -           -             -          82          82
Dividends declared ($.40 per share)                       -          -       (752)          -             -           -        (752)
Changes in unrealized loss on available
 for sale securities as a result of
 transfers from held for investment,
 net of tax effects                                       -          -          -           -          (169)          -        (169)
Change in unrealized loss on available
 for sale securities, net of taxes                        -          -          -           -         1,514           -       1,514
                                                       ----    -------    -------     -------       -------       -----     -------
-----------------------------------------------------------------------------------------------------------------------------------
    BALANCE AT DECEMBER 31, 1995                        232     20,811     13,676      (3,703)          (62)       (393)     30,561
-----------------------------------------------------------------------------------------------------------------------------------

Net income                                                -          -      3,533           -             -           -       3,533
Exercise of stock options                                 1        112          -           -             -           -         113
Amortization of unearned compensation -
 ESOP                                                     -          -          -           -             -          81          81
Dividends declared ($.40 per share)                       -          -       (754)          -             -           -        (754)
Change in unrealized loss on
 available for sale securities, net of taxes              -          -          -           -            12           -          12
                                                       ----    -------    -------     -------       -------       -----     -------
-----------------------------------------------------------------------------------------------------------------------------------
    BALANCE AT DECEMBER 31, 1996                       $233    $20,923    $16,455     $(3,703)      $   (50)      $(312)    $33,546
-----------------------------------------------------------------------------------------------------------------------------------
                                                       ====    =======    =======     =======       =======       =====     =======


The accompanying notes are an integral part of these consolidated financial statements.

                  ABINGTON BANCORP, INC.  23  1996 ANNUAL REPORT


CONSOLIDATED STATEMENTS OF CASH FLOWS

-----------------------------------------------------------------------------------------------------
    YEARS ENDED DECEMBER 31,                                       1996         1995         1994
-----------------------------------------------------------------------------------------------------
(Dollars in thousands)
Cash flows from operating activities:
 Net income                                                     $  3,533     $  1,429     $  2,743
 Adjustments to reconcile net income to net cash
  from operating activities:
  Provision for possible loan losses                                 480        2,233          610
 Net (gain) loss on sales and write-down of other real
  estate owned and investment in limited partnership                  (67)        202            2
 Amortization, accretion and depreciation, net                      1,784       1,478        1,259
 Provision for deferred taxes                                         131         379           71
 Gain on redemption of mortgage-backed investment
  held for investment                                                   -           -         (215)
 Gain on sales of securities, net                                    (495)       (181)        (107)
 Gain on sales of mortgage loans, net                                (315)       (453)        (389)
 Loans originated for sale in the secondary market                (18,344)    (40,192)     (58,151)
 Proceeds from sales of loans                                      18,440      37,762       59,649
 Other, net                                                         1,922      (9,593)       9,277
                                                                --------     --------     --------

Net cash provided by (used in) operating activities                7,069       (6,936)      14,749
                                                                --------     --------     --------

Cash flows from investing activities:
 Net cash received in acquisitions                                    -        14,875        3,046
 Maturities of held for investment securities                          -        1,748        1,594
 Purchase of held for investment securities                       (3,633)     (25,186)     (46,670)
 Proceeds from principal payments received
  and redemptions of held for investment securities                8,734        9,469       12,676
 Proceeds from sales of available for sale securities             36,665       11,891       27,644
 Proceeds from principal payments on and maturities
  of available for sale securities                                15,517        8,294        8,508
 Purchase of available for sale securities                       (47,244)     (13,965)     (36,155)
 Loans originated/purchased, net of amortization and payoffs     (41,746)     (38,699)     (13,480)
 Proceeds from sales of loans held in portfolio                    3,038       13,548        1,214
 Purchases of FHLB stock                                            (504)           -       (2,056)
 Purchase of banking premises and equipment and
  improvements to other real estate owned                           (972)      (1,914)        (957)
 Proceeds from sales of other real estate owned                      564        1,000        1,901
 Investments and advances made to low income housing
  limited partnerships                                               (40)           -          (34)
                                                                --------     --------     --------

Net cash used in investing activities                            (29,621)     (18,939)     (42,769)
                                                                --------     --------     --------

Cash flows from financing activities:
 Net increase in deposits                                         20,375       16,908        3,957
 Net increase (decrease) in borrowings with
  maturities of three months or less                              11,363       (6,244)     (51,369)
 Proceeds from issuance of short-term borrowings
  with maturities in excess of three months                       37,000       29,500      145,000
 Principal payments on short-term borrowings with
  maturities in excess of three months                           (46,500)     (20,000)     (90,000)
 Proceeds from issuance of long-term debt                         37,000       36,000       41,500
 Principal payments on long-term debt                            (36,948)     (27,802)     (17,897)
 Payment of cash dividends                                          (754)        (753)        (563)
 Proceeds from the exercise of stock options                         113           91           22
                                                                --------     --------     --------

Net cash provided by financing activities                         21,649       27,700       30,650
                                                                --------     --------     --------

Net increase (decrease) in cash and cash equivalents                (903)       1,825        2,630
Cash and cash equivalents at beginning of year                    10,611        8,786        6,156
                                                                --------     --------     --------

Cash and cash equivalents at end of year                        $  9,708     $ 10,611     $  8,786
                                                                ========     ========     ========

                  ABINGTON BANCORP, INC. 24  1996 ANNUAL REPORT


CONSOLIDATED STATEMENTS OF CASH FLOWS


---------------------------------------------------------------------------------
    YEARS ENDED DECEMBER 31,                            1996      1995      1994
---------------------------------------------------------------------------------
(Dollars in thousands)
Supplemental cash flow information:

Interest paid on deposits                            $10,741   $ 9,676   $ 7,519
Interest paid on borrowed funds                        8,891     8,219     6,522
Income taxes paid                                        379     1,098     1,724
Transfers of loans to other real estate owned             62       848       403
Transfers of securities to available for sale
 from held for investment                                  -    66,692         -
Transfer of securities from available for sale to
 held for investment                                       -     8,485         -

Acquisitions: (Note 2)

Liabilities assumed                                  $     -   $16,534   $33,253
Less: Assets purchased                                     -       472    27,548

Premium paid                                               -     1,187     2,659
                                                     -------   -------   -------

Net cash received                                    $     -   $14,875   $ 3,046
                                                     =======   =======   =======










The accompanying notes are an integral part of these consolidated financial statements.


                  ABINGTON BANCORP, INC.  25  1996 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


December 31, 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

--------------------------------------------------------------------------------
BASIS OF PRESENTATION
AND CONSOLIDATION

The consolidated financial statements include the accounts of Abington Savings Bank (the "Bank"), and the Bank's wholly owned subsidiaries, Holt Park Place Development Corporation, Hull/Monument Realty Trust and Norroway Pond Development Corporation each owning properties being marketed for sale, ABBK Corporation, which invests in real estate development limited partnerships and was dissolved in January 1997, and Abington Securities Corporation and Abington Bancorp, Inc. which invest primarily in obligations of the United States government and its agencies and equity securities. On January 31, 1997, in connection with the holding company formation, each share of the Bank's common stock previously outstanding was converted automatically into one share of common stock of Abington Bancorp, Inc., and the Bank became a wholly-owned subsidiary of Abington Bancorp, Inc. This reorganization had no impact on the consolidated financial statements. All significant inter-company balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES IN
PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting periods. Operating results in the future could vary from the amounts derived from management's estimates and assumptions.

RECLASSIFICATIONS

Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified to conform to the 1996 presentation.

CASH EQUIVALENTS

Cash equivalents include amounts due from banks, short-term investments with original maturities of less than 3 months and federal funds sold on a daily basis.

SECURITIES

Investment securities are classified in one of 3 categories and are accounted for as follows:

* Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as "held for investment" securities and reported at amortized cost.

* Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings.

* Debt and equity securities not classified as either held for investment or trading are classified as "available for sale" and reported at market value with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity, net of applicable income tax effects.

The Bank had no securities classified as trading securities at December 31, 1996 and 1995.

Mortgage-backed investments, held for investment, are stated at amortized cost reduced by principal payments with discounts and premiums being recognized in income by the interest method over the estimated duration of the investments.

Gains and losses on the disposition of securities are computed using the specific identification method. Unrealized losses which are deemed to be other than temporary declines in value are charged to operations.

LOANS AND ALLOWANCE
FOR POSSIBLE LOAN LOSSES

The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio consists of mortgage loans in the southeastern Massachusetts area. The ability of the Bank's debtors to honor their contracts is dependent upon the stability of real estate and the general economic conditions in the Bank's market area.

Loan origination and commitment fees and certain direct loan origination costs, as defined, are deferred, and amortized as a yield adjustment over the contractual life of the related loans under the interest method. Premiums and discounts on purchased residential loans are also amortized as a yield adjustment by the interest method over the estimated duration of the investments. Unearned discounts are amortized under the interest method over the term of the related loans. All other interest on loans is recognized on a simple interest basis.

Interest on loans is generally not accrued when the principal or interest on the loan becomes delinquent in excess of 90 days, and/or in the judgment of management the collectibility of the principal or interest becomes doubtful. When a loan is placed on a non-accrual status, all interest previously accrued but not collected is reversed against interest income in the current period. Interest income is subsequently recognized only to the extent cash payments are received.

The allowance for possible loan losses is based on management's evaluation of the level of the allowance required in relation to the estimated loss exposure in the loan portfolio. Procedures employed in considering the allowance requirements include, among other factors, management's ongoing review of individual loans, an evaluation of results of examinations by regulatory authorities and analyses of historical trends in charge-off and delinquencies. Loans are charged off to the allowance for loan losses when, in the opinion of management, such loans are deemed to be uncollectible. The allowance is an estimate, and ultimate losses may vary from current estimates. As adjustments become necessary, they are reported in earnings during the periods in which they become known.

The allowance for possible loan losses as of December 31, 1996 is based on management's estimate of the amount required to absorb future losses in the loan portfolio based on known current circumstances and real estate market conditions. However, some degree of uncertainty exists as to future trends in the local economy and real estate market which, if there is significant deterioration, could result in the Bank experiencing increases in non-performing loans, additional provisions for loan losses and increased lost interest income on non-accrual loans.

Funds for lending are partially derived from selling participating and whole interests in mortgage loans. Loans designated as held for sale are accounted for at the lower of their aggregate cost or market value. Gains or losses on sales of loans are recognized at the time of the sale and are adjusted when the average interest rate on the loans sold, after normal servicing fees, differs from the agreed yield to the buyer.



                  ABINGTON BANCORP, INC.  26  1996 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 114 ("SFAS No. 114"), "Accounting by Creditors for Impairment of a Loan," which the Bank adopted on January 1, 1995. SFAS No. 114 requires, among other things, that creditors measure impaired loans at the present value of expected future cash flows, discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the underlying collateral if the loan is collateral dependent.

The Bank has determined, after a review of its policies and procedures related to credit quality and an analysis of the loans outstanding at January 1 and December 31, 1995 and December 31, 1996, that loans recognized by the Bank as non-accrual are equivalent to "impaired loans" as defined in SFAS No. 114. The Bank has also determined that the reserve for possible loan losses at January 1, 1995 did not require an additional loan loss provision as a result of the adoption of this standard.

MORTGAGE SERVICING RIGHTS

On January 1, 1996, the Bank adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights." This statement, which was superseded in June 1996 upon the issuance of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," requires the recognition of a separate asset for the rights to service mortgage loans for others regardless of how those servicing rights were created. SFAS No. 125 may impact the Bank as fixed rate loan originations having terms in excess of 15 years are generally sold in the secondary mortgage market with servicing of the related loan retained by the Bank. In such cases, the Bank is required to allocate a portion of the cost of the loan to the mortgage servicing rights based on the relative fair values of such servicing rights and the loan. The value of such servicing rights are to be periodically assessed for impairment based on the fair value of those rights. During 1996, the Bank capitalized approximately $103,000 of mortgage servicing rights which resulted in a corresponding increase in gains on sales of mortgages.

OTHER REAL ESTATE OWNED

Real estate acquired by foreclosure and acquired by deed in lieu of foreclosure are classified as other real estate owned and initially recorded at the lower of cost or fair value less estimated selling costs. In the event of subsequent declines in value, other real estate owned is adjusted to fair market value through a charge to non-interest income.

The fair value for these assets is based on periodic analysis of the real estate by management. Factors considered include, but are not limited to, general economic and market conditions, geographic location, the composition of the real estate holdings and property conditions.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED
ASSETS AND FOR LONG-LIVED ASSETS TO BE
DISPOSED OF

On January 1, 1996, the Bank adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The statement also requires that certain long-lived assets and identifiable intangibles to be disposed of be reported at the lower of the carrying amount or fair value less cost to sell. The implementation of this statement did not have any impact on the results of operations or financial condition of the Bank.

BANKING PREMISES AND EQUIPMENT

Land is carried at cost. Buildings, leasehold improvements and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets, or the terms of the leases, if shorter. The cost of maintenance and repairs are expensed as incurred; major expenditures for betterments are capitalized and depreciated.

INVESTMENT IN REAL ESTATE
LIMITED PARTNERSHIP

The Bank has an investment in a real estate limited partnership which is accounted for on the cost recovery method and is included in other assets. The carrying value of this investment is periodically evaluated by management as to its expected future recoverability and write-downs are recorded once impairment in value is identified and quantified.

INTANGIBLE ASSETS

Core deposit intangibles are being amortized on a straight-line basis over their estimated lives of 7 to 10 years. Goodwill is being amortized on a straight-line basis over 10 to 15 years. Organization costs are amortized on a straight line basis over 5 years. The carrying value of these assets is periodically evaluated by management as to their expected future recoverability and write-downs are recorded once an impairment in value is identified and quantified.

INCOME TAXES

Tax assets and liabilities are reflected at currently enacted income tax rates. As changes in tax laws and rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

EARNINGS PER SHARE

Earnings per share are calculated based on the weighted average shares outstanding, including the effect of stock options.

STOCK BASED COMPENSATION

The Bank applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its stock-based compensation plans (Note 16). Accordingly, no accounting recognition is given to options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, if any, are credited to equity.

Effective in 1995, the Bank adopted the disclosure option of SFAS No. 123 "Accounting for Stock Based Compensation." SFAS No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for their employee stock compensation plans. This statement requires that entities which do not choose to account for stock-based compensation as prescribed by this statement shall continue to account for these plans under APB 25 and disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted.


                  ABINGTON BANCORP, INC.  27  1996 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. ACQUISITIONS
--------------------------------------------------------------------------------

On June 26, 1995, the Bank acquired certain assets and assumed certain liabilities of a branch of the First National Bank of Boston located in Holbrook, Massachusetts ("Holbrook"). In connection with the assumption of approximately $16,319,000 of deposit liabilities, the Bank received $14,875,000 in cash and $472,000 in property and other assets. The resultant core deposit premium and other intangible assets of $1,187,000 are being amortized over their estimated life of 10 years.

On June 3, 1994, the Bank acquired Hull Co-Operative Bank ("Hull").
Under the terms of the agreement, holders of Hull common stock received $22 in cash for each of the 280,000 outstanding shares of Hull common stock. This transaction has been accounted for using the purchase method and, accordingly, the results of Hull's operations have been included in the accompanying Consolidated Statement of Operations since that date.

The following table summarizes the allocation of the purchase price to the assets and liabilities acquired on June 3, 1994:

(Dollars in thousands)
Cash and federal funds sold                  $ 3,046
Investment securities                          1,250

Loans                                         26,240
Less - loan loss reserve                        (577)
                                             -------
Loans, net                                    25,663

Fixed assets                                     296
Core deposit intangible                          725
Excess purchase price - goodwill               1,934
Other assets                                     339
                                             -------

                                             $33,253
                                             =======


Deposits                                     $32,975
Accrued expenses and taxes                       237
Other liabilities                                 41
                                             -------

                                             $33,253
                                             =======


The total amount paid by the Bank to the Hull stockholders was $6,160,000 which was funded by the liquidation of various investment securities and other short-term investments formerly held by Hull. Based on unaudited data, the following table presents selected financial information for 1994, on a pro forma basis, assuming the Bank and Hull had been combined as of January 1, 1994.

-----------------------------------------------------------
    YEAR ENDED DECEMBER 31,                            1994
-----------------------------------------------------------
(Dollars in thousands, except per share amounts)
Interest and dividend income                        $28,055
Interest expense                                     14,771
Net interest income                                  13,284
Provision for possible loan losses                      670
Non-interest income                                   2,498
Non-interest expense                                 10,736
Income before taxes                                   4,376
Net income                                            2,737
Earnings per share                                     1.40



                  ABINGTON BANCORP, INC.  28  1996 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. REGULATORY MATTERS
--------------------------------------------------------------------------------

The Bank is subject to various regulatory requirements administered by the federal banking agencies.

Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 1996 and 1995, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an insured depository institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                                 To be Well
                                                                                                              Capitalized Under
                                                                                       For Capital            Prompt Corrective
                                                              Actual                Adequacy Purposes         Action Provisions
-------------------------------------------------------------------------------------------------------------------------------
                                                           AMOUNT  RATIO              AMOUNT  RATIO            AMOUNT    RATIO
-------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
As of December 31, 1996:
 Total Capital (to risk-weighted assets )                 $31,824  13.65%            $18,648   8.00%          $23,314    10.00%
 Tier 1 capital (to risk-weighted assets)                 $30,013  12.88%             $9,324   4.00%          $13,981     6.00%
 Tier 1 capital (to average assets)                       $30,013   6.14%            $19,565   4.00%          $24,456     5.00%


As of December 31, 1995:
 Total Capital (to risk-weighted assets )                 $28,048  12.50%            $17,953   8.00%          $22,440    10.00%
 Tier 1 capital (to risk-weighted assets)                 $26,615  11.86%             $8,976   4.00%          $13,463     6.00%
 Tier 1 capital (to average assets)                       $26,615   5.77%            $18,450   4.00%          $23,063     5.00%










                  ABINGTON BANCORP, INC.  29  1996 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. SECURITIES
--------------------------------------------------------------------------------

The amortized cost and market value of securities classified as held for investment at December 31, 1996 and 1995, are as follows:

                                                          Gross       Gross Estimated                   Gross       Gross Estimated
                                          Amortized  Unrealized  Unrealized    Market   Amortized  Unrealized  Unrealized    Market
                                               Cost       Gains      Losses     Value        Cost       Gains      Losses     Value
-----------------------------------------------------------------------------------------------------------------------------------
    AT DECEMBER 31,                                            1996                                           1995
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Mortgage-backed securities:
 Federal Home Loan
  Mortgage Corporation                      $19,173        $ 40      $  549   $18,664     $20,084        $ 31      $  214   $19,901
 Federal National
  Mortgage Association                       29,152         115         785    28,482      31,387         299         229    31,457
 Other                                       15,345          17          52    15,310      17,323          46          30    17,339
                                            -------        ----      ------   -------     -------        ----      ------   -------

  Total mortgage-backed securities          $63,670        $172      $1,386   $62,456     $68,794        $376      $  473   $68,697
                                            =======        ====      ======   =======     =======        ====      ======   =======



The amortized cost and estimated market value of securities classified as available for sale at December 31, 1996 and 1995 are as follows:
                                                          Gross       Gross Estimated                   Gross       Gross Estimated
                                          Amortized  Unrealized  Unrealized    Market   Amortized  Unrealized  Unrealized    Market
                                               Cost       Gains      Losses     Value        Cost       Gains      Losses     Value
-----------------------------------------------------------------------------------------------------------------------------------
    AT DECEMBER 31,                                            1996                                           1995
-----------------------------------------------------------------------------------------------------------------------------------

(Dollars in thousands)

Investment securities:
 U.S. Government obligations                $   713        $  7      $    -   $   720     $ 9,428        $  7      $   38   $ 9,397
 Federal agency obligations                  17,966          90         278    17,778       8,378          98         154     8,322
 Other bonds and obligations                  1,116          22           -     1,138       5,153          69           1     5,221
                                            -------        ----      ------   -------     -------        ----      ------   -------

  Total investment securities                19,795         119         278    19,636      22,959         174         193    22,940
                                            -------        ----      ------   -------     -------        ----      ------   -------

Marketable equity securities                  4,044         445          78     4,411       2,768         335          99     3,004

Mortgage-backed securities:
 Federal Home Loan
  Mortgage Corporation                       23,058          84         352    22,790      17,941          65         360    17,646
 Federal National
  Mortgage Association                       44,751         338         365    44,724      48,044         292         356    47,980
 Government National
  Mortgage Association                            -           -           -         -       4,479          38           -     4,517
                                            -------        ----      ------   -------     -------        ----      ------   -------

  Total mortgage-backed securities           67,809         422         717    67,514      70,464         395         716    70,143
                                            -------        ----      ------   -------     -------        ----      ------   -------

                                            $91,648        $986      $1,073   $91,561     $96,191        $904      $1,008   $96,087
                                            =======        ====      ======   =======     =======        ====      ======   =======


The market value and amortized cost of investments and the amortized cost of mortgage-backed securities, at December 31, 1996 by contractual maturity follows. Expected maturities may differ from contractual maturities because the issuer may have the right to call or repay obligations with or without call or prepayment penalties. Projected prepayments for mortgage-backed securities have been considered for purposes of this presentation.



                  ABINGTON BANCORP, INC.  30  1996 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



INVESTMENT SECURITIES

-------------------------------------------------------------------------------
                                    AMORTIZED COST   % TO TOTAL   MARKET VALUE
-------------------------------------------------------------------------------
(Dollars in thousands)
Within 1 year                              $     -            -%    $     -
Over 1 year to 5 years                       3,617         18.3       3,530
Over 5 years to 10 years                    11,969         60.5      11,914
Over 10 years                                4,209         21.2       4,192
                                           -------        -----     -------
                                           $19,795        100.0%    $19,636
                                           =======        =====     =======

MORTGAGE-BACKED SECURITIES
-------------------------------------------------------------------------------
                               HELD FOR INVESTMENT       AVAILABLE FOR SALE
-------------------------------------------------------------------------------
(Dollars in thousands)
                                         Amortized                Amortized
                                              Cost                     Cost
                                         ---------                ---------
Within 1 year                              $23,517                  $33,841
Over 1 year to 5 years                      30,821                   33,389
Over 5 years                                 9,332                      579
                                           -------                  -------
                                           $63,670                  $67,809
                                           =======                  =======


Gross gains on sales of marketable equity securities were $407,000, $68,000 and $60,000 in 1996, 1995 and 1994, respectively. There were no losses on sales of marketable equity securities in 1996, 1995 and 1994.


Gross gains on sales of investment securities were $30,000 and $77,000 in 1996 and 1995, respectively. Gross losses on sales of investment securities were $54,000 and $4,000 for 1996 and 1995, respectively. There were no gross gains or losses on sales of investment securities for 1994. Gross gains on sales of mortgage-backed securities were $130,000, $69,000 and $280,000 in 1996, 1995 and 1994, respectively. Gross losses of $18,000, $29,000 and $234,000 were realized in 1996, 1995 and 1994, respectively. Also, in 1994, the Bank realized a gain of $216,000 on the redemption of a collateralized mortgage obligation, which was held to maturity which was included in gains on sales of securities in the accompanying consolidated statement of operations.

A U.S. Government obligation security with a carrying value of $998,000 was pledged to collateralize treasury, tax and loan obligations. A federal agency obligation with a carrying value of $1,503,000 was pledged in connection with an interest rate swap agreement which is described further in Note 5.

All mortgage-backed securities also serve as collateral for FHLB borrowings as part of a blanket collateral agreement as further described in Note 9.

5. INTEREST RATE SWAP AGREEMENT
--------------------------------------------------------------------------------

To help manage interest rate sensitivity on the Bank's adjustable rate mortgage loan portfolio, the Bank entered into an interest rate swap agreement in July 1994 for a period of 36 months with an international investment banking firm. Under this agreement, the Bank receives a fixed rate of interest of 5.35% on the notional amount and pays interest based on the 6-month floating LIBOR rate on the notional amount which resets semi-annually (February and August). At December 31, 1996, the floating rate was set at 5.69%. The notional amount of this swap was initially $15,000,000. This amount amortizes at a rate consistent with the amortization and prepayment of a reference pool of residential mortgages as specified in the agreement. The notional amount of this swap was approximately $12,964,000 at December 31, 1996. In addition to the fixed rate of interest, the Bank also received $300,000 in cash upon execution of this agreement. This amount is being accreted to income over the life of the agreement at a rate consistent with the aforementioned reference pool of mortgages. The resulting yield received by the Bank, including the impact of the accretion, was approximately 6.20% in 1996. This agreement terminates, regardless of the balance remaining in the reference pool, on August 15, 1997.

Net interest income (expense) associated with this swap is recognized based on the accrual method. The net interest income (expense) recognized by the Bank during 1996, 1995 and 1994 as a result of this agreement was $77,000, $(26,000), and $49,000, respectively.

The Bank is exposed to credit losses in the event of non-performance by the counter-party to the interest rate swap agreement. Such loss would be limited to the periodic interest settlement amount outstanding should the counter-party be in a net payable position to the Bank. The counter-party had a net receivable due from the Bank at December 31, 1996. The Bank has not obtained any collateral or other security to mitigate any credit losses but it monitors the credit standing of the counter-party.


                  ABINGTON BANCORP, INC.  31  1996 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



6. LOANS AND OTHER REAL ESTATE OWNED
--------------------------------------------------------------------------------

A summary of the loan portfolio follows:

--------------------------------------------------------------------------------
    DECEMBER 31,                                            1996           1995
--------------------------------------------------------------------------------
(Dollars in thousands)
Mortgage loans:
 Residential                                            $236,635       $200,368
 Second mortgages and home equity                         17,368         18,027
 Construction                                              5,956          6,805
 Commercial                                               24,718         17,622
                                                        --------       --------
                                                         284,677        242,822

 Less: Due to borrowers on incomplete loans               (2,758)        (2,499)
      Net deferred loan fees                                (986)          (940)
                                                        --------       --------
  Total mortgage loans                                   280,933        239,383

Commercial loans:
 Unsecured lines of credit                                   324            477
 Secured and unsecured                                     4,210          1,861
                                                        --------       --------
   Total commercial loans                                  4,534          2,338

Other loans:
 Indirect automobile                                       4,355         10,049
 Personal                                                  1,625          1,715
 Education                                                   509            728
 Passbook and other secured                                8,416          6,980
 Home improvement                                            485            675
                                                        --------       --------
                                                          15,390         20,147

  Net deferred loan costs (fees)                             (76)           150
                                                        --------       --------
   Total other loans                                      15,314         20,297
                                                        --------       --------

Total loans                                              300,781        262,018
Less allowance for possible loan losses                   (1,811)        (1,433)
                                                        --------       --------
Loans and loans held for sale, net                      $298,970       $260,585
                                                        ========       ========

Included in residential real estate mortgages at December 31, 1996 and 1995, respectively, are approximately $3,176,000 and $2,883,000 of loans held for sale. In addition, approximately $143,000 of commercial loans were held for sale at December 31, 1995. At December 31, 1996 and 1995, the estimated market values of loans held for sale was in excess of their carrying value. The Bank was servicing mortgage loans sold under non-recourse agreements amounting to approximately $235,949,000 and $252,940,000 at December 31, 1996 and 1995,
respectively.

During October 1995, the Bank's management and Board of Directors evaluated the feasibility of a sale, at a discount, of a group of approximately $9.2 million of loans. This pool consisted of approximately $5.7 million of loans which were on non-accrual at September 30, 1995 and certain other loans which, although performing, were expected to require a higher than average level of management attention and out-of-pocket costs to maintain performance or to potentially foreclose upon or workout.

The transaction was reflected in the third quarter results for 1995. These loans were sold at approximately 64% of par. The loss associated with this sale was reflected as a charge-off to the allowance for possible loan losses.

In the ordinary course of business, the Bank has granted loans to certain of its officers and directors and their affiliates. All transactions are on substantially the same terms as those prevailing at the same time for individuals not affiliated with the Bank and do not involve more than the normal risk of collectibility. The total amount of such loans which exceeded $60,000 in aggregate amount to any related party, amounted to $2,569,000 at December 31, 1996, and $2,371,000 at December 31, 1995. During the year ended December 31, 1996, total principal additions were $250,000 and total principal reductions were $52,000.

The following analysis summarizes the Bank's non-performing assets at December 31, 1996 and 1995.


                  ABINGTON BANCORP, INC.  32  1996 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


------------------------------------------------------------------------------
    YEARS ENDED DECEMBER 31,                           1996              1995
------------------------------------------------------------------------------
(Dollars in thousands)
Impaired loans or loans accounted for
 on a non-accrual basis                              $1,028            $  485
Accruing loans past due 90 days or more
 as to principal or interest                            144               243
                                                     ------            ------

  Total non-performing loans                          1,172               728
Other real estate owned, net                            500             1,070
                                                     ------            ------

  Total non-performing assets                        $1,672            $1,798
                                                     ======            ======

Impaired loans totaling $314,000 and $114,000, at December 31, 1996 and 1995, respectively, required an allocation of $97,000 and $35,000, respectively, of the allowance for possible loan losses. The remaining impaired loans did not require any allocation of the reserve for possible loan losses. The average balance of impaired loans was approximately $721,000 and $3,733,000 in 1996 and 1995, respectively. The total amount of interest income recognized on impaired loans during 1996 and 1995 was approximately $48,500 and $284,000, respectively, which approximated the amount of cash received for interest during those periods. The Bank has no commitments to lend additional funds to borrowers whose loans have been deemed to be impaired. An analysis of the allowance for possible loan losses follows:

------------------------------------------------------------------------------
    YEARS ENDED DECEMBER 31,                           1996              1995
------------------------------------------------------------------------------
(Dollars in thousands)
Balance at beginning of year                         $1,433            $2,845
Provision                                               480             2,233
Recoveries                                              193               232
                                                     ------            ------
                                                      2,106             5,310

Loans charged off                                      (295)           (3,877)
                                                     ------            ------

Balance at end of year                               $1,811            $1,433
                                                     ======            ======

An analysis of the general allowance for possible losses on other real estate owned follows:
------------------------------------------------------------------------------
    YEARS ENDED DECEMBER 31,                           1996              1995
------------------------------------------------------------------------------
(Dollars in thousands)
Balance at beginning of year                       $103,700         $  31,700
Provision                                            74,900           185,300
Charge-offs                                         (19,200)         (113,300)
                                                   --------         ---------

                                                   $159,400         $ 103,700
                                                   ========         =========

7. BANKING PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------

A summary of the cost and accumulated depreciation of banking premises and equipment and their estimated useful lives is as follows:

------------------------------------------------------------------------------------------------------------
    DECEMBER 31,                                       1996              1995        ESTIMATED USEFUL LIVES
------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Banking premises:
  Land                                              $   671           $   671
  Buildings and improvements                          4,911             4,834             10-25 years
  Leasehold improvements                                514               523             10-15 years
  Equipment                                           7,240             6,336              3-10 years
                                                    -------           -------

                                                     13,336            12,364

Less accumulated depreciation                        (6,990)           (5,836)
                                                    -------           -------

                                                    $ 6,346           $ 6,528
                                                    =======           =======

Depreciation expense for the years ended December 31, 1996, 1995 and 1994 amounted to $1,154,000, $941,000 and $861,000, respectively.


                  ABINGTON BANCORP, INC.  33  1996 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. DEPOSITS
--------------------------------------------------------------------------------

A summary of deposit balances, by type, is as follows:
------------------------------------------------------------------------------------------------------------
    DECEMBER 31,                                       1996           1995
------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Non-interest NOW                                   $ 27,912       $ 24,572
NOW                                                  35,812         30,378
Other savings                                        79,470         73,848
Money market deposits                                16,527         21,432
                                                   --------       --------
 Total non-certificate accounts                     159,721        150,230

Term certificate accounts                           117,419        113,146
Certificates of deposit greater than $100            23,305         16,694
                                                   --------       --------
 Total certificate accounts                         140,724        129,840
                                                   --------       --------
  Total deposits                                   $300,445       $280,070
                                                   ========       ========

A summary of certificate accounts by maturity is as follows:

------------------------------------------------------------------------------------------------------------
    DECEMBER 31,                                             1996                                  1995
------------------------------------------------------------------------------------------------------------
 (Dollars in thousands)
                                                                  Weighted                               Weighted
                                                     Amount   Average Rate                 Amount    Average Rate
                                                  ------------------------              -------------------------
Within 1 year                                     $  89,073           5.49%             $  74,645            5.70%
Over 1 year to 3 years                               33,757           6.13                 35,508            5.93
Over 3 years to 5 years                              17,894           6.65                 19,687            6.80
                                                   --------                              --------
                                                   $140,724           5.79%              $129,840            5.93%
                                                   ========                              ========

9. SHORT-TERM BORROWINGS
--------------------------------------------------------------------------------

Short-term borrowings consist primarily of Federal Home Loan Bank advances with original maturities of one year or less. All borrowings from the Federal Home
Loan Bank of Boston are secured under a blanket lien by certain qualified collateral defined principally as 90% of the carrying value of U.S. Government and agency obligations, including mortgage-backed securities, and 75% of the carrying value of residential mortgage loans. Information relating to activity and rates paid under these borrowing agreements is presented below:

------------------------------------------------------------------------------------------------------------
    YEARS ENDED DECEMBER 31,                                             1996         1995        1994
------------------------------------------------------------------------------------------------------------
 (Dollars in thousands)
Maximum amount of borrowings outstanding during the year              $78,300     $108,700     $77,800
Average month-end borrowings outstanding during the year              $66,790     $ 73,719     $67,066
Average interest rate during the year                                    5.59%        6.17%       4.84%
Unused line of credit at Federal Home Loan Bank of Boston              $8,767     $  6,689     $ 3,728

Amount outstanding at end of year                                     $63,171     $ 61,308     $58,052

Weighted average interest rate at end of year                            5.68%        5.75%       6.00%



                  ABINGTON BANCORP, INC.  34  1996 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10. LONG-TERM DEBT
--------------------------------------------------------------------------------

A summary of long-term debt, consisting of FHLB advances with an original maturity of greater than one year is as follows:
----------------------------------------------------------------------------------------------------------------
    MATURITY DATE                            INTEREST RATE          DECEMBER 31, 1996          DECEMBER 31, 1995
----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
May 6, 1996**                                         5.77%                   $     -                    $ 1,305
June 10, 1996                                         4.82                          -                      5,000
August 16, 1996                                       6.57                          -                      6,000
September 23, 1996                                    6.56                          -                     10,000
September 23, 1996                                    5.47                          -                      4,000
October 28, 1996                                      5.90                          -                      5,000
March 25, 1997                                        5.25                      4,000                      4,000
May 5, 1997**                                         6.12                      1,799                      5,232
July 15, 1997**                                       6.32                      1,554                      3,764
August 18, 1997                                       6.94                      4,000                      4,000
October 27, 1997                                      5.83                      5,000                      5,000
November 24, 1997*                                    5.82                     16,000                     16,000
December 19, 1997                                     5.81                      7,500                          -
February 4, 1998                                      5.30                      4,500                          -
September 30, 1998                                    6.22                      5,000                          -
November 9, 1998                                      5.80                     15,000                     15,000
November 13, 1998                                     5.90                      5,000                          -
May 4, 1999***                                        5.38                      5,000                          -
September 16, 1999                                    6.66                      5,000                          -
November 1, 1999                                      6.23                      5,000                          -
                                                                              -------                    -------

                                                                              $84,353                    $84,301
                                                                              =======                    =======

*    Variable rate advance with quarterly resets; with prepayment option at reset dates without penalty
**   Amortizing advance
***  Libor floating advance with a monthly reset


11. INCOME TAXES
--------------------------------------------------------------------------------

The provision for income taxes consists of the following:
----------------------------------------------------------------------------------------------------------------
    YEARS ENDED DECEMBER 31,                           1996              1995             1994
----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Current:      Federal                                $1,704            $  595           $1,299
               State                                    304                44              216
                                                     ------            ------           ------
                                                      2,008               639            1,515

Deferred:    Federal                                    110               264               52
               State                                     21               115               19
                                                     ------            ------           ------

                                                        131               379               71
                                                     ------            ------           ------

Total                                                $2,139            $1,018           $1,586
                                                     ======            ======           ======

The reason for the differences between the effective tax rates and the statutory tax rates are summarized as follows:
----------------------------------------------------------------------------------------------------------------
    YEARS ENDED DECEMBER 31,                           1996              1995             1994
----------------------------------------------------------------------------------------------------------------
Statutory rate                                         34.0%             34.0%            34.0%
State taxes, net of federal benefit                     3.8               4.3              3.6
Effect of amortization of non-deductible goodwill        .7               3.1               .9
Decrease in valuation allowance                           -                 -             (2.9)
Other, net                                              (.8)               .2              1.0
                                                       ----              ----             ----

                                                       37.7%             41.6%            36.6%
                                                       ====              ====             ====



                  ABINGTON BANCORP, INC.  35  1996 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The components of net deferred taxes as recorded as of December 31, 1996 and
1995 are as follows (assets/(liabilities)):
----------------------------------------------------------------------------------------------------------------
    YEARS ENDED DECEMBER 31,                                             1996        1995
----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Loan loss reserves                                                    $   582     $   884
Loan fee income                                                            79         165
Dividends on deposits not yet deducted for tax purposes                   114         154
Pension expense                                                           200         209
Equity in partnership losses                                           (1,273)     (1,185)
Core deposit intangible                                                  (227)       (278)
Other, net                                                                (41)        131
                                                                      -------     -------
                                                                         (566)         80
Less: valuation allowance                                                   -           -
Deferred tax assets applicable to unrealized losses on securities          34          42
                                                                      -------     -------
Net deferred tax assets (liabilities) included
 in other assets (other liabilities)                                  $ (532)     $   122
                                                                      ======      =======

In August of 1996, Congress passed the Small Business Job Protection Act of 1996. Included in this bill was the repeal of IRC Section 593, which allowed thrift institutions special provisions in calculating bad debt deductions for income tax purposes. Thrift institutions now will be viewed as commercial banks for income tax purposes. The repeal is effective for tax years beginning after December 31, 1995.

One effect of this legislative change is to suspend the Bank's bad debt reserve for income tax purposes as of its base year (October 31, 1988). Any bad debt reserve in excess of the base year amount is subject to recapture over a 6-year time period. The suspended (i.e., base year) amount is subject to recapture upon the occurrence of certain events, such as complete or partial redemption of the Bank's stock or if the Bank ceases to qualify as a bank for income tax purposes.

At December 31, 1996, the Bank's surplus includes approximately $1,960,000 of bad debt deductions for which income taxes have not been provided. As the Bank does not intend to use the reserve for purposes other than to absorb loan losses, deferred taxes of approximately $820,000 have not been provided on this amount.

12. COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------

In the normal course of business, there are outstanding commitments and contingencies which are not reflected in the consolidated financial statements.

LITIGATION

On or about April 10, 1996, a civil action entitled Merrill Lynch Mortgage Capital, Inc. v. Abington Savings Bank, Spires Financial, L.P. and Geoffrey Lawes, Docket No. MRS-L-1169-96, was filed in the Law Division of the Superior Court of New Jersey, venued in Morris County. The complaint named the Bank as a defendant, along with the Bank's alleged financial broker, Spires Financial, L.P. ("Spires") and an employee of Spires, Geoffrey Lawes ("Lawes").

The complaint alleged, among other things, that (1) Spires and/or Lawes, as agent for the Bank, entered into a binding agreement with the plaintiff on February 28, 1996 under which the bank agreed to purchase from the plaintiff a pool of conventional adjustable rate mortgage loans having an unpaid principal balance of approximately $34,000,000 as of March 1, 1996 and (2) the Bank subsequently refused to close on the alleged contract. Plaintiff seeks damages of no less than $530,000 against the Bank on the grounds that the Bank breached its alleged contract.

The Bank has denied the existence of the alleged contract and agency relationship, has asserted various affirmative defenses and has filed indemnification claims against the defendants and several third-parties associated with the defendants.

The Bank is a defendant in various other legal claims incident to its business, none of which is believed by management, based on the advice of legal counsel, to be material to the consolidated financial statements.

SPECIAL TERMINATION AGREEMENTS

The Bank has entered into Special Termination Agreements with four officers which provide for a lump-sum severance payment within a 3 year period following a "change in control," as defined in the agreements.

LOAN AND GENERAL COMMITMENTS

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments principally include commitments to extend credit and advance funds on outstanding lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the


                  ABINGTON BANCORP, INC.  36  1996 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


amount recognized in the balance sheet. The contract amounts or unpaid principal balance of those instruments reflect the extent of involvement the Bank has in these particular classes of financial instruments. The Bank's exposure to credit loss is represented by the contractual amount or unpaid principal balance of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for financial instruments reflected on the balance sheet. Financial instruments which represent credit risk at December 31, 1996 and 1995 are as follows:


----------------------------------------------------------------------------------------------------------------
    AT DECEMBER 31,                                                      1996           1995
----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Contract amount of:
 Commitments to grant loans                                           $ 6,355        $10,266
 Commitments to sell loans                                              2,516          2,062
 Unadvanced funds on home equity lines of credit                       10,679         11,389
 Unadvanced funds on other lines of credit                              1,949            984
 Commitments to advance funds under
  construction loan agreements                                          2,758          2,499

Commitments to grant loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The Bank has an investment in a limited partnership with a book value of $113,000 at December 31, 1996. This partnership was established for the rehabilitation and management of low income housing projects. Credit risk, which is limited to funds previously advanced and tax credits subject to recapture, arises from the possible financial insolvency of the project and the ultimate ability of the partnership to survive as a going concern. In this case, the Bank's investment in these projects would not be fully recoverable in the normal course of business, and previously earned tax credits may be recaptured.

LEASE COMMITMENTS

Pursuant to the terms of non-cancelable lease agreements in effect, future minimum rent commitments for the next 5 years and thereafter are as follows at
December 31, 1996:
----------------------------------------------------------------------------------------------------------------
    YEAR                                        AMOUNT
----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
1997                                            $  226
1998                                               179
1999                                               184
2000                                               162
2001                                               107
2002 and thereafter                              1,197
                                                ------

                                                $2,055
                                                ======

Certain leases also contain renewal options (up to 10 years) and real estate tax escalation clauses. Rent expense for the years ended December 31, 1996, 1995 and 1994 amounted to approximately $235,000, $156,000, and $81,000, respectively.

13. STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

At the time of the conversion from mutual to stock form in 1986, the Bank established a liquidation account in the amount of $7,478,000. In accordance with Massachusetts statutes, the liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts in the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposit. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution in an amount equal to their current adjusted liquidation account balances to the extent that funds are available.

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank. The total amount of dividends which may be paid at any date is generally limited to the undivided profits of the Bank. Undivided profits at the Bank totaled $16,455,000 at December 31, 1996. Additionally, future dividends, if any, will depend on the earnings of the Bank and its subsidiaries, their need for funds, their financial condition, and other factors, including applicable government regulations. (See Note 3).


                  ABINGTON BANCORP, INC.  37  1996 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. EMPLOYEE BENEFIT PLAN
--------------------------------------------------------------------------------

The Bank provides basic pension benefits for eligible employees through the Savings Banks Employees Retirement Association's ("SBERA") Pension Plan. Each employee reaching the age of 21 and having completed at least 1,000 hours of service in a consecutive 12 month period beginning with such employee's date of employment automatically becomes a participant in the pension plan. All participants are fully vested after being credited with 3 years of service or at age 62, if earlier. Net periodic pension expense for the plan years ended
October 31, 1996, 1995 and 1994, consisted of the following:

----------------------------------------------------------------------------------------------------------------
    YEARS ENDED OCTOBER 31,                            1996              1995           1994
----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Service cost benefits earned during the year          $ 247             $ 184          $ 204
Interest cost on projected benefits                     180               163            146
Actual return on plan assets                           (347)             (326)          (106)
Net amortization and deferral                           151               176            (27)
                                                      -----             -----          -----
                                                      $ 231             $ 197          $ 217
                                                      =====             =====          =====

According to SBERA's actuary, a reconciliation of the funded status of the plan at October 31, 1996 and 1995 is as follows:
----------------------------------------------------------------------------------------------------------------
    AT OCTOBER 31,                                                        1996        1995
----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Plan assets at fair value, primarily bonds, common stock,
 and short-term money market investments                               $ 2,709     $ 2,294
Projected benefit obligation                                            (2,527)     (2,567)
                                                                       -------     -------
(Excess) deficit of projected benefit obligation over plan assets          182        (273)
Unrecognized net surplus at adoption                                       (93)       (100)
Unrecognized net gain                                                     (563)       (122)
                                                                       -------     -------
Accrued pension liability included on balance sheet                    $  (474)    $  (495)
                                                                       =======     =======

The accumulated benefit obligation (substantially all vested) at October 31, 1996 and 1995 amounted to $1,805,000 and $1,679,000, respectively, which is less than the plan assets at fair value.

For the plan years ended October 31, 1996, 1995 and 1994, actuarial assumptions include an assumed discount rate on benefit obligations of 7.50%, 7.00%, and 8.00%, respectively, and an expected long-term rate of return on plan assets of 8.00%, 8.00%, and 7.00%, respectively. An annual salary increase of 6% was utilized for all years.

The Bank has adopted a management incentive plan (the "Plan") whereby all Officers and Supervisors are eligible to receive a bonus, proportionate to their respective salary, if the Bank meets or exceeds certain base standards of profitability and net worth levels for its fiscal year. The structure of the Plan is reviewed on an annual basis by the Board of Directors. The incentive bonus expense in 1996, 1995 and 1994 was approximately $175,000, $150,000 and $192,000, respectively.



                  ABINGTON BANCORP, INC.  38  1996 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


15. OTHER NON-INTEREST EXPENSE
--------------------------------------------------------------------------------

Other non-interest expense consisted of the following:
----------------------------------------------------------------------------------------------------------------
    YEARS ENDED DECEMBER 31,                                             1996              1995            1994
----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Professional services                                                  $1,623            $1,124          $1,067
Advertising                                                               647               598             303
Deposit insurance                                                          16               324             528
Real estate in foreclosure and other real estate owned                    169               491             312
Amortization of intangible assets                                         423               355             182
Other                                                                   1,513             1,418           1,095
                                                                       ------            ------          ------
                                                                       $4,391            $4,310          $3,487
                                                                       ======            ======          ======

16. STOCK OPTION PLAN
--------------------------------------------------------------------------------

The Bank has had a stock option plan whereby options to purchase a total of 230,000 shares had been reserved to be granted to officers, certain other employees and directors. As of July 1996, options could no longer be issued under this plan. The per share exercise prices of the options granted range from $3.00 to $17.00 and equaled the fair market value of the shares on the date the options were granted. Stock option activity for the years ended December 31, 1996, 1995 and 1994 is as follows:

------------------------------------------------------------------------------------------------------------------------------
    YEARS ENDED DECEMBER 31,                       1996                        1995                          1994
------------------------------------------------------------------------------------------------------------------------------
                                         Number of    Weighted Avg.    Number of   Weighted Avg.    Number of   Weighted Avg.
                                           Options   Exercise Price     Options   Exercise Price     Options   Exercise Price
Outstanding at beginning of year           183,912       $ 7.84         159,462       $ 6.80         134,850       $ 5.72
Granted                                     25,250        17.00          35,250        13.62          29,000        12.09
Exercised                                   (9,500)       11.86          (8,800)       10.33          (3,388)        6.51
Cancelled                                     (250)       16.06          (2,000)       16.06          (1,000)       16.06
                                           -------       ------         -------       ------         -------       ------
Outstanding at end of year                 199,412       $ 8.80         183,912       $ 7.84         159,462       $ 6.80
                                           =======       ======         =======       ======         =======       ======
Exercisable at end of year                 179,162       $ 8.24         163,662       $ 7.11         159,462       $ 6.80
                                           =======       ======         =======       ======         =======       ======

Option price per share                  $3.00-$17.00                 $3.00-$16.06                  $3.00-$16.06

Weighted average fair value of
  options granted during the year            $6.69                        $6.00                        N/A

In October 1993, in conjunction with the Bank's aforementioned stock option plan, the Bank adopted a Long Term Performance Incentive Plan to encourage executive management and members of the Board of Directors to build long-term shareholder value. The plan was a 3 year program which provided a mechanism for granting options under the Bank's stock option plan. Options to purchase 23,250 shares of common stock for each of the 1993, 1994, and 1995 fiscal years were granted to members of the Board of Directors and certain principal officers. All options granted under this plan are included in the preceding table. The options are granted based on achievement of strategic goals such as acquisitions and asset purchases. The exercise price equaled the fair market value of the common stock on the date of grant, which was the second Friday of February following the end of 1993, 1994 and 1995. The options become exercisable upon a change of control of the Bank or after the market price of the common stock exceeds 140% of the exercise price for a period of 5 consecutive business days for the fiscal 1993 and 1994 issues. The fiscal 1995 issues became exercisable upon the same terms as the 1993 and 1994 issues except that the market price of the stock must exceed 140% of the exercise price for a period of 180 consecutive days.

All options granted become fully exercisable no later than at the end of the ninth year after issuance. The maximum amount of options which can become exercisable in any 1 year is limited to $100,000 based on grant prices except in the event of a change of control, in which case all options become exercisable.

As discussed in Note 1, the Bank applies APB 25 in accounting for its stock-based compensation plans under which no compensation cost has been recognized. Had compensation cost for awards in 1996 and 1995 under the Bank's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Bank's net income and earnings per share would have been as follows:



                  ABINGTON BANCORP, INC.  39  1996 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

------------------------------------------------------------------------------
                                                         1996           1995
------------------------------------------------------------------------------
(Dollars in thousands, except in share amounts)
Net income:
 As reported                                           $3,533         $1,429
 Pro forma                                              3,428          1,309

Earnings per share:
 As reported                                             1.78            .73
 Pro forma                                               1.73            .66

The initial impact of applying SFAS No. 123 on pro forma net income may not be indicative of future amounts when the method prescribed by SFAS No. 123 will apply to all outstanding awards, because compensation expense for options granted prior to January 1, 1995 is not reflected in the pro forma amounts above.

The fair value of each option grant is estimated on the grant date using the
Black-Scholes option-pricing model using the following weighted-average assumptions:
                             1996       1995
--------------------------------------------
Expected volatility         34.05%     34.05%
Risk-free interest rate      5.71%      7.57%
Term of options               9.2 yrs.   9.4 yrs.
Expected dividend yield      2.35%      2.93%

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price volatility. Because the Bank's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.


17. EMPLOYEES' STOCK OWNERSHIP PLAN
--------------------------------------------------------------------------------

The Bank has established an Employees' Stock Ownership Plan ("ESOP") which is being funded by the Bank's contributions made in cash (which generally will be invested in common stock) or common stock. Benefits may be paid in shares of common stock or in cash, subject to the employees' right to demand shares.

In November, 1993, the Bank loaned the ESOP $570,000 to acquire additional shares for participants on the open market. The loan is to be repaid over 7 years with principal and interest (at a rate equal to 85% of the prevailing prime rate) payable quarterly. The loan is secured by the unallocated shares acquired by the ESOP.

The Bank's ESOP expense for the years ended December 31, 1996, 1995 and 1994 amounted to $81,000, $82,000 and $82,000, respectively.

In the event that the stock price of the Company fluctuates materially at the point that shares vest with participants from the cost of shares acquired by the ESOP (at prices which range from $11.25 - $12.25 per share) the Bank's statement of operations could be adversely (if increasing stock price) or favorably (decreasing stock price) affected. However, in all instances there will be no negative impact on the Bank's capital. There was no material impact related to changes in the market price in 1996, 1995 and 1994.

18. RESTRICTION ON CASH AND DUE FROM BANKS
--------------------------------------------------------------------------------

At December 31, 1996 and 1995, cash and due from banks included $2,203,000 and $1,379,000, respectively, to satisfy the reserve requirements of the Federal Reserve Bank.





                  ABINGTON BANCORP, INC.  40  1996 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


19. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value. Fair value estimates which were derived from discounted cash flows or broker quotes cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.

CASH, FEDERAL FUNDS SOLD AND SHORT-TERM
INVESTMENTS

For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES, ASSETS HELD FOR SALE
AND MORTGAGE-BACKED INVESTMENTS

For investment securities, assets held for sale (typically loans) and mortgage backed derivative investments, fair values are based on quoted market prices or dealer quotes.

LOANS

For certain homogeneous categories of loans, such as residential mortgages, home equity and indirect automobile loans, fair value is estimated using the quoted market prices for securities backed by similar loans adjusted for differences in loan characteristics or dealer quotes. The fair value of other types of loans was estimated by discounting anticipated future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSIT LIABILITIES

The fair value of non-certificate deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the anticipated future cash payments using the rates currently offered for deposits of similar remaining maturities.

SHORT-TERM AND LONG-TERM BORROWINGS

The fair value of borrowings was determined by discounting the anticipated future cash payments by using the rates currently available to the Bank for debt with similar terms and remaining maturities.

COMMITMENTS TO
EXTEND CREDIT/SELL LOANS

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of customers. For fixed rate loan commitments and obligations to deliver fixed rate loans, fair value also considers the difference between committed rates and current levels of interest rates.

VALUES NOT DETERMINED

SFAS No. 107 excludes certain financial instruments from its disclosure requirements including, among others, real estate included in banking premises and equipment, the intangible value of the Bank's portfolio of loans serviced (both for itself and for others) and related servicing network and the intangible value inherent in the Bank's deposit relationships (i.e., core deposits). Accordingly, the aggregate fair value amounts presented are not intended to represent the underlying value of the Bank.

The carrying amount and estimated fair values of the Bank's financial instruments at December 31, 1996 and 1995 are as follows:
----------------------------------------------------------------------------------------------------------------------
    AT DECEMBER 31,                                            1996                                        1995
----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
                                                   Carrying                                     Carrying
                                                or Notional              Fair                or Notional          Fair
                                                     Amount             Value                     Amount         Value
                                                -----------------------------                -------------------------
Financial instrument assets:

 Cash and cash equivalents                         $  9,708          $  9,708                   $ 10,611      $ 10,611
 Securities                                         155,231           154,017                    164,881       164,784
 Loans, including held for sale net                 298,970           304,669                    260,585       263,024
 Mortgage servicing rights                               56                56                          -             -

Financial instrument liabilities:

 Deposits                                          $300,445          $302,149                   $280,070      $280,897
 Short-term borrowings                               63,171            63,194                     61,308        60,918
 Long-term debt                                      84,353            83,155                     84,301        84,819

Off balance sheet financial instruments:

 Commitments to grant loans                        $  6,355          $  6,355                   $ 10,266      $ 10,266
 Commitments to sell loans                            2,516             2,516                      2,062         2,062
 Unadvanced funds on home equity
 lines of credit                                     10,679            10,679                     11,389        11,389
 Commitments to advance funds under
 construction loan agreements                         2,758             2,758                      2,499         2,499
 Unadvanced funds on other lines of
 credit                                               1,949             1,949                        984           984
 Interest rate swap agreement                        12,964            12,984                     14,275        14,364

                  ABINGTON BANCORP, INC.  41  1996 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


20. QUARTERLY DATA (UNAUDITED)
--------------------------------------------------------------------------------

Operating results on a quarterly basis for the years ended December 31, 1996 and
1995 are as follows:
----------------------------------------------------------------------------------------------------------------------------------
    YEARS ENDED DECEMBER 31,                             1996                                               1995
----------------------------------------------------------------------------------------------------------------------------------
(Dollars and outstanding shares in thousands, except per share data)

                                       Fourth      Third       Second       First       Fourth        Third     Second      First
                                      Quarter    Quarter      Quarter     Quarter      Quarter      Quarter    Quarter    Quarter

Interest and dividend income           $8,833     $8,684       $8,471      $8,344       $8,493       $8,037     $7,748     $7,671
Interest expense                        4,916      4,928        4,856       4,817        4,935        4,615      4,457      4,215
                                       ------     ------       ------      ------       ------       ------     ------     ------

Net interest income                     3,917      3,756        3,615       3,527        3,558        3,422      3,291      3,456

Provision for possible loan losses        120        120          120         120          129        1,804        150        150
                                       ------     ------       ------      ------       ------       ------     ------     ------
Net interest income, after provision
 for possible loan losses               3,797      3,636        3,495       3,407        3,429        1,618      3,141      3,306
Non-interest income                       984      1,062        1,057       1,074          910          567        835        596
Non-interest expenses                   3,272      3,228        3,212       3,128        3,065        3,111      2,949      2,830
                                       ------     ------       ------      ------       ------       ------     ------     ------

Income (loss) before income taxes       1,509      1,470        1,340       1,353        1,274         (926)     1,027      1,072

Provision (benefit) for income taxes      576        550          494         519          485         (258)       385        406
                                       ------     ------       ------      ------       ------       ------     ------     ------

Net income (loss)                      $  933     $  920       $  846      $  834       $  789       $ (668)    $  642     $  666
                                       ======     ======       ======      ======       ======       ======     ======     ======

Earnings (loss) per share              $  .47     $  .47       $  .43      $  .42       $  .40       $ (.36)    $  .33     $  .34
                                       ======     ======       ======      ======       ======       ======     ======     ======

Weighted average shares
 outstanding                            1,998      1,979        1,973       1,977        1,980        1,876      1,958      1,954
                                       ======     ======       ======      ======       ======       ======     ======     ======





                  ABINGTON BANCORP, INC.  42  1996 ANNUAL REPORT

STOCKHOLDER INFORMATION


STOCK MARKET DATA

The common stock of the Company is currently listed on the NASDAQ National
Market System (NMS) under the symbol "ABBK". The table below sets forth the range of high and low sales prices for the stock of the Bank for the quarters indicated. Market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. Transactions through January 31, 1997 are for the common stock of the Bank. Transactions on and after that date are for the common stock of the Company.

------------------------------------------------------------------------------------------------------
                                                 PRICE HIGH               LOW     DIVIDENDS DECLARED
------------------------------------------------------------------------------------------------------
1997
1st quarter (through March 4, 1997)                      23                19            $  -

1996
4th quarter                                          21 3/4            16 7/8            $.10
3rd quarter                                              18            15 1/2            $.10
2nd quarter                                          16 1/4            14 1/2            $.10
1st quarter                                          17 3/4           15 7/16            $.10

1995
4th quarter                                              19            15 1/2            $.10
3rd quarter                                              17            13 1/2            $.10
2nd quarter                                          15 1/8            12 1/2            $.10
1st quarter                                              15                12            $.10

1994
4th quarter                                          15 1/2            11 3/4            $.10
3rd quarter                                          19 1/4            13 3/4            $.10
2nd quarter                                          16 1/4            11 1/4            $.10
1st quarter                                          12 1/2            10 1/4            $.10

As of March 4, 1997 the Company had approximately 841 stockholders of record who held 1,893,238 outstanding shares of the Company's common stock. The number of stockholders indicated does not reflect the number of persons or entities who hold their common stock in nominee or "street" name through various brokerage firms. If all such persons are included, the Company believes there are approximately 1,916 beneficial owners of common stock.

ANNUAL REPORT ON FORM 10-K

A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 as filed with the Securities Exchange Commission, is available to stockholders without charge upon written request to:

Investor Relations
Abington Bancorp, Inc.
538 Bedford Street
Abington, MA  02351

INQUIRIES

Edward J. Merritt
Executive Vice President and CFO
Abington Bancorp, Inc.






                  ABINGTON BANCORP, INC.  43  1996 ANNUAL REPORT