Form 10-K405, Exhibit 13
period 1997-12-31
ABINGTON BANCORP INC
filed 1998-03-25
CIK 812146

                        [ABINGTON BANCORP APPLE PICTURE]

                          ===========================
                                ABINGTON BANCORP
                             ----------------------
                               1997 ANNUAL REPORT
                          ===========================

[ABINGTON BANCORP LEAF PICTURE]           1997
----------------------------------------------

                             A VERY SUCCESSFUL YEAR
                             ---------------------------------------------------


                1 | President's Message
                9 | Financial Highlights
               11 | Management's Discussion and Analysis
               21 | Report of Independent Public Accountants
               22 | Consolidated Balance Sheets
               23 | Consolidated Statements of Operations
               24 | Consolidated Statements of Changes in Stockholders' Equity 25 | Consolidated Statements of Cash Flows
               27 | Notes to Consolidated Financial Statements
               46 | Stockholder Information
               47 | Bank Directors & Officers
Inside Back Cover | Corporate Information
       Back Cover | Bank Locations

                               CORPORATE PROFILE


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

     The Bank is engaged principally in the business of attracting deposits from the general public, borrowing funds, and investing those deposits and funds. In its investments, the Bank has emphasized various types of residential and commercial real estate loans, residential construction loans, consumer loans, and investments in securities. The Bank considers its principal market area to be Plymouth County, Massachusetts, primarily Abington, Cohasset, Halifax, Holbrook, Kingston, Whitman, Hull, and Pembroke where it has banking offices, and nearby Rockland, Duxbury, Plympton, Brockton, Hanover, East Bridgewater, Plymouth, Carver, Weymouth, Bridgewater, and Hanson.

     The Bank's deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") up to FDIC limits (generally $100,000 per depositor) and by the Depositors Insurance Fund for deposits in excess of FDIC limits.

MISSION STATEMENT     WE WILL PROVIDE SUCH EXTRAORDINARY SERVICE AND VALUE
                      THAT OUR CUSTOMERS WILL TELL THEIR FRIENDS AND
                      ASSOCIATES ABOUT US  [ABINGTON BANCORP ASSOCIATES PICTURE]

                          A MESSAGE FROM THE PRESIDENT

DEAR FELLOW SHAREHOLDERS:

[ABINGTON BANCORP PRESIDENT PHOTO]

     Last year was a rewarding one for Abington Bancorp. Throughout 1997, we enjoyed the fruit of the key business strategies we have aggressively pursued since 1994. I am pleased with our overall results, but I am particularly proud to be able to report to you, our stockholders, that a 24% increase in net income and a 115.4% appreciation in stock price were among the significant benefits we realized in 1997 from the value-building initiatives undertaken over the past three years.

     This solid performance is the outcome of many factors, including, of course, the generally strong economy enjoyed by our market area last year. In today's highly competitive banking industry, however, a good economy alone is not enough to produce the positive results that brought us recognition from several market indexes as one of the very top performers in stock appreciation among Massachusetts banks. This accomplishment required skillful strategic guidance from our Board of Directors and an outstanding effort from employees at all levels. My sincere thanks goes to every individual who played a role in making 1997 such a strong year for our institution.

     Looking ahead, we are confident our increasingly diverse package of financial products and services, along with our dedication to top-notch service, will enable us to continue to serve our expanding customer base well. Equally important, our healthy financial performance will allow us to bring enhanced value to our community, both as an institution that supports business growth and as a responsible corporate citizen. Our commitment to working in partnership with our community remains unwavering, and we are pleased to be well positioned to play a leading role in the growth and well-being of the towns we serve.

SOLID FINANCIAL PERFORMANCE
HIGHLIGHTS 1997

     Here are some notable details of the Bank's strong financial performance in 1997. As already mentioned, our earnings strength was marked by a 24% increase in net income, which rose to $4,378,000. Taking into account the 2-for-1 stock split that was declared on November 14, 1997, this substantial rise in net income resulted in diluted earnings per share of $1.10, compared to $.89 per diluted share for 1996.

     These excellent results were due primarily to our continued strong focus on building our transaction accounts and using the deposit growth this generates to increase our business loans. As deposits grew by 8%, rising from $300 million to $325 million during the year, the Bank benefited in two ways. First, the overall cost of funds on deposit and borrowed funds was brought down from 4.41% in 1996 to 4.35% in 1997. Second, customer service fees grew by 36%, reaching $3,276,000 for the year; this figure is particularly noteworthy because it indicates that our emphasis on attracting new customers through our High Performance Checking Program, which began in 1995, continues to produce extremely strong results.

     Abington Bancorp ended the year with assets of $532 million, up from $487 million, or 9%, from 1996. This reflected strong commercial loan activity throughout the year, which saw our business loan portfolio grow by $18 million, a 61% increase. While we have experienced substantial growth in our portfolio over the past two years, we have also worked hard to assure the quality of these assets. During 1997, non-performing assets dropped by 41.5% to stand at $978,000 at year's end. Both this figure and our delinquency rate of
 .42% mean that our current asset quality is outstanding by any measure.

     The growth of our business loan portfolio helped produce a 9% rise in our interest income, which reached $16,206,000. Also contributing to this increase was a restructuring of our securities portfolio. This process, which began in the second half of 1996 and continued during the first nine months of 1997, involved selling various lower yielding securities and reinvesting those funds in higher yielding securities. We were disciplined and extended out the maturity on approximately $30 million of borrowed funds during the first quarter of 1997 to achieve better interest rate balance and stability.

     Our return on equity for 1997 was 12.59%, up from 11% in 1996. This represented the highest return on equity since Abington Savings Bank converted from a mutual savings bank to stock form of ownership in 1986. This was a good achievement for us in 1997 compared to historical results, and we hope to build on it in the future.

     All of the factors mentioned above, as well as our continued strong emphasis on expense management, combined to produce the robust stock appreciation of 115% mentioned earlier. From December 31, 1996, to December 31, 1997, taking into account the 2-for-1 stock split, the Company's stock price rose from $9.75 to $21. In addition to building shareholder value through the stock split, the Board of Directors approved the repurchase of up to 10% of outstanding common stock in March of 1997. As of February 1998, the Company had repurchased 295,500 shares out of a total of 375,000 authorized under the Company's initial stock repurchase plan. At its February 1998 meeting, the Board authorized the repurchase of an additional 10% of shares.


ASB OPENS ITS FIRST SUPERMARKET BRANCH OFFICE

In August, Abington Savings Bank opened the first of three planned supermarket branches. Located in a new shopping plaza along busy Rte. 3A in Cohasset, the branch, which is open seven days a week, met with immediate success and easily achieved its year end deposit target.

YEAR END STOCK PRICE PER SHARE

Our solid performance continues to favorably impact our stock price
                                                          [YEAR END STOCK PHOTO]

1992:    $ 4.25
1993:    $ 5.75
1994:    $ 6.00
1995:    $ 8.63
1996:    $ 9.75
1997:    $21.00

Net Overhead

Our net overhead continues to decrease         [NET OVERHEAD PHOTO]

1992:    2.37%
1993:    2.31%
1994:    2.18%
1995:    2.05%
1996:    1.88%
1997:    1.81%

OUR BUSINESS BANKING
DIVISION HAS TAKEN
A LARGE BITE OUT OF THE
SOUTH SHORE'S BUSINESSES.

                          [ABINGTON APPLE (#2) PHOTO]

GROWING THE FRANCHISE

     One of the most exciting developments for Abington Savings Bank in 1997 was the launch of our first supermarket branch which opened in Cohasset in August. Two more supermarket branches will follow in 1998, in Hanson and Randolph. We are extremely pleased to be working on this new initiative with Shaw's Supermarkets, an organization with a strong reputation for quality and value.

     These supermarket branches are an important and highly efficient mechanism for extending our franchise to give us a greater presence throughout the South Shore. Equally important, they are a natural tie-in with our strategy to increase our core retail deposit relationships. Highly cost-effective, these branches enable us to deliver a full array of services at a place and with hours that are extremely convenient to customers. We've received a positive reception in Cohasset and anticipate equal success with the additional supermarket branches set to open this year.

     Just as the supermarket branches are designed to provide the type of one-stop shopping experience that consumers increasingly demand these days, the reorganization of our Consumer Lending Department last year also provided an important convenience to customers. While our Loan Center in Whitman continues to serve as a processing center, we now have loan specialists working in each branch, bringing these important services closer to our customers. Placing the loan specialists in the branches also gives rise to more opportunities for efficient cross-selling, thereby reinforcing the sales culture we have worked hard to build over the past few years.

     As a result of this reorganization, our retail lending operation experienced strong profitability and exceeded its lending targets. Throughout the year, many homeowners sought to take advantage of the prevailing low interest rates to refinance their mortgages. We anticipate this market will remain strong in 1998, and we expect the market for first mortgages to grow as interest in South Shore housing continues to build, thanks in part to the return of the commuter rail which runs through the heart of our market area.

     At the same time we are reaching out to a broader customer base with supermarket branches and more convenient loan service locations, more and more customers are taking advantage of our growing range of 24-hour telebanking services. Last year, our telebanking system averaged 30,000 calls per month, a remarkable increase from the 6,000 calls per month we were receiving just two years ago. Significant numbers of people are taking advantage of our telebanking capabilities by opening deposit and checking accounts or initiating loans via this fast, efficient and highly convenient method. In 1998, we will make yet another technological advance by offering remote access banking via personal computers to our business customers.

     All of these positive developments in our retail banking operation-- especially the tremendous success of our High Performance Checking Program, which has produced a 129% increase in the number of checking accounts since the program was introduced in March 1995--have lead to a need to expand and renovate our branch facilities to serve this constantly growing customer base. Much of this work has already been accomplished over the past two years and more will come during the next 12 to 18 months when we will be expanding our banking offices and facilities to provide faster and more efficient customer service.


NON-PERFORMING ASSETS (dollars in thousands)

Our non-performing assets have decreased which is indicative of our asset
quality          [NON-PERFORMING ASSETS PHOTO]

1992:    $10,828
1993:    $ 7,840
1994:    $ 6,674
1995:    $ 1,798
1996:    $ 1,672
1997:    $   978

OUR PIECE OF THE
RETAIL BANKING PIE HAS
GREATLY INCREASED.

                              [BANKING PIE PHOTO]

BUSINESS BANKING SUCCESS CONTINUES

     In 1997, the talented Business Banking team we put in place in 1996 continued to increase the presence and reputation of Abington Savings Bank throughout our market's business community. The previously mentioned 61% increase in our business lending portfolio was the very favorable result of their efforts. Equally important, despite the highly competitive lending environment that prevailed in the region in 1997, we continued to place loans of high quality with good yields, a direct result of the extensive experience of our lending staff.

     Looking ahead, we will work to continue the expansion of Business Banking at Abington Savings Bank, with the growth in our lending portfolio continuing to be funded by core deposit growth. We will work to improve the margin between loan cost and yield, although we expect this to be more challenging in 1998. At the same time that the competition for good quality lending opportunities continues to increase in our region, the yield curve has dramatically flattened. However, we are confident that our strong focus on providing top-quality service to businesses seeking financing will continue to enable us to compete effectively.

ON THE HORIZON

     As always, risk management continues to be a primary focus of our efforts at Abington Savings Bank. Along with the rest of the business world, we took steps in 1997 to begin to address any potential software problems related to the so-called "year 2000 problem." Based on an extensive review of our internal systems, we believe our analysis and reporting mechanisms are sound, and we have a plan in place to deal with remaining issues involving the companies that provide us with software.

     As we continue to build on the successful business strategies that accounted for the strong year we experienced in 1997, we also will pay considerable attention to the need to move beyond traditional banking to offer customers greater convenience and value through one-stop shopping for a full range of financial services. This truly is the wave of the future, and Abington Savings Bank intends to be a strong competitor by expanding into new, complimentary areas, which may include mutual funds, property and casualty insurance, and trust and financial planning services.

BENEFIT FOR CARDINAL CUSHING SCHOOL

The proceeds of our highly successful 2nd Annual St. Patrick's Day Dance to benefit the Cardinal Cushing School and Training Center in Hanover enabled the graduating class to enjoy a visit to Disney World. We are extremely proud of this important community partnership and take great joy from the support we're able to give to these wonderful children.

TOTAL ASSETS (dollars in thousands)

Our total assets continue to grow              [TOTAL ASSETS PHOTO]

1992:  $315,048
1993:  $347,354
1994:  $421,833
1995:  $460,492
1996:  $486,958
1997:  $531,986

NET-INTEREST INCOME (dollars in thousands)

Our net-interest income continues to increase

1992: $ 9,648       [NET INTEREST INCOME PHOTO]
1993: $11,289
1994: $12,733
1995: $13,727
1996: $14,815
1997: $16,206

     Thanks to the strength of the customer base that High Performance Checking has enabled us to build over the past two years, we are extremely well positioned to take advantage of the numerous cross-selling opportunities that an expansion of our products and services will provide. By improving our ability to analyze the extensive customer data to which we now have access, we will be able to efficiently develop and market new products and services that will strengthen our customer relationships and improve our financial results still further over the long term.

     Finally, in 1998 we will continue to take an active interest in the broader well-being of the communities we serve. We are especially pleased that in 1997, our employees donated $15,000 through payroll deductions to the Cardinal Cushing School and Training Center, which is the focus of a major partnership for the Bank. We also hosted our 2nd Annual St. Patrick's Day Dance fund-raiser for the school, an event that made it possible for the school to send the graduating class of 22 exceptional children on the trip of a lifetime to Disney World.
This relationship is a significant unifying influence for our staff, our customers and our business partners, and along with the many other community donations we make, serves to remind us of the importance of giving back to the people who live in the towns we serve.

     I would be remiss if I did not note that 1997 marked the final full year of service for an outstanding Board member, Robert J. Armstrong. He will step down from the Board at our 1998 Annual Meeting, having reached the mandatory retirement age. Bob has served this organization since 1971, longer than any other current director. Throughout this lengthy tenure, he has always taken his responsibility to shareholders extremely seriously, as shown by his excellent preparation for meetings and his willingness to regularly challenge management, as a good director should. As a successful business person and a great family man, Bob has also been a tremendous role model for everyone at Abington Savings Bank. On behalf of my fellow Board members, I wish to express our gratitude for his unstinting dedication through the years.

     As always, I also wish to thank all the rest of the Board of Directors and all of our employees for helping to make 1997 a successful year on many fronts for our organization. I am confident that, working together, we will continue to build on this success in 1998.

Respectfully submitted,

/s/ James P. McDonough

James P. McDonough

President and Chief Executive Officer

LOANS (dollars in thousands)

High sales in home equity and business loans           [LOANS PHOTO]

1992:  $186,520
1993:  $199,807
1994:  $235,614
1995:  $260,585
1996:  $298,970
1997:  $330,792

DEPOSITS (dollars in thousands)

Deposits are up due to totally free checking           [DEPOSITS PHOTO]

1992:  $202,105
1993:  $209,911
1994:  $246,843
1995:  $280,070
1996:  $300,445
1997:  $324,934

The Bank considers its
principal market area to be
Plymouth County,
Massachusetts,
primarily
Hull,
Cohassett,
Holbrook,
Abington,
Whitman,
Pembroke,
Halifax, and
Kingston,
where it has
banking offices.

      [MAP OF BOSTON WITH ARROWS TO THE TOWNS OF HULL, COHASSET, HOLBROOK,
                ABINGTON, WHITMAN, PEMBROKE, HALIFAX, KINGSTON]

FINANCIAL HIGHLIGHTS

----------------------------------------------------------------------------------------------------------------------
  At December 31,                                            1997        1996        1995         1994         1993
----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)

Balance Sheet Data:
Total assets                                               $531,986    $486,958    $460,492     $421,833     $347,354
Total loans, net                                            330,792     298,970     260,585      235,614      199,807
Investment securities (1)                                    47,187      31,950      33,343       28,328       15,915
Mortgage-backed investments                                 126,016     131,184     138,937      133,882      113,052
Deposits                                                    324,934     300,445     280,070      246,843      209,911
Borrowed funds                                              165,910     147,524     145,609      134,155      106,921
Stockholders' equity                                         36,321      33,546      30,561       28,366       27,869
Book value per share (2)                                       9.99        8.86        8.11         7.57         7.45


----------------------------------------------------------------------------------------------------------------------
  Years Ended December 31,                                   1997        1996        1995         1994         1993
----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data) (2)

Operating Data:
Interest and dividend income                               $ 36,297     $34,332    $ 31,949     $ 27,082     $ 23,591
Interest expense                                             20,091      19,517      18,222       14,349       12,302
                                                           --------    --------    --------     --------     --------

Net interest income                                          16,206      14,815      13,727       12,733       11,289

Provision for possible loan losses                              630         480       2,233          610          720
                                                           --------    --------    --------     --------     --------
Non-interest income:
 Loan servicing fees                                            558         646         713          646          617
 Customer service fees                                        3,276       2,412       1,644        1,050          759
 Gain (loss) on sales of securities                             540         495         181          322          459
 Gain on sales of loans, net                                    236         315         453          389          890
 Write-down of limited partnership                                -           -        (110)           -            -
 Net gain (loss) on sales and write-down
    of other real estate owned                                  109          67         (92)          (2)        (478)
 Other                                                          267         242         119           56           40
                                                           --------    --------    --------     --------     --------
  Total non-interest income                                   4,986       4,177       2,908        2,461        2,287
                                                           --------    --------    --------     --------     --------
Non-interest expenses                                        13,505      12,840      11,955       10,255        8,771
                                                           --------    --------    --------     --------     --------
Income before income taxes and cumulative
 effect of accounting change                                  7,057       5,672       2,447        4,329        4,085
Provision for income taxes                                    2,679       2,139       1,018        1,586        1,556
                                                           --------    --------    --------     --------     --------
Income before cumulative effect
 of accounting change                                         4,378       3,533       1,429        2,743        2,529
Cumulative effect of accounting change                            -           -           -            -          650
                                                           --------    --------    --------     --------     --------
   Net income                                              $  4,378    $  3,533    $  1,429     $  2,743     $  3,179
                                                           ========    ========    ========     ========     ========
Basic:
Earnings per share before cumulative
  effect of accounting change                              $   1.18    $    .94    $    .38     $    .73     $    .68
Cumulative effect of accounting change                            -           -           -            -          .17
                                                           --------    --------    --------     --------     --------
Basic earnings per share                                   $   1.18    $    .94    $    .38     $    .73     $    .85
                                                           ========    ========    ========     ========     ========
Diluted:
Earnings per share before cumulative
 effect of accounting change                               $   1.10    $    .89    $    .37     $    .70     $    .66
Cumulative effect of accounting change                            -           -           -            -          .17
                                                           --------    --------    --------     --------     --------
Diluted earnings per share                                 $   1.10    $    .89    $    .37     $    .70     $    .83
                                                           ========    ========    ========     ========     ========
Dividends per share                                        $    .20    $    .20    $    .20     $    .20          $ -
                                                           ========    ========    ========     ========     ========

ABINGTON BANCORP, INC.                    9                   1997 ANNUAL REPORT

----------------------------------------------------------------------------------------------------------------------
  Years Ended December 31,                                   1997        1996        1995         1994         1993
----------------------------------------------------------------------------------------------------------------------
Selected Ratios:
Return on average total assets                                .87%         .74%        .33%          .70%       .95%
Interest rate spread                                         3.29         3.14        3.14          3.32       3.37
Return on average equity                                    12.59        11.00        4.68          9.23      11.73
Dividend payout ratio                                       16.90        21.34       52.62         27.34          -
Average equity to average total assets                       6.94         6.69        7.00          7.61       8.10

(1)  Includes Federal Home Loan Bank stock.

(2) The Company declared a 2-for-1 stock split in the form of a dividend to holders of record on November 14, 1997. All share and per share data have been adjusted to reflect this transaction.

ABINGTON BANCORP, INC.                    10                  1997 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

Abington Bancorp, Inc. (the "Company"), became the one-bank holding company for the Abington Savings Bank (the "Bank") on January 31, 1997. The Company's primary business is serving as the holding company of the Bank. The holding company did not conduct any business in fiscal 1996.

The Company's results of operations depend primarily on its net interest income after provision for possible loan losses, its revenue from loan fees and sales and other banking services and non-interest expenses. The Company's net interest income depends upon the net interest rate spread between the yield on the Company's loan and investment portfolios and the cost of funds, consisting primarily of interest expense on deposits and Federal Home Loan Bank advances. The interest rate spread is affected by the match between the maturities or repricing intervals of the Company's assets and liabilities, economic factors influencing general interest rates, prepayment on loans and mortgage-backed investments, loan demand and savings flows, as well as the effect of competition for deposits and loans. The Company's net interest income is also affected by the performance of its loan portfolio and in particular, the level of non-earning assets. Revenues from loan fees and other banking services depend upon the volume of new transactions and the market level of prices for competitive products and services. Non-interest expenses depend upon the efficiency of the Company's internal operations and general market and economic conditions.

On June 26, 1995, the Company acquired a branch in Holbrook ("Holbrook") from the Bank of Boston. Additionally, in August 1997, the Company also opened, in Cohasset, the first of three planned de novo supermarket branches, with Randolph and Hanson scheduled to open in 1998. This acquisition and expansion into supermarket banking is consistent with the Company's strategy of controlled growth with a focus on core retail deposit relationships and will enable the Company to have a greater regional presence.

NET INTEREST INCOME

Net interest income is affected by the mix and volume of assets and liabilities, and levels of prepayment primarily on loans and mortgage-backed investments, the movement and level of interest rates, and interest spread, which is the difference between the average yield received on earning assets and the average rate paid on deposits and borrowings. The Company's net interest rate spread was 3.29% and 3.14% for the years ended December 31, 1997 and 1996.

The level of non-accrual loans and other real estate owned also has an impact on net interest income. At December 31, 1997, the Company had $622,000 in non-accrual loans and $265,000 in other real estate owned compared to $1,028,000 in non-accrual loans and $500,000 in other real estate owned as of December 31, 1996.

The Company's cost of funds remained essentially flat in 1997 from 1996 levels, as total cost of funds was 4.65% in 1997 as compared to 4.68% in 1996. The relatively low rates paid on deposit accounts by banks in general, compared with generally historically high returns received in the equity market and from non-bank competitors, such as mutual funds, continue to make deposit growth an increasing challenge as some customers began to seek these alternate, higher yielding investment sources. Management continues to re-evaluate other funding alternatives and also the rates paid, compared to market, on time deposits and other deposit gathering strategies. These conditions, in part, caused an increase in borrowed funds in 1997 as compared to 1996 but have not had an adverse impact on overall cost of funds as generally the Company has not paid a premium rate to attract time deposits. Management believes that prudent deposit growth will continue to be a challenge in the future and may adversely impact cost of funds in the future.

The table on the following page presents average balances, interest income and expense and yields earned or rates paid on the major categories of assets and liabilities for the years indicated.

ABINGTON BANCORP, INC.                    11                  1997 ANNUAL REPORT

------------------------------------------------------------------------------------------------------------------------------------
    Years Ended December 31,                         1997                            1996                            1995
------------------------------------------------------------------------------------------------------------------------------------
                                       Average                 Yield/    Average               Yield/   Average               Yield/
                                       Balance     Interest     Rate     Balance   Interest     Rate    Balance    Interest    Rate
                                       ---------------------------------------------------------------------------------------------
(Dollars in thousands)

Assets
 Earning assets:
 Federal funds sold                    $    544     $    34     6.25%    $    614   $    37     6.03%   $    621    $    42    6.76%
 Other short-term investments               221          16     7.24           75         4     5.33         434         25    5.76
 Bonds and obligations (2)               25,025       1,775     7.09       23,489     1,512     6.44      23,774      1,536    6.46
 Equity securities (1)                   11,987         589     4.91       10,966       556     5.07      10,300        574    5.57
 Mortgage-backed investments (2)        132,721       9,045     6.82      137,166     9,245     6.74     137,007      8,984    6.56
 Loans (3)                              304,925      24,838     8.15      282,530    22,978     8.13     243,949     20,788    8.52
                                       --------     -------              --------   -------             --------    -------
  Total earning assets                  475,423      36,297     7.64      454,840    34,332     7.55     416,085     31,949    7.68
                                       --------     -------              --------   -------             --------    -------
 Cash and due from banks                  9,786                             8,348                          7,028
 Other assets                            16,227                            16,891                         13,746
                                       --------                          --------                       --------
   Total assets                        $501,436                          $480,079                       $436,859
                                       ========                          ========                       ========

Liabilities and Stockholders' Equity
 Interest-bearing liabilities:
  NOW deposits                         $ 37,256     $   577     1.55%    $ 33,392   $   516     1.55%   $ 26,083    $   402    1.54%
  Savings deposits                       97,786       2,168     2.22       95,661     2,287     2.39      94,328      2,301    2.44
  Time deposits                         145,152       8,312     5.73      136,541     7,939     5.81     121,126      6,978    5.76
                                       --------     -------              --------   -------             --------    -------
   Total interest-bearing deposits      280,194      11,057     3.95      265,594    10,742     4.04     241,537      9,681    4.01

  Short-term borrowings                  45,833       2,557     5.58       66,790     3,733     5.59      73,719      4,546    6.17
  Long-term debt                        105,950       6,477     6.11       84,977     5,042     5.93      66,614      3,995    6.00
                                       --------     -------              --------   -------             --------    -------
   Total interest-bearing liabilities   431,977      20,091     4.65      417,361    19,517     4.68     381,870     18,222    4.77
                                                    -------              --------                       --------
Non-interest-bearing deposits            29,447                            25,223                         19,584
                                       --------                          --------                       --------
   Total deposits and
    borrowed funds                      461,424                 4.35      442,584               4.41     401,454               4.54

 Other liabilities                        5,239                             5,385                          4,847
                                       --------                          --------                       --------
 Total liabilities                      466,663                           447,969                        406,301
 Stockholders' equity                    34,773                            32,110                         30,558
                                       --------                          --------                       --------
   Total liabilities and
    stockholders' equity               $501,436                          $480,079                       $436,859
                                       ========                          ========                       ========

Net interest income                                 $16,206                         $14,815                         $13,727
                                                    =======                         =======                         =======
Interest rate spread (4)                                        3.29%                           3.14%                          3.14%
                                                                ====                            ====                           ====
Net yield on earning assets (5)                                 3.41%                           3.26%                          3.30%
                                                                ====                            ====                           ====


(1) Includes Federal Home Loan Bank stock, investments held for investment and available for sale (at amortized cost).

(2)  Includes investments available for sale (at amortized cost).

(3) Non-accrual loans net of reserve for possible loan losses and loans held for sale are included in average loan balances.

(4) Interest rate spread equals the yield on average earning assets minus the yield on average deposits and borrowed funds.

(5) Net yield on earning assets equals net interest income divided by total average earning assets.

ABINGTON BANCORP, INC.                    12                  1997 ANNUAL REPORT

RATE/VOLUME ANALYSIS

The following table presents, for the periods indicated, the changes in interest income and in interest expense attributable to the change in interest rates and the change in the volume of earning assets and interest-bearing liabilities. The change attribute able to both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

-------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                            1997 vs 1996                              1996 vs 1995
-------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                           Increase (decrease)                        Increase (decrease)

                                           Due to       Due to                        Due to      Due to
                                           Volume         Rate        Total           Volume        Rate        Total
                                           ---------------------------------          --------------------------------
Interest and dividend income:
 Loans                                     $ 1,824       $  36       $ 1,860           $3,171       $(981)      $2,190
 Bonds and obligations                         103         160           263              (18)         (6)         (24)
 Equity securities                              51         (18)           33               36         (54)         (18)
 Mortgage-backed
  investments                                 (302)        102          (200)              10         251          261
 Federal funds sold                             (4)          1            (3)               -          (5)          (5)
 Interest-bearing deposits
  in banks                                      10           2            12              (19)         (2)         (21)
                                           -------       -----       -------           ------       -----       ------
  Total interest and
   dividend income                           1,682         283         1,965            3,180        (797)       2,383
                                           -------       -----       -------           ------       -----       ------
Interest expense:
 NOW deposits                                   60           1            61              113           1          114
 Savings deposits                               50        (169)         (119)              32         (46)         (14)
 Time deposits                                 495        (122)          373              896          65          961
 Short-term borrowings                      (1,170)         (6)       (1,176)            (407)       (406)        (813)
 Long-term debt                              1,278         157         1,435            1,090         (43)       1,047
                                           -------       -----       -------           ------       -----       ------
  Total interest expense                       713        (139)          574            1,724        (429)       1,295
                                           -------       -----       -------           ------       -----       ------
Net interest income                        $   969       $ 422       $ 1,391           $1,456       $(368)      $1,088
                                           =======       =====       =======           ======       =====       ======


COMPARISON OF THE YEARS ENDED DECEMBER 31, 1997 AND 1996

GENERAL

Net income for the year ended December 31, 1997 was $4,378,000 or $1.10 per diluted share compared to $3,533,000 or $.89 per diluted share in 1996, an increase of $845,000 or 23.9%. The growth in earnings is generally attributable to increased net interest income, increases in customer service fee revenues and controlled growth in non-interest expenses.

INTEREST AND DIVIDEND INCOME

Interest and dividend income increased $1,965,000 or 5.7% during 1997 as compared to 1996. This increase was attributable to increases in earning assets, particularly loans, and increases in the rates earned on investment securities, including mortgage-backed investments and loans. The balance of average earning assets was $475,423,000 in 1997 as compared to $454,840,000 in 1996, an increase of $20,583,000 or 4.5%. This increase was generally caused by growth in the Company's commercial loan portfolio in 1997 which had an average balance of approximately $37,543,000 in 1997 as compared to $22,515,000 in 1996, an increase of $15,028,000 or 66.7%. This increase is consistent with management's strategy of diversifying the Company's asset-mix by increasing loan growth, particularly higher yielding commercial loans. The remaining asset growth was generated from residential loan purchases and originations partially offset by decreases in the Company's investment and mortgage-backed securities portfolios. The combined average balance of investments, including equity and mortgage-backed securities, decreased to $169,733,000 in 1997, a decrease of approximately $1,888,000 or 1.1% from 1996 average levels of $171,621,000. See "Liquidity and Capital Resources" and "Asset/Liability Management" for a further discussion of the Company's investment strategies. As a result of this strategy, the average yield on interest earning assets increased in 1997 to 7.64% from 7.55% in 1996. Yields on loans increased slightly to 8.15% in 1997 from 8.13% in 1996. Increases due to greater concentrations of commercial loans generally offset the declining interest rates on residential mortgage loans originated/ purchased over the second half of 1997 as well as declining yields on those portfolios as the result of customer refinancings into lower yielding loans. The yields on investment, excluding equities, and mortgage-backed securities portfolios were 7.09% and 6.82%, respectively, as compared to 6.44% and 6.74%, respectively, in 1996. This increase in yield, despite the generally declining long-term interest rate environment, was achieved through the sale of various lower yielding securities held by the Company in its portfo-


ABINGTON BANCORP, INC.                    13                  1997 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

lio of securities available for sale and the acquisition of securities at higher yields, primarily during the second half of 1996 and the first 9 months of 1997.

INTEREST EXPENSE

Interest expense in 1997 increased $574,000 or 2.9% as compared to 1996 generally due to increases in deposit balances and higher rates paid on borrowed funds. This increase was partially offset by decreases in the average rates paid on deposits. The average balance of core deposits (NOW accounts, savings and money markets) and time deposits rose to $164,489,000 and $145,152,000, respectively, in 1997 as compared to $154,276,000 and $136,541,000, respectively, in 1996 for increases of $10,213,000 (or 6.6%) and $8,611,000 (or 6.3%), respectively. These increases reflect the success of management's strategy to attract retail, core deposit relationships and increasing deposit balances. The overall cost of interest bearing deposits decreased to 3.95% in 1997 from 4.04% in 1996 despite a continued competitive market for deposit relationships. This is generally attributable to the Company's continued growth in less expensive core deposit accounts as well as decreases in overall rates paid on time deposits. While rates paid on time deposits have generally remained flat for most of 1997, the overall cost has declined due to customers shifting to shorter-maturity time deposits. The trend of shorter-term time deposits is expected to continue in future periods should the current rate environment continue with longer-term interest rates remaining relatively low in comparison to short-term rates. The Company will manage its cost of deposits by continuing to seek new methods of acquiring core deposits, by maintaining its current core deposits at reasonable rates in comparison to local markets and by utilizing funding alternatives, including borrowings.

Average balances of borrowed funds remained flat at $151,783,000 in 1997 as compared to $151,767,000 in 1996. The overall weighted cost of borrowed funds increased to 5.95% in 1997 from 5.78% in 1996. This increase in cost of borrowed funds was generally due to management's decision to extend approximately $28,000,000 of borrowings from short-term to longer-term maturities at the end of the first quarter of 1997. This strategy in part offset the trend of growth in shorter-term maturity time deposits, as noted above, and provided further protection against potential rising interest rates. The Company will continue to evaluate the use of borrowings as an alternative funding source for asset growth in future periods. See "Asset/Liability Management" for further discussion of the competitive market for deposits and overall strategies for uses of borrowed funds.

NON-INTEREST INCOME

Total non-interest income increased $809,000 or 19.4% in 1997 as compared to 1996. Customer service fees, which were $3,276,000 in 1997 as compared to $2,412,000 in 1996, increased $864,000 or 35.8%. This increase is consistent with increases in core deposit accounts, particularly NOW and checking accounts. Non-interest income was also favorably impacted by the sales of various other real estate owned properties at better than anticipated prices. Income related to the sales of other real estate owned was $109,000 in 1997 and $67,000 in 1996.

Gains on securities were $540,000 in 1997, an increase of $45,000 or 9.1% over 1996 levels. These gains were reflective of the strong equity markets experienced over the past 2 years.

Gains on sales of mortgages and loan servicing income decreased during 1997 to $236,000 and $558,000, respectively, from $315,000 and $646,000, respectively, in 1996. This reflects management's decision in 1996 to sell most of its residential loan production on a servicing released basis, as well as fewer loans being originated for sale in 1997. The average balances of loans serviced for others declined to $224,450,000 in 1997 from $235,949,000 in 1996, a decline of 4.9%. The loan servicing income for 1997 was further negatively impacted by the accelerated amortization of mortgage servicing rights (approximately $76,000) given the acceleration of estimated prepayments on the related loan servicing pools. Declining trends in loan servicing income are expected to continue due to the Company's current strategy of selling wholesale mortgage production on a servicing released basis.

NON-INTEREST EXPENSE

Non-interest expense for 1997 increased $665,000 or 5.2% over 1996 levels. Salaries and employee benefits increased 9.6% or $585,000 generally due to increases in health insurance costs and staffing levels of the Company's business banking and retail areas, including the Cohasset supermarket branch. Additionally, costs associated with the Company's employee stock plan and other incentive compensation expenses increased by approximately $280,000 over 1996 levels as the result of the increase in the Company's stock price during 1997 and also because certain performance-related incentives were met as a result of the improved financial performance of the Company in 1997.

Occupancy and equipment expenses increased $46,000 or 1.9% primarily due to the opening of the Cohasset branch and other minor inflationary increases. Other non-interest expenses increased $34,000 or .8%, primarily as the result of increased advertising expenses and other costs associated with the Company's retail banking efforts and the opening of the Cohasset branch.

PROVISION FOR POSSIBLE LOAN LOSS

The provision for possible loan losses was $630,000 for 1997 as compared to $480,000 for 1996. This increase of $150,000 primarily reflects the increased risk associated with increases in the Company's commercial loan portfolio as compared to residential lending.

PROVISION FOR INCOME TAXES

The Company's effective income tax rate for 1997 was 38.0% compared to 37.7% for 1996. The lower effective tax rate in comparison to statutory rates for both periods is reflective of the levels of income earned by certain non-bank subsidiaries which are taxed, for state tax purposes, at lower rates.


ABINGTON BANCORP, INC.                    14                  1997 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1996 AND 1995

GENERAL

Net income for the year ended December 31, 1996 was $3,533,000 or $.89 per diluted share compared to $1,429,000 or $.37 per diluted share in 1995, an increase of $2,104,000 or 147.2%. The key factor impacting the level of earnings for 1995 was management's decision to aggressively dispose of a significant portion of the Company's non-accrual and certain "high maintenance" loans which resulted in a special provision for loan losses of $1,654,000 and increases in other non-interest expenses of $150,000 due to other related costs during 1995. The overall improvement in net income from core operating activities in 1996 as compared to 1995 was mainly attributable to increases in customer service fees and net interest income.

INTEREST AND DIVIDEND INCOME

Interest and dividend income increased $2,383,000 or 7.5% during 1996 as compared to 1995. This increase was attributable to increases in earning assets that were partially offset by general decreases in the rates earned on those assets. The balance of average earning assets was $454,840,000 in 1996 as compared to $416,085,000 in 1995, an increase of $38,755,000 or 9.3%. The increase in average earning assets was primarily due to increases in the Company's loan portfolio which grew from an average balance of $243,949,000 in 1995 to $282,530,000 in 1996, an increase of $38,581,000 or 15.8%. This increase was primarily due to the acquisition of various residential loan pools made throughout the year. See "Liquidity and Capital Resources" and "Asset/Liability Management" for further discussion of the Company's investment strategies. The average yield on interest earning assets declined in 1996 to 7.55% as compared to 7.68% in 1995 due to overall declines in the yields on loans originated and purchased. The yield on loans for 1996 was 8.13% as compared to 8.52% in 1995. These declines were generally caused by continued declines in interest rates from 1995 through the first 4 months of 1996, which impacted new purchases/originations as well as generating higher prepayments on higher yielding loans held in the Company's portfolio over the same period. Yields on mortgage-backed securities increased from 6.56% in 1995 to 6.74% in 1996 due to a combination of favorable yield adjustments on adjustable rate mortgage-backed securities as well as the result of higher yields obtained due to certain investment purchases which took place in the third quarter of 1996 which replaced lower yielding securities which were sold in the same period.

INTEREST EXPENSE

Interest expense in 1996 increased $1,295,000 or 7.1% as compared to 1995 generally due to increases in the average balances of time deposits and borrowings and overall growth in the Company's core deposit portfolio. The average balances of deposits and borrowed funds were $290,817,000 and $151,767,000, respectively, in 1996 as compared to $261,121,000 and
$140,333,000, respectively, in 1995. The increases in average deposit balances was primarily due to the acquisition of the Holbrook branch in June 1995 (represents approximately $8 million of the increase in average balances) and other general deposit growth which reflected management's continued focus on expanding the Company's core deposit base. The average balances of interest bearing NOW and non-interest bearing deposits accounts increased $12,948,000 or 28.4% in 1996 (of which approximately $2 million related to Holbrook). This was generally reflective of the Company's success in its focused promotion activities to attract checking accounts in 1996. Also, the average balances of time deposits increased 12.7% or $15,415,000 in 1996 as compared to 1995 which was generally reflective of customers' desire to attain higher yields than were being offered by banks' core deposit rates in the Company's market area. Also, the weighted average of borrowings increased $11,434,000 in 1996 as compared to 1995 generally due to the timing of various loan purchases in 1995 and 1996. Overall balances of borrowings outstanding at December 31, 1996 were $147,524,000 which was relatively consistent with the $145,609,000 outstanding at December 31, 1995.

The weighted average rate paid on interest-bearing liabilities was 4.68% in 1996 as compared to 4.77% in 1995. The weighted average rate paid on interest-bearing deposits was 4.04% in 1996 as compared to 4.01% in 1995. This increase was generally attributable to increases in the weighted average rate paid on time deposits in 1996 as compared to 1995, and the fact that the 1996 average rate reflects the full year impact of the shift of approximately $10 million of core deposits to certificates of deposit during the first half of 1995. This shift was representative of customers' desire, given the market's unwillingness to increase the rates paid on core deposits, to find higher yields for their deposits. While rates paid on certificates of deposit declined somewhat from early 1995 to the end of 1996, the potential impact of such rate changes had not been fully reflected in the Company's cost of funds in 1996 given that the rates paid on certificates of deposit are generally fixed for the duration of the contract.

As of December 31, 1996, the weighted average rate paid on certificates of deposit with a remaining term of 1 year or less (totaling approximately $89,073,000) was approximately 5.49%. If those certificates had rolled over for similar remaining terms at the rates offered as of December 31, 1996, the weighted average paid on such deposits would decline to approximately 4.86%. See "Asset/Liability Management" for further discussion of the competitive market for deposits.

The weighted average rate paid on borrowings decreased to 5.78% in 1996 from 6.09% in 1995. This decrease generally coincided with decreases in rates established by the Federal Reserve in early 1996. See "Liquidity and Capital Resources" for further discussion of the Company's borrowed funds.

NON-INTEREST INCOME

Total non-interest income increased $1,269,000 or 43.6% in 1996 as compared to 1995. Customer service fees, which were $2,412,000 in 1996 as compared to $1,644,000 in 1995, increased $768,000 or 46.7%. This increase was primarily attributable to growth in core deposit accounts, particularly NOW and checking account portfolios in 1996. The Company also realized net gains on sales of other real estate owned of $67,000 in 1996 as compared to net losses of $92,000 in 1995. This was reflective of improved market conditions for properties held in other real estate owned in 1996 as compared to 1995 and the overall reduced risk on the valuation of properties that the Company held in other real estate owned in 1996 as compared to 1995. Additionally, the Company wrote-off a real estate limited partnership investment, in full, in 1995 for which there was no corresponding write-down in 1996.

The growth in non-interest income was also affected by increases in gains on sales of securities which were $495,000 in 1996 as compared to $181,000 in 1995. These gains were generally reflective of the strong equity market in 1996 and were also net of losses taken on sales of lower yielding mortgage-backed securities which was done as part of an effort to increase future yields on that portfolio. Non-interest income was adversely impacted by decreases in gains on sales of mortgages from $453,000 in 1995 to $315,000 in 1996. The results for 1995 were favorably impacted by a gain of approximately $175,000 on the sale of approximately $7,200,000 of seasoned 20-year and 30-year fixed rate mortgages. Excluding the impact of

ABINGTON BANCORP, INC.                    15                  1997 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS


this sale, the gains on sales of mortgages were actually $37,000 less in 1995 than those levels in 1996. This was in part due to the Company's prospective adoption of FASB No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS No. 122") as of January 1, 1996. See Note 1 to the Consolidated Financial Statements for further discussion. Loan servicing fees also declined $67,000 or 9.4% in 1996 as compared to 1995 due to general declines in the balances of loans serviced for others which were $252,940,000 at December 31, 1995 as compared to $235,949,000 at December 31, 1996.

NON-INTEREST EXPENSE

Non-interest expense increased by $885,000 or 7.4% in 1996 as compared to 1995. Salaries and employee benefits increased 7.8% or $440,000 primarily due to the acquisition of the Holbrook branch in June 1995 and other cost of living or inflationary increases for salaries of employees and other related costs. Occupancy expense increased $364,000 or 18.1% primarily due to costs associated with additional investments in and higher maintenance costs associated with the Company's computer system and the acquisition of the Holbrook branch. Other non-interest expenses also increased $81,000 or 1.88%, generally due to increased marketing efforts associated with Holbrook and other checking account promotions which were partially offset by decreases of approximately $150,000 in other costs which were incurred in 1995 related to the Company's sale of certain non-accrual and "high maintenance" loans. The Company also benefited from declines in the FDIC assessment rate in 1996 as compared to 1995. In 1996, the Bank paid FDIC assessments at the minimum rate available of $2,000 per year. In 1995, the Bank also paid the lowest available rate; however, the rate of assessment was $.23 per $100 of deposits for the first 6 months of 1995 and $.04 per $100 of deposits per annum for the second half of 1995.

PROVISION FOR POSSIBLE LOAN LOSSES

The provision for possible loan losses was $480,000 for 1996 as compared to $2,233,000 for 1995. The decrease of $1,753,000 primarily reflects provisions taken in connection with the Company's sale of certain non-performing and "high maintenance" loans at a discounted price in the third quarter of 1995 for which there was no corresponding provision in 1996.

PROVISION FOR INCOME TAX

The Company's effective tax rate for 1996 was 37.7% as compared to 41.6% in 1995. The decrease in the effective tax rate from 1995 was due to certain statutory tax limitations associated with the state tax benefits related to the loss on sales of loans and the effect of estimated tax recapture associated with management's write-off of a real estate limited partnership investment during 1995. The decrease in the effective tax rate for 1996 in comparison to statutory rates is generally reflective of the levels of income earned by certain non-bank subsidiaries which are taxed for state tax purposes at lower rates.

ASSET/LIABILITY MANAGEMENT

The objective of asset/liability management is to ensure that liquidity, capital and market risk are prudently managed. Asset/liability management is governed by policies reviewed and approved annually by the Company's Board of Directors (Board). The Board delegates responsibility for asset/liability management to the corporate Asset/Liability Management Committee (ALCO). ALCO sets strategic directives that guide the day-to-day asset/liability management activities of the Company. ALCO also reviews and approves all major funding, capital and market risk-management programs. ALCO is comprised of members of management and executive management of the Company and the Bank.

Interest rate risk is the sensitivity of income to variations in interest rates over both short-term and long-term time horizons. The primary objective of interest rate risk management is to control this risk within limits approved by the Board and by ALCO. These limits and guidelines reflect the Company's tolerance for interest rate risk. The Company attempts to control interest rate risk by identifying potential exposures and developing tactical plans to address such potential exposures. The Company quantifies its interest rate risk exposures using sophisticated simulation and valuation models, as well as a more simple gap analysis. The Company manages its interest rate exposures by generally using on-balance sheet strategies, which is most easily accomplished through the management of the durations and rate sensitivities of the Company's investments, including mortgage-backed securities portfolios, and by extending or shortening maturities of borrowed funds. Additionally, pricing strategies, asset sales and, in some cases, hedge strategies are also considered in the evaluation and management of interest rate risk exposures.

The Company uses simulation analysis to measure the exposure of net interest income to changes in interest rates over a 1 to 5 year time horizon. Simulation analysis involves projecting future interest income and expense from the Company's assets, liabilities, and off-balance sheet positions under various interest rate scenarios.

The Company's limits on interest rate risk specify that if interest rates were to ramp up or down 200 basis points over a 12 month period, estimated net interest income for the next 12 months should decline by less than 10%. The following table reflects the Company's estimated exposure, as a percentage of estimated net interest income for the next 12 months, which does not materially differ from the impact on net income, on the above basis:

Rate Change           Estimated Exposure as a
(Basis Points)        % of Net Interest Income
-----------------------------------------------
   +200                        1.8%
   -200                         .3%

The Company uses valuation analysis to provide insight into the exposure of earnings and equity to changes in interest rates based on the balance sheet position of the Company at a set point in time without regard to potential future strategic changes. Valuation analysis involves projecting future cash flows from the Company's assets, liabilities and off-balance sheet positions and then discounting such cash flows at appropriate interest rates. The Company's economic value of equity is the estimated net present value of its assets, liabilities and off-balance sheet positions.

The Company's limits on interest rate risk specify that if interest rates were to shift immediately up or down 200 basis points, the estimated economic value of equity should decline by less than 25%. The following table reflects the Company's estimated exposure as a percentage of estimated economic value of equity assuming an immediate shift in interest rates:

Rate Change           Estimated Exposure as a
(Basis Points)           % of Economic Value
----------------------------------------------
   +200                       (6.5)%
   -200                      (17.5)%

Interest rate gap analysis provides a static view of the maturity and repricing characteristics of the on-balance sheet and off-balance sheet positions. The interest rate gap analysis is prepared by scheduling all assets, liabilities and off-balance sheet positions according to scheduled repricing or maturity. Interest rate gap analysis can be viewed as a short-hand complement to simulation and valuation analysis.


ABINGTON BANCORP, INC.                    16                  1997 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

The Company's limits on interest rate risk specify that rate sensitive assets be maintained at at least 40% of rate sensitive liabilities at the cumulative 1-year gap, as presented on a basis consistent with methods prescribed by generally accepted accounting principles. As of December 31, 1997, the Company was liability sensitive with rate sensitive assets at 61.8% of rate sensitive liabilities at the 1-year gap.

The Company's policy is to match, as well as possible, the interest rate sensitivities of its assets and liabilities. Residential mortgage loans, which the Company currently originates or purchases for the Company's own portfolio, are primarily 1-year and 3-year adjustable rate mortgages. Fixed rate residential mortgage loans originated by the Company are primarily sold in the secondary market, although in each year since 1989 the Bank has originated or purchased approximately $30,000,000 primarily in shorter-term fixed rate mortgage loans (generally 10-years to 15-years) to be held in portfolio in order to provide a hedge against the Company's asset sensitivity.

The Company also emphasizes loans with terms to maturity or repricing of 3 years or less, such as certain adjustable rate residential mortgage loans, commercial mortgages, business loans, residential construction loans, second mortgages and home equity loans.

In addition, to help manage interest rate sensitivity, in July 1994, the Company entered into an interest rate swap agreement with an international investment banking firm whereby the Company received a fixed rate of interest of 5.35% and paid interest based on the 6 month floating LIBOR rate which reset semi-annually (February and August). The notional amount of this swap was initially $15,000,000. This amount amortized down at a rate consistent with the amortization and prepayments of a referenced pool of residential mortgages as specified in the agreement. In addition to the fixed rate of interest, the Company also received a discount of $300,000 from the investment banking firm in cash upon execution of this agreement. This discount was accreted to income over the life of the swap agreement at a rate consistent with the payment and prepayment levels of the referenced pool of mortgages. The resulting yield received by the Company including the impact of this accretion was approximately 6.25%. This agreement expired on August 25, 1997. The Company had entered into this agreement as a micro-hedge against its 1-year adjustable rate mortgage portfolio (including those held as mortgage-backed securities). Interest income (expense) associated with this swap was recognized generally by the accrual method with monthly settlements. Management did not renew this interest rate swap.

Management desires to expand its interest-earning asset base in future periods primarily through growth in the Company's loan portfolio. Loans comprised approximately 64.1% of the average interest earning assets in 1997. In the future, the Company intends to be competitive in the residential mortgage market but plans to place greater emphasis on consumer and commercial loans. The Company also has been, and expects to remain, active in pursuing wholesale opportunities to purchase loans. During 1997 and 1996, the Company acquired approximately $57,800,000 and $36,200,000, respectively, of residential first mortgages.

The Company has also used mortgage-backed investments (typically with weighted average lives of 5 to 7 years) as a vehicle for fixed and adjustable rate investment and as an overall asset/liability tool. These securities have been highly liquid given current levels of prepayments in the underlying mortgage pools and, as a result, have provided the Company with greater reinvestment flexibility.

The level of the Company's liquid assets and the mix of its investments may vary, depending upon management's judgment as to market trends, the quality of specific investment opportunities and the relative attractiveness of their maturities and yields. Management has been aggressively promoting the Company's core deposit products since the first quarter of 1995, particularly checking and NOW accounts. The success of this program has favorably impacted the overall deposit growth to date, despite interest rate and general market pressures, and has helped the Company to increase its customer base.

However, given the strong performance of money mutual funds and the equity markets in general, the Company and many of its peers have begun to see lower levels of growth in time deposits as compared to prior years as customers reflect their desire to increase their returns on investment. This pressure has been exacerbated currently by the historically low long-term economic interest rates. Management believes that the markets for future time deposit growth, particularly with terms in excess of 2 years, will remain highly competitive. Management will continue to evaluate future finding strategies and alternatives accordingly as well as continuing to focus its efforts on attracting core, retail deposit relationships.

The Company is also a voluntary member of the Federal Home Loan Bank ("FHLB") of Boston. This borrowing capacity assists the Company in managing its asset/liability growth because, at times, the Company considers it more advantageous to borrow money from the FHLB of Boston than to raise money through non-core deposits (i.e., certificates of deposit). Borrowed funds totaled $165,910,000 at December 31, 1997 compared to $147,524,000 at December 31, 1996.
These borrowings are primarily comprised of FHLB of Boston advances and have primarily funded residential loan originations and purchases as well as mortgage-backed investments and investment securities.

The following table sets forth maturity and repricing information relating to interest sensitive assets and liabilities at December 31, 1997. The balance of such accounts has been allocated among the various periods based upon the terms and repricing intervals of the particular assets and liabilities. For example, fixed rate mortgage loans and mortgage-backed securities, regardless of held in portfolio or available for sale classification, are shown in the table in the time periods corresponding to projected principal amortization computed based on their respective weighted average maturities and weighted average rates using prepayment data available from the secondary mortgage market. Adjustable rate loans and securities are allocated to the period in which the rates would be next adjusted. The following table does not reflect partial or full prepayment of certain types of loans and investment securities prior to scheduled contractual maturity. Since regular passbook savings and NOW accounts are subject to immediate withdrawal, such accounts have been included in the "Other Savings Accounts" category and are assumed to mature within 6 months. This table does not include non-interest bearing deposits.

While this table presents a cumulative negative gap position in the 6 month to 5 year horizon, the Company considers its earning assets to be more sensitive to interest rate movements than its liabilities. In general, assets are tied to increases that are immediately impacted by interest rate movements while deposit rates are generally driven by market area and demand which tend to be less sensitive to general interest rate changes. In addition, other savings accounts and money market accounts are substantially stable core deposits, although subject to rate changes. A substantial core balance in these type of accounts is anticipated to be maintained over time.


ABINGTON BANCORP, INC.                    17                  1997 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

                                                                           Repricing/Maturity Interval

----------------------------------------------------------------------------------------------------------------------------------
    At December 31, 1997                0-6 Mos.      6-12 Mos.     1-2 Yrs.       2-3 Yrs.     3-5 Yrs.   Over 5 Total     Total
----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

Assets subject to interest rate
 adjustment:
 Short-term investments               $     163      $       -      $      -      $      -      $      -      $     -     $    163
 Bonds and obligations                    3,683          4,181         3,997         2,068         3,000       16,961       33,890
 Mortgage-backed investments             32,254         27,009        10,529         9,258        15,556       30,692      125,298
 Mortgage loans subject to rate
  review                                 40,671         17,961        22,826        30,938        16,365            -      128,761
 Fixed rate mortgage loans               45,759         34,761        51,350        27,907        20,846        4,216      184,839
 Commercial and other loans
  contractual maturity                    8,483          3,143         2,978         2,180         2,688            -       19,472
                                      ---------      ---------      --------      --------      --------      -------     --------
   Total                                131,013         87,055        91,680        72,351        58,455       51,869      492,423
                                      ---------      ---------      --------      --------      --------      -------     --------
Liabilities subject to interest
 rate adjustment:
 Money market deposit accounts           15,477              -             -             -             -            -       15,477
 Savings deposits - term
  certificates                           57,039         45,642        25,214        18,632         5,804            -      152,331
 Other savings accounts                 123,201              -             -             -             -            -      123,201
 Borrowed funds                          81,410         30,000        19,000        18,000        17,000          500      165,910
                                      ---------      ---------      --------      --------      --------      -------     --------
   Total                                277,127         75,642        44,214        36,632        22,804          500      456,919
                                      ---------      ---------      --------      --------      --------      -------     --------

Excess (deficiency) of rate
 sensitive assets over rate
  sensitive liabilities                (146,114)        11,413        47,466        35,719        35,651       51,369       35,504
                                      ---------      ---------      --------      --------      --------      -------     --------
Cumulative excess (deficiency) of
 rate sensitive assets over rate
  sensitive liabilities (1)           $(146,114)     $(134,701)     $(87,235)     $(51,516)     $(15,865)     $35,504
                                      =========      =========      ========      ========      ========      =======
Rate sensitive assets as a percent
 of rate sensitive liabilities             47.3%          61.8%         78.0%         88.1%         96.5%       107.8%

(1) Cumulative as to the amounts previously repriced or matured. Assets held for sale are reflected in the period in which sales are expected to take place. Securities classified as available for sale are shown at repricing/maturity intervals as if they are to be held to maturity as there is no definitive plan of disposition. They are also shown at amortized cost.

ABINGTON BANCORP, INC.                    18                  1997 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

LIQUIDITY AND CAPITAL RESOURCES

Payments and prepayments on the Company's loan and mortgage-backed investment portfolios, sales of fixed rate residential loans, increases in deposits, borrowed funds and maturities of various investments comprise the Company's primary sources of liquidity. The Company is also a voluntary member of the FHLB of Boston and, as such, is entitled to borrow an amount up to the value of its qualified collateral that has not been pledged to outside sources. Qualified collateral generally consists of residential first mortgage loans, securities issued, insured or guaranteed by the U. S. Government or its agencies, and funds on deposit at the FHLB of Boston. Short-term advances may be used for any sound business purpose, while long-term advances may be used only for the purpose of providing funds to finance housing. At December 31, 1997, the Company had approximately $80,000,000 in unused borrowing capacity that is contingent upon the purchase of additional FHLB of Boston stock. Use of this borrowing capacity is also impacted by capital adequacy considerations.

The Company's short-term borrowing position consists primarily of FHLB of Boston advances with original maturities of approximately 1 to 3 months. The Company utilizes borrowed funds as a primary vehicle to manage interest rate risk, due to the ability to easily extend or shorten maturities as needed. This enables the Company to adjust its cash needs to the increased prepayment activity in its loan and mortgage-backed investment portfolios, as well as to quickly extend maturities when the need to further balance the Company's GAP position arises.

The Company regularly monitors its asset quality to determine the level of its loan loss reserves through periodic credit reviews by members of the Company's Management Credit Committee. The Management Credit Committee, which reports to the Executive Committee of the Company's Board of Directors, also works on the collection of non-accrual loans and disposition of real estate acquired by foreclosure. The allowance for possible loan losses is determined by the Management Credit Committee after consideration of several key factors including, without limitation: potential risk in the current portfolio, levels and types of non-performing assets and delinquency, and the expectations for the future state of the regional economy and the potential impact that it may have on loan collateral and future delinquencies. Workout approach and financial condition of borrowers are also key considerations to the evaluation of non-performing loans. Non-performing assets were $978,000 at December 31, 1997, compared to $1,672,000 at December 31, 1996, a decrease of $694,000 or 41.5%. The Bank's ratio of delinquent loans to total loans was .42% at December 31, 1997, as compared to .72% at December 31, 1996. Management believes that overall trends in delinquencies and non-performing assets will continue to be favorable in 1998.

During 1997, the Company maintained a general reserve for other real estate owned in light of the level of foreclosures, softness of the local real estate market (particularly commercial) and costs associated with selling properties. No provisions were made for possible losses on other real estate owned in 1997. The balance of the general other real estate owned reserves at December 31, 1997 was approximately $60,000 compared to $159,400 at December 31, 1996.

There continues to be uncertainties regarding future events, particularly in both the New England real estate market and the general economy. These events could result in additional charge-offs, write-offs, changes in the level of the allowance for loan or OREO losses and/or in the level of loans on non-accrual or in foreclosure.

At December 31, 1997, the Company had outstanding commitments to originate and sell residential mortgage loans in the secondary market amounting to $2,003,000 and $1,415,000, respectively. The Company also has outstanding commitments to grant advances under existing home equity lines of credit amounting to $11,230,000. Unadvanced commitments under outstanding commercial and construction loans totaled $10,764,000 as of December 31, 1997. The Company believes it has adequate sources of liquidity to fund these commitments.

The Company's total stockholders' equity was $36,321,000 or 6.8% of total assets at December 31, 1997, compared with $33,546,000 or 6.9% of total assets at December 31, 1996. The increase in total stockholders' equity of approximately $2,776,000 or 8.3% primarily resulted from earnings of the Company and increases in the market value of its portfolio of available for sale securities, net of applicable taxes, offset, in part, by dividends paid and the effect of the Company's stock repurchase program. In accordance with current guidelines, the net unrealized gain on available for sale securities has not been included in regulatory capital calculations.

Bank regulatory authorities have established a capital measurement tool called "Tier 1" leverage capital. A 4.00% ratio of Tier 1 capital to assets now constitutes the minimum capital standard for most banking organizations and a 5.00% Tier 1 leverage capital ratio is required for a "well-capitalized" classification. At December 31, 1997, the Company's Tier 1 leverage capital ratio was approximately 6.01%. In addition, regulatory authorities have also implemented risk-based capital guidelines requiring a minimum ratio of Tier 1 capital to risk-weighted assets of 4.00% (6.00% for "well-capitalized") and a minimum ratio of total capital to risk-weighted assets of 8.00% (10.00% for "well-capitalized"). At December 31, 1997, the Company's Tier 1 and total risk-based capital ratios were approximately 12.15% and 13.02%, respectively. The Company is categorized as "well-capitalized" under the Federal Deposit Insurance Corporation Improvement Act of 1991 (F.D.I.C.I.A.). The Bank is also categorized as "well-capitalized" as of December 31, 1997.

IMPACT OF THE YEAR 2000

The year 2000 problem, which is common to most companies, concerns the inability of information systems, primarily computer software programs, to properly recognize and process date sensitive information as the year 2000 approaches. The Company has completed an assessment of the majority of its systems to identify the systems that could be affected by the year 2000 issue and is in the process of developing an implementation plan to address this issue. The Company's various systems generally operate on software which is provided and maintained by outside vendors, many of whom are larger, well-established companies who are well-known and established in the banking industry. At this time, the Company does not anticipate incurring significant costs related to the year 2000 problem as currently the Company is highly reliant on the efforts of these outside vendors. The Company does, however, anticipate an increase in the amount of time management and staff will devote to closely monitor the progress of these vendors and also testing applications. To the extent that costs are incurred related to the year 2000 problem, they will be expensed. The Company currently believes it will be able to modify or replace its affected systems in time to minimize any detrimental effects on operations. While it is not possible, at present, to give an accurate estimate of the cost of this work, the Company does not expect that such costs will be material to the Company's results of operations in one or more fiscal quarters or years or have a material adverse impact on the long-term results of operations, liquidity or consolidated financial position of the


ABINGTON BANCORP, INC.                    19                  1997 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS


Company. However, there can be no assurance that the systems of other companies on which the Company's systems rely also will be timely converted or that any such failure to convert by another company would not have an adverse effect on the Company's systems.

IMPACT OF INFLATION

The Consolidated Financial Statements of the Company and related Financial Data presented herein have been prepared in accordance with generally accepted accounting principles which generally require the measurement of financial condition and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on operations of the Company is reflected in increased operating costs. Unlike most industrial companies, almost all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services.

PROPOSED ACCOUNTING PRONOUNCEMENTS

COMPREHENSIVE INCOME

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses). Components of comprehensive income are net income and all other non-owner changes in equity. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separate from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This statement will be effective for the Company's financial statements issued for the fiscal year ending December 31, 1998. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

SEGMENT INFORMATION

In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for reporting information about segments in annual and interim financial statements. SFAS No. 131 introduces a new model for segment reporting, called the "management approach."

The management approach is based on the way the chief operating decision-maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure - any manner in which management disaggregates a company. This statement is effective and will be adopted for the Company's financial statements for the fiscal year ending December 31, 1998 and requires the restatement of previously reported segment information for all periods presented.


ABINGTON BANCORP, INC.                    20                  1997 ANNUAL REPORT

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF ABINGTON BANCORP, INC.:
--------------------------------------------------------------------------------

We have audited the accompanying consolidated balance sheets of Abington Bancorp, Inc. and subsidiary ("the Company") as of December 31, 1997 and 1996, and the related statements of operations, changes in stockholders' equity and cash flows for each of the 3 years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Abington Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the 3 years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



/s/ Arthur Andersen LLP

Arthur Andersen LLP
Boston, Massachusetts

January 16, 1998 (except with respect to the third paragraph of Note 19, as to which the date is February 24, 1998)

ABINGTON BANCORP, INC.                    21                  1997 ANNUAL REPORT

CONSOLIDATED BALANCE SHEETS

---------------------------------------------------------------------------------
    December 31,                                              1997         1996
---------------------------------------------------------------------------------
(Dollars in thousands)

ASSETS
Cash and due from banks (Note 18)                        $ 13,312    $  9,556
Short-term investments                                        163         152
                                                         --------    --------
 Total cash and cash equivalents                           13,475       9,708
                                                         --------    --------
Loans held for sale (Note 6)                                1,332       3,176
Securities (Notes 4, 9 and 10):
 Held for investment - at cost (market value
  of $64,129 in 1997 and $62,456 in 1996)                  64,021      63,670
 Available for sale - at market value                     101,031      91,561
                                                         --------    --------
 Total securities                                         165,052     155,231
                                                         --------    --------
Loans (Notes 6, 9 and 10)                                 332,677     298,667
 Less: Allowance for possible loan losses                  (2,280)     (1,811)
      Unearned income                                        (937)     (1,062)
                                                         --------    --------
      Loans, net                                          329,460     295,794
                                                         --------    --------
Federal Home Loan Bank stock                                8,151       7,903
Banking premises and equipment, net (Note 7)                6,294       6,346
Other real estate owned, net (Note 6)                         265         500
Intangible assets (Notes 1 and 2)                           3,284       3,685
Other assets (Note 11)                                      4,673       4,615
                                                         --------    --------
                                                         $531,986    $486,958
                                                         ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 8)                                        $324,934    $300,445
Short-term borrowings (Note 9)                             55,910      63,171
Long-term debt (Note 10)                                  110,000      84,353
Accrued taxes and expenses (Notes 11 and 14)                3,337       3,447
Other liabilities                                           1,484       1,996
                                                         --------    --------
 Total liabilities                                        495,665     453,412
                                                         --------    --------
Commitments and contingencies (Note 12)

Stockholders' equity (Notes 3, 4, 13, 16, 17, and 19):
 Serial preferred stock, $.10 par value, 3,000,000
  shares authorized; none issued                             --          --
 Common stock, $.10 par value, 12,000,000 shares
    authorized; 4,676,000 shares issued in 1997
   and 4,660,000 shares issued in 1996                        468         467
 Additional paid-in capital                                21,094      20,923
 Retained earnings                                         19,858      16,221
                                                         --------    --------
                                                           41,420      37,611
Treasury stock - 1,039,000 and 874,000 shares
  in 1997 and 1996, at cost                                (5,931)     (3,703)
Unearned compensation - ESOP                                 (231)       (312)
Net unrealized gain/(loss), on available for sale
 securities, net of taxes                                   1,063         (50)
                                                         --------    --------
  Total stockholders' equity                               36,321      33,546
                                                         --------    --------
                                                         $531,986    $486,958
                                                         ========    ========

The accompanying notes are an integral part of these consolidated financial statements.

ABINGTON BANCORP, INC.                    22                  1997 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF OPERATIONS

-------------------------------------------------------------------------------------------------
    Years Ended December 31,                                 1997           1996         1995
-------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)


Interest and dividend income:
  Interest and fees on loans (Notes 1, 5 and 6)           $   24,838    $   22,978    $   20,788
  Interest on mortgage-backed investments                      9,045         9,245         8,984
  Interest on bonds and obligations                            1,775         1,512         1,536
  Dividend income                                                589           556        556574
  Interest on short-term investments                              50            41            67
                                                          ----------    ----------    ----------
    Total interest and dividend income                        36,297        34,332        31,949
                                                          ----------    ----------    ----------
Interest expense:
  Interest on deposits (Note 8)                               11,057        10,742         9,681
  Interest on short-term borrowings (Note 9)                   2,557         3,733         4,546
  Interest on long-term debt (Note 10)                         6,477         5,042         3,995
                                                          ----------    ----------    ----------
    Total interest expense                                    20,091        19,517        18,222
                                                          ----------    ----------    ----------

Net interest income                                           16,206        14,815        13,727
Provision for possible loan losses (Note 6)                      630           480         2,233
                                                          ----------    ----------    ----------
Net interest income, after provision for
 possible loan losses                                         15,576        14,335        11,494
                                                          ----------    ----------    ----------

Non-interest income (charges):
  Loan servicing fees (Note 6)                                   558           646           713
  Other customer service fees                                  3,276         2,412         1,644
  Gain on sales of securities, net                               540           495           181
  Gain on sales of mortgage loans, net                           236           315           453
  Write-down of investment in limited partnership                  -             -          (110)
  Net gain (loss) on sales and write-down of other
   real estate owned                                             109            67           (92)
  Other                                                          267           242           119
                                                          ----------    ----------    ----------
    Total non-interest income                                  4,986         4,177         2,908
                                                          ----------    ----------    ----------
Non-interest expense:
  Salaries and employee benefits (Notes 12, 14 and 17)         6,660         6,075         5,635
  Occupancy and equipment expenses (Notes 7 and 12)            2,420         2,374         2,010
  Other non-interest expenses (Note 15)                        4,425         4,391         4,310
                                                          ----------    ----------    ----------
    Total non-interest expense                                13,505        12,840        11,955
                                                          ----------    ----------    ----------
Income before income taxes                                     7,057         5,672         2,447
Provision for income taxes (Note 11)                           2,679         2,139         1,018
                                                          ----------    ----------    ----------
Net income                                                $    4,378    $    3,533    $    1,429
                                                          ==========    ==========    ==========
Earnings per share (Note 1):
  Basic -
    Net income per share                                  $     1.18    $      .94    $      .38
                                                          ==========    ==========    ==========
Weighted average common shares                             3,716,000     3,774,000     3,758,000
                                                          ==========    ==========    ==========
  Diluted -
    Net income per share                                  $     1.10    $      .89    $      .37
                                                          ==========    ==========    ==========
Weighted average common shares
 and share equivalents                                     3,966,000     3,964,000     3,928,000
                                                          ==========    ==========    ==========

The accompanying notes are an integral part of these consolidated financial statements.

ABINGTON BANCORP, INC.                    23                  1997 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                    Net
                                                                                             Unrealized
                                                                                             Gain (Loss)
                                                        Additional                          on Available      Unearned
                                                Common     Paid-in     Retained  Treasury       for Sale  Compensation
(Dollars in thousands)                           Stock     Capital     Earnings     Stock     Securities          ESOP        Total

------------------------------------------------------------------------------------------------------------------------------------
    Balance at December 31, 1994                  $465    $20,721      $12,765    $(3,703)      $(1,407)        $(475)      $28,366
------------------------------------------------------------------------------------------------------------------------------------

Net income                                           -          -        1,429          -             -             -         1,429
Issuance of stock                                    1         90            -          -             -             -            91
Amortization of unearned compensation -
 ESOP                                                -          -            -          -             -            82            82
Dividends declared ($.20 per share)                  -          -         (752)         -             -             -          (752)
Changes in unrealized loss on available
 for sale securities as a result of
 transfers from held for investment,
 net of tax effects                                  -          -            -          -          (169)            -          (169)
Change in market value on
 available for sale securities, net of taxes         -          -            -          -         1,514             -         1,514
                                                  ----    -------      -------    -------       -------         -----       -------
------------------------------------------------------------------------------------------------------------------------------------
    Balance at December 31, 1995                   466     20,811       13,442     (3,703)          (62)         (393)       30,561
------------------------------------------------------------------------------------------------------------------------------------
Net income                                           -          -        3,533          -             -             -         3,533
Issuance of stock                                    1        112            -          -             -             -           113
Amortization of unearned compensation -
 ESOP                                                -          -            -          -             -            81            81
Dividends declared ($.20 per share)                  -          -         (754)         -             -             -          (754)
Change in market value on
 available for sale securities, net of taxes         -          -            -          -            12             -            12
                                                  ----    -------      -------    -------       -------         -----       -------
------------------------------------------------------------------------------------------------------------------------------------
    Balance at December 31, 1996                   467     20,923       16,221     (3,703)          (50)         (312)       33,546
------------------------------------------------------------------------------------------------------------------------------------

Net income                                           -          -        4,378          -             -             -         4,378
Issuance of stock                                    1        171            -          -             -             -           172
Amortization of unearned compensation-
 ESOP                                                -          -            -          -             -            81            81
Dividends declared ($.20 per share)                  -          -         (741)         -             -             -          (741)
Repurchase of common stock                           -          -            -     (2,228)            -             -        (2,228)
Change in market value on
 available for sale securities, net of taxes         -          -            -          -         1,113             -         1,113
                                                  ----    -------      -------    -------       -------         -----       -------
------------------------------------------------------------------------------------------------------------------------------------
    Balance at December 31, 1997                  $468    $21,094      $19,858    $(5,931)      $ 1,063         $(231)      $36,321
------------------------------------------------------------------------------------------------------------------------------------
                                                  ====    =======      =======    =======       =======         =====       =======

The accompanying notes are an integral part of these consolidated financial statements.

ABINGTON BANCORP, INC.                    24                  1997 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------------------------------
    Years Ended December 31,                                      1997         1996         1995
---------------------------------------------------------------------------------------------------

(Dollars in thousands)

Cash flows from operating activities:
 Net income                                                     $  4,378     $  3,533     $  1,429
 Adjustments to reconcile net income to net cash
  from operating activities:
  Provision for possible loan losses                                 630          480        2,233
  Net (gain) loss on sales and write-down of other real
   estate owned and investment in limited partnership               (109)         (67)         202
  Amortization, accretion and depreciation, net                    1,798        1,784        1,478
  Provision for deferred taxes                                      (166)         131          379
  Gain on sales of securities, net                                  (540)        (495)        (181)
  Gain on sales of mortgage loans, net                              (236)        (315)        (453)
  Loans originated for sale in the secondary market              (17,688)     (18,344)     (40,192)
  Proceeds from sales of loans                                    19,768       18,440       37,762
  Other, net                                                      (1,101)       1,922       (9,593)
                                                                --------     --------     --------
Net cash provided by (used in) operating activities                6,734        7,069       (6,936)
                                                                --------     --------     --------
Cash flows from investing activities:
 Net cash received in acquisitions                                     -            -       14,875
 Maturities of held for investment securities                          -            -        1,748
 Purchase of held for investment securities                       (8,968)      (3,633)     (25,186)
 Proceeds from principal payments received
  and redemptions of held for investment securities                8,571        8,734       49,469
 Proceeds from sales of available for sale securities             32,126       36,665       11,891
 Proceeds from principal payments on and maturities
  of available for sale securities                                19,041       15,517        8,294
 Purchase of available for sale securities                       (58,323)     (47,244)     (13,965)
 Loans originated/purchased, net of amortization and payoffs     (34,721)     (41,746)     (38,699)
 Proceeds from sales of loans held in portfolio                        -        3,038       13,548
 Purchases of FHLB stock                                            (248)        (504)           -
 Purchase of banking premises and equipment and
  improvements to other real estate owned                         (1,192)        (972)      (1,914)
 Proceeds from sales of other real estate owned                      769          564        1,000
 Investments and advances made to low income housing
  limited partnerships                                                 -          (40)           -
                                                                --------     --------     --------
Net cash used in investing activities                            (42,945)     (29,621)     (18,939)
                                                                --------     --------     --------
Cash flows from financing activities:
 Net increase in deposits                                         24,489       20,375       16,908
 Net increase (decrease) in borrowings with
  maturities of 3 months or less                                  19,739       11,363       (6,244)
 Proceeds from issuance of short-term borrowings
  with maturities in excess of 3 months                           20,000       37,000       29,500
 Principal payments on short-term borrowings with
  maturities in excess of 3 months                               (47,000)     (46,500)     (20,000)
 Proceeds from issuance of long-term debt                         49,500       37,000       36,000
 Principal payments on long-term debt                            (23,853)     (36,948)     (27,802)
 Payment of cash dividends                                          (741)        (754)        (753)
 Purchase of treasury stock                                       (2,228)           -            -
 Proceeds from the exercise of stock options                          72          113           91
                                                                --------     --------     --------
Net cash provided by financing activities                         39,978       21,649       27,700
                                                                --------     --------     --------
Net increase (decrease) in cash and cash equivalents               3,767         (903)       1,825
Cash and cash equivalents at beginning of year                     9,708       10,611        8,786
                                                                --------     --------     --------
Cash and cash equivalents at end of year                        $ 13,475     $  9,708     $ 10,611
                                                                ========     ========     ========

ABINGTON BANCORP, INC.                    25                  1997 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------------------------------
    Years Ended December 31,                                      1997         1996         1995
---------------------------------------------------------------------------------------------------

(Dollars in thousands)

Supplemental cash flow information:

Interest paid on deposits                                         $11,063     $10,741       $ 9,676
Interest paid on borrowed funds                                     8,935       8,891         8,219
Income taxes paid                                                   3,717         379         1,098
Transfers of loans to other real estate owned                         425          62           848
Transfers of securities to available for sale
 from held for investment                                               -           -        66,692
Transfer of securities from available for sale to
 held for investment                                                    -           -         8,485

Acquisitions: (Note 2)

Liabilities assumed                                               $     -     $     -       $16,534
Less: Assets purchased                                                  -           -           472

Premium paid                                                            -           -         1,187
                                                                  -------     -------       -------
Net cash received                                                 $     -     $     -       $14,875
                                                                  =======     =======       =======


The accompanying notes are an integral part of these consolidated financial statements.

ABINGTON BANCORP, INC.                    26                  1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1997

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

BASIS OF PRESENTATION AND CONSOLIDATION


The consolidated financial statements include the accounts of Abington Bancorp, Inc. (the "Company") and its wholly-owned subsidiary, Abington Savings Bank (the "Bank"). The Bank also includes its wholly-owned subsidiaries, Holt Park Place Development Corporation and Norroway Pond Development Corporation, each typically owning properties being marketed for sale, ABBK Corporation, which invested in real estate limited partnerships and was dissolved in January 1997, and Abington Securities Corporation, which invests primarily in obligations of the United States Government and its agencies and equity securities.

Abington Bancorp, Inc., was reestablished as the Bank's holding company on January 31, 1997. Previously, the Company's predecessor, also known as Abington Bancorp, Inc., had served as the Bank's holding company from February 1988 until its dissolution in December 1992. The Company's primary business is serving as the holding company of the Bank.

On January 31, 1997, in connection with the holding company formation, each share of the Bank's common stock previously outstanding was converted automatically into 1 share of common stock of the Company, and the Bank became a wholly-owned subsidiary of the Company. This reorganization had no impact on the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation.

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

RECLASSIFICATIONS

Certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform to the 1997 presentation.

CASH EQUIVALENTS

Cash equivalents include amounts due from banks, short-term investments with original maturities of less than 3 months and federal funds sold on a daily basis.

SECURITIES

Investment securities are classified in 1 of 3 categories and are accounted for as follows:

* Debt securities that the Company has the positive intent and ability to hold to maturity are classified as "held for investment" securities and reported at amortized cost.

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

The Company had no securities classified as trading securities at December 31, 1997 and 1996.

Mortgage-backed investments, held for investment, are stated at amortized cost reduced by principal payments with discounts and premiums being recognized in income by the interest method over the expected maturity of the investments.

Gains and losses on the disposition of securities are computed using the specific identification method. Unrealized losses which are deemed to be other than temporary declines in value are charged to operations.

LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio consists of mortgage loans in the southeastern Massachusetts area. The ability of the Company's debtors to honor their contracts is generally dependent upon the stability of real estate and the general economic conditions in the Company's market area.

Of the total loan portfolio at December 31, 1997, approximately 25% represent owner-occupied first mortgages located throughout the United States. Of this portion of the portfolio, there are no concentrations in a single state exceeding 5% of the Company's total loans.

Loan origination and commitment fees and certain direct loan origination costs, as defined, are deferred and amortized as a yield adjustment over the contractual life of the related loans under the interest method. Premiums and discounts on purchased residential loans are also amortized as a yield adjustment by the interest method over the estimated duration of the investments. Unearned discounts are amortized under the interest method over the term of the related loans. All other interest on loans is recognized on a simple interest basis.

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

The allowance for possible loan losses is based on management's evaluation of the level of the allowance required in relation to the estimated loss exposure in the loan portfolio. Procedures employed in considering the allowance requirements include, among other factors, management's ongoing review of individual loans, an evaluation of results of examinations by regulatory authorities and analyses of historical trends in charge-offs and delinquencies. Loans are charged-off to the allowance for loan losses when, in the opinion of management, such loans are deemed to be uncollectible. The allowance is an estimate, and ultimate losses may vary from current estimates. As adjustments become necessary, they are reported in earnings during the periods in which they become known.

The allowance for possible loan losses as of December 31, 1997 is based on management's estimate of the amount required to absorb future losses in the loan portfolio based on known current circumstances and real estate market conditions. However, some degree of uncertainty exists as to future trends in the local economy and real estate market which, if there is significant deterioration, could


ABINGTON BANCORP, INC.                    27                  1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

result in the Company experiencing increases in non-performing loans, additional provisions for loan losses and increased lost interest income on non-accrual loans.

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

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 114, ("SFAS No. 114"), "Accounting by Creditors for Impairment of a Loan," which the Company adopted on January 1, 1995. SFAS No. 114 requires, among other things, that creditors measure impaired loans at the present value of expected future cash flows, discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the underlying collateral if the loan is collateral dependent.

The Company has determined, after a review of its policies and procedures related to credit quality and an analysis of the loans outstanding at January 1 and December 31, 1995, 1996 and 1997, that loans recognized by the Company as non-accrual are equivalent to "impaired loans" as defined in SFAS No. 114. The Company has also determined that the reserve for possible loan losses at January 1, 1995 did not require an additional loan loss provision as a result of the adoption of this standard.

MORTGAGE SERVICING RIGHTS

On January 1, 1996, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights." This statement, which was superseded in June 1996 upon the issuance of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," requires the recognition of a separate asset for the rights to service mortgage loans for others regardless of how those servicing rights were created. SFAS No. 125 impacts the Company to the extent fixed rate loan originations having terms in excess of 15 years are sold in the secondary mortgage market with servicing of the related loan retained by the Company. In such cases, the Company is required to allocate a portion of the cost of the loan to the mortgage servicing rights based on the relative fair values of such servicing rights and the loan. The value of such servicing rights is to be periodically assessed for impairment based on the fair value of those rights. During 1996, the Company capitalized approximately $103,000 of mortgage servicing rights which resulted in a corresponding increase in gains on sales of mortgages. No mortgage servicing rights were capitalized in 1997 as substantially all loan sales on the secondary market were made on a servicing released basis. All previously capitalized mortgage servicing rights were written-off in 1997 as the result of higher than anticipated prepayment experience on the related loan portfolios.

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

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF

On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The statement also requires that certain long-lived assets and identifiable intangibles to be disposed of be reported at the lower of the carrying amount or fair value less cost to sell. The implementation of this statement did not have any impact on the results of operations or financial condition of the Company.

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

INVESTMENT IN REAL ESTATE LIMITED PARTNERSHIP

The Company has an investment in a real estate limited partnership which is accounted for on the cost recovery method and is included in other assets. The carrying value of this investment is periodically evaluated by management as to its expected future recoverability and write-downs are recorded once impairment in value is identified and quantified.

INTANGIBLE ASSETS

Core deposit intangibles are being amortized on a straight-line basis over their estimated lives of 7 to 10 years. Goodwill is being amortized on a straight-line basis over 10 to 15 years. Organization costs are amortized on a straight-line basis over 5 years. The carrying value of these assets is periodically evaluated by management as to their expected future recoverability and write-downs are recorded once an impairment in value is identified and quantified.

INCOME TAXES

Tax assets and liabilities are reflected at currently enacted income tax rates. As changes in tax laws and rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

EARNINGS PER SHARE

In 1997, the Company adopted the provisions of SFAS No. 128, "Earnings Per Share." This statement was issued in March 1997 and establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock. This statement replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerators and denominators of the basic and diluted EPS computations. This statement also requires a restatement of all prior-period EPS data presented. The only reconciling difference between the Company's computation of basic and diluted earnings per share is the diluitive effect of stock options issued and unexercised (see Note 16 for stock options). At December 31, 1997, all options and warrants which were unexercised were excercisable and included in diluted EPS calculations.

Additionally, on October 30, 1997, the Board of Directors of Abington Bancorp, Inc. approved a split of its common stock on a 2-for-1 basis in the form of a stock dividend payable on December 12, 1997, to share-

ABINGTON BANCORP, INC.                  28                    1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

holders of record as of November 14, 1997. All share and per share data presented in these consolidated financial statements has been retroactively restated for this event.

The effect of this new pronouncement on previously reported earnings per share is as follows:

------------------------------------------------------------------
  December 31,                       1996        1995        1994
------------------------------------------------------------------
EPS as reported, affected for
 stock split                         $.89        $.37        $.70

Effect of SFAS No. 128                .05         .01         .03
                                     ----        ----        ----
Basic EPS as restated                $.94        $.38        $.73
                                     ====        ====        ====

EPS as reported, affected for
 stock split                         $.89        $.37        $.70

Effect of SFAS No. 128                  -           -           -
                                     ----        ----        ----
Diluted EPS as restated              $.89        $.37        $.70
                                     ====        ====        ====


COMPREHENSIVE INCOME

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses). Components of comprehensive income are net income and all other non-owner changes in equity. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separate from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This statement will be effective for the Company's financial statements issued for the fiscal year ending December 31, 1998. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

SEGMENT INFORMATION

In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for reporting information about segments in annual and interim financial statements. SFAS No. 131 introduces a new model for segment reporting, called the "management approach."

The management approach is based on the way the chief operating decision-maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure - any manner in which management disaggregates a company. This statement is effective and will be adopted for the Company's financial statements for the fiscal year ending December 31, 1998 and requires the restatement of previously reported segment information for all periods presented.

STOCK BASED COMPENSATION

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its stock-based compensation plans (Note 16). Accordingly, no accounting recognition is given to options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, if any, are credited to equity.

Effective in 1995, the Company adopted the disclosure option of SFAS No. 123, "Accounting for Stock Based Compensation." SFAS No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for their employee stock compensation plans. This statement requires that entities which do not choose to account for stock-based compensation as prescribed by this statement shall continue to account for these plans under APB 25 and disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted.

2.   ACQUISITIONS
--------------------------------------------------------------------------------

On June 26, 1995, the Company acquired certain assets and assumed certain liabilities of a branch of the First National Bank of Boston located in Holbrook, Massachusetts ("Holbrook"). In connection with the assumption of approximately $16,319,000 of deposit liabilities, the Company received $14,875,000 in cash and $472,000 in property and other assets. The resultant core deposit premium and other intangible assets of $1,187,000 are being amortized over their estimated life of 10 years.

ABINGTON BANCORP, INC.                  29                    1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   REGULATORY MATTERS
--------------------------------------------------------------------------------

The Company and the Bank are subject to various regulatory requirements administered by the federal banking agencies.

Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes as of December 31, 1997, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 1997 and 1996 (Bank only), the Company and the Bank were well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, an insured depository institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's or the Bank's category. The Company's and the Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                      To be Well-
                                                                                                  Capitalized Under
                                                                             For Capital          Prompt Corrective
                                                        Actual            Adequacy Purposes       Action Provisions
---------------------------------------------------------------------------------------------------------------------
                                                Amount        Ratio      Amount        Ratio       Amount      Ratio
---------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

As of December 31, 1997:
Company
  Total Capital (to risk-weighted assets )      $34,254      13.02%      $21,053       8.00%          N/A        N/A
  Tier 1 capital (to risk-weighted assets)      $31,974      12.15%      $10,526       4.00%          N/A        N/A
  Tier 1 capital (to average assets)            $31,974       6.01%      $21,279       4.00%          N/A        N/A


Bank
  Total Capital (to risk-weighted assets )      $32,982      12.54%      $21,047       8.00%      $26,309      10.00%
  Tier 1 capital (to risk-weighted assets)      $30,702      11.67%      $10,524       4.00%      $15,785       6.00%
  Tier 1 capital (to average assets)            $30,702       5.72%      $21,279       4.00%      $26,845       5.00%


As of December 31, 1996:

Bank
  Total Capital (to risk-weighted assets )      $31,824      13.65%      $18,648       8.00%      $23,314      10.00%
  Tier 1 capital (to risk-weighted assets)      $30,013      12.88%      $ 9,324       4.00%      $13,981       6.00%
  Tier 1 capital (to average assets)            $30,013       6.14%      $19,565       4.00%      $24,456       5.00%

ABINGTON BANCORP, INC.                  30                    1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.   SECURITIES
--------------------------------------------------------------------------------

The amortized cost and market value of securities classified as held for investment at December 31, 1997 and 1996 are as follows:

                                                       Gross       Gross  Estimated                  Gross       Gross   Estimated
                                      Amortized   Unrealized  Unrealized     Market  Amortized  Unrealized  Unrealized      Market
                                           Cost        Gains      Losses      Value       Cost       Gains      Losses       Value
-----------------------------------------------------------------------------------------------------------------------------------
    At December 31,                                     1997                                                  1996
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

Mortgage-backed securities:
 Federal Home Loan
  Mortgage Corporation                  $16,502      $   62        $197    $ 16,367    $19,173        $ 40      $  549      $18,664
 Federal National
  Mortgage Association                   28,624         358         212      28,770     29,152         115         785       28,482
 Government National
  Mortgage Association                    1,434           4           -       1,438          -           -           -            -
 Other                                   17,461         147          54      17,554     15,345          17          52       15,310
                                        -------      ------        ----    --------    -------        ----      ------      -------
  Total mortgage-backed securities      $64,021      $  571        $463    $ 64,129    $63,670        $172      $1,386      $62,456
                                        =======      ======        ====    ========    =======        ====      ======      =======

The amortized cost and estimated market value of securities classified as available for sale at December 31, 1997 and 1996 are as follows:

                                                       Gross       Gross  Estimated                  Gross       Gross   Estimated
                                      Amortized   Unrealized  Unrealized     Market  Amortized  Unrealized  Unrealized      Market
                                           Cost        Gains      Losses      Value       Cost       Gains      Losses       Value
-----------------------------------------------------------------------------------------------------------------------------------
    At December 31,                                     1997                                                  1996
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

Investment securities:
 U.S. Government obligations            $   683      $    -        $  -    $    683    $   713        $  7      $    -      $   720
 Federal agency obligations              30,112         143          48      30,207     17,966          90         278       17,778
 Other bonds and obligations              3,095          28           3       3,120      1,116          22           -        1,138
                                        -------      ------        ----    --------    -------        ----      ------      -------
  Total investment securities            33,890         171          51      34,010     19,795         119         278       19,636
                                        -------      ------        ----    --------    -------        ----      ------      -------
Marketable equity securities              4,137         996         106       5,027      4,044         445          78        4,411
Mortgage-backed securities:
 Federal Home Loan
  Mortgage Corporation                   12,906         186          30      13,062     23,058          84         352       22,790
 Federal National
  Mortgage Association                   29,660         586          71      30,175     44,751         338         365       44,724
 Government National
  Mortgage Association                    9,476           -          44       9,432          -           -           -            -
 Other                                    9,235          90           -       9,325          -           -           -            -
                                        -------      ------        ----    --------    -------        ----      ------      -------
  Total mortgage-backed securities       61,277         862         145      61,994     67,809         422         717       67,514
                                        -------      ------        ----    --------    -------        ----      ------      -------
                                        $99,304      $2,029        $302    $101,031    $91,648        $986      $1,073      $91,561
                                        =======      ======        ====    ========    =======        ====      ======      =======

The market value and amortized cost of investments and mortgage-backed securities, respectively, at December 31, 1997 by contractual maturity follows. Expected maturities or cash flows from securities will differ from contractual maturities because the issuer may have the right to call or repay obligations with or without call or prepayment penalties. Projected payments and prepayments for mortgage-backed securities have not been considered for purposes of this presentation.

ABINGTON BANCORP, INC.                  31                    1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INVESTMENT SECURITIES

------------------------------------------------------------------------
                             Amortized Cost  % to Total    Market Value
------------------------------------------------------------------------
(Dollars in thousands)

Within 1 year                   $    35            .1%        $    35
Over 1 year to 5 years            9,059          23.6           9,139
Over 5 years to 10 years         21,112          62.3          21,170
Over 10 years                     3,684          14.0           3,666
                                -------         -----         -------
                                $33,890         100.0%        $34,010
                                =======         =====         =======

MORTGAGE-BACKED SECURITIES

-----------------------------------------------------------------------------------
                                Held for Investment          Available for Sale
-----------------------------------------------------------------------------------
(Dollars in thousands)
                              Amortized       Market      Amortized         Market
                                   Cost        Value           Cost          Value
                              ----------------------      ------------------------
Within 1 year                   $     -      $     -        $     -        $     -
Over 1 year to 5 years            1,434        1,438          3,107          3,077
Over 5 years to 10 years            746          796            380            383
Over 10 years                    61,841       61,895         57,790         58,534
                                -------      -------        -------        -------
                                $64,021      $64,129        $61,277        $61,994
                                =======      =======        =======        =======

Gross gains on sales of marketable equity securities were $687,000, $407,000 and $68,000 for 1997, 1996 and 1995, respectively. There were no losses on sales of equity securities in 1997, 1996 or 1995.

Gross gains on sales of investment securities were $0, $30,000 and $77,000 for 1997, 1996 and 1995, respectively. Gross losses on sales of investment securities were $54,000, $54,000 and $4,000 for 1997, 1996 and 1995, respectively.

Proceeds from sales of mortgage-backed investments classified as available for sale during 1997, 1996 and 1995 were $26,402,000, $17,082,000 and $6,109,000, respectively. Gross gains of $142,000, $130,000 and $69,000 in 1997, 1996 and
1995, respectively, were realized on those sales. Gross losses of $235,000, $18,000 and $29,000 were realized in 1997, 1996 and 1995, respectively.

A U.S. agency obligation security with a carrying value of $1,165,000 was pledged to collateralize treasury, tax and loan obligations.

All agency and mortgage-backed securities also serve as collateral for FHLB borrowings as part of a blanket collateral agreement as further described in
Note 9.

5.   INTEREST RATE SWAP AGREEMENT
--------------------------------------------------------------------------------
To help manage interest rate sensitivity on the Company's adjustable rate mortgage loan portfolio, the Company entered into an interest rate swap agreement in July 1994 for a period of 36 months with an international investment banking firm. Under this agreement, the Company received a fixed rate of interest of 5.35% on the notional amount and paid interest based on the 6 month floating LIBOR rate on the notional amount which reset semi-annually (February and August). The notional amount of this swap was initially $15,000,000. This amount amortized at a rate consistent with the amortization and prepayment of a reference pool of residential mortgages as specified in the agreement. In addition to the fixed rate of interest, the Company also received $300,000 in cash upon execution of this agreement. This amount was accreted to income over the life of the agreement at a rate consistent with the aforementioned reference pool of mortgages. The resulting yield received by the Company, including the impact of the accretion, was approximately 6.25% in 1997. This agreement expired on August 15, 1997.

Net interest income (expense) associated with this swap was recognized based on the accrual method. The net interest income (expense) recognized by the Bank during 1997, 1996 and 1995 as a result of this agreement was $34,000, $77,000 and $(26,000), respectively.

ABINGTON BANCORP, INC.                  32                    1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. LOANS AND OTHER REAL ESTATE OWNED
--------------------------------------------------------------------------------
A summary of the loan portfolio follows:

--------------------------------------------------------------------------------
    December 31,                                     1997              1996
--------------------------------------------------------------------------------
(Dollars in thousands)

Mortgage loans:
 Residential                                       $249,165         $236,635
 Second mortgages and home equity                    20,392           17,368
 Construction                                         7,681            5,956
 Commercial                                          39,341           24,718
                                                   --------         --------
                                                    316,579          284,677
 Less: Due to borrowers on incomplete loans          (2,166)          (2,758)
      Net deferred loan fees                           (813)            (986)
                                                   --------         --------
  Total mortgage loans                              313,600          280,933
Commercial loans:
 Unsecured lines of credit                              245              324
 Secured and unsecured                                7,399            4,210
                                                   --------         --------
                                                      7,644            4,534
  Net deferred loan fees                               (124)             (76)
                                                   --------         --------

   Total commercial loans                             7,520            4,458
Other loans:
 Indirect automobile                                  1,263            4,355
 Personal                                             1,562            1,625
 Education                                              423              509
 Passbook and other secured                           8,323            8,416
 Home improvement                                       381              485
                                                   --------         --------
   Total other loans                                 11,952           15,390
                                                   --------         --------
Total loans                                         333,072          300,781
Less allowance for possible loan losses              (2,280)          (1,811)
                                                   --------         --------
Loans and loans held for sale, net                 $330,792         $298,970
                                                   ========         ========

Included in residential real estate mortgages at December 31, 1997 and 1996, respectively, are approximately $1,332,000 and $3,176,000 of loans held for sale. At December 31, 1997 and 1996, the estimated market values of loans held for sale was in excess of their carrying value. The Company was servicing mortgage loans sold under non-recourse agreements amounting to approximately $208,073,000 and $235,949,000 at December 31, 1997 and 1996, respectively.

During October 1995, the Company's management and Board of Directors evaluated the feasibility of a sale, at a discount, of a group of approximately $9.2 million of loans. This pool consisted of approximately $5.7 million of loans which were on non-accrual at September 30, 1995 and certain other loans which, although performing, were expected to require a higher than average level of management attention and out-of-pocket costs to maintain performance or to potentially foreclose upon or workout.

The transaction was reflected in the third quarter results for 1995. These loans were sold at approximately 64% of par. The loss associated with this sale was reflected as a charge-off to the allowance for possible loan losses.

In the ordinary course of business, the Company has granted loans to certain of its officers and directors and their affiliates. All transactions are on substantially the same terms as those prevailing at the same time for individuals not affiliated with the Bank and do not involve more than the normal risk of collectibility. The total amount of such loans which exceeded $60,000 in aggregate amount to any related party amounted to $1,714,000 at December 31, 1997, and $2,569,000 at December 31, 1996. During the year ended December 31, 1997, total principal additions were $1,000 and total principal reductions were $856,000.

The following analysis summarizes the Company's non-performing assets at December 31, 1997 and 1996.

ABINGTON BANCORP, INC.                 33                     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
  Years Ended December 31,                     1997         1996
--------------------------------------------------------------------------------
(Dollars in thousands)

Impaired loans or loans accounted for
 on a non-accrual basis                        $622        $1,028
Accruing loans past due 90 days or more
 as to principal or interest                     91           144
                                               ----        ------
  Total non-performing loans                    713         1,172
Other real estate owned, net                    265           500
                                               ----        ------
  Total non-performing assets                  $978        $1,672
                                               ====        ======

Impaired loans totaling $293,000 and $314,000, at December 31, 1997 and 1996, respectively, required an allocation of $45,000 and $97,000, respectively, of the allowance for possible loan losses. The remaining impaired loans did not require any allocation of the reserve for possible loan losses. The average balance of impaired loans was approximately $966,000 and $721,000 in 1997 and 1996, respectively. The total amount of interest income recognized on impaired loans during 1997 and 1996 was approximately $50,000 and $48,500, respectively, which approximated the amount of cash received for interest during those periods. The Company has no commitments to lend additional funds to borrowers whose loans have been deemed to be impaired. An analysis of the allowance for possible loan losses follows:

--------------------------------------------------------------------------------
  Years Ended December 31,           1997            1996
--------------------------------------------------------------------------------
(Dollars in thousands)

Balance at beginning of year        $1,811          $1,433
Provision                              630             480
Recoveries                             205             193
                                    ------          ------
                                     2,646           2,106
Loans charged-off                     (366)           (295)
                                    ------          ------
Balance at end of year              $2,280          $1,811
                                    ======          ======

An analysis of the general allowance for possible losses on other real estate owned follows:

--------------------------------------------------------------------------------
  Years Ended December 31,              1997          1996
--------------------------------------------------------------------------------
(Dollars in thousands)

Balance at beginning of year            $ 160         $ 104
Provision                                   -            75
Charge-offs                              (100)          (19)
                                        -----         -----
                                        $  60         $ 160
                                        =====         =====

7.   BANKING PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------

A summary of the cost and accumulated depreciation of banking premises and equipment and their estimated useful lives is as follows:

------------------------------------------------------------------------------------
     December 31,                       1997        1996     Estimated Useful Lives
------------------------------------------------------------------------------------
(Dollars in thousands)

Banking premises:
 Land                                 $   671      $   671
 Buildings and improvements             5,000        4,911          10-25 years
 Leasehold improvements                   637          514          10-15 years
 Equipment                              8,219        7,240          3-10 years
                                       ------      -------
                                       14,527       13,336
Less accumulated depreciation          (8,233)      (6,990)
                                       ------      -------
                                       $6,294      $ 6,346
                                       ======      =======

Depreciation expense for the years ended December 31, 1997, 1996 and 1995 amounted to $1,243,000, $1,154,000 and $941,000, respectively.


ABINGTON BANCORP, INC.                 34                     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.   DEPOSITS
--------------------------------------------------------------------------------
A summary of deposit balances, by type, is as follows:

--------------------------------------------------------------------------------
    December 31,                                    1997           1996
--------------------------------------------------------------------------------
(Dollars in thousands)

Non-interest NOW                                 $ 33,925        $ 27,912
NOW                                                41,278          35,812
Other savings                                      81,923          79,470
Money market deposits                              15,477          16,527
                                                 --------        --------
 Total non-certificate accounts                   172,603         159,721

Term certificate accounts                         125,661         117,419
Certificates of deposit greater than $100          26,670          23,305
                                                 --------        --------
 Total certificate accounts                       152,331         140,724
                                                 --------        --------
  Total deposits                                 $324,934        $300,445
                                                 ========        ========

A summary of certificate accounts by maturity is as follows:

---------------------------------------------------------------------------------
    December 31,                     1997                          1996
---------------------------------------------------------------------------------
 (Dollars in thousands)
                                           Weighted                      Weighted
                              Amount   Average Rate         Amount   Average Rate
                            -----------------------       -----------------------
Within 1 year               $102,681          5.53%       $ 89,073          5.49%
Over 1 year to 3 years        43,846          6.26          33,757          6.13
Over 3 years to 5 years        5,804          5.67          17,894          6.65
                            --------                      --------
                            $152,331          5.74%       $140,724          5.79%
                            ========                      ========

9.   SHORT-TERM BORROWINGS
--------------------------------------------------------------------------------
Short-term borrowings consist primarily of Federal Home Loan Bank advances with original maturities of 1 year or less. All borrowings from the Federal Home Loan Bank of Boston are secured under a blanket lien by certain qualified collateral defined principally as 85% to 90% of the carrying value of U.S. Government and agency obligations, including mortgage-backed securities, and 75% of the carrying value of residential mortgage loans. Information relating to activity and rates paid under these borrowing agreements is presented below:

---------------------------------------------------------------------------------------------------------
    Years Ended December 31,                                        1997            1996             1995
---------------------------------------------------------------------------------------------------------
 (Dollars in thousands)
Maximum amount of borrowings outstanding during the year         $94,506         $78,300         $108,700
Average month-end borrowings outstanding during the year         $45,833         $66,790         $ 73,719
Average interest rate during the year                               5.58%           5.59%            6.17%
Unused line of credit at Federal Home Loan Bank of Boston        $ 4,780         $ 8,767         $  6,689

Amount outstanding at end of year                                $55,910         $63,171         $ 61,308

Weighted average interest rate at end of year                       5.68%           5.68%            5.75%

ABINGTON BANCORP, INC.                 35                     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.  LONG-TERM DEBT
--------------------------------------------------------------------------------

A summary of long-term debt, consisting of FHLB advances with an original maturity of greater than 1 year is as follows:

-----------------------------------------------------------------------------------------
    Maturity Date             Interest rate     December 31, 1997      December 31, 1996
-----------------------------------------------------------------------------------------
(Dollars in thousands)

March 25, 1997                    5.25%               $      -                $ 4,000
May 5, 1997**                     6.12                       -                  1,799
July 15, 1997**                   6.32                       -                  1,554
August 18, 1997                   6.94                       -                  4,000
October 27, 1997                  5.83                       -                  5,000
November 24, 1997*                5.82                       -                 16,000
December 19, 1997                 5.81                       -                  7,500
February 4, 1998                  5.30                   4,500                  4,500
July 20, 1998                     5.78                   5,000                      -
September 30, 1998                6.22                   5,000                  5,000
November 9, 1998                  5.80                  15,000                 15,000
November 13, 1998                 5.90                   5,000                  5,000
May 4, 1999***                    5.99                   5,000                  5,000
May 13, 1999                      6.38                   4,000                      -
September 16, 1999                6.66                   5,000                  5,000
October 20, 1999                  6.06                   5,000                      -
November 1, 1999                  6.23                   5,000                  5,000
February 24, 2000                 5.79                  16,000                      -
March 6, 2000                     6.51                   4,000                      -
March 20, 2000                    6.61                   5,000                      -
April 11, 2000                    6.82                   4,000                      -
October 20, 2000                  6.21                   5,000                      -
March 6, 2001                     6.66                   4,000                      -
March 19, 2001                    6.77                   5,000                      -
April 11, 2001                    6.98                   4,000                      -
May 14, 2001                      6.74                   4,000                      -
December 9, 2017                  5.66                     500                      -
                                                      --------                -------
                                                      $110,000                $84,353
                                                      ========                =======

* Variable rate advance with quarterly resets; with prepayment option at reset dates without penalty
**   Amortizing advance
***  LIBOR floating advance with a monthly reset

11.  INCOME TAXES
--------------------------------------------------------------------------------
The provision for income taxes consists of the following:

--------------------------------------------------------------------------------
 Years Ended December 31,      1997            1996          1995
--------------------------------------------------------------------------------
(Dollars in thousands)

Current:  Federal              $2,509         $1,704        $  595
          State                   336            304            44
                               ------         ------        ------
                                2,845          2,008           639

Deferred: Federal                (121)           110           264
          State                   (45)            21           115
                               ------         ------        ------
                                 (166)           131           379
                               ------         ------        ------
Total                          $2,679         $2,139        $1,018
                               ======         ======        ======

The reason for the differences between the effective tax rates and the statutory tax rates are summarized as follows:

---------------------------------------------------------------------------------------
    Years Ended December 31,                           1997         1996          1995
---------------------------------------------------------------------------------------
Statutory rate                                         34.0%        34.0%         34.0%
State taxes, net of federal benefit                     2.7          3.8           4.3
Effect of amortization of non-deductible goodwill        .6           .7           3.1
Other, net                                               .7          (.8)           .2
                                                       ----         ----          ----
                                                       38.0%        37.7%         41.6%
                                                       ====         ====          ====

ABINGTON BANCORP, INC.                 36                     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of net deferred taxes as recorded as of December 31, 1997 and 1996 are as follows (assets/(liabilities)):

--------------------------------------------------------------------------------
  Years Ended December 31,                              1997            1996
--------------------------------------------------------------------------------
(Dollars in thousands)

Loan loss reserves                                    $   827         $   582
Loan fee income                                            40              79
Dividends on deposits not yet deducted
 for tax purposes                                          74             114
Pension expense                                           194             200
Equity in partnership losses                           (1,391)         (1,273)
Core deposit intangible                                  (312)           (227)
Other, net                                                 76             (41)
                                                      -------         -------
                                                         (492)           (566)
Deferred tax assets applicable to unrealized
 (gains) losses on securities                            (597)             34
                                                      -------         -------
Net deferred tax assets (liabilities) included
 in other assets (other liabilities)                  $(1,089)        $  (532)
                                                      =======         =======

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

One effect of this legislative change is to suspend the Bank's bad debt reserve for income tax purposes as of its base year (October 31, 1988). Any bad debt reserve in excess of the base year amount is subject to recapture over a 6 year time period. The suspended (i.e., base year) amount is subject to recapture upon the occurrence of certain events, such as complete or partial redemption of the Bank's stock or if the Bank ceases to qualify as a bank for income tax purposes.

At December 31, 1997, the Bank's surplus includes approximately $1,960,000 of bad debt deductions for which income taxes have not been provided. As the Bank does not intend to use the reserve for purposes other than to absorb loan losses, deferred taxes of approximately $820,000 have not been provided on this amount.

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

The complaint alleged, among other things, that (1) Spires and/or Lawes, as agent for the Bank, entered into a binding agreement with the plaintiff on February 28, 1996 under which the Bank agreed to purchase from the plaintiff a pool of conventional adjustable rate mortgage loans having an unpaid principal balance of approximately $34,000,000 as of March 1, 1996 and (2) the Bank subsequently refused to close on the alleged contract. Plaintiff originally sought damages of no less than $530,000 against the Bank on the grounds that the Bank breached its alleged contract. The Bank settled its portion of the plaintiff's claim in December 1997 for $100,000.

The Company is a defendant in various other legal claims incident to its business, none of which is believed by management, based on the advice of legal counsel, to be material to the consolidated financial statements.

SPECIAL TERMINATION AGREEMENTS

The Company has entered into Special Termination Agreements with five officers which provide for a lump-sum severance payment within a 3 year period following a "change in control," as defined in the agreements.

LOAN AND GENERAL COMMITMENTS

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments principally include commitments to extend credit and advance funds on outstanding lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts or unpaid principal balance of those instruments reflect the extent of involvement the Company has in these particular classes of financial instruments. The Company's exposure to credit loss is represented by the contractual amount or unpaid principal balance of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments reflected on the balance sheet. Financial instruments which represent credit risk at December 31, 1997 and 1996 are as follows:

ABINGTON BANCORP, INC.                 37                     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
   At December 31,                                        1997           1996
--------------------------------------------------------------------------------
(Dollars in thousands)
Contract amount of:
 Commitments to grant loans                             $ 8,359        $ 6,355
 Commitments to sell loans                                1,415          2,516
 Unadvanced funds on home equity lines of credit         11,230         10,679
 Unadvanced funds on other lines of credit                2,242          1,949
 Commitments to advance funds under
  construction loan agreements                            2,166          2,758

Commitments to grant loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The Company has an investment in a limited partnership with a book value of $57,000 at December 31, 1997. This partnership was established for the rehabilitation and management of low income housing projects. Credit risk, which is limited to funds previously advanced and tax credits subject to recapture, arises from the possible financial insolvency of the project and the ultimate ability of the partnership to survive as a going concern. In this case, the Company's investment in these projects would not be fully recoverable in the normal course of business, and previously earned tax credits may be recaptured.

LEASE COMMITMENTS

Pursuant to the terms of non-cancelable lease agreements in effect, future minimum rent commitments for the next 5 years and thereafter are as follows at December 31, 1997:

--------------------------------------------------------------------------------
    Year                                   Amount
--------------------------------------------------------------------------------
(Dollars in thousands)

1998                                       $  277
1999                                          251
2000                                          212
2001                                          157
2002                                          161
2003 and thereafter                         1,365
                                           ------
                                           $2,423
                                           ======

Certain leases also contain renewal options (up to 10 years) and real estate tax escalation clauses. Rent expense for the years ended December 31, 1997, 1996 and 1995 amounted to approximately $238,000, $235,000 and $156,000, respectively.

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

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Company. The total amount of dividends which may be paid at any date is generally limited to the undivided profits of the Company. Undivided profits at the Company totaled $19,858,000 at December 31, 1997. Additionally, future dividends, if any, will depend on the earnings of the Company and its subsidiary, its need for funds, its financial condition, and other factors, including applicable government regulations. (See Note 3.)

14.  EMPLOYEE BENEFIT PLAN
--------------------------------------------------------------------------------

The Bank provides basic pension benefits for eligible employees through the Savings Bank's Employees Retirement Associations ("SBERA") Pension Plan. Each employee reaching the age of 21 and having completed at least 1,000 hours of service in a consecutive 12 month period beginning with such employee's date of employment automatically becomes a participant in the pension plan. All participants are fully vested after being credited with 3 years of service or at age 62, if earlier. Net periodic pension expense for the plan years ended October 31, 1997, 1996 and 1995, consisted of the following:


ABINGTON BANCORP, INC.                 38                     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
  Years Ended October 31,                           1997         1996       1995
--------------------------------------------------------------------------------
(Dollars in thousands)

Service cost benefits earned during the year        $ 247       $ 247       $ 184
Interest cost on projected benefits                   189         180         163
Actual return on plan assets                         (409)       (347)       (326)
Net amortization and deferral                         163         151         176
                                                    -----       -----       -----
                                                    $ 190       $ 231       $ 197
                                                    =====       =====       =====

According to SBERA's actuary, a reconciliation of the funded status of the plan at October 31, 1997 and 1996 is as follows:

----------------------------------------------------------------------------------------
    At October 31,                                                     1997      1996
----------------------------------------------------------------------------------------
(Dollars in thousands)

Plan assets at fair value, primarily bonds, common stock,
 and short-term money market investments                            $ 3,215    $ 2,709
Projected benefit obligation                                         (3,171)    (2,527)
                                                                    -------    -------
(Excess) deficit of projected benefit obligation over plan assets        44        182
Unrecognized net surplus at adoption                                    (86)       (93)
Unrecognized net gain                                                  (398)      (563)
                                                                    -------    -------
Accrued pension liability included on balance sheet                 $  (440)   $  (474)
                                                                    =======    =======

The accumulated benefit obligation (substantially all vested) at October 31, 1997 and 1996 amounted to $1,896,000 and $1,805,000, respectively, which is less than the plan assets at fair value.

For the plan years ended October 31, 1997, 1996 and 1995, actuarial assumptions include an assumed discount rate on benefit obligations of 7.25%, 7.50% and 7.00%, respectively, and an expected long-term rate of return on plan assets of 8.00%. An annual salary increase of 6% was utilized for all years.

The Bank has adopted a management incentive plan (the "Plan") whereby all officers and supervisors are eligible to receive a bonus, proportionate to their respective salary, if the Bank meets or exceeds certain base standards of profitability and net worth levels for its fiscal year. The structure of the Plan is reviewed on an annual basis by the Board of Directors. The incentive bonus expense in 1997, 1996 and 1995 was approximately $310,000, $175,000 and $150,000, respectively.

15.  OTHER NON-INTEREST EXPENSE
--------------------------------------------------------------------------------

Other non-interest expense consisted of the following:

-----------------------------------------------------------------------------------
  Years Ended December 31,                                   1997    1996      1995
-----------------------------------------------------------------------------------
(Dollars in thousands)

Professional services                                      $1,144   $1,252   $  865
Item processing and statement rendering                       368      371      259
Advertising                                                   746      647      598
Deposit insurance                                              67       16      324
Real estate in foreclosure and other real estate owned         86      169      491
Amortization of intangible assets                             387      423      355
Other                                                       1,627    1,513    1,418
                                                           ------   ------   ------
                                                           $4,425   $4,391   $4,310
                                                           ======   ======   ======

Professional services include amounts paid for legal services, audits and regulatory examinations.

16. STOCK OPTION PLAN
--------------------------------------------------------------------------------

The Bank adopted a stock option plan, the 1986 Incentive and Nonqualified Stock Option Plan (the "1986 Stock Option Plan"), in connection with its conversion from mutual to stock form in 1986. On the effective date of the Holding Company Plan, the 1986 Stock Option Plan became the Stock Option Plan of the Company. By its terms, the 1986 Stock Option Plan has expired, and new options may no longer be granted. The Company has adopted the Abington Bancorp, Inc. 1997 Incentive and Nonqualified Stock Option Plan ("the 1997 Stock Option Plan") to replace the 1986 Stock Option Plan.

The 1997 Stock Option Plan authorizes the grant of (i) options to purchase common stock intended to qualify as incentive stock options

ABINGTON BANCORP, INC.                 39                     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

("Incentive Options") as defined in Section 422 of the Code, and (ii) options that do not so qualify ("Nonqualified Options"). Up to 300,000 shares of common stock (subject to adjustment upon certain changes in the capitalization of the Company) may be issued pursuant to awards granted under the 1997 Stock Option Plan. The 1997 Stock Option Plan is administered by the Company's Compensation Committee (the "Compensation Committee"). The Compensation Committee recommends to the full Board of Directors the individuals to whom awards are granted and determines the terms of each award, subject to the provisions of the 1997 Stock Option Plan. Incentive Options may be granted under the 1997 Stock Option Plan only to officers and other employees of the Company or its subsidiary. Nonqualified Options may be granted under the 1997 Stock Option Plan to officers or other employees of the Company or its subsidiaries, and to members of the Board of Directors and consultants or other persons who render services to the Company.

Each option shall expire on the date specified in the option agreement, which date shall not, in the case of an Incentive Option, extend for more than 10 years from the date of grant (5 years in the case of an optionee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary ("greater-than-ten-percent-stockholder")). The exercise price of each option shall be determined by the Compensation Committee at the time the option is granted, provided, however, that the option price of any Incentive Option granted under the 1997 Stock Option Plan must be at least equal to the fair market value of the common stock on the date of grant (110% of fair market value in the case of a greater-than-ten-percent-stockholder). The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to Incentive Options which first become exercisable by an employee or officer in any calendar year may not exceed one hundred thousand dollars ($100,000). Options are non-transferable except by will or by the laws of descent or distribution and are exercisable, during the optionee's lifetime, only by the optionee.

Options generally may not be exercised (i) after termination of the optionee's employment with the Company or any of its subsidiaries, or directorship with the Company, for cause or by reason of such optionee's voluntary resignation, (ii) 30 days after termination of the optionee's employment with the Company or its subsidiary, or directorship with the Company, without cause or by reason of retirement in accordance with the Company's (or the applicable subsidiary's) retirement policies, (iii) 90 days after termination of the optionee's employment with the Company or its subsidiary, or directorship with the Company, by reason of disability, and (iv) 180 days after termination of the optionee's employment with the Company, its subsidiary, or directorship with the Company, by reason of death. In all cases, however, the Board has the discretion to extend the exercise date. Payment of the exercise price of the shares subject to the option may be made (i) in cash in an amount, or by check, bank draft or postal or express money order payable in an amount, equal to the aggregate exercise price for such shares, (ii) with the consent of the Compensation Committee, in the form of shares of common stock having a fair market value equal to the exercise price of such shares, (iii) with the consent of the Compensation Committee, by reducing the number of option shares otherwise issuable to the optionee upon exercise of the option by a number of shares having a fair market value equal to the aggregate exercise price of such shares,
(iv) with the consent of the Compensation Committee, by delivering such other consideration that is acceptable to the Compensation Committee and that has a fair market value, as determined by the Compensation Committee, equal to the aggregate exercise price of such shares, including any broker-directed cashless exercise/resale procedure adopted by the Compensation Committee, or (v) with the consent of the Compensation Committee, any combination of the foregoing.

At the discretion of the Company, options granted under the 1997 Stock Option Plan may include a so-called "reload" feature pursuant to which an optionee exercising an option by the delivery of a number of shares of common stock would automatically be granted an additional option (with an exercise price equal to the fair market value of the common stock on the date the additional option is granted and with the same expiration date as the original option being exercised, and with such other terms as the Compensation Committee may provide) to purchase that number of shares of common stock equal to the number delivered to exercise the original option.

In the event of a change of control, as defined in the 1997 Stock Option Plan,
(i) the time for exercise of all unexercised and unexpired awards will be automatically accelerated, effective as of the effective time of the change of control (or such earlier date as may be specified by the Board) and (ii) after the effective time of the change of control, all unexercised awards will remain outstanding and will be exercisable in full for shares of common stock or, if applicable, for shares of such securities, cash or property as the holders of shares of common stock received in connection with the change of control.

The per share exercise prices of the options granted by the 1986 and 1997 Option Plan range from $1.50 to $15.50 and equaled the fair market value of the shares on the date the options were granted. Stock Option activity for the years ended December 31, 1997, 1996 and 1995 is as follows:


----------------------------------------------------------------------------------------------------------------------------------
    Years Ended December 31,                       1997                          1996                             1995
----------------------------------------------------------------------------------------------------------------------------------
                                         Number of    Weighted Avg.     Number of   Weighted Avg.       Number of    Weighted Avg.
                                           Options   Exercise Price       Options   Exercise Price        Options   Exercise Price
                                         --------------------------     --------------------------      --------------------------
Outstanding at beginning of year           398,824           $ 4.40       367,824            $3.92        318,924            $3.40
Granted                                     46,500            15.50        50,500             8.50         70,500             6.81
Exercised                                 (15,300)             4.75       (19,000)            5.93       (17,600)             5.17
Canceled                                        -                 -          (500)            8.03        (4,000)             8.03
                                           -------           ------       -------            -----        -------            -----
Outstanding at end of year                 430,024           $ 5.59       398,824            $4.40        367,824            $3.92
                                           =======           ======       =======            =====        =======            =====
Exercisable at end of year                 430,024           $ 5.59       358,324            $4.12        327,324            $3.56
                                           =======           ======       =======            =====        =======            =====
Option price per share                $1.50-$15.50                    $1.50-$8.50                     $1.50-$8.03

Weighted average fair value of
  options granted during the year            $5.09                          $3.35                           $3.00


ABINGTON BANCORP, INC.                 40                     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In conjunction with the Company's aforementioned Stock Option Plans, the Company adopted a Long Term Performance Incentive Plan to encourage executive management and members of the Board of Directors to build long-term shareholder value. The plan was a 3 year program which provided a mechanism for granting options under the Company's Stock Option Plan. Options to purchase approximately 40,500 to 46,500 shares of common stock for each of the 1994, 1995 and 1996 fiscal years were granted to members of the Board of Directors and certain principal officers. All options granted under this plan are included in the preceding table. The options are granted based on achievement of strategic goals such as acquisitions and asset purchases. The exercise price would be at least equaled to the fair market value of the common stock on the date of grant. The options become exercisable upon a change of control of the Company or after the average market price of the common stock exceeds 120-140% of the exercise price for periods of 5 to 180 days depending on the qualifications set for each issuance. As of December 31, 1997, all previously issued options under this plan were exercisable.

All options granted become fully vested no later than at the end of the ninth year after issuance. The maximum amount of options which can become exercisable in any 1 year is limited to $100,000 based on grant prices except in the event of a change of control, in which case all options become exercisable.

As discussed in Note 1, the Bank applies APB 25 in accounting for its stock-based compensation plans under which no compensation cost has been recognized. Had compensation cost for awards in 1997 and 1996 under the Bank's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Bank's net income and earnings per share would have been as follows:

--------------------------------------------------------------------------------
                                                    1997        1996       1995
--------------------------------------------------------------------------------
(Dollars in thousands, except in share amounts)

Net income:
 As reported                                       $4,378      $3,533     $1,429
 Pro forma                                          4,236       3,428      1,309

Earnings per share:
 As reported -
       Basic                                         1.18         .94        .38
       Diluted                                       1.10         .89        .37

 Pro forma -
       Basic                                         1.14         .91        .35
       Diluted                                       1.07         .86        .33

The initial impact of applying SFAS No. 123 on pro forma net income may not be indicative of future amounts when the method prescribed by SFAS No. 123 will apply to all outstanding awards because compensation expense for options granted prior to January 1, 1995 is not reflected in the pro forma amounts above.

The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model using the following weighted-average assumptions:

                             1997        1996        1995
------------------------------------------------------------
Expected volatility           21.10%     34.05%      34.05%
Risk-free interest rate        6.17%      5.71%       7.57%
Term of options             7.0 yrs.   9.2 yrs.     9.4yrs.
Expected dividend yield        1.40%      2.35%       2.93%

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

17.  EMPLOYEES' STOCK OWNERSHIP PLAN
--------------------------------------------------------------------------------

The Company has established an Employees' Stock Ownership Plan ("ESOP") which is being funded by the Company's contributions made in cash (which generally will be invested in common stock) or common stock. Benefits may be paid in shares of common stock or in cash, subject to the employees' right to demand shares.

In November 1993, the Company loaned the ESOP $570,000 to acquire additional shares for participants on the open market. The loan is to be repaid over 7 years with principal and interest (at a rate equal to 85% of the prevailing prime rate) payable quarterly. The loan is secured by the unallocated shares acquired by the ESOP.

The Company's ESOP expense for the years ended December 31, 1997, 1996 and 1995 amounted to $181,000, $81,000 and $82,000, respectively.

In the event that the stock price of the Company fluctuates materially at the point that shares vest with participants from the cost of shares acquired by the ESOP (at prices which range from $5.63 - $6.13 per share) the Company's statement of operations could be adversely (if increasing stock price) or favorably (decreasing stock price) affected. However, in all instances there will be no negative impact on the Company's capital. During 1997, the impact of such price variations increased the Company's ESOP expense by $100,000 in addition to normal amortization expense associated with the participants' earn out of the shares allocated. There was no material impact related to changes in the market price in 1996 and 1995.


ABINGTON BANCORP, INC.                 41                     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.  RESTRICTION ON CASH AND DUE FROM BANKS
--------------------------------------------------------------------------------
At December 31, 1997 and 1996, cash and due from banks included $3,618,000 and $2,203,000, respectively, to satisfy the reserve requirements of the Federal Reserve Bank.

19.  STOCK REPURCHASE PROGRAM
--------------------------------------------------------------------------------
On March 27, 1997, the Company announced that its Board of Directors had authorized the Company to repurchase up to 10% (375,000 shares) of its currently outstanding common stock from time to time at prevailing market prices. The Board delegated to the discretion of the Company's senior management the authority to determine the timing of the repurchase program's commencement, subsequent purchases and the prices at which the repurchases will be made.

As of December 31, 1997, the Company had repurchased 165,000 shares of its common stock under this plan at a total cost of approximately $2,228,000. All of the repurchases were subsequent to March 31, 1997.

On February 24, 1998 the Company's Board of Directors authorized the Company to repurchase up to 347,000 shares of its then outstanding common stock (representing 10% of the then outstanding stock, net of the remaining shares to be repurchased under the previously authorized repurchase program). The Company had repurchased approximately 295,500 shares in total under the March 27, 1997 repurchase program at a cost of approximately $4,896,000.

20.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------
The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value. Fair value estimates which were derived from discounted cash flows or broker quotes cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.

CASH, FEDERAL FUNDS SOLD AND SHORT-TERM INVESTMENTS

For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES, ASSETS HELD FOR SALE AND MORTGAGE-BACKED INVESTMENTS

For investment securities, assets held for sale (typically loans) and mortgage-backed derivative investments, fair values are based on quoted market prices or dealer quotes.

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

SHORT-TERM AND LONG-TERM BORROWINGS

The fair value of borrowings was determined by discounting the anticipated future cash payments by using the rates currently available to the Company for debt with similar terms and remaining maturities.

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

The carrying amount and estimated fair values of the Bank's financial instruments at December 31, 1997 and 1996 are represented as follows:

ABINGTON BANCORP, INC.                 42                     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

---------------------------------------------------------------------------------------------------
  At December 31,                                         1997                         1996
---------------------------------------------------------------------------------------------------
(Dollars in thousands)
                                                Carrying                      Carrying
                                             or Notional          Fair     or Notional        Fair
                                                  Amount         Value          Amount        Value
                                             -------------------------     ------------------------
Financial instrument assets:
 Cash and cash equivalents                      $ 13,475      $ 13,475        $  9,708     $  9,708
 Securities                                      165,052       165,160         155,231      154,017
 Loans, including held for sale, net             330,792       343,984         298,970      304,669
 Mortgage servicing rights                            26            26              56           56

Financial instrument liabilities:

 Deposits                                       $324,934      $327,563        $300,445     $302,149
 Short-term borrowings                            55,910        55,934          63,171       63,194
 Long-term debt                                  110,000       109,241          84,353       83,155

Off-balance sheet financial instruments:

 Commitments to grant loans                     $  8,359      $  8,359        $  6,355     $  6,355
 Commitments to sell loans                         1,415         1,415           2,516        2,516
 Unadvanced funds on home equity
  lines of credit                                 11,230        11,230          10,679       10,679
 Commitments to advance funds under
  construction loan agreements                     2,242         2,242           2,758        2,758
 Unadvanced funds on other lines of
  credit                                           2,166         2,166           1,949        1,949
 Interest rate swap agreement                          -             -          12,964       12,984

ABINGTON BANCORP, INC.                 43                     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21. PARENT COMPANY FINANCIAL STATEMENTS - ABINGTON BANCORP, INC. (PARENT COMPANY ONLY)
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
    BALANCE SHEETS                                                                December 31, 1997
----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

Assets:
  Cash and cash equivalents                                                             $ 1,186
  Investment in Bank ASB                                                                 35,765
  Other assets                                                                              216
                                                                                        -------
        Total assets                                                                    $37,167
                                                                                        =======
Liabilities and stockholders' equity:
  Liabilities:
    Accrued expenses and other liabilities                                              $   845
                                                                                        -------
        Total liabilities                                                                   845
                                                                                        -------
Total stockholders' equity                                                               36,322
                                                                                        -------
        Total liabilities and stockholders' equity                                      $37,167
                                                                                        =======

----------------------------------------------------------------------------------------------------------------
    STATEMENTS OF INCOME                                                       Eleven Months December 31, 1997
----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

Operating income:
  Dividends from Bank                                                                    $4,000
  Interest income                                                                            13
                                                                                         ------
        Total operating income                                                            4,013
   Operating expenses                                                                       307
                                                                                         ------
Income before income taxes and equity in undistributed earnings of subsidiaries           3,706
Income tax benefit                                                                          (85)
                                                                                         ------
Income before equity in undistributed earnings of subsidiaries                            3,791
Equity in undistributed earnings of Bank                                                    233
                                                                                         ------
Net Income                                                                               $4,024
                                                                                         ======

----------------------------------------------------------------------------------------------------------------
    Statements of Cash Flows                                                         December 31, 1997
----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

Cash flows from operating activities:
  Net income                                                                            $ 4,024
  Adjustments to reconcile net income to net cash provided by operating activities:
       Equity in undistributed earnings of bank subsidiaries                               (233)
   Other, net                                                                                59
                                                                                        -------
        Net cash provided by operating activities                                         3,850

Cash flows from investing activities:
  Net cash used in investing activities                                                       -

Cash flows from financing activities:
  Proceeds from issuance of treasury and common stock                                        72
  Dividends on common stock                                                                (559)
  Repurchase of common stock                                                             (2,228)
                                                                                        -------
        Net cash used in financing activities                                            (2,715)

  Net increase in cash and cash equivalents                                               1,135
  Cash and cash equivalents at beginning of year                                             51
                                                                                        -------
  Cash and cash equivalents at end of year                                              $ 1,186
                                                                                        =======


ABINGTON BANCORP, INC.                 44                     1997 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22.  QUARTERLY DATA (UNAUDITED)
--------------------------------------------------------------------------------
Operating results on a quarterly basis for the years ended December 31, 1997 and 1996 are as follows:

--------------------------------------------------------------------------------------------------------------------
    Years Ended December 31,                            1997                                    1996
--------------------------------------------------------------------------------------------------------------------
(Dollars and outstanding shares in thousands, except per share data)

                                        Fourth     Third    Second     First    Fourth     Third    Second     First
                                       Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter
                                       -------------------------------------   -------------------------------------

Interest and dividend income            $9,312    $9,140    $9,028    $8,817    $8,833    $8,684    $8,471    $8,344
Interest expense                         5,251     5,069     5,007     4,764     4,916     4,928     4,856     4,817
                                        ------    ------    ------    ------    ------    ------    ------    ------
Net interest income                      4,061     4,071     4,021     4,053     3,917     3,756     3,615     3,527

Provision for possible loan losses         157       158       157       158       120       120       120       120
                                        ------    ------    ------    ------    ------    ------    ------    ------
Net interest income, after provision
 for possible loan losses                3,904     3,913     3,864     3,895     3,797     3,636     3,495     3,407
Non-interest income                      1,436     1,212     1,201     1,137       984     1,062     1,057     1,074
Non-interest expenses                    3,621     3,307     3,286     3,291     3,272     3,228     3,212     3,128
                                        ------    ------    ------    ------    ------    ------    ------    ------
Income before income taxes               1,719     1,818     1,779     1,741     1,509     1,470     1,340     1,353

Provision for income taxes                 616       691       683       689       576       550       494       519
                                        ------    ------    ------    ------    ------    ------    ------    ------
Net income                              $1,103    $1,127    $1,096    $1,052    $  933    $  920    $  846    $  834
                                        ======    ======    ======    ======    ======    ======    ======    ======
Basic earnings per share                $  .30    $  .31    $  .29    $  .28    $  .25    $  .24    $  .22    $  .22
                                        ======    ======    ======    ======    ======    ======    ======    ======

Diluted earnings per share              $  .28    $  .29    $  .28    $  .26    $  .23    $  .23    $  .21    $  .21
                                        ======    ======    ======    ======    ======    ======    ======    ======

Weighted average common
   shares outstanding                    3,654     3,686     3,738     3,788     3,786     3,774     3,770     3,768
                                        ======    ======    ======    ======    ======    ======    ======    ======

Weighted average common
   shares and share equivalents
   outstanding                           3,933     3,946     3,974     4,014     3,996     3,958     3,946     3,954
                                        ======    ======    ======    ======    ======    ======    ======    ======

ABINGTON BANCORP, INC.                 45                     1997 ANNUAL REPORT

STOCKHOLDER INFORMATION

STOCK MARKET DATA

The common stock of the Company is currently listed on the NASDAQ National Market System (NMS) under the symbol "ABBK." The table below sets forth the range of high and low sales prices for the stock for the quarters indicated. Market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

Transactions through January 31, 1997 are for the common stock of the Bank. Transactions on and after that date are for the common stock of the Company.

----------------------------------------------------------------------------------
                                   Price High           Low     Dividends Declared
----------------------------------------------------------------------------------

1998
1st quarter (through March 6, 1998)        22             19            $  -

1997
4th quarter                            23 1/2         15 5/8            $.05
3rd quarter                                17         12 3/4            $.05
2nd quarter                                13         10 1/4            $.05
1st quarter                            11 5/8          9 1/2            $.05

1996
4th quarter                            10 7/8         8 7/16            $.05
3rd quarter                                9           7 3/4            $.05
2nd quarter                             8 1/8          7 1/4            $.05
1st quarter                             8 7/8        7 23/32            $.05

1995
4th quarter                             9 1/2          7 3/4            $.05
3rd quarter                             8 1/2          6 3/4            $.05
2nd quarter                            7 9/16          6 1/4            $.05
1st quarter                             7 1/2              6            $.05

As of March 6, 1998, the Company had approximately 801 stockholders of record who held 3,565,800 outstanding shares of the Company's common stock. The number of stockholders indicated does not reflect the number of persons or entities who hold their common stock in nominee or "street" name through various brokerage firms. If all such persons are included, the Company believes there are approximately 1,100 beneficial owners of common stock.

ANNUAL REPORT ON FORM 10-K

A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 as filed with the Securities Exchange Commission, is available to stockholders without charge upon written request to:

Investor Relations
Abington Bancorp, Inc.
536 Washington Street
Abington, MA  02351

INQUIRIES
Robert M. Lallo
Senior Vice President and Treasurer
Abington Bancorp, Inc.

ABINGTON BANCORP, INC.                 46                     1997 ANNUAL REPORT

                           BANK DIRECTORS & OFFICERS
--------------------------------------------------------------------------------

DIRECTORS                           BANK OFFICERS

JAMES P. MCDONOUGH 1                JAMES P. MCDONOUGH 3
President and CEO                   President and CEO
Abington Bancorp, Inc.
President and CEO                   EDWARD J. MERRITT
Abington Savings Bank               Executive Vice President - Operations

ROBERT J. ARMSTRONG                 MARIO A. BERLINGHIERI
President and General Manager       Senior Vice President - Business Banking
Armstrong Construction Corp.
                                    ROBERT M. LALLO 3
BRUCE G. ATWOOD 1                   Senior Vice President - Treasurer & CFO
Vice President Operations
Hyer Industries, Inc.               DONNA L. THAXTER
                                    Senior Vice President - Consumer Banking
WILLIAM F. BORHEK 2
President                           DAVID J. AMES
William F. Borhek Associates        Vice President - Business Banking

RALPH B. CARVER, JR.                PAUL D. AMATO
President and Treasurer             Assistant Vice President - Controller
Den-Lea Rental, Inc.
                                    MARY E. BOOTHBY
JOEL S. GELLER 1                    Credit Officer
Owner-Manager and Director
Abington Liquors Corp.              RUTH E. COOK
                                    Human Resources Officer
RODNEY HENRIKSON 2
Treasurer and Director              ELAINE CROSSLAND
Henrikson Realty Corp.              Branch Officer

A. STANLEY LITTLEFIELD 1            STEPHANIE DUNN
Attorney                            Vice President - Management Information Systems
Private Practice
                                    IDA C. FRAZIER
JAY TIMOTHY NOONAN 2                Vice President - Compliance
Manager
J. P. Noonan Trans., Inc.           MARY E. HAGEN
                                    Assistant Vice President - Branch Administration
GORDON N. SANDERSON
Retired                             JULIE JENKINS
                                    Vice President - Loan Operations
JAMES J. SLATTERY 1
President                           BETH LAPPEN
J. H. Slattery Insurance            Assistant Vice President - Business Banking
Agency, Inc.
                                    WILLIAM D. LEWIS
WAYNE P. SMITH                      Vice President - Business Banking
Treasurer and Director
Suburban Enterprises, Inc.          STEPHEN K. LUCITT
                                    Vice President - Business Banking
1: Member of Executive Committee
2: Member of Audit Committee        BARBARA M. MANNING 3
                                    Clerk of the Bank

                                    DAVID J. MCCARTHY
                                    Assistant Vice President

                                    DEBORAH J. MINIER
                                    Vice President - Loan Origination/Underwriting

                                    LEWIS J. PARAGONA
                                    Vice President - Human Resources

                                    RAYMOND J. QUIGLEY
                                    Assistant Vice President

                                    EVELYNE A. RICO
                                    Branch Officer

                                    DIANNE ROWAN MCBRIDE
                                    Assistant Vice President

                                    CAROL M. SHARPLESS
                                    Assistant Vice President

                                    3: Officer of Bancorp


ABINGTON BANCORP, INC.                 47                     1997 ANNUAL REPORT

                        [CORPORATE INFORMATION PICTURE]

CORPORATE INFORMATION
---------------------

Corporate Office
Abington Bancorp, Inc.
536 Washington Street
Abington, MA  02351
(781) 982-3200

Independent Public Accountants
Arthur Andersen LLP
225 Franklin Street
Boston, MA  02110
(617) 330-4000

Legal Counsel
Foley, Hoag & Eliot LLP
One Post Office Square
Boston, MA  02109
(617) 832-1000

Transfer Agent and Registrar
Registrar & Transfer Company
10 Commerce Drive
Cranford, NJ  07016-3572
(800) 368-2548 x7760

BANK OFFICES

ABINGTON
533 Washington Street
Abington, MA  02351

COHASSET
Shaw's Supermarket
Route 3A
Cohasset, MA  02025

HALIFAX
319 Monponsett Street
Halifax, MA  02338

HOLBROOK
778 South Franklin Street
Holbrook, MA  02343

HULL
523 Nantasket Avenue
Hull, MA  02045

KINGSTON
157 Summer Street
Kingston, MA  02364

PEMBROKE
175 Center Street
Pembroke, MA  02359

WHITMAN
584 Washington Street
Whitman, MA  02382

ADMINISTRATIVE OFFICES
538 Bedford Street
Abington, MA  02351

[APPLE LOGO]

(C) 1998 Abington Bancorp, Inc.                         Design by Red Leaf, Inc.