Form 10-K405, Exhibit 13
period 1998-12-31
ABINGTON BANCORP INC
filed 1999-03-26
CIK 812146

     Present vision. Future sites.












                                                              ABINGTON BANCORP
                                                       1998 annual report
mission statement

     We will deliver such extraordinary service and value that our employees and customers will tell their friends and associates about us.


contents

          1         President's Message

          10        Financial Highlights

          12        Management's Discussion and Analysis

          22        Report of Independent Public Accountants

          23        Consolidated Balance Sheets

          24        Consolidated Statements of Operations

          25        Consolidated Statements of Changes in Stockholders' Equity

          26        Consolidated Statements of Comprehensive Income

          27        Consolidated Statements of Cash Flows

          29        Notes to Consolidated Financial Statements

          51        Stockholder Information

          52        Corporate Information and Bank Directors & Officers

Inside Back Cover   Corporate Profile

Back Cover          Bank Office Locations

                                                                      [PHOTO]





A MESSAGE FROM THE PRESIDENT
-------------------------------------------------------------------------------

DEAR FELLOW SHAREHOLDERS:

 I am pleased to report to you that Abington Bancorp made considerable progress in 1998 toward fulfilling our vision of becoming the provider of choice for a comprehensive selection of financial services for consumers and businesses. We believe this transformation, in addition to the strong commitment to customer service that comes with being a community bank, will place our company in a strong competitive position and significantly increase the long-term value of our organization.

 We are confident that the consolidation and convergence taking place in the financial services industry has created a profitable niche for community banks offering a wide range of products along with the type of personalized service that is highly valued by customers yet difficult for larger banks to duplicate. We believe this customer-oriented approach and the dynamic retail culture we have developed gives us a great advantage over these larger banks. At the same time, our ability to successfully and efficiently integrate new products and services gives us a competitive edge over smaller institutions that may find this strategy unfeasible.

ONCE AGAIN, HEALTHY DEPOSIT GROWTH
-------------------------------------------------------------------------------

Deposits
reached     $363.9
--------------------------

DEPOSIT GROWTH (DOLLARS IN MILLIONS)
1995:  $33.2
1996:  $20.4
1997:  $24.5
1998:  $39.0

Since the introduction
of High Performance
Checking in 1995,
deposits have grown
by 47%.


Deposits increased 12% by year-end 1998 over 1997. While this accomplishment is solid for any bank in this competitive market, it is really secondary to other underlying accomplishments in this area. Deposit balances can be achieved through a variety of means, including paying above-market interest rates to attract deposits. A more valid measurement of a bank's franchise value is growth of core deposits. We are pleased to have finished in the top 8% among all Massachusetts banks, including major regional institutions, in total dollars of growth in this area. This is a remarkable achievement for a bank of our size. This kind of deposit growth helped reduce our overall cost of deposits to 3.87% in 1998 from 3.95% in 1997.

In addition to deposit dollar growth, we continued to enjoy tremendous success in obtaining new checking account relationships in 1998 through the High Performance Checking program. These accounts grew from 31,000 in 1997 to over 36,000 in 1998, an increase of over 15%. This growth not only provides us with a solid customer base for cross-selling products and services, but also produced a 16.5% increase in customer service fees for the year.



SOLID EARNINGS DESPITE A CHALLENGING ECONOMY
-------------------------------------------------------------------------------

Net income for 1998 was $4,371,000 or $1.17 per diluted share in 1998, as compared to $4,378,000 or $1.10 per diluted share in 1997. These results were affected by falling interest rates and the resulting prepayment environment that tightened spreads and net interest margins overall. Also impacting 1998 results was our recent investment in supermarket banking, which decreased 1998 net income by approximately $.09 per share. Excluding the effect of this investment, earnings per share would have grown approximately 15% in 1998 over 1997 levels, which would be considered solid in any interest rate environment.

In 1998, we opened supermarket branches in Randolph and Hanson, giving us three new branches opened in the 18 months prior to year's end. We are confident our retail strategies and product lines combined with innovative supermarket banking methodologies should enhance core earnings and franchise values in future periods. As evidence of this, our first supermarket branch, opened in Cohasset in August 1997, continued to exceed our internal financial forecasts as of its one-year anniversary. This early, measurable success provides us with even greater optimism that we will enjoy success from these endeavors in future years.

STEADY LENDING GROWTH
-------------------------------------------------------------------------------

Business Banking
ended the year at  $60.0

---------------------------------------
Business Banking (dollars in millions)

Our business banking
portfolio grew by
approximately 28% in 1998.


Our Business Banking division once again posted significant gains in both commercial loan balances and customer relationships in 1998. Our business banking portfolio grew 28% to reach approximately $60 million. This growth was achieved despite strong pricing pressures in our market area for business and commercial real estate loans. We also obtained more non-transaction-oriented business loans over the past year. These borrowers are more focused on developing a business relationship with their bank, which tends to produce more stable loan balances and provides deposit relationships as well.

 Residential lending also performed extremely well in 1998. Loan originations grew to approximately $47 million in 1998, compared to $20 million a year ago. This growth reflected 1998's strong refinance market as well as the on-going economic expansion occurring in Southeastern Massachusetts thanks, in large part, to the return of commuter rail service to our region.


Year End
Delinquency Rate .36%

---------------------------------------
DELINQUENCY RATE

Our delinquency rate
is one of the lowest
among 80 Northeastern
banking companies
tracked by a leading
bank analyst firm.

RENEWED VISION

WE WILL SET OUR SIGHTS ON NEW IDEAS, FOCUS ON OUR TECHNOLOGY AND
CONCENTRATE ON SERVICE.

ASSET QUALITY

With the economic good times we have enjoyed in the United States and our region over the past few years, credit problems are a distant memory for many of us. We know, however, that at times like these, the temptation can be great to lower credit standards to keep loan growth at strong levels. We are pleased to note that our current asset quality is at a very high level, with non-performing loans at a near all time low of $731,000 at year's end and delinquencies below
 .5% throughout the year. Our seasoned and experienced lenders have not let desires for greater loan growth, particularly in the business banking area, overcome our sound underwriting practices and good credit culture. This type of discipline is critical to achieving long-term success for our shareholders.


SETTING SIGHTS ON FUTURE VALUE
---------------------------------------

Total
Supermarket Branches  5

---------------------------------------
SUPERMARKET BRANCHES

Supermarket branches in
Randolph and Hanson
opened in 1998; they will
be followed in 1999 by
branches in West Brockton and Canton.

As I've already alluded to, much effort at Abington Bancorp in 1998 was directed to preparing our organization to compete as a total financial services provider to mid-market consumers and businesses. In 1999 we plan to open two more supermarket branches in West Brockton and Canton. When these two branches open, we will have 12 offices spread throughout Plymouth County and reaching into Norfolk County. This increases our market penetration considerably from a year ago.

In addition to this market expansion, Abington Bancorp is embracing the trend toward alternative service delivery channels. In 1999, we will launch an interactive, world-class web site that will enable our customers to obtain product information and enjoy the convenience of banking from their homes or offices. We are excited about the potential of this new market channel to support our objectives of enhancing our retail franchise and our business banking relationships.

We also recently announced the acquisition of a well-established and highly regarded mortgage company, Old Colony Mortgage, another undertaking conceived in 1998. This acquisition expands our service area as far west as Auburn, MA, and provides more complete coverage of the South Shore.

Old Colony Mortgage's experienced and quality mortgage company management team and seasoned production staff, when combined with our mortgage personnel, will create a formidable mortgage origination network offering a full array of mortgage-related products to our customers and providing us with even greater sales opportunities. In addition, this expansion in mortgage banking will provide us with another source of non-interest income. We anticipate that production levels in our mortgage area for 1999 will exceed $150 million.

In addition, we have recently introduced Personal Bankers into each branch. These trained, service-oriented individuals will build upon the success of High Performance Checking by increasing our ability to cross-sell products and services to our retail customers, and, when applicable, business products as well. Our objective is to build an aggressive retail referral program that will result in new business and strengthen existing customer relationships. We already enjoy an extremely loyal customer base and are confident that the increased service provided by the Personal Banker model will strengthen the bond our customers have with our institution.

These initiatives further support our belief that our future growth will be driven by a passion for selling. We have taken successful first steps toward building this "sales culture" with the enormous success of High Performance Checking and its related cross sales effort along with our early success at supermarket banking. As we look to the future, we plan on fostering a sales culture that optimizes the benefit of each and every customer's relationship with the bank.

RETRAINING IN THE WORKPLACE

ENHANCING THE KNOWLEDGE AND SKILLS OF OUR WORKFORCE HAS A POSITIVE IMPACT ON OUR ABILITY TO PREPARE FOR THE FUTURE.


OLD VALUES/NEW PERSPECTIVES

As we make progress in the exciting new directions I've described so far, we retain a strong dedication to superior levels of service. A major key to assuring our ability to maintain this focus is enhancing the knowledge and skills of our workforce. We are working hard through improved training to make sure we provide that all-important personal touch valued so much by the many people who still prefer to do business with their local bank.

As we broaden our services and product offering and simultaneously expand our market reach, the ability of our senior management team to make good strategic decisions to support this growth is critical to our staying on track toward our vision. In the second quarter, John R. Sylva, who has 25 years of experience in retail banking, joined us as Senior Vice President with responsibility for all consumer banking activities. Also, near year's end we gained a new senior operations officer as Kevin M. Tierney, Sr., joined us as Executive Vice President. With nearly 20 years' experience in financial services, Kevin is a recognized leader in marketing and technology aimed at maximizing efficiency and supporting aggressive growth and market penetration strategies. These two additions give our senior management team experience that has already had a positive impact on our ability to prepare for a new future.

YEAR 2000 PREPAREDNESS
-------------------------------------------------------------------------------

Closely following FDIC guidelines for all United States financial institutions, Abington Savings Bank focused considerable effort in 1998 to assure that all issues related to the year 2000 computer problem will be resolved well in advance of the end of 1999. We are confident that we will be ready to greet the new millennium with well-tested systems and contingency plans that will provide uninterrupted service to our customers. Our task force continues to be very active, and we have a customer awareness program in place to inform and reassure our customers about our Y2K readiness.


We're well
prepared for  Y2K

---------------------------------------
READY FOR Y2K

12/97: Task force established; action plan approved by Board of Directors.

12/98: Assessment completed; testing of mission critical systems completed.

06/99:         All systems Y2K ready.

SPECIAL RELATIONSHIPS

OUR COMMITMENT TOWARDS OUR COMMUNITY CONTINUES TO GROW...


SUPPORTING OUR COMMUNITY

In 1998 we continued to support the well-being of the communities we serve, with a special emphasis on providing financial aid and other assistance to organizations focusing on children. Our special relationship with the Cardinal Cushing School and Training Center continued to blossom as our third annual St. Patrick's Day fundraiser raised over $50,000. Among other things, this money was used to send the graduating class of 22 exceptional children to Disney World. Also at year's end, I had the great privilege of presenting the school with a $15,000 donation raised through employee payroll deductions.

Our employees' strong commitment to the Cardinal Cushing students is part of what makes Abington Savings Bank a special place to work. As we continue our transformation into a larger, more competitive organization, one reason I am confident of our ability to retain the community banking values that are the foundation of our success is the dedication of our work force. Nowhere is this dedication more obvious than in the energy and enthusiasm our people bring to our community relations efforts.

I want to thank all members of our team for their hard work in 1998 and renew my commitment to fostering an organization that sets high performance standards while also providing appropriate rewards for the people whom achieve and exceed those expectations. By making this a great place to work, we help ensure that it is also a great place for our customers to do business.

Finally, I wish to thank the Board of Directors and our staff for their many efforts in 1998 to safeguard our company's future and well being and to thank our shareholders and customers for their continued support. Everyone at Abington Bancorp is dedicated to repaying your loyalty by building an outstanding financial services organization that enters the new millennium with renewed strength and vitality. We remain optimistic about the future of community banks and are confident our organization is well on its way to becoming the premier provider of financial services in our marketplace.



Respectfully submitted,

/s/ James P. McDonough

James P. McDonough
President and Chief Executive Officer

-------------------------------------------------------------------------------
The Bank considers its principal market area to be Plymouth County, Massachusetts, primarily Abington, Cohassett,Halifax, Hanson, Holbrook, Hull, Kingston, Pembroke, Randolph, and Whitman, where it has banking offices.


                              Boston                 [MAP]


Hull
---------------------------------------------

Cohasset
---------------------------------------------

Canton (Opening in `99)
---------------------------------------------

Randolph
---------------------------------------------

Holbrook
---------------------------------------------

Abington
---------------------------------------------

Brockton (Opening in `99)
---------------------------------------------

Whitman
---------------------------------------------

Pembroke
---------------------------------------------

Hanson
---------------------------------------------

Halifax
---------------------------------------------

Kingston
---------------------------------------------

AT DECEMBER 31,                                       1998       1997       1996       1995        1994
------------------------                            --------   --------   --------   --------   --------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance Sheet Data:
Total assets                                        $591,151   $531,986   $486,958   $460,492   $421,833
Total loans, net                                     360,735    330,792    298,970    260,585    235,614
Investment securities (1)                             61,184     47,187     31,950     33,343     28,328
Mortgage-backed securities                           129,700    126,016    131,184    138,937    133,882
Deposits                                             363,953    324,934    300,445    280,070    246,843
Borrowed funds                                       177,128    165,910    147,524    145,609    134,155
Preferred beneficial interest in junior
 subordinated debentures, net (3)                     11,934       --         --         --         --
Stockholders' equity                                  33,060     36,321     33,546     30,561     28,366
Book value per share (2)                                9.88       9.99       8.86       8.11       7.57


YEARS ENDED DECEMBER 31,                               1998       1997       1996       1995       1994
------------------------                            --------   --------   --------   --------   --------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) (2)
Operating Data:
Interest and dividend income                        $ 38,442   $ 36,297   $ 34,332   $ 31,949   $ 27,082
Interest expense                                      21,585     20,091     19,517     18,222     14,349
                                                    --------   --------   --------   --------   --------
Net interest income                                   16,857     16,206     14,815     13,727     12,733

Provision for possible loan losses                       760        630        480      2,233        610
                                                    --------   --------   --------   --------   --------
Net interest income after
 provision for possible loan losses                   16,097     15,576     14,335     11,494     12,123
                                                    --------   --------   --------   --------   --------
Non-interest income:
 Loan servicing fees                                     469        558        646        713        646
 Customer service fees                                 3,816      3,276      2,412      1,644      1,050
 Gain on sales of securities                           1,731        540        495        181        322
 Gain on sales of loans, net                             492        236        315        453        389
 Write-down of limited partnership                      --         --         --         (110)      --
 Net gain (loss) on sales and write-down
    of other real estate owned                            43        109         67        (92)        (2)
 Other                                                   358        267        242        119         56
                                                    --------   --------   --------   --------   --------
  Total non-interest income                            6,909      4,986      4,177      2,908      2,461
                                                    --------   --------   --------   --------   --------
Non-interest expenses                                 16,267     13,505     12,840     11,955     10,255
                                                    --------   --------   --------   --------   --------
Income before income taxes                             6,739      7,057      5,672      2,447      4,329
Provision for income taxes                             2,368      2,679      2,139      1,018      1,586
                                                    --------   --------   --------   --------   --------
  Net income                                        $  4,371   $  4,378   $  3,533   $  1,429   $  2,743
                                                    --------   --------   --------   --------   --------
                                                    --------   --------   --------   --------   --------
Basic earnings per share                            $   1.25   $   1.18   $    .94   $    .38   $    .73
                                                    --------   --------   --------   --------   --------
                                                    --------   --------   --------   --------   --------
Diluted earnings per share                          $   1.17   $   1.10   $    .89   $    .37   $    .70
                                                    --------   --------   --------   --------   --------
                                                    --------   --------   --------   --------   --------
Dividends per share (4)                             $    .30   $    .20   $    .20   $    .20   $    .20
                                                    --------   --------   --------   --------   --------
                                                    --------   --------   --------   --------   --------

YEARS ENDED DECEMBER 31,                               1998       1997       1996       1995       1994
------------------------                             --------   --------   --------   --------   --------
Selected Ratios:
Return on average total assets                           .79%       .87%       .74%       .33%       .70%
Interest rate spread                                    3.13       3.29       3.14       3.14       3.32
Return on average equity                               12.68      12.59      11.00       4.68       9.23
Dividend payout ratio                                  23.95      16.90      21.34      52.62      27.34
Average equity to average total assets                  6.26       6.94       6.69       7.00       7.61


(1)  Includes Federal Home Loan Bank stock.
(2) The Company declared a 2-for-1 stock split in the form of a dividend to holders of record on November 14, 1997. All share and per share data have been adjusted to reflect this transaction.
(3) In June 1998, the Company issued $12.6 million of guaranteed preferred beneficial interests in junior subordinated debentures.
(4)  Includes a $.10 per share special dividend declared in March 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

Abington Bancorp, Inc. (the "Company"), became the one-bank holding company for the Abington Savings Bank (the "Bank") on January 31, 1997. The Company's primary business is serving as the holding company of the Bank. The holding company did not conduct any business in fiscal 1996.

The Company's results of operations depend primarily on its net interest income after provision for possible loan losses, its revenue from other banking services and non-interest expenses. The Company's net interest income depends upon the net interest rate spread between the yield on the Company's loan and investment portfolios and the cost of funds, consisting primarily of interest expense on deposits and Federal Home Loan Bank advances. The interest rate spread is affected by the match between the maturities or repricing intervals of the Company's assets and liabilities, the mix and composition of interest sensitive assets and liabilities, economic factors influencing general interest rates, prepayment on loans and mortgage-backed investments, loan demand and savings flows, as well as the effect of competition for deposits and loans. The Company's net interest income is also affected by the performance of its loan portfolio, amortization on accretion of premiums or discounts on purchased loans or mortgage-backed securities and the level of non-earning assets. Revenues from loan fees and other banking services depend upon the volume of new transactions and the market level of prices for competitive products and services. Non-interest expenses depend upon the efficiency of the Company's internal operations and general market and economic conditions.

In August 1997, the Company opened, in Cohasset, the first of three planned de novo supermarket branches, with the Randolph and Hanson branches opening in April and September of 1998, respectively. This expansion into supermarket banking is consistent with the Company's strategy of controlled growth with a focus on core retail deposit relationships and will enable the Company to have a greater regional presence.


FORWARD-LOOKING STATEMENTS

When used in this report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe" or similar expressions are intended to identify "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. The Company wishes to caution readers that all forward-looking statements are necessarily speculative and not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various risks and uncertainties, including regional and national economic conditions, changes in the real estate 14 market, changes in levels of market interest rates, credit risks of lending activities, competitive and regulatory factors, and the so-called Year 2000 issue, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.


NET INTEREST INCOME

Net interest income is affected by the mix and volume of assets and liabilities, and levels of prepayment primarily on loans and mortgage-backed investments, the movement and level of interest rates, and interest spread, which is the difference between the average yield received on earning assets and the average rate paid on deposits and borrowings. The Company's net interest rate spread was 3.13% and 3.29% for the years ended December 31, 1998 and 1997.

The level of non-accrual loans and other real estate owned also has an impact on net interest income. At December 31, 1998, the Company had $681,000 in non-accrual loans and no other real estate owned compared to $622,000 in non-accrual loans and $265,000 in other real estate owned as of December 31, 1997.

The table on the following page presents average balances, interest income and expense and yields earned or rates paid on the major categories of assets and liabilities for the years indicated.


YEARS ENDED DECEMBER 31,                                           1998                                   1997
                                                    -----------------------------------   ------------------------------------
                                                     Average                    Yield/     Average                     Yield/
                                                     Balance     Interest        Rate      Balance      Interest        Rate
                                                    ---------   ---------      --------   ---------    ----------     --------
(DOLLARS IN THOUSANDS)
Assets
 Earning assets:
 Federal funds sold                                 $  1,032    $     59         5.72%    $    544     $     34        6.25%
 Other short-term investments                          1,027          55         5.36          221           16        7.24
 Bonds and obligations (2)                            43,034       3,027         7.03       25,025        1,775        7.09
 Equity securities (1)                                13,758         627         4.56       11,987          589        4.91
 Mortgage-backed investments (2)                     126,031       8,393         6.66      132,721        9,045        6.82
 Loans (3)                                           335,871      26,281         7.82      304,925       24,838        8.15
                                                    --------    --------                  --------     --------
  Total earning assets                               520,753      38,442         7.38      475,423       36,297        7.64
                                                    --------    --------                  --------     --------

 Cash and due from banks                              12,407                                 9,786
 Other assets                                         17,435                                16,227
                                                    --------                              --------
   Total assets                                     $550,595                              $501,436
                                                    --------                              --------
                                                    --------                              --------
Liabilities and Stockholders' Equity
 Interest-bearing liabilities:
  NOW deposits                                      $ 43,938    $    652         1.48%    $ 37,256     $    577        1.55%
  Savings deposits                                   102,022       2,281         2.24       97,786        2,168        2.22
  Time deposits                                      157,858       8,818         5.59      145,152        8,312        5.73
                                                    --------    --------                  --------     --------
   Total interest-bearing deposits                   303,818      11,751         3.87      280,194       11,057        3.95

  Short-term borrowings                               42,039       2,279         5.42       45,833        2,557        5.58
  Long-term debt                                     125,521       7,555         6.02      105,950        6,477        6.11
                                                    --------    --------                  --------     --------
   Total interest-bearing liabilities                471,378      21,585         4.58      431,977       20,091        4.65
                                                                --------                               --------


Non-interest-bearing deposits                         37,080                                29,447
                                                    --------                              --------
   Total deposits and
    borrowed funds                                   508,458                     4.25      461,424                     4.35

 Other liabilities                                     7,656                                 5,239
                                                    --------                              --------

 Total liabilities                                   516,114                               466,663
 Stockholders' equity                                 34,481                                34,773
                                                    --------                              --------
   Total liabilities and
    stockholders' equity                            $550,595                              $501,436
                                                    --------                              --------
                                                    --------                              --------
Net interest income                                             $ 16,857                                $ 16,206
                                                                --------                                --------
                                                                --------                                --------
Interest rate spread (4)                                                         3.13%                                 3.29%
                                                                                ------                                 -----
                                                                                ------                                 -----
Net yield on earning assets (5)                                                  3.24%                                 3.41%
                                                                                ------                                 -----
                                                                                ------                                 -----



Years Ended December 31,                                         1996
                                                    --------------------------------
                                                     Average                 Yield/
                                                     Balance    Interest      Rate
                                                    --------   ---------   ---------
Assets
 Earning assets:
 Federal funds sold                                 $    614   $     37       6.03%
 Other short-term investments                             75          4       5.33
 Bonds and obligations (2)                            23,489      1,512       6.44
 Equity securities (1)                                10,966        556       5.07
 Mortgage-backed investments (2)                     137,166      9,245       6.74
 Loans (3)                                           282,530     22,978       8.13
                                                    --------   --------
  Total earning assets                               454,840     34,332       7.55
                                                    --------   --------
 Cash and due from banks                               8,348
 Other assets                                         16,891
                                                    --------
   Total assets                                     $480,079
                                                    --------
                                                    --------
Liabilities and Stockholders' Equity
 Interest-bearing liabilities:
  NOW deposits                                      $ 33,392   $    516       1.55%
  Savings deposits                                    95,661      2,287       2.39
  Time deposits                                      136,541      7,939       5.81
                                                    --------   --------
   Total interest-bearing deposits                   265,594     10,742       4.04

  Short-term borrowings                               66,790      3,733       5.59
  Long-term debt                                      84,977      5,042       5.93
                                                    --------   --------
   Total interest-bearing liabilities                417,361     19,517       4.68
                                                               --------


Non-interest-bearing deposits                         25,223
                                                    --------
   Total deposits and
    borrowed funds                                   442,584                  4.41

 Other liabilities                                     5,385
                                                    --------

 Total liabilities                                   447,969
 Stockholders' equity                                 32,110
                                                    --------
   Total liabilities and
    stockholders' equity                         $   480,079
                                                    --------
                                                    --------

Net interest income                                           $  14,815
                                                              ---------
                                                              ---------
Interest rate spread (4)                                                    3.14%
                                                                            -----
                                                                            -----
Net yield on earning assets (5)                                             3.26%
                                                                            -----
                                                                            -----



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


YEARS ENDED DECEMBER 31,                   1998 vs 1997                    1997 vs 1996
(DOLLARS IN THOUSANDS)                  INCREASE (DECREASE)             INCREASE (DECREASE)

                                   Due to     Due to                Due to     Due to
                                   Volume      Rate       Total     Volume      Rate       Total
                                  -------    --------   -------    -------    -------    -------
Interest and dividend income:
 Loans                            $ 2,449    $(1,006)   $ 1,443    $ 1,824    $    36    $ 1,860
 Bonds and obligations              1,267        (15)     1,252        103        160        263
 Equity securities                     83        (45)        38         51        (18)        33
 Mortgage-backed
  securities                         (449)      (203)      (652)      (302)       102       (200)
 Federal funds sold                    28         (3)        25         (4)         1         (3)
 Interest-bearing deposits
  in banks                             44         (5)        39         10          2         12
                                  -------    --------   -------    -------    -------    -------
  Total interest and
   dividend income                  3,422     (1,277)     2,145      1,682        283      1,965
                                  -------    --------   -------    -------    -------    -------
Interest expense:
 NOW deposits                         100        (25)        75         60          1         61
 Savings deposits                      95         18        113         50       (169)      (119)
 Time deposits                        714       (208)       506        495       (122)       373
 Short-term borrowings               (207)       (71)      (278)    (1,170)        (6)    (1,176)
 Long-term debt                     1,178       (100)     1,078      1,278        157      1,435
                                  -------    --------   -------    -------    -------    -------
   Total interest expense           1,880       (386)     1,494        713       (139)       574
                                  -------    --------   -------    -------    -------    -------
Net interest income               $ 1,542    $  (891)   $   651    $   969    $   422    $ 1,391
                                  -------    --------   -------    -------    -------    -------
                                  -------    --------   -------    -------    -------    -------



COMPARISON OF THE YEARS ENDED DECEMBER 31, 1998 AND 1997


GENERAL

Net income for 1998 was $4,371,000 or $1.17 per diluted share compared to a net income of $4,378,000 or $1.10 per diluted share in 1997, a net decrease of $7,000 or .2%. Earnings, on a per diluted share basis, increased in 1998 over 1997 as a result of the Company's repurchase of shares under current buy back plans. The results in 1998, as compared to 1997, include increases in net interest income, customer service fees and gains on sales of securities and mortgages offset by an increase in non-interest expense related primarily to three newly opened supermarket branches, Year 2000 testing expenses and expenses associated with guaranteed preferred beneficial interest in junior subordinated debentures ("Trust Preferred Securities").


INTEREST AND DIVIDEND INCOME

Interest and dividend income increased $2,145,000 or 5.9% in 1998 as compared to 1997. The increase was attributable to increases in earning assets, particularly loans, offset in part by reductions in the yield earned on those assets. The balance of average earning assets for 1998 was approximately $520,753,000 as compared to $475,423,000 for 1997, an overall increase of $45,330,000 or 9.5%. The increase in earning assets was generally due to increases in average loan balances which were $335,871,000 in 1998, as compared to $304,925,000 in 1997, an increase of $30,946,000 or 10.2%. This increase was generally caused by larger volumes of commercial loan originations in 1997 and into 1998 as well as higher residential loan balances which were the result of the steady volume of loan originations and purchases throughout 1997 and into 1998. See "Liquidity and Capital Resources" and "Asset/Liability Management" for further discussion of the Company's investment strategies.

The average yield earned on loans decreased for 1998 as compared to 1997, primarily due to the effect of faster prepayments on higher yielding residential loans and lower rates earned on newer loan originations or purchases over the past year. Additionally, loan yields were negatively affected by yield adjustments on loan pools which had been acquired at a premium purchase price, which was the result of unusually heavy prepayment activity on those pools associated with the favorable refinancing market which caused an acceleration of premium amortization. The yield on loans for 1998 was 7.82% as compared to 8.15% for 1997. Management estimates that, excluding the unusual prepayment adjustments realized during the first half of 1998, the yield on loans would have been approximately 7.94% or $400,000 higher than reported. Given the current relatively low long-term interest rates and relatively

MANAGEMENT'S DISCUSSION AND ANALYSIS

strong economy, similar yield adjustments could occur in the future. Yields on loans were positively affected by growth in the Company's commercial loan portfolio, which has grown to approximately $59,800,000 at December 31, 1998 from $46,900,000 at December 31, 1997, an increase of $12,900,000 or 27.5%.
Commercial loans typically carry a higher yield than residential mortgages.

Average balances of mortgage-backed investments and investment securities were $126,031,000 and $43,034,000, respectively, for 1998 as compared to $132,721,000 and $25,025,000, respectively, for 1997. These 20 balances, when combined, increased by approximately $11,319,000 or 7.2%. The yield on mortgage-backed investments and investment securities decreased to 6.66% and 7.03%, respectively, in 1998 as compared to 6.82% and 7.09%, respectively, in 1997. The declines in these yields reflects the lower interest rate environment for investment opportunities since mid-1997, as well as the effects of increased prepayments on the Company's higher yielding securities in the mortgage-backed investment portfolio, the proceeds of which were invested at lower rates.

INTEREST EXPENSE

Interest expense for 1998 increased $1,494,000 or 7.4% compared to 1997, generally due to increases in deposit and borrowed fund balances, which was partially offset by decreases in the average rates paid on deposits and borrowed funds. The blended weighted average rate paid on deposits and borrowed funds was 4.58% for 1998 as compared to 4.65% for the same period in 1997. The weighted average rates paid on interest bearing deposits was 3.87% for 1998 as compared to 3.95% in 1997. The overall cost of deposits has declined in 1998 as compared to 1997, generally due to the continued success of promotional efforts to attract core deposits (NOW accounts, demand deposits, savings and money markets), which typically have a lower cost of funds than time deposits and borrowings, as well as due to overall declines in the rates paid on time deposits. The average balance of core and time deposits rose to $183,040,000 and $157,858,000, respectively, for 1998 as compared to $164,489,000 and $145,152,000, respectively, in 1997, for increases of 11.3% and 8.8%, respectively. Additionally, the weighted average rate paid on time deposits declined to 5.59% for 1998, as compared to 5.73% in 1997. This change reflects the refinancing of various certificates as they have matured at lower rates than they had been paying in previous periods and, to a lesser extent, the result of the generally declining rate environment which has existed over the past year, although competition for time deposit accounts has kept rates at higher levels in 1998 as compared to general economic rates. The Company will continue to closely manage its cost of deposits by continuing to seek methods of acquiring new core deposits and maintaining its current core deposits while adding time deposits at reasonable rates in comparison to local markets and other funding alternatives, including borrowings. The average balances of borrowed funds increased overall during 1998 as compared to 1997, to $167,560,000 from $151,783,000, an increase of 10.4%. This increase generally relates to the funding of certain loan portfolio purchases during 1998. The overall weighted average rates paid on borrowed funds decreased to approximately 5.87% for 1998 from 5.95% in 1997. This increase was generally due to the Federal Reserve's decisions to drop the inter-bank borrowing rate by 75 basis points in the latter portion of 1998. This rate change may have a further positive effect on the refinancing of borrowed funds in future periods. The Company will continue to evaluate the use of borrowing as an alternative funding source for asset growth in future periods. See "Asset/Liability Management" for further discussion of the competitive market for deposits and overall strategies for uses of borrowed funds.

NON-INTEREST INCOME

Total non-interest income increased $1,923,000 or 38.6% in 1998 in comparison to 1997. Customer service fees, which were $3,816,000 in 1998 as compared to $3,276,000 for the same period in 1997, for an increase of $540,000 or 16.5%, rose primarily due to growth in deposit accounts, primarily NOW and checking account portfolios. Loan servicing fees and gains on sales of mortgage loans were $469,000 and $492,000, respectively, in 1998 as compared to $558,000 and $236,000, respectively, in 1997, a combined increase of $167,000 or 21.0%. This generally is reflective of the favorable refinancing market for residential loans in 1998 which has resulted in increased saleable volumes and related gains on sales as compared to the same period in 1997. Loan servicing fees have declined as that portfolio has paid down in the current refinance market, as well as in part due to the fact that the Company has been selling mortgage loans servicing released since 1996. Gains on sales of securities were $1,731,000 in 1998 as compared to $540,000 for 1997 for an increase of $1,191,000 or 220.6%.
These gains are generally reflective of a consistently strong market for equity securities.

NON-INTEREST EXPENSE

Non-interest expense for 1998 increased $2,762,000 or 20.5% compared to 1997. Salaries and employee benefits increased 17.6% or $1,172,000 primarily due to increases in health insurance costs and staffing levels in the Company's business banking and retail areas, including the Bank's new supermarket branches in Cohasset (August 1997), Randolph (April 1998) and Hanson (September 1998). These increases correspond with the Company's strategic focuses of increasing business banking relationships and attracting core deposits. Occupancy expenses increased $259,000 or 10.7% primarily due to increased capital and operating expenditures related to the supermarket branches, and to the general inflationary and capital expenditure increases, particularly in technology. Other non-interest expenses, including trust preferred securities expense, also increased $1,331,000 or 30.0% for 1998, in comparison to the same period in 1997, generally due to increased costs associated with statement rendering and item processing as well as other operating costs associated with servicing an expanded retail customer base. This increased expense also includes approximately $150,000 of expenses related to the Company's efforts to address the Year 2000 issue (see "Impact of Year 2000" for further discussion). Additionally, approximately $586,000 of the aforementioned increase represents expenses related to Trust Preferred Securities which were issued in June 1998. See "Liquidity and Capital Resources" for additional discussion of Trust Preferred Securities.

PROVISION FOR POSSIBLE LOAN LOSS

The provision for possible loan losses was $760,000 in 1998 as compared to $630,000 for the same period in 1997. This increase of $130,000 primarily reflects management's estimate of increased risk associated with increases in the Company's commercial loan portfolios over the past year as compared to residential real estate loans.

PROVISION FOR INCOME TAXES

The Company's effective income tax rate for 1998 was 35.1% compared to 38.0% for 1997. The lower effective tax rate in comparison to statutory rates for both periods is reflective of income earned by certain non-bank subsidiaries which are taxed, for state tax purposes, at lower rates. Additionally, the overall effective tax rate is influenced by the proportion of income generated by non-bank subsidiaries. In 1998, a greater portion of income was generated through non-bank subsidiaries as compared to 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS

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

INTEREST AND DIVIDEND INCOME

Interest and dividend income increased $1,965,000 or 5.7% during 1997 as compared to 1996. This increase was attributable to increases in earning assets, particularly loans, and increases in the rates earned on investment securities, including mortgage-backed investments and loans. The balance of average earning assets was $475,423,000 in 1997 as compared to $454,840,000 in 1996, an increase of $20,583,000 or 4.5%. This increase was generally caused by growth in the Company's commercial loan portfolio in 1997 which had an average balance of approximately $37,543,000 in 1997 as compared to $22,515,000 in 1996, an increase of $15,028,000 or 66.7%. This increase is consistent with management's strategy of diversifying the Company's asset-mix by increasing loan growth, particularly higher yielding commercial loans. The remaining asset growth was generated from residential loan purchases and originations partially offset by decreases in the Company's investment and mortgage-backed securities portfolios. The combined average balance of investments, including equity and mortgage-backed securities, decreased to $169,733,000 in 1997, a decrease of approximately $1,888,000 or 1.1% from 1996 average levels of $171,621,000. See "Liquidity and Capital Resources" and "Asset/Liability Management" for a further discussion of the Company's investment strategies. As a result of this strategy, the average yield on interest earning assets increased in 1997 to 7.64% from 7.55% in 1996. Yields on loans increased slightly to 8.15% in 1997 from 8.13% in 1996. Increases due to greater concentrations of commercial loans generally offset the declining interest rates on residential mortgage loans originated/purchased over the second half of 1997 as well as declining yields on those portfolios as the result of customer refinancings into lower yielding loans. The yields on investment, excluding equities, and mortgage-backed securities portfolios in 1997 were 7.09% and 6.82%, respectively, as compared to 6.44% and 6.74%, respectively, in 1996. This increase in yield, despite the generally declining long-term interest rate environment, was achieved through the sale of various lower yielding securities held by the Company in its portfolio of securities available for sale and the acquisition of securities at higher yields, primarily during the second half of 1996 and the first 9 months of 1997.

INTEREST EXPENSE

Interest expense in 1997 increased $574,000 or 2.9% as compared to 1996 generally due to increases in deposit balances and higher rates paid on borrowed funds. This increase was partially offset by decreases in the average rates paid on deposits. The average balance of core deposits (NOW accounts, savings and money markets) and time deposits rose to $164,489,000 and $145,152,000, respectively, in 1997 as compared to $154,276,000 and $136,541,000, respectively, in 1996 for increases of $10,213,000 or 6.6%, and $8,611,000 or 6.3%, respectively. These increases reflect the success of management's strategy to attract retail, core deposit relationships and increasing deposit balances. The overall cost of interest bearing deposits decreased to 3.95% in 1997 from 4.04% in 1996 despite a continued competitive market for deposit relationships. This is generally attributable to the Company's continued growth in less expensive core deposit accounts as well as decreases in overall rates paid on time deposits. While rates paid on time deposits have generally remained flat for most of 1997, the overall cost has declined due to customers shifting to shorter-term maturity time deposits.

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

NON-INTEREST EXPENSE

Non-interest expense for 1997 increased $665,000 or 5.2% over 1996 levels. Salaries and employee benefits increased 9.6% or $585,000 generally 22 due to increases in health insurance costs and staffing levels of the Company's business banking and retail areas, including the Cohasset supermarket branch. Additionally, costs associated with the Company's employee stock plan and other incentive compensation expenses increased by approximately $280,000 over 1996 levels as the result of the increase in the Company's stock price during 1997 and also because certain performance-related incentives were met as a result of the improved financial performance of the Company in 1997.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS

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

ASSET/LIABILITY MANAGEMENT

The objective of asset/liability management is to ensure that liquidity, capital and market risk are prudently managed. Asset/liability management is governed by policies reviewed and approved annually by the Company's Board of Directors (Board). The Board delegates responsibility for asset/liability management to the corporate Asset/Liability Management Committee (ALCO). ALCO sets strategic directives that guide the day-to-day asset/liability management activities of the Company. ALCO also reviews and approves all major funding, capital and market risk management programs. ALCO is comprised of members of management and executive management of the Company and the Bank.

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

The Company uses simulation analysis to measure the exposure of net interest income to changes in interest rates over a 1 to 5 year time horizon. Simulation analysis involves projecting future interest income and expense from the Company's assets, liabilities and off-balance sheet positions under various interest rate scenarios.

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

RATE CHANGE                ESTIMATED EXPOSURE AS A
(BASIS POINTS)             % OF NET INTEREST INCOME
--------------             -------------------------
   +200                            4.4%
   -200                            2.1%

The Company uses valuation analysis to provide insight into the potential exposure of earnings and equity to changes in interest rates based on the balance sheet position of the Company at a set point in time without regard to potential future strategic changes. Valuation analysis involves projecting future cash flows from the Company's assets, liabilities and off-balance sheet positions and then discounting such cash flows at appropriate interest rates. The Company's economic value of equity is the estimated net present value of its assets, liabilities and off-balance sheet positions.The following table reflects the Company's estimated exposure as a percentage of estimated economic value of equity assuming an immediate shift in interest rates:

RATE CHANGE                ESTIMATED EXPOSURE AS A
(BASIS POINTS)             % OF ECONOMIC VALUE
--------------             -------------------------
   +200                           (11)%
   -200                           (29)%

This estimated exposure from an economic value of equity, in management's opinion, does not put the Company at undue interest rate risk given evaluations of other factors including interest rate simulation results and the overall interest rate gap position as described below.

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

The Company's limits on interest rate risk specify that rate sensitive assets be maintained at at least 40% of rate sensitive liabilities at the cumulative 1-year gap, as presented on a basis consistent with methods prescribed by generally accepted accounting principles. As of December 31, 1998, the Company was liability sensitive with rate sensitive assets at 44% of rate sensitive liabilities at the 1-year gap.

The Company's policy is to match, as well as possible, the interest rate sensitivities of its assets and liabilities. Residential mortgage loans, which the Company currently originates or purchases for the Company's own portfolio, are primarily 1-year, 3-year and 5-year adjustable rate mortgages and shorter term (generally 15-year or seasoned 30-year) fixed rate mortgages. Residential mortgage loans currently originated by the Company are primarily sold in the secondary market.

The Company also emphasizes loans with terms to maturity or repricing of 3 years or less, such as certain adjustable rate residential mortgage loans, commercial mortgages, business loans, residential construction loans, second mortgages and home equity loans.

Management desires to expand its interest earning asset base in future periods primarily through growth in the Company's loan portfolio. Loans comprised approximately 64.5% of the average interest earning assets in 1998. In the future, the Company intends to be competitive in the residential mortgage market but plans to place greater emphasis on consumer and commercial loans. The Company also has been, and expects to remain, active in pursuing wholesale opportunities to purchase loans. During 1998 and 1997, the Company acquired approximately $95,600,000 and $57,800,000, respectively, of residential first mortgages.

The Company has also used mortgage-backed investments (typically with weighted average lives of 5 to 7 years) as a vehicle for fixed and adjustable rate investments and as an overall asset/liability tool. These securities have been highly liquid given current levels of prepayments in the underlying mortgage pools and, as a result, have provided the Company with greater reinvestment flexibility.

The level of the Company's liquid assets and the mix of its investments may vary, depending upon management's judgment as to market trends, the quality of specific investment opportunities and the relative attractiveness

MANAGEMENT'S DISCUSSION AND ANALYSIS

of their maturities and yields. Management has been aggressively promoting the Company's core deposit products since the first quarter of 1995, particularly checking and NOW accounts. The success of this program has favorably impacted the overall deposit growth to date, despite interest rate and general market pressures, and has helped the Company to increase its customer base. However, given the strong performance of money market mutual funds and the equity markets in general, the Company and many of its peers have begun to see lower levels of growth in time deposits as compared to prior years as customers reflect their desire to increase their returns on investment. This pressure has been exacerbated currently by the historically low long-term economic interest rates. Management believes that the markets for future time deposit growth, particularly with terms in excess of 2 years, will remain highly competitive. Management will continue to evaluate future funding strategies and alternatives accordingly as well as to continue to focus its efforts on attracting core, retail deposit relationships.

The Company is also a voluntary member of the Federal Home Loan Bank ("FHLB") of Boston. This borrowing capacity assists the Company in managing its asset/liability growth because, at times, the Company considers it more advantageous to borrow money from the FHLB of Boston than to raise money through non-core deposits (i.e., certificates of deposit). Borrowed funds totaled $177,128,000 at December 31, 1998 compared to $165,910,000 at December 31, 1997.
These borrowings are primarily comprised of FHLB of Boston advances and have primarily funded residential loan originations and purchases as well as mortgage-backed investments and investment securities.

Additionally, the Company has recently obtained funding through the issuance of Trust Preferred Securities which carry a higher interest rate than similar FHLB borrowings, but at the same time are included as capital, without diluting earnings per share and are tax deductible. See "Liquidity and Capital Resources" for further discussion.

The following table sets forth maturity and repricing information relating to interest sensitive assets and liabilities at December 31, 1998. The balance of such accounts has been allocated among the various periods based upon the terms and repricing intervals of the particular assets and liabilities. For example, fixed rate mortgage loans and mortgage-backed securities, regardless of held in portfolio or available for sale classification, are shown in the table in the time periods corresponding to projected principal amortization computed based on their respective weighted average maturities and weighted average rates using prepayment data available from the secondary mortgage market.

Adjustable rate loans and securities are allocated to the period in which the rates would be next adjusted. The following table does not reflect partial or full prepayment of certain types of loans and investment securities prior to scheduled contractual maturity. Additionally, all securities or borrowings which are callable at the option of the issuer or lender are reflected in the following table based upon the likelihood of call options being exercised by the issuer on certain investments or borrowings in a most likely interest rate environment. Since regular passbook savings and NOW accounts are subject to immediate withdrawal, such accounts have been included in the "Other Savings Accounts" category and are assumed to mature within 6 months. This table does not include non-interest bearing deposits.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS


                                                                 Repricing/Maturity/Internal

AT DECEMBER 31, 1998                 0-6 Mos.     6-12 Mos.      1-2 Yrs.      2-3 Yrs.      3-5 Yrs.     Over 5 Yrs.     Total
--------------------                ---------     ---------     ---------     ---------     ---------     ---------      -------
(DOLLARS IN THOUSANDS)
Assets subject to interest rate
 adjustment:
 Short-term investments             $   4,293     $    --       $    --       $    --       $    --       $    --      $   4,293
 Bonds and obligations                 14,424         3,998         8,049         7,071        11,738         2,013       47,293
 Mortgage-backed investments           27,710        16,268        16,076        12,756        21,131        34,165      128,106
 Mortgage loans subject to rate
  review                               26,355        11,719        19,804         5,582        19,588          --         83,048
 Fixed rate mortgage loans             33,561        20,959        42,789        52,096        71,413        41,779      262,597
 Commercial and other loans
  contractual maturity                  9,534         2,771         2,123         1,588         2,151          --         18,167
                                    ---------     ---------     ---------     ---------     ---------     ---------      -------
   Total                              115,877        55,715        88,841        79,093       126,021        77,957      543,504
                                    ---------     ---------     ---------     ---------     ---------     ---------      -------
Liabilities subject to interest
 rate adjustment:
 Money market deposit accounts         14,995          --            --            --            --            --         14,995
 Savings deposits - term
  certificates                         82,006        38,191        31,421         7,465         4,609          --        163,692
 Other savings accounts               141,392          --            --            --            --            --        141,392
 Borrowed funds                        91,628        15,000        23,000        17,000          --          30,500      177,128
                                    ---------     ---------     ---------     ---------     ---------     ---------      -------
   Total                              330,021        53,191        54,421        24,465         4,609        30,500      497,207
                                    ---------     ---------     ---------     ---------     ---------     ---------      -------

Guaranteed preferred beneficial
 interest in junior subordinated
  debentures                             --            --            --            --            --          11,934       11,934
                                    ---------     ---------     ---------     ---------     ---------     ---------      -------

Excess (deficiency) of rate
 sensitive assets over rate
 sensitive liabilities               (214,144)        2,523        34,420        54,628       121,412        35,523       34,363
                                    ---------     ---------     ---------     ---------     ---------     ---------      -------
Cumulative excess (deficiency) of
 rate sensitive assets over rate
 sensitive liabilities (1)          $(214,144)    $(211,620)    $(177,200)    $(122,572)    $  (1,160)    $  34,363
                                    ---------     ---------     ---------     ---------     ---------     ---------
                                    ---------     ---------     ---------     ---------     ---------     ---------

Rate sensitive assets as a
 percent of rate sensitive
  liabilities (cumulative)               35.1%         44.8%         59.5%         73.5%         99.8%       106.7%


(1) Cumulative as to the amounts previously repriced or matured. Assets held for sale are reflected in the period in which sales are expected to take place. Securities classified as available for sale are shown at repricing/maturity intervals as if they are to be held to maturity as there is no definitive plan of disposition. They are also shown at amortized cost.

MANAGEMENT'S DISCUSSION AND ANALYSIS

LIQUIDITY AND CAPITAL RESOURCES

Payments and prepayments on the Company's loan and mortgage-backed investment portfolios, sales of fixed rate residential loans, increases in deposits, borrowed funds and maturities of various investments comprise the Company's primary sources of liquidity. The Company is also a voluntary member of the FHLB of Boston and, as such, is entitled to borrow an amount up to the value of its qualified collateral that has not been pledged to outside sources. Qualified collateral generally consists of residential first mortgage loans, securities issued, insured or guaranteed by the U.S. Government or its agencies, and funds on deposit at the FHLB of Boston. Short-term advances may be used for any sound business purpose, while long-term advances may be used only for the purpose of providing funds to finance housing. At December 31, 1998, the Company had approximately $121,000,000 in unused borrowing capacity that is contingent upon the purchase of additional FHLB of Boston stock. Use of this borrowing capacity is also impacted by capital adequacy considerations.

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

The Company regularly monitors its asset quality to determine the level of its loan loss reserves through periodic credit reviews by members of the Company's Management Credit Committee. The Management Credit Committee, which reports to the Executive Committee of the Company's Board of Directors, also works on the collection of non-accrual loans and disposition of real estate acquired by foreclosure. The allowance for possible loan losses is determined by the Management Credit Committee after consideration of several key factors including, without limitation: potential risk in the current portfolio, levels and types of non-performing assets and delinquency, levels of potential problem loans on the watched asset reports and the impact that they may have on loan collateral and repayment. Workout approach and financial condition of borrowers are also key considerations to the evaluation of non-performing loans.

Non-performing assets were $731,000 at December 31, 1998, compared to $978,000 at December 31, 1997, a decrease of $247,000 or 25.3%. The Company's ratio of delinquent loans to total loans was .36% at December 31, 1998, as compared to
 .42% at December 31, 1997. Management believes that while delinquency rates and non-performing assets remain at relatively low levels at December 31, 1998, it is likely that at some point in the near future some degree of economic slow down is likely which in turn may result in future increases in problem assets and loan loss provisions. Management continues to monitor the overall economic environment and its potential effects on future credit quality on an ongoing basis.

At December 31, 1998, the Company had outstanding commitments to originate, purchase and sell residential mortgage loans in the secondary market amounting to $2,498,000, $26,580,000 and $3,428,000, respectively. The Company also has outstanding commitments to grant advances under existing home equity lines of credit amounting to $11,085,000. Unadvanced commitments under outstanding commercial and construction loans totaled $11,130,000 as of December 31, 1998. The Company believes it has adequate sources of liquidity to fund these commitments.

The Company's total stockholders' equity was $33,060,000 or 5.6% of total assets at December 31, 1998, compared with $36,321,000 or 6.8% of total assets at December 31, 1997. The decrease in total stockholders' equity of approximately $3,261,000 or 9.0% primarily resulted from dividends paid and the effect of the Company's stock repurchase programs, offset in part by earnings of the Company.

As previously discussed, the Company issued $12,650,000 of 8.25% Trust Preferred Securities in June 1998. Under current regulatory guidelines, trust preferred securities are allowed to represent up to generally 25% of the Company's Tier 1 capital with any excess amounts available as Tier 2 capital. As of December 31, 1998, approximately $10,686,000 of these securities was included in Tier 1.

Bank regulatory authorities have established a capital measurement tool called "Tier 1" leverage capital. A 4.00% ratio of Tier 1 capital to assets now constitutes the minimum capital standard for most banking organizations and a 5.00% Tier 1 leverage capital ratio is required for a "well-capitalized" classification. At December 31, 1998, the Company's Tier 1 leverage capital ratio was approximately 7.27%. In addition, regulatory authorities have also implemented risk-based capital guidelines requiring a minimum ratio of Tier 1 capital to risk-weighted assets of 4.00% (6.00% for "well-capitalized") and a minimum ratio of total capital to risk-weighted assets of 8.00% (10.00% for "well-capitalized"). At December 31, 1998, the Company's Tier 1 and total risk-based capital ratios were approximately 12.49% and 13.86%, respectively. The Company is categorized as "well-capitalized" under the Federal Deposit Insurance Corporation Improvement Act of 1991 (F.D.I.C.I.A.). The Bank is also categorized as "well-capitalized" as of December 31, 1998.

IMPACT OF THE YEAR 2000

The Year 2000 problem, which is common to most companies, concerns the inability of information systems, primarily (but not exclusively) computer software programs, to properly recognize and process date-sensitive information as the Year 2000 approaches. The following constitutes the Company's Year 2000 readiness disclosure under the Year 2000 Information and Readiness Disclosure Act.

The mission critical information systems of the Company are generally processed in-house using programs or software provided by third party vendors. Thus, the direct effort to correct Year 2000 issues will generally be undertaken by larger companies outside of the Company's control. The Company expects that it will bring its mission critical systems into compliance with Year 2000 generally through software upgrades and releases, covered primarily through pre-existing maintenance contracts on such software or, for some limited exceptions, through the acquisition and installation of compliant alternative solutions.

Bank regulators have recently issued additional guidance under which they are assessing Year 2000 readiness. The failure of a financial institution, such as the Company, to address deficiencies in the Year 2000 management process may result in enforcement actions which could have a material adverse effect on such institution, result in the imposition of civil money penalties or result in the delay (or receipt of an unfavorable or critical evaluation of management of a financial institution in connection with regulatory review) of applications seeking to expand the institutions activities or to acquire other entities.

The Company has had a Year 2000 Task Force (the "Task Force") comprised of middle and senior management personnel starting in 1997. The managers on this Task Force

MANAGEMENT'S DISCUSSION AND ANALYSIS

represent all operating areas of the Company including those who have limited responsibilities for internal system applications but may have Year 2000 exposure resulting from vendor or correspondent relationships. A formal Year 2000 Action Plan has been developed and was approved by the Board of Directors in 1997. The Task Force has had regularly scheduled monthly meetings since its formation with bi-weekly meetings since March 1998 and provides updates to the full Board of Directors on a monthly basis. The Company also established a Year 2000 Committee in June 1998 comprised of the Chief Executive Officer, Chief Operations Officer, Director of Management Information Systems and three outside Directors of the Company. This group has reviewed all Year 2000 plans and the Company's progress against the detailed plans and objectives established in the Year 2000 Action Plan. This Committee meets quarterly. The Task Force has completed an assessment, identifying mission critical systems, and has initiated formal communications with all third party vendors, including correspondent financial institutions, to determine the compliance status of all systems utilized by the Company. Mission critical systems include hardware, software, program interfaces, operating systems and network. Based upon the results of the assessment, the Company has not determined a need to replace significant portions of existing hardware or software systems. As previously stated, many of the Company's software programs include, have included, or will include future upgrades which encompass many other functional changes along with Year 2000 modifications. In most cases these upgrades were covered through pre-existing maintenance contracts which are customarily purchased to cover potential maintenance or functionality issues on acquired software or systems.

The Company's plan to address the Year 2000 issue was developed along the five-phase project management process outlined in the Federal Financial Institutions Examination Council (FFIEC) Year 2000 statement of May 5, 1997 ((i) awareness; (ii) assessment; (iii) renovation; (iv) validation; and (v) implementation). The awareness phase has generally been completed. The assessment phase has consisted of assessing and documenting the Company's business risk, information systems, and third party vendors, including those who are not software and hardware or operating system providers.

This phase also included an assessment of the 29 Company's exposure to additional credit risk as a result of Year 2000 issues with its customers, particularly for commercial and commercial real estate loans and also for large depositors. At this point in time, after the completion of such assessment, management does not believe that there is a material risk or exposure in these specific areas to credit losses or liquidity problems as a result of Year 2000. Although credit risk associated with Year 2000 appears to be low for the Company based upon current assessments, it is not possible to fully evaluate the true magnitude of increased credit risk associated with Year 2000 at this point in time. The impact that Year 2000 has on borrowers could result in increases in problem loans and credit losses in future years. Management will continue, however, to monitor developments in these areas. The overall assessment phase has certain elements, including impact of reliance upon outside vendors, which are currently ongoing. The majority of the assessment phase is otherwise complete with no critical issues noted.

The validation phase, which includes actual testing of software, hardware, network, telecom and programming applications, is in process. Thus far, there have not been any material issues or developments as a result of such testing. The only testing that remains to be performed is on the internal network. This testing is expected to be completed by March 31, 1999.

The Company is also in the process of developing contingency plans to ensure that critical operations continue in the event that its information systems or other vendors are unable to achieve Year 2000 requirements. At this point, the Company has not identified any mission critical vendors who have missed target dates or appear to be at material risk of not achieving Year 2000 requirements.

The chief components of the Company's Year 2000 expenses are generally relating to the costs of acquiring testing systems, independent auditors and consultants to assist the Task Force and management in assessing the adequacy of its plan, testing of its systems, and propriety of its conclusions and, in some instances, minor programming for system interfaces and the purchase of non-mission critical software replacements which were necessitated as a result of management's Year 2000 risk assessment and/or testing. It is estimated that the Company has directly incurred an additional $150,000 in expenses in 1998 related to Year 2000 and management conservatively estimates that approximately $150,000 to $250,000 in additional expenses may be incurred in 1999. Costs of the project, however, are based on current estimates and actual results could vary significantly from such estimates once detailed testing is completed.

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

PROPOSED ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments and hedging activities. The Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not expect that the adoption of this Statement will have a material impact on the Company's financial position or results of operation.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF ABINGTON BANCORP, INC.:

We have audited the accompanying consolidated balance sheets of Abington Bancorp, Inc. and subsidiaries ("the Company") as of December 31, 1998 and
1997, and the related statements of operations, changes in stockholders' equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Abington Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Arthur Andersen LLP
Boston, Massachusetts
January 13, 1999

CONSOLIDATED BALANCE SHEETS

DECEMBER 31,                                               1998         1997
------------                                             ---------    ---------
(Dollars in thousands)
ASSETS
Cash and due from banks (Note 18)                        $  15,424    $  13,312
Short-term investments                                       4,293          163
                                                         ---------    ---------
 Total cash and cash equivalents                            19,717       13,475
                                                         ---------    ---------
Loans held for sale (Note 6)                                 3,901        1,332
Securities (Notes 1, 4, 9 and 10):
 Held for investment - at cost (fair value
  of $64,129 in 1997)                                         --         64,021
 Available for sale - at fair value                        181,346      101,031
                                                         ---------    ---------
 Total securities                                          181,346      165,052
                                                         ---------    ---------
Loans (Notes 6, 9 and 10)                                  360,665      332,677
 Less: Allowance for possible loan losses                   (3,077)      (2,280)
   Unearned income                                            (754)        (937)
                                                         ---------    ---------
   Loans, net                                              356,834      329,460
                                                         ---------    ---------
Federal Home Loan Bank stock                                 9,538        8,151
Banking premises and equipment, net (Note 7)                 8,328        6,294
Other real estate owned, net (Note 6)                         --            265
Intangible assets (Notes 1 and 2)                            2,789        3,284
Other assets (Notes 11 and 20)                               8,698        4,673
                                                         ---------    ---------
                                                         $ 591,151    $ 531,986
                                                         ---------    ---------
                                                         ---------    ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 8)                                        $ 363,953    $ 324,934
Short-term borrowings (Note 9)                              66,628       55,910
Long-term debt (Note 10)                                   110,500      110,000
Accrued taxes and expenses (Notes 11 and 14)                 3,286        3,337
Other liabilities                                            1,790        1,484
                                                         ---------    ---------
Total liabilities                                          546,157      495,665
                                                         ---------    ---------

Guaranteed preferred beneficial interests in the
 Company's junior subordinated debentures (Note 2)          11,934         --

Commitments and contingencies (Note 12)


Stockholders' equity (Notes 3, 4, 13, 16, 17, and 19):
 Serial preferred stock, $.10 par value, 3,000,000
  shares authorized; none issued                              --           --
Common stock, $.10 par value, 12,000,000 shares
  authorized; 4,795,000 shares issued in 1998
  and 4,676,000 shares issued in 1997                          480          468
Additional paid-in capital                                  21,830       21,094
Retained earnings                                           23,182       19,858
                                                         ---------    ---------
                                                            45,492       41,420

Treasury stock - 1,448,000 and 1,039,000 shares
  in 1998 and 1997, at cost                                (13,283)      (5,931)
Compensation plans                                            (114)        (231)
Net unrealized gain on available for sale
 securities, net of taxes                                      965        1,063
                                                         ---------    ---------
Total stockholders' equity                                  33,060       36,321
                                                         ---------    ---------
                                                         $ 591,151    $ 531,986
                                                         ---------    ---------
                                                         ---------    ---------


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,                                  1998          1997        1996
------------------------                                ---------    ---------    ---------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest and dividend income:
 Interest and fees on loans (Notes 1, 5 and 6)         $   26,281   $   24,838   $   22,978
 Interest on mortgage-backed investments                    8,393        9,045        9,245
 Interest on bonds and obligations                          3,027        1,775        1,512
 Dividend income                                              627          589          556
 Interest on short-term investments                           114           50           41
                                                        ---------    ---------    ---------
  Total interest and dividend income                       38,442       36,297       34,332
                                                        ---------    ---------    ---------
Interest expense:
 Interest on deposits (Note 8)                             11,751       11,057       10,742
 Interest on short-term borrowings (Note 9)                 2,279        2,557        3,733
 Interest on long-term debt (Note 10)                       7,555        6,477        5,042
                                                        ---------    ---------    ---------
  Total interest expense                                   21,585       20,091       19,517
                                                        ---------    ---------    ---------

Net interest income                                        16,857       16,206       14,815
Provision for possible loan losses (Note 6)                   760          630          480
                                                        ---------    ---------    ---------
Net interest income, after provision for
 possible loan losses                                      16,097       15,576       14,335
                                                        ---------    ---------    ---------

Non-interest income:
 Loan servicing fees (Note 6)                                 469          558          646
 Other customer service fees                                3,816        3,276        2,412
 Gain on sales of securities, net                           1,731          540          495
 Gain on sales of mortgage loans, net                         492          236          315
 Net gain on sales and write-down of other
  real estate owned                                            43          109           67
 Other                                                        358          267          242
                                                        ---------    ---------    ---------
  Total non-interest income                                 6,909        4,986        4,177
                                                        ---------    ---------    ---------
Non-interest expense:
 Salaries and employee benefits (Notes 12, 14 and 17)       7,832        6,660        6,075
 Occupancy and equipment expenses (Notes 7 and 12)          2,679        2,420        2,374
 Trust preferred securities expense (Note 2)                  586         --           --
 Other non-interest expenses (Note 15)                      5,170        4,425        4,391
                                                        ---------    ---------    ---------
  Total non-interest expense                               16,267       13,505       12,840
                                                        ---------    ---------    ---------
Income before income taxes                                  6,739        7,057        5,672
Provision for income taxes (Note 11)                        2,368        2,679        2,139
                                                        ---------    ---------    ---------
Net income                                             $    4,371   $    4,378   $    3,533
                                                        ---------    ---------    ---------
                                                        ---------    ---------    ---------
Earnings per share (Note 1):
 Basic -
  Net income per share                                 $     1.25   $     1.18   $      .94
                                                        ---------    ---------    ---------
                                                        ---------    ---------    ---------
Weighted average common shares                          3,491,000    3,716,000    3,774,000
                                                        ---------    ---------    ---------
                                                        ---------    ---------    ---------
 Diluted -
  Net income per share                                 $     1.17   $     1.10   $      .89
                                                        ---------    ---------    ---------
                                                        ---------    ---------    ---------
Weighted average common shares
 and share equivalents                                  3,722,000    3,966,000    3,964,000
                                                        ---------    ---------    ---------
                                                        ---------    ---------    ---------

The accompanying notes are an integral part of these consolidated financial statements.


CONSOLIDATED STATEMENTS OF CHANGE IN STOCKHOLDERS' EQUITY

                                                                                               Net
                                                                                             Unrealized
                                                                                            Gain (Loss)
                                                          Additional                        on Available
                                                 Common    Paid-in    Retained    Treasury    for Sale   Compensation
(DOLLARS IN THOUSANDS)                           Stock     Capital    Earnings     Stock     Securities     Plans       Total
----------------------                          --------   --------   --------    --------    --------    --------    --------
Balance at December 31, 1995                    $    466   $ 20,811   $ 13,442    $ (3,703)   $    (62)   $   (393)   $ 30,561
Net income                                          --         --        3,533        --          --          --         3,533
Issuance of stock                                      1        112       --          --          --          --           113
Amortization of unearned compensation -
 ESOP                                               --         --         --          --          --            81          81
Dividends declared ($.20 per share)                 --         --         (754)       --          --          --          (754)
Change in market value on
 available for sale securities, net of taxes        --         --         --          --            12        --            12
                                                --------   --------   --------    --------    --------    --------    --------
Balance at December 31, 1996                    $    467   $ 20,923   $ 16,221    $ (3,703)   $    (50)   $   (312)   $ 33,546




Net income                                          --         --        4,378        --          --          --         4,378
Issuance of stock                                      1        171       --          --          --          --           172
Amortization of unearned compensation -
 ESOP                                               --         --         --          --          --            81          81
Dividends declared ($.20 per share)                 --         --         (741)       --          --          --          (741)
Repurchase of common stock                          --         --         --        (2,228)       --          --        (2,228)
Change in market value on
 available for sale securities, net of taxes        --         --         --          --         1,113        --         1,113
                                                --------   --------   --------    --------    --------    --------    --------
Balance at December 31, 1997                    $    468   $ 21,094   $ 19,858    $ (5,931)   $  1,063    $   (231)   $ 36,321


Net income                                          --         --        4,371        --          --          --         4,371
Issuance of stock                                     12        736       --          --          --          --           748
Amortization of unearned compensation -
 ESOP                                               --         --         --          --          --            81          81
Obligation related to directors'
 deferred stock plan                                --         --         --          --          --            36          36
Dividends declared ($.30 per share)                 --         --       (1,047)       --          --          --        (1,047)
Repurchase of common stock                          --         --         --        (7,352)       --          --        (7,352)
Effect of reclassification of securities from
 held-to-maturity to available for sale,
   net of taxes                                     --         --         --          --           245        --           245
Change in market value on
 available for sale securities, net of taxes        --         --         --          --          (343)       --          (343)
                                                --------   --------   --------    --------    --------    --------    --------
Balance at December 31, 1998                    $    480   $ 21,830   $ 23,182    $(13,283)   $    965    $   (114)   $ 33,060
                                                --------   --------   --------    --------    --------    --------    --------
                                                --------   --------   --------    --------    --------    --------    --------


The accompanying notes are an integral part of these consolidated financial statements.


CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31,                                      1998     1997     1996
                                                             ------   ------   -------
(Dollars in thousands)
Net income, as reported                                      $4,371   $4,378   $3,533
Unrealized gains on securities, net of taxes                    782    1,448      320
Less: Reclassification adjustment for securities gains
 included in net income, net of taxes                         1,125      335      308
                                                             ------   ------   -------
Comprehensive income before transfers of
 held-to-maturity securities                                  4,028    5,491    3,545

Add: Net unrealized gains on securities transferred
 from held-to-maturity to available for sale, net of taxes      245       --       --
                                                             ------   ------   -------
Comprehensive income                                         $4,273   $5,491   $3,545
                                                             ------   ------   -------
                                                             ------   ------   -------


CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                                        1998              1997         1996
------------------------                                      ---------         ---------    ---------
(DOLLARS IN THOUSANDS)
Cash flows from operating activities:
 Net income                                                   $   4,371         $   4,378    $   3,533
 Adjustments to reconcile net income to net cash
  from operating activities:
  Provision for possible loan losses                                760               630          480
  Net gain on sales and write-down of other real
   estate owned and investment in limited partnership               (43)             (109)         (67)
  Amortization, accretion and depreciation, net                   1,800             1,798        1,784
  Provision for (prepaid) deferred taxes                            (66)             (166)         131
  Gain on sales of securities, net                               (1,731)             (495)
  Gain on sales of mortgage loans, net                             (492)             (236)        (315)
  Loans originated for sale in the secondary market             (34,481)          (17,688)     (18,344)
  Proceeds from sales of loans                                   32,404            19,768       18,440
  Other, net                                                     (3,505)           (1,101)       1,922
                                                              ---------         ---------    ---------
Net cash (used in) provided by operating activities                (983)            6,734        7,069
                                                              ---------         ---------    ---------
Cash flows from investing activities:
 Purchase of held for investment securities                      (2,844)           (8,968)      (3,633)
 Proceeds from principal payments received
  and redemptions of held for investment securities               5,562             8,571        8,734
 Proceeds from sales of available for sale securities            74,624            32,126       36,665
 Proceeds from principal payments on and maturities
  of available for sale securities                               49,979            19,041       15,517
 Purchase of available for sale securities                     (142,019)          (58,323)     (47,244)
 Loans originated/purchased, net of amortization and payoffs    (28,134)          (34,721)     (41,746)
 Proceeds from sales of loans held in portfolio                      --                --        3,038
 Purchases of FHLB stock                                         (1,387)             (248)        (504)
 Purchase of banking premises and equipment and
  improvements to other real estate owned                        (3,269)           (1,192)        (972)
 Proceeds from sales of other real estate owned                     308               769          564
 Investments and advances made to low income housing
  limited partnerships                                               --                --          (40)
                                                              ---------         ---------    ---------
Net cash used in investing activities                           (47,180)          (42,945)     (29,621)
                                                              ---------         ---------    ---------
Cash flows from financing activities:

 Net increase in deposits                                        39,019            24,489       20,375
 Net increase (decrease) in borrowings with
  maturities of 3 months or less                                (14,282)           19,739       11,363
 Proceeds from issuance of short-term borrowings
  with maturities in excess of 3 months                          45,000            20,000       37,000
 Principal payments on short-term borrowings with
  maturities in excess of 3 months                              (20,000)          (47,000)     (46,500)
 Proceeds from issuance of long-term debt                        50,000            49,500       37,000
 Principal payments on long-term debt                           (49,500)          (23,853)     (36,948)
 Net proceeds on issuance of guaranteed preferred
   beneficial interests in junior subordinated debentures        11,915              --           --
 Payment of cash dividends                                       (1,062)             (741)        (754)
 Purchase of treasury stock                                      (7,352)           (2,228)        --
 Proceeds from the exercise of stock options                        667                72          113
                                                              ---------         ---------    ---------
 Net cash provided by financing activities                       54,405            39,978       21,649
                                                              ---------         ---------    ---------
 Net increase (decrease) in cash and cash equivalents             6,242             3,767         (903)
 Cash and cash equivalents at beginning of year                  13,475             9,708       10,611
                                                              ---------         ---------    ---------
 Cash and cash equivalents at end of year                     $  19,717         $  13,475    $   9,708
                                                              ---------         ---------    ---------
                                                              ---------         ---------    ---------

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                         1998      1997      1996
------------------------                        -------   -------   -------
(DOLLARS IN THOUSANDS)
Supplemental cash flow information:

Interest paid on deposits                       $11,718   $11,063   $10,741
Interest paid on borrowed funds                   9,807     8,935     8,891
Income taxes paid                                 3,154     3,717       379
Transfers of loans to other real estate owned      --         425        62
Transfers of securities to available for sale
from held for investment                         61,232      --        --

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION

The consolidated financial statements include the accounts of Abington Bancorp, Inc. (the "Company") and its wholly-owned subsidiaries, Abington Savings Bank (the "Bank") and Abington Bancorp Capital Trust (See Note 2). The Bank also includes its wholly-owned subsidiaries, Holt Park Place Development Corporation and Norroway Pond Development Corporation, each typically owning properties being marketed for sale, ABBK Corporation, which invested in real estate limited partnerships and was dissolved in January 1997, and Abington Securities Corporation, which invests primarily in obligations of the United States Government and its agencies and equity securities.

Abington Bancorp, Inc. was reestablished as the Bank's holding company on January 31, 1997. Previously, the Company's predecessor, also known as Abington Bancorp, Inc., had served as the Bank's holding company from February 1988 until its dissolution in December 1992. The Company's primary business is serving as the holding company of the Bank.

On January 31, 1997, in connection with the holding company formation, each share of the Bank's common stock previously outstanding was converted automatically into one share of common stock of the Company, and the Bank became a wholly-owned subsidiary of the Company. This 37 reorganization had no impact on the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation.

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

RECLASSIFICATIONS

Certain amounts in the 1997 and 1996 consolidated financial statements have been reclassified to conform to the 1998 presentation.

CASH EQUIVALENTS

Cash equivalents include amounts due from banks, short-term investments with original maturities of less than 3 months and federal funds sold on a daily basis.

SECURITIES

Investment securities are classified in 1 of 3 categories and are accounted for as follows:

- Debt securities that the Company has the positive intent and ability to hold to maturity are classified as "held for investment" securities and reported at amortized cost.

- Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings.

- Debt and equity securities not classified as either held for investment or trading are classified as "available for sale" and reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity, net of applicable income tax effects.

The Company had no securities classified as trading securities at December 31, 1998 and 1997.

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

As of June 30, 1998, the Company elected to transfer the balance of its securities classified as held for investment to available for sale in accordance with the guidelines set forth by Statement of Financial Accounting Standards
(SFAS) No. 115. This decision was made by the Board of Directors and management of the Company after a review of its policies and practices of accounting for investments in light of recent economic changes and given potential opportunities from an asset/liability management perspective. At the time of transfer there had been no sales or transfers of securities which would otherwise necessitate this broad reclassification. However, the reclassification was made as of June 30, 1998 to more accurately reflect the Company's change in intention with respect to securities previously classified as held for investment. Under Securities Exchange Commission guidelines, this reclassification prohibits the Company from classifying securities as held for investment for a period of at least 2 years.

LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio consists of mortgage loans in the southeastern Massachusetts area. The ability of the Company's debtors to honor their contracts is generally dependent upon the stability of real estate market and the general economic conditions in the Company's market area.

Of the total loan portfolio at December 31, 1998, approximately 34% represent owner-occupied first mortgages located throughout the United States. In the purchased loan portfolio, the Company owns approximately $33,000,000 and $18,000,000 of loans collateralized by residential properties located in California and Rhode Island, respectively. No other concentrations in any other states, except for Massachusetts, exceed 3% of total 38 loans.

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

The allowance for possible loan losses is based on management's evaluation of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

level of the allowance required in relation to the estimated loss exposure in the loan portfolio. Procedures employed in considering the allowance requirements include, among other factors, management's ongoing review of individual loans, trends in levels of watched or criticized assets, an evaluation of results of examinations by regulatory authorities and analyses of historical trends in charge-offs and delinquencies. Loans are charged-off to the allowance for loan losses when, in the opinion of management, such loans are deemed to be uncollectible. The allowance is an estimate, and ultimate losses may vary from current estimates. As adjustments become necessary, they are reported in earnings during the periods in which they become known.

The allowance for possible loan losses as of December 31, 1998 is based on management's estimate of the amount required to absorb losses in the loan portfolio based on known current circumstances and real estate market conditions. Additionally, management assesses the risk of increased, inherent but unidentified losses which may exist through evaluation of watched asset report trends and migration analysis, the results of which are reflected in current reserves. However, some degree of uncertainty exists as to future trends in the local economy and real estate market which, if there is significant deterioration, could result in the Company experiencing increases in non-performing loans, additional provisions for loan losses and increased lost interest income on non-accrual loans.

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

MORTGAGE SERVICING RIGHTS

On January 1, 1996, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights." This statement, which was superseded in June 1996 upon the issuance of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," requires the recognition of a separate asset for the rights to service mortgage loans for others regardless of how those servicing rights were created. SFAS No. 125 impacts the Company to the extent fixed rate loan originations having terms in excess of 15 years are sold in the secondary mortgage market with servicing of the related loan retained by the Company. In such cases, the Company is required to allocate a portion of the cost of the loan to the mortgage servicing rights based on the relative fair values of such servicing rights and the loan. The value of such servicing rights is to be periodically assessed for impairment based on the fair value of those rights. During 1996, the Company capitalized approximately $103,000 of mortgage servicing rights which resulted in a corresponding increase in gains on sales of mortgages. No mortgage servicing rights were capitalized in 1997 nor 1998 as substantially all loan sales on the secondary market were made on a servicing released basis. All previously capitalized mortgage servicing rights were written-off in 1997 as the result of higher than anticipated prepayment experience on the related loan portfolios.

OTHER REAL ESTATE OWNED

Real estate acquired by foreclosure and acquired by deed in lieu of foreclosure are classified as other real estate owned and initially recorded at the lower of cost or fair value less estimated selling costs. In the event subsequent declines in value are identified, other real estate owned is adjusted to fair market value through a charge to non-interest income.

The fair value for these assets is based on periodic analysis of the real estate by management. Factors considered include, but are not limited to, general economic and market conditions, geographic location, the composition of the real estate holdings and property conditions.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF

The management of the Company reviews long-lived assets and certain identifiable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment is deemed to exist, long-lived assets and certain identifiable intangibles are reported at the lower of the carrying amount or fair value 39 less cost to sell.

BANKING PREMISES AND EQUIPMENT

Land is carried at cost. Buildings, leasehold improvements and equipment are carried at cost less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets, or the terms of the leases, if shorter. The cost of maintenance and repairs are expensed as incurred; major expenditures for betterments are capitalized and depreciated.

INVESTMENT IN REAL ESTATE LIMITED PARTNERSHIP

The Company has investments in a real estate limited partnership which is accounted for on the cost recovery method and have been substantially written-off as of December 31, 1998. The carrying value of this investment and related deferred tax assets is periodically evaluated by management as to its expected future recoverability and write-downs are recorded once an impairment in value is identified and quantified.

INTANGIBLE ASSETS

Core deposit intangibles are being amortized on a straight-line basis over their estimated lives of 7 to 10 years. Goodwill is being amortized on a straight-line basis over 10 to 15 years. The carrying value of these assets is periodically evaluated by management as to their expected future recoverability. To date no write-downs have been recognized.

INCOME TAXES

Tax assets and liabilities are reflected at currently enacted income tax rates. As changes in tax laws and rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.


EARNINGS PER SHARE

In 1997, the Company adopted the provisions of SFAS No. 128, "Earnings Per Share." The only reconciling difference between the Company's computation of basic and diluted earnings per share is the diluitive effect of stock options issued and unexercised (see Note 16 for stock options). Additionally, on October 30, 1997, the Board of Directors of Abington Bancorp, Inc. approved a split of its common stock on a 2-for-1 basis in the form of a stock dividend payable on December 12, 1997, to share-holders of record as of November 14, 1997. All share and per share data presented in these consolidated financial statements has been retroactively restated for this event.

COMPREHENSIVE INCOME

In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses). Components of comprehensive income are net income and all other non-owner changes in equity; unrealized gains and losses on debt and equity securities in the case of the Company. This

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement 13. Stockholders' Equity and (b) display the accumulated balance of other comprehensive income separate from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

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

Effective in 1995, the Company adopted the disclosure option of SFAS No. 123, "Accounting for Stock Based Compensation." SFAS No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for their employee stock compensation plans. This statement requires that entities which do not choose to account for stock-based compensation as prescribed by this statement shall continue to account for these plans under APB 25 and disclose the pro forma effects on earnings and earnings per 14. Employee Benefit Plan share as if SFAS No. 123 had been adopted.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments and hedging activities. The Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not expect that the adoption of this Statement will have a material impact on the Company's financial position or results of operation.

2. GUARANTEED PREFERRED BENEFICIAL INTEREST IN THE COMPANY'S JUNIOR SUBORDINATED DEBENTURES (TRUST PREFERRED SECURITIES)

In May 1998, the Company formed a Delaware business trust, Abington Bancorp Capital Trust (the "Trust"). All of the common securities of this special purpose Trust are owned by the Company; the Trust exists solely to issue capital securities. For financial reporting purposes, the Trust is reported as a subsidiary and is consolidated into the financial statements of Abington Bancorp, Inc. and subsidiaries. The capital securities are presented as a separate line item on the consolidated balance sheet as a guaranteed preferred beneficial interest in the Company's Junior Subordinated Debentures (trust preferred securities). The Trust has issued trust preferred securities and invested the net proceeds in junior subordinated deferrable interest debentures (subordinated debentures) issued to the Trust by the Company. The subordinated debentures are the sole assets of the Trust. The Company has the right to defer payment of interest on the subordinated debentures at any time, or from time to time, for periods not exceeding 5 years. If interest payments on the subordinated debentures are deferred, the distributions on the trust preferred securities are also deferred. Interest on the subordinated debentures is cumulative. The Company, through guarantees and agreements, has fully and unconditionally guaranteed all of the Trust's obligations under the trust preferred securities.

The Federal Reserve Bank has accorded the trust preferred securities Tier 1 capital status. The ability to apply Tier 1 capital treatment, as well as to deduct the expense of the subordinated debentures for income tax purposes, provided the Company with a cost-effective way to raise regulatory capital. The trust preferred securities are not included as a component of total shareholders' equity on the consolidated balance sheet.

The 8.25% trust preferred securities pay quarterly distributions which commenced on the last day of September 1998. The Trust issued 1,265,000 shares of $10 per share liquidation value per preferred security at a total cost of approximately $735,000 which has been deferred and is netted against the outstanding value of the trust preferred securities on the accompanying balance sheet. The offering costs are being amortized over the anticipated life of the trust preferred securities, which will mature on June 30, 2029. Distributions, including those accrued and accumulated, of $325,000 relating to these trust preferred securities is reflected as minority interest in non-interest expense.

The maturity date may be shortened to a date not earlier than 2003 if certain conditions are met, including obtaining approval from the Board of Governors of the Federal Reserve System. The redemption price of the trust preferred securities would equal the liquidation value of each security.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. REGULATORY MATTERS


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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes as of December 31, 1998, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. To be considered well-capitalized under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based capital ratios as set forth in the table below.

                                                                                                   TO BE WELL-
                                                                                                 CAPITALIZED UNDER
                                                                               FOR CAPITAL       PROMPT CORRECTIVE
                                                       ACTUAL               ADEQUACY PURPOSES    ACTION PROVISIONS
                                                AMOUNT          RATIO    AMOUNT         RATIO    AMOUNT      RATIO
(DOLLARS IN THOUSANDS)

As of December 31, 1998:

Company

  Total Capital (to risk-weighted assets)       $44,399         13.86%   $25,633         8.00%       N/A            N/A
  Tier 1 capital (to risk-weighted assets)      $40,004         12.49%   $12,817         4.00%       N/A            N/A
  Tier 1 capital (to average assets)            $40,004          7.27%   $22,024         4.00%       N/A            N/A

Bank

  Total Capital (to risk-weighted assets)       $36,792         11.56%   $25,460         8.00%   $31,825         10.00%
  Tier 1 capital (to risk-weighted assets)      $33,715         10.59%   $12,730         4.00%   $19,095          6.00%
  Tier 1 capital (to average assets)            $33,715          5.95%   $22,668         4.00%   $28,335          5.00%


As of December 31, 1997:

Company

  Total Capital (to risk-weighted assets)       $34,254         13.02%   $21,053         8.00%       N/A            N/A
  Tier 1 capital (to risk-weighted assets)      $31,974         12.15%   $10,526         4.00%       N/A            N/A
  Tier 1 capital (to average assets)            $31,974          6.01%   $21,279         4.00%       N/A            N/A

Bank

  Total Capital (to risk-weighted assets)       $32,982         12.54%   $21,047         8.00%   $26,309         10.00%
  Tier 1 capital (to risk-weighted assets)      $30,702         11.67%   $10,524         4.00%   $15,785          6.00%
  Tier 1 capital (to average assets)            $30,702          5.72%   $21,279         4.00%   $26,845          5.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. SECURITIES

The amortized cost and fair value of securities classified as held for investment at December 31, 1997 is as follows:


                                                       GROSS           GROSS
                                        AMORTIZED    UNREALIZED      UNREALIZED       FAIR
                                          COST          GAINS          LOSSES         VALUE
AT DECEMBER 31,                                                1997
(DOLLARS IN THOUSANDS)

Mortgage-backed securities:
Federal Home Loan
Mortgage Corporation                    $16,502        $    62        $   197        $16,367
Federal National
Mortgage Association                     28,624            358            212         28,770
 Government National
    Mortgage Association                  1,434              4           --            1,438
Other                                    17,461            147             54         17,554
                                        -------        -------        -------        -------
Total mortgage-backed securities        $64,021        $   571        $   463        $64,129
                                        -------        -------        -------        -------
                                        -------        -------        -------        -------


The amortized cost and fair value of securities classified as available for sale at December 31, 1998 and 1997 are as follows:


                                              GROSS       GROSS                                  GROSS       GROSS
                               AMORTIZED   UNREALIZED   UNREALIZED     FAIR      AMORTIZED    UNREALIZED   UNREALIZED     FAIR
                                  COST        GAINS       LOSSES       VALUE        COST         GAINS       LOSSES       VALUE

AT DECEMBER 31,                                      1998                                              1997
(DOLLARS IN THOUSANDS)
Investment securities:
U.S. Government obligations    $    652     $     23     $   --       $    675     $    683     $   --       $   --       $    683
Federal agency obligations       25,842          204           92       25,954       30,112          143           48       30,207
Other bonds and obligations      20,799          303          881       20,221        3,095           28            3        3,120
                               --------     --------     --------     --------     --------     --------     --------     --------
Total investment securities      47,293          530          973       46,850       33,890          171           51       34,010
                               --------     --------     --------     --------     --------     --------     --------     --------
Marketable equity securities      4,339          727          270        4,796        4,137          996          106        5,027

Mortgage-backed securities:
Federal Home Loan
Mortgage Corporation             14,540          125           36       14,629       12,906          186           30       13,062
Federal National
Mortgage Association             45,527          818           22       46,323       29,660          586           71       30,175
 Government National
Mortgage Association             22,943          172           81       23,034        9,476         --             44        9,432
 Other                           45,096          890          272       45,714        9,235           90         --          9,325
                               --------     --------     --------     --------     --------     --------     --------     --------
Total mortgage-backed
securities                      128,106        2,005          411      129,700       61,277          862          145       61,994
                               --------     --------     --------     --------     --------     --------     --------     --------
                               $179,738     $  3,262     $  1,654     $181,346     $ 99,304     $  2,029     $    302     $101,031
                               --------     --------     --------     --------     --------     --------     --------     --------
                               --------     --------     --------     --------     --------     --------     --------     --------

The fair value and amortized cost of investments and mortgage-backed securities, respectively, at December 31, 1998 by contractual maturity follows. Expected maturities or cash flows from securities will differ from contractual maturities because the issuer may have the right to call or repay obligations with or without call or prepayment penalties. Projected payments and prepayments for mortgage-backed securities have not been considered for purposes of this presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INVESTMENT SECURITIES       AMORTIZED COST  % TO TOTAL  FAIR VALUE
(DOLLARS IN THOUSANDS)
Within 1 year                 $  --                     $  --
Over 1 year to 5 years          4,726          10.0       4,803
Over 5 years to 10 years       21,842          46.2      21,929
Over 10 years                  20,725          43.8      20,118
                              -------         -----     -------
                              $47,293         100.0%    $46,850
                              -------         -----     -------
                              -------         -----     -------

MORTGAGE-BACKED SECURITIES        AVAILABLE FOR SALE
(DOLLARS IN THOUSANDS)
                                 AMORTIZED        FAIR
                                   COST          VALUE
Within 1 year                   $   --          $   --
Over 1 year to 5 years             5,968           5,998
Over 5 years to 10 years           5,157           5,295
Over 10 years                    116,981         118,407
                                --------        --------
                                $128,106        $129,700
                                --------        --------
                                --------        --------

Gross gains on sales of marketable equity securities were $1,591,000, $687,000 and $407,000 for 1998, 1997 and 1996, respectively. There were losses of $118,000 on sales of equity securities in 1998. There were no losses on sales of equity securities in 1997 or 1996.

Gross gains on sales of investment securities were $12,000, $0 and $30,000 for 1998, 1997 and 1996, respectively. Gross losses on sales of investment securities were $0, $54,000 and $54,000 for 1998, 1997 and 1996, respectively.

Proceeds from sales of mortgage-backed investments classified as available for sale during 1998, 1997 and 1996 were $58,011,000, $26,402,000 and $17,082,000, respectively. Gross gains of $324,000, $142,000 and $130,000 in 1998, 1997 and
1996, respectively, were realized on those sales. Gross losses of $78,000, $235,000 and $18,000 were realized in 1998, 1997 and 1996, respectively.

A U.S. agency obligation security with a carrying value of $1,098,000 was pledged to collateralize treasury, tax and loan obligations.

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

Net interest income (expense) associated with this swap was recognized based on the accrual method. The net interest income recognized by the Bank during 1997 and 1996 as a result of this agreement was $34,000 and $77,000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. LOANS AND OTHER REAL ESTATE OWNED

A summary of the loan portfolio follows:

DECEMBER 31,                                              1998              1997
(DOLLARS IN THOUSANDS)
Mortgage loans:
Residential                                            $ 270,887         $ 249,165
Second mortgages and home equity                          20,339            20,392
Construction                                               7,109             7,681
Commercial                                                50,493            39,341
                                                       ---------         ---------
                                                         348,828           316,579
Less: Due to borrowers on incomplete loans                (2,557)           (2,166)
 Net deferred loan fees                                     (626)             (813)
                                                       ---------         ---------
Total mortgage loans                                     345,645           313,600
Commercial loans:
Unsecured lines of credit                                    211               245
Secured and unsecured                                      9,262             7,399
                                                       ---------         ---------
                                                           9,473             7,644
Net deferred loan fees                                      (127)             (124)
                                                       ---------         ---------

Total commercial loans                                     9,346             7,520
Other loans:
Indirect automobile                                          158             1,263
Personal                                                   1,393             1,562
Education                                                     62               423
Passbook and other secured                                 6,951             8,323
Home improvement                                             257               381
                                                       ---------         ---------
Total other loans                                          8,821            11,952
                                                       ---------         ---------
Total loans                                              363,812           333,072
Less allowance for possible loan losses                   (3,077)           (2,280)
                                                       ---------         ---------
Loans and loans held for sale, net                     $ 360,735         $ 330,792
                                                       ---------         ---------
                                                       ---------         ---------


Included in residential real estate mortgages at December 31, 1998 and 1997, respectively, are approximately $3,901,000 and $1,332,000 of loans held for sale. At December 31, 1998 and 1997, the estimated market values of loans held for sale was in excess of their carrying value. The Company was servicing mortgage loans sold under non-recourse agreements amounting to approximately $153,145,000 and $208,073,000 at December 31, 1998 and 1997, respectively.

In the ordinary course of business, the Company has granted loans to certain of its officers and directors and their affiliates. All transactions are on substantially the same terms as those prevailing at the same time for individuals not affiliated with the Bank and do not involve more than the normal risk of collectibility. The total amount of such loans which exceeded $60,000 in aggregate amount to any related party amounted to $1,216,000 at December 31, 1998, and $1,714,000 at December 31, 1997. During the year ended December 31, 1998, total principal additions were $213,000 and total principal reductions were $711,000.

The following analysis summarizes the Company's non-performing assets at December 31, 1998 and 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  YEARS ENDED DECEMBER 31,                                                 1998        1997
(DOLLARS IN THOUSANDS)
Impaired loans or loans accounted for on a non-accrual basis               $681        $622
Accruing loans past due 90 days or more as to principal or interest          50          91
                                                                           ----        ----
  Total non-performing loans                                                731         713
Other real estate owned, net                                                --          265
                                                                           ----        ----
  Total non-performing assets                                              $731        $978
                                                                           ----        ----
                                                                           ----        ----

Impaired loans totaling $77,000 and $293,000 at December 31, 1998 and 1997, respectively, required an allocation of $20,000 and $45,000, respectively, of the allowance for possible loan losses. The remaining impaired loans did not require any allocation of the reserve for possible loan losses. The average balance of impaired loans was approximately $622,000 and $966,000in 1998 and 1997, respectively. The total amount of interest income recognized on impaired loans during 1998 and 1997 was approximately $55,000 and $50,000, respectively, which approximated the amount of cash received for interest during those periods. The Company has no commitments to lend additional funds to borrowers whose loans have been deemed to be impaired. An analysis of the allowance for possible loan losses follows:

YEARS ENDED DECEMBER 31,              1998            1997
(DOLLARS IN THOUSANDS)
Balance at beginning of year        $ 2,280         $ 1,811
Provision                               760             630
Recoveries                              261             205
                                    -------         -------
                                      3,301           2,646
Loans charged-off                      (224)           (366)
                                    -------         -------
Balance at end of year              $ 3,077         $ 2,280
                                    -------         -------
                                    -------         -------

7. BANKING PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation of banking premises and equipment and their estimated useful lives is as follows:

 DECEMBER 31,                            1998                  1997     ESTIMATED USEFUL LIVES
(DOLLARS IN THOUSANDS)
Banking premises:
 Land                                $  1,971                $   671
 Buildings and improvements             5,345                  5,000        10-25 years
 Leasehold improvements                   883                    637        10-15 years
 Equipment                              9,597                  8,219        3-10 years
                                      -------                -------
                                       17,796                 14,527

Less accumulated depreciation          (9,468)                (8,233)
                                      -------                -------
                                      $ 8,328                $ 6,294
                                      -------                -------
                                      -------                -------

Depreciation expense for the years ended December 31, 1998, 1997 and 1996 amounted to $1,235,000, $1,243,000 and $1,154,000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



 8. DEPOSITS


  A summary of deposit balances, by type, is as follows:

  DECEMBER 31,                                      1998              1997

(DOLLARS IN THOUSANDS)

Non-interest NOW                                   $  43,874     $  33,925
NOW                                                   50,569        41,278
Other savings                                         90,823        81,923
Money market deposits                                 14,995        15,477
                                                  ----------     ----------
 Total non-certificate accounts                      200,261       172,603
Term certificate accounts                            131,305       125,661
Certificates of deposit greater than $100             32,387        26,670
                                                  ----------     ----------
 Total certificate accounts                          163,692       152,331
                                                  ----------     ----------
  Total deposits                                    $363,953      $324,934
                                                  ----------     ----------
                                                  ----------     ----------

A summary of certificate accounts by maturity is as follows:

  DECEMBER 31,                             1998                                                 1997

 (DOLLARS IN THOUSANDS)
                                                  WEIGHTED                                            WEIGHTED
                                 AMOUNT          AVERAGE RATE                         AMOUNT          AVERAGE RATE
                                 ------          ------------                         ------          ------------

Within 1 year                   $119,064             5.24%                           $102,681            5.53%
Over 1 year to 3 years            38,886             5.82                              43,846            6.26
Over 3 years to 5 years            5,742             5.25                               5,804            5.67
                                --------                                             --------
                                $163,692             5.38%                           $152,331            5.74%
                                --------                                             --------
                                --------                                             --------

9. SHORT-TERM BORROWINGS

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

  YEARS ENDED DECEMBER 31,                                         1998              1997             1996

 (DOLLARS IN THOUSANDS)

Maximum amount of borrowings outstanding during the year           $83,778          $94,506           $78,300
Average month-end borrowings outstanding during the year           $42,039          $45,833           $66,790
Average interest rate during the year                                5.42%            5.58%             5.59%
Unused line of credit at Federal Home Loan Bank of Boston          $ 9,733          $ 4,780           $ 8,767
Amount outstanding at end of year                                  $66,628          $55,910           $63,171
Weighted average interest rate at end of year                        5.09%            5.68%             5.68%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. LONG-TERM DEBT

A summary of long-term debt, consisting of FHLB advances with an original maturity of greater than 1 year is as follows:

   MATURITY DATE                    INTEREST RATE           DECEMBER 31, 1998      DECEMBER 31, 1997
(DOLLARS IN THOUSANDS)
February 4, 1998                      5.30%                          $      -            $   4,500
July 20, 1998                         5.78                                  -                5,000
September 30, 1998                    6.22                                  -                5,000
November 9, 1998                      5.80                                  -               15,000
November 13, 1998                     5.90                                  -                5,000
May 4, 1999*                          5.05                              5,000                5,000
May 13, 1999                          6.38                              4,000                4,000
September 16, 1999                    6.66                              5,000                5,000
October 20, 1999                      6.06                              5,000                5,000
November 1, 1999                      6.23                              5,000                5,000
February 24, 2000**                   5.79                             16,000               16,000
March 6, 2000                         6.51                              4,000                4,000
March 20, 2000                        6.61                              5,000                5,000
April 11, 2000                        6.82                              4,000                4,000
September 14, 2000                    5.15                              5,000                    -
October 20, 2000                      6.21                              5,000                5,000
March 6, 2001                         6.66                              4,000                4,000
March 19, 2001                        6.77                              5,000                5,000
April 11, 2001                        6.98                              4,000                4,000
May 14, 2001                          6.74                              4,000                4,000
January 8, 2008***                    4.99                             15,000                    -
September 2, 2008****                 4.99                              5,000                    -
December 9, 2017                      5.66                                500                  500
July 27, 2017+                        4.99                             10,000                    -
                                                                     --------            -----------
                                                                     $110,500              $110,000
                                                                     --------            -----------
                                                                     --------            -----------

    *  LIBOR Roating advance with a monthly reset
   ** Variable rate advance with quarterly resets, with prepayment option at reset dates without penalty
  ***  Option advance; callable quarterly at FHLB option commencing
       January 8, 1999
 **** Option advance; callable quarterly at FHLB option commencing September 1, 1999
    +  Option advance; callable quarterly at FHLB option commencing
       July 28, 1999


11. INCOME TAXES

The provision for income taxes consists of the following:

  YEARS ENDED DECEMBER 31,                       1998              1997              1996

(DOLLARS IN THOUSANDS)


Current:  Federal                             $2,325            $2,509          $1,704
          State                                  109               336             304
                                              ------            ------          ------

                                               2,434             2,845          2,008
Deferred: Federal                               (49)             (121)            110
          State                                 (17)              (45)             21
                                              ------            ------          ------
                                                (66)             (166)            131
                                              ------            ------          ------

Total                                         $2,368            $2,679          $2,139
                                              ------            ------          ------
                                              ------            ------          ------

The reason for the differences between the effective tax rates and the statutory tax rates are summarized as follows:

  YEARS ENDED DECEMBER 31,                           1998              1997              1996

Statutory rate                                       34.0%             34.0%             34.0%
State taxes, net of federal benefit                    .9               2.7               3.8
Effect of amortization of non-deductible goodwill      .6                .6                .7
Other, net                                            (.4)               .7               (.8)
                                                    ------            ------            ------
                                                     35.1%             38.0%             37.7%
                                                    ------            ------            ------
                                                    ------            ------            ------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



The components of net deferred taxes as recorded as of December 31, 1998 and 1997 are as follows (assets/(liabilities)):

  YEARS ENDED DECEMBER 31,                                       1998              1997

(DOLLARS IN THOUSANDS)

Loan loss reserves                                              $1,179            $   827
Loan fee income                                                      -                 40
Dividends on deposits not yet deducted
 for tax purposes                                                   34                 74
Pension expense                                                    159                 94
Equity in partnership losses                                   (1,474)            (1,391)
Core deposit intangible                                          (168)              (312)
Other, net                                                        (40)                 76
                                                              ---------          ---------

                                                                 (310)              (492)
Deferred tax liabilities applicable to unrealized
 losses on securities                                            (658)              (597)
                                                              ---------          ---------
Net deferred tax liabilities included
 in other liabilities
                                                                $(968)           $(1,089)
                                                              ---------          ---------
                                                              ---------          ---------


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

At December 31, 1998, the Bank's surplus includes approximately $1,960,000 of bad debt deductions for which income taxes have not been provided. As the Bank does not intend to use the reserve for purposes other than to absorb loan losses, deferred taxes of approximately $820,000 have not been provided on this amount.

12. COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding commitments and contingencies which are not reflected in the consolidated financial statements.

LITIGATION

The Company is a defendant in various legal claims incident to its business, none of which is believed by management, based on the advice of legal counsel, to be material to the consolidated financial statements.

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

The Company's exposure to credit loss is represented by the contractual amount or unpaid principal balance of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments reflected on the balance sheet. Financial instruments which represent credit risk at December 31, 1998 and 1997 are as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




   AT DECEMBER 31,                                                 1998              1997

(DOLLARS IN THOUSANDS)

Contract amount of:
 Commitments to grant loans                                     $11,071            $  8,359
 Commitments to sell loans                                        3,428               1,415
 Unadvanced funds on home equity lines of credit                 11,085              11,230
 Unadvanced funds on other lines of credit                          499               2,242
 Commitments to advance funds under
  construction loan agreements                                    2,557               2,166
Commitments to purchase loans                                    26,580


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

LEASE COMMITMENTS

Pursuant to the terms of non-cancelable lease agreements in effect, future minimum rent commitments for the next 5 years and thereafter are as follows at December 31, 1998:

  YEAR                                         AMOUNT

(DOLLARS IN THOUSANDS)

1999                                           $ 360
2000                                             316
2001                                             262
2002                                             274
2003                                             290
2004 and thereafter                            2,029
                                              -------
                                              $3,531
                                              -------
                                              -------

Certain leases also contain renewal options (up to 10 years) and real estate tax escalation clauses. Rent expense for the years ended December 31, 1998, 1997 and 1996 amounted to approximately $338,000, $238,000 and $235,000, respectively.

13. STOCKHOLDERS' EQUITY

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

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Company. The total amount of dividends which may be paid at any date is generally limited to the undivided profits of the Company. Undivided profits at the Company totaled $23,182,000 at December 31, 1998. Additionally, future dividends, if any, will depend on the earnings of the Company and its subsidiary, its need for funds, its financial condition, and other factors, including applicable government regulations. (See Note 3.)


14. EMPLOYEE BENEFIT PLAN

The Company provides basic pension benefits for eligible employees through the Savings Bank's Employees Retirement Associations ("SBERA") Pension Plan. Each employee reaching the age of 21 and having completed at least 1,000 hours of service in a consecutive 12 month period beginning with such employee's date of employment automatically becomes a participant in the pension plan. All participants are fully vested after being credited with 3 years of service or at age 62, if earlier. Employees are also able to participate in a contributory plan administered by SBERA based on the same eligibility requirements. The Company has no obligation to contribute to this plan. Net periodic pension expense for the plan years ended October 31, 1998, 1997 and 1996, consisted of the following:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31,                                1998         1997


(DOLLARS IN THOUSANDS)

Benefit obligation at beginning of year                 $3,172      $2,527
Service cost                                               350         247
Interest cost                                              215         190
Actuarial loss (gain)                                     (87)         409
Benefits paid                                            (149)       (201)
                                                        -------     --------
 Benefit obligation at end of year                      $3,501      $3,172
                                                        -------     --------
                                                        -------     --------

Value of vested benefits                                $2,168      $1,896
Accumulated benefit obligation                          $2,212      $1,965


Change in plan assets:
 Fair value of plan assets at beginning of year         $3,214      $2,709
 Actuarial return on plan assets                           264         484
 Contributions                                             323         222
 Benefits paid                                           (149)       (201)
                                                        -------     -------

  Fair value of plan assets at end of year              $3,652      $3,214
                                                        -------     -------
                                                        -------     -------


 Funding status:
  Transition liability/(asset)                          $  (80)     $ (86)
  Deferred loss/(gain)                                    (449)      (396)
  Accrued/(prepaid) expense                                378         440
                                                        -------     -------


Net amount recognized                                   $ (151)     $ (42)
                                                        -------     --------
                                                        -------     --------




YEARS ENDED DECEMBER 31,                                1998         1997        1996


(DOLLARS IN THOUSANDS)

Components of net periodic benefit cost:
 Service cost                                           $350         $247         $247
 Interest cost                                           215          190          180
 Expected return on plan assets                        (278)        (217)        (347)
 Amortization of prior service cost                      (6)          (7)          (7)
 Recognized net actuarial gain/loss                     (23)         (23)          158
                                                     --------      -------       -------
  Net periodic benefit cost                             $258         $190         $231
                                                     --------      -------       -------
                                                     --------      -------       -------
Weighted average assumptions:
 Discount rate                                         7.00%        7.25%        7.50%
 Expected return on plan assets                        8.50%        8.00%        8.00%
 Rate of compensation increase                         5.50%        6.00%        6.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Bank has adopted a management incentive plan (the "Plan") whereby all officers and supervisors are eligible to receive a bonus, proportionate to their respective salary, if the Bank meets or exceeds certain base standards of profitability and net worth levels for its fiscal year. The structure of the Plan is reviewed on an annual basis by the Board of Directors. The incentive bonus expense in 1998, 1997 and 1996 was approximately $204,000, $310,000 and $175,000, respectively.

15. OTHER NON-INTEREST EXPENSE

Other non-interest expense consisted of the following:


YEARS ENDED DECEMBER 31,


(DOLLARS IN THOUSANDS)

Professional services                                       $1,317            $1,144       $1,252
Item processing and statement rendering                        395               368          371
Advertising                                                    874               746          647
Deposit insurance                                               65                67           16
Real estate in foreclosure and other real estate owned          56                86          169
Amortization of intangible assets                              495               387          423
Other                                                        1,968             1,627        1,513
                                                            -------          --------      --------
                                                            $5,170            $4,425       $4,391
                                                            -------          --------      --------
                                                            -------          --------      --------

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

The 1997 Stock Option Plan authorizes the grant of (i) options to purchase common stock intended to qualify as incentive stock options ("Incentive Options") as defined in Section 422 of the Code, and (ii) options that do not so qualify ("Nonqualified Options"). Up to 300,000 shares of common stock (subject to adjustment upon certain changes in the capitalization of the Company) may be issued pursuant to awards granted under the 1997 Stock Option Plan. The 1997 Stock Option Plan is administered by the Company's Compensation Committee (the "Compensation Committee"). The Compensation Committee recommends to the full Board of Directors the individuals to whom awards are granted and determines the terms of each award, subject to the provisions of the 1997 Stock Option Plan. Incentive Options may be granted under the 1997 Stock Option Plan only to officers and other employees of the Company or its subsidiary. Nonqualified Options may be granted under the 1997 Stock Option Plan to officers or other employees of the Company or its subsidiaries, and to members of the Board of Directors and consultants or other persons who render services to the Company.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

The per share exercise prices of the options granted by the 1986 and 1997 Option Plan range from $1.50 to $20.75 and equaled the fair market value of the shares on the date the options were granted. Stock Option activity for the years ended December 31, 1998, 1997 and 1996 is as follows:

YEARS ENDED DECEMBER 31,                          1998                            1997                           1996

                                         NUMBER OF    WEIGHTED AVG.       NUMBER OF   WEIGHTED AVG.       NUMBER OF  WEIGHTED AVG.
                                           OPTIONS    EXERCISE PRICE         OPTIONS   EXERCISE PRICE        OPTIONS  Exercise Price

  Outstanding at beginning of year         430,024          $5.59           398,824        $4.40            367,824     $3.92
  Granted                                   85,000          19.02            46,500        15.50             50,500      8.50
  Exercised                              (119,624)           5.58          (15,300)         4.75           (19,000)      5.93
  Canceled                                (24,000)          19.00               -             -               (500)      8.03
                                         ---------        -------         ----------     ---------         --------   --------

Outstanding at end of year                371,400           $7.80           430,024        $5.59            398,824     $4.40
                                         ---------        -------         ----------     ---------         --------   --------
                                         ---------        -------         ----------     ---------         --------   --------

Exercisable at end of year                309,050           $5.53           430,024        $5.59            358,324     $4.12
                                         ---------        -------         ----------     ---------         --------   --------
                                         ---------        -------         ----------     ---------         --------   --------

Option price per share               $1.50-$20.75                      $1.50-$15.50                     $1.50-$8.50
Weighted average fair value of
 options granted during the year            $6.39                             $5.09                           $3.35


In conjunction with the Company's aforementioned Stock Option Plans, the Company adopted a Long Term Performance Incentive Plan to encourage executive management and members of the Board of Directors to build long-term shareholder value. The plan was a 3 year program which provided a mechanism for granting options under the Company's Stock Option Plan. Options to purchase approximately 40,500 to 46,500 shares of common stock for each of the 1995, 1996 and 1997 fiscal years were granted to members of the Board of Directors and certain principal officers. All options granted under this plan are included in the preceding table. The options are granted based on achievement of strategic goals such as acquisitions and asset purchases. The exercise price would be at least equaled to the fair market value of the common stock on the date of grant. The options become exercisable upon a change of control of the Company or after the average market price of the common stock exceeds 120-140% of the exercise price for periods of 5 to 180 days depending on the qualifications set for each issuance. As of December 31, 1998, all but 44,000 of the previously issued options under this plan were exercisable.

All options granted become fully vested no later than at the end of the ninth year after issuance. The maximum amount of options which can become exercisable in any 1 year is limited to $100,000 based on grant prices except in the event of a change of control, in which case all options become exercisable.

As discussed in Note 1, the Bank applies APB 25 in accounting for its stock-based compensation plans under which no compensation cost has been recognized. Had compensation cost for awards in 1998, 1997 and 1996 under the Bank's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Bank's net income and earnings per share would have been as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                                                     1998         1997            1996

(DOLLARS IN THOUSANDS, EXCEPT IN SHARE AMOUNTS)

Net income:
 As reported                                       $4,371        $4,378          $3,533
 Pro forma                                          4,213         4,236           3,428

Earnings per share:
 As reported -
       Basic                                         1.25          1.18            .94
       Diluted                                       1.17          1.10            .89

  Pro forma -
       Basic                                         1.21          1.14            .91
       Diluted                                       1.13          1.07            .86

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

The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model using the following weighted-average assumptions:


                            1998      1997      1996
Expected volatility       21.10%    21.10%    34.05%
Risk-free interest rate    5.75%     6.17%     5.71%
Term of options            7.0 yrs.  7.0 yrs.  9.2 yrs.
Expected dividend yield    1.20%     1.40%     2.35%

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


17. EMPLOYEE STOCK OWNERSHIP PLAN

The Company has established an Employee Stock Ownership Plan ("ESOP") which is being funded by the Company's contributions made in cash (which generally will be invested in common stock) or common stock. Benefits may be paid in shares of common stock or in cash, subject to the employees' right to demand shares.

In November 1993, the Company loaned the ESOP $570,000 to acquire additional shares for participants on the open market. The loan is to be repaid over 7 years with principal and interest (at a rate equal to 85% of the prevailing prime rate) payable quarterly. The loan is secured by the unallocated shares acquired by the ESOP.

The Company's ESOP expense for the years ended December 31, 1998, 1997 and 1996 amounted to $161,000, $181,000 and $81,000, respectively.

In the event that the stock price of the Company fluctuates materially at the point that shares vest with participants from the cost of shares acquired by the ESOP (at prices which range from $5.63 - $6.13 per share), the Company's statement of operations could be adversely (if increasing stock price) or favorably (decreasing stock price) affected. However, in all instances there will be no negative impact on the Company's capital. During 1998 and 1997, the impact of the stock price market value in excess of original cost increased the Company's ESOP expense by $80,000 and $100,000, respectively, in addition to normal amortization expense associated with the participants' earn out of the shares allocated. There was no material impact related to changes in the market price in 1996 and 1995.

18. RESTRICTION ON CASH AND DUE FROM BANKS

At December 31, 1998 and 1997, cash and due from banks included $5,486,000 and $3,618,000, respectively, to satisfy the reserve requirements of the Federal Reserve Bank.

19. STOCK REPURCHASE PROGRAM

On March 27, 1997, the Company announced that its Board of Directors had authorized the Company to repurchase up to 10% (375,000 shares) of its currently outstanding common stock from time to time at prevailing market prices. On February 24, 1998, the Company announced that its Board of Directors had authorized the Company an additional 10% (347,000) of its outstanding common stock, as adjusted for amounts remaining to be repurchased as under the March 1997 plan. On March 25, 1999, the Board of Directors had authorized the Company an additional 10% (320,000) of its outstanding common stock, as adjusted for amounts remaining to be repurchased under the February 24, 1998 plan. As of February 25, 1999, there were approximately 147,000 shares still authorized to be repurchased under the prior plan. The Board delegated to the discretion of the Company's senior management the authority to determine the timing of the repurchase program's commencement, subsequent purchases and the prices at which the repurchases will be made.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


20. SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM


The Bank has a supplemental executive retirement plan with a single participant. Under this arrangement, the individual is entitled to receive monthly benefits for approximately 18 years in amounts specified in the contract. Benefits commence upon retirement date which is deemed to be the age of sixty-five. If death occurs during employment at the Bank, the individual designated as beneficiary will receive a distribution equal to 3 times the annual salary of the executive, as determined under the plan. The key employee vests in the rights under the supplemental retirement plan ratably over a 5 year period, which entitles this individual to the vested portion of the amount accrued by the Bank under the plan. This right is only exercisable in the event the executive terminates employment from the Bank prior to retirement age. In March 1998, the Bank also purchased a single life annuity insurance policy. The contract was purchased at a cost of $2,863,184. The cash surrender value is earning a rate of return, with a guaranteed minimum rate of 4%. In addition, the Bank has entered into a split dollar agreement with the executive, which requires that any death benefit be shared between the Bank and the designated beneficiary, based on a predetermined schedule. The amounts due to the beneficiary under the Plan are reduced to the extent death benefits under the insurance contract are remitted to such beneficiary. The obligation under the plan is being accrued over the expected employment period, through age 65. The current year charge was $70,795, all of which was reflected as compensation expense in 1998. As of March 1998, the insurance contract had earned interest income totaling $101,250 resulting in a December 31, 1998 cash surrender value of $2,964,434.

21. DEFERRED STOCK COMPENSATION PLAN

In 1998, the Company adopted a Deferred Stock Compensation Plan for directors (the "Plan") which, for these directors who elected to participate, would, in lieu of current cash payments, elect to defer their compensation for attendance at various meetings of the Board of Directors to retirement or some future point in time to be determined. Furthermore, the deferral is eligible to be paid only in shares of the Company's common stock, the units earned of which are predetermined based upon a fixed 3 year Board meeting fee schedule which was established as of July 1, 1998, divided by the stock price of the Company's common shares at the close of business on July 1, 1998. This price was $18.75 per share. The shares as earned are placed in a Rabbi Trust (the "Trust") which is administered by an Independent Trustee. The voting for these shares is controlled by the Independent Trustee although for accounting purposes the shares are reflected as treasury shares until such time as the shares are distributed. The expense associated with this plan is based upon the market value of the shares of stock earned on the date of the respective meeting. There are currently 7 directors who participate in the Directors Plan. The amount of expense associated with this plan for 1998 was $36,000 which has been reflected as salaries expense with the corresponding liability pertaining to stock earned and not yet distributed is $36,000 which is reflected in stockholders' equity. A total of 100,000 shares has been registered for the Directors Plan. There have been approximately 2,400 shares earned and deferred as of December 31, 1998.

22. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS


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

The carrying amount and estimated fair values of the Bank's financial instruments at December 31, 1998 and 1997 are represented as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


AT DECEMBER 31,                                         1998                                             1997

(DOLLARS IN THOUSANDS)

                                             CARRYING                                       CARRYING
                                          OR NOTIONAL              FAIR                   OR NOTIONAL               FAIR
                                               AMOUNT             VALUE                      AMOUNT                 VALUE
Financial instrument assets:
 Cash and cash equivalents                 $  19,717           $  19,717                 $     13,475             $ 13,475
 Securities                                  181,346             181,346                      165,052              165,160
 Loans, including held for sale, net         360,735             383,736                      330,792              343,984
 Mortgage servicing rights                         -                   -                           26                   26

Financial instrument liabilities:
 Deposits                                   $363,953           $ 366,011                 $    324,934             $327,563
 Short-term borrowings                        66,628              66,920                       55,910               55,934
 Long-term debt                              110,500             110,058                      110,000              109,241

Off-balance sheet financial instruments:

 Commitments to grant loans                $  11,071        $     11,071                 $      8,359             $  8,359
 Commitments to sell loans                     3,428               3,428                        1,415                1,415
 Unadvanced funds on home equity
   lines of credit                            11,085              11,085                       11,230               11,230
Commitments to advance funds under
 construction loan agreements                  2,557               2,557                        2,242                2,242
Unadvanced funds on other lines of
credit                                           499                 499                        2,166                2,166
Commitments to purchase loans                 26,580              26,580                            -                    -


23.  BUSINESS SEGMENTS


On January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting operating segments of a business enterprise. The new rules establish revised standards for public companies relating to the reporting of financial and descriptive information about their operating segments in financial statements. Operating segments are components of an enterprise which are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company's chief operating decision maker is the President and Chief Executive Officer. The adoption of SFAS No. 131 did not have a material effect on the Company's primary financial statements, but did result in the disclosure of segment information contained herein. The Company has identified its reportable operating business segment as Community Banking based on products and services provided to the customer.

The Company's community banking business segments consist of commercial banking and retail banking. The community banking business segments derive their revenues from a wide range of banking services, including lending activities, acceptance of demand, saving and time deposits, investment management, mortgage lending and sales, as well as servicing income from investors.

Non-reportable operating segments of the Company's operations which do not have similar characteristics to the community banking operations and do not meet the quantitative thresholds requiring disclosure are included in the Other category in the disclosure of business segments below. These non-reportable segments include Parent Company financial information and the Trust (Note 24). Consolidation adjustments are also included in the Other category.

The accounting policies used in the disclosure of business segments are the same as those described in the summary of significant accounting policies. The consolidation adjustments reflects certain eliminations of inter-segment revenue, cash and Parent Company investments in subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                      BUSINESS SEGMENTS
RECONCILIATION TO CONSOLIDATED FINANCIAL INFORMATION               COMMUNITY BANKING          OTHER     CONSOLIDATED

(DOLLARS IN THOUSANDS)


December 31, 1998:

 Securities, available for sale and held to maturity                        $181,346         $    -     $181,346
 Net loans                                                                   360,735              -      360,735
 Net assets                                                                  591,011            140      591,151
 Total deposits                                                              363,953              -      363,953
 Total borrowings                                                            177,128              -      177,128
 Total liabilities                                                          $545,382         $  775     $546,157
 Total interest income                                                      $ 38,442         $    -     $ 38,442
 Total interest expense                                                       21,585              -       21,585
 Net interest income                                                          16,857              -       16,857
 Provisions for possible loan losses                                             760              -          760
 Total non-interest income                                                     6,909              -        6,909
 Total non-interest expense                                                   15,328            939       16,267
 Net income                                                                 $  5,032         $(661)     $  4,371


December 31, 1997:
 Securities, available for sale and held to maturity                        $165,052         $   -      $165,052
 Net loans                                                                   330,792             -       330,792
 Net assets                                                                  531,770           216       531,986
 Total deposits                                                              324,934             -       324,934
 Total borrowings                                                            165,910             -       165,910
 Total liabilities                                                          $494,820         $ 845      $495,665

 Total interest income                                                       $36,297         $   -      $ 36,297
 Total interest expense                                                       20,091             -        20,091
 Net interest income                                                          16,206             -        16,206
 Provisions for possible loan losses                                             630             -           630
 Total non-interest income                                                     4,986             -         4,986
 Total non-interest expense                                                   13,198           307        13,505
 Net income                                                                  $ 4,600         $(222)     $  4,378


December 31, 1996:
 Securities, available for sale and held to maturity                        $155,231         $   -      $155,231
 Net loans                                                                   298,970             -       298,970
 Net assets                                                                  486,958             -       486,958
 Total deposits                                                              300,445             -       300,445
 Total borrowings                                                            147,524             -       147,524
 Total liabilities                                                          $453,412         $   -      $453,412

 Total interest income                                                       $34,332         $   -      $ 34,332
 Total interest expense                                                       19,517             -        19,517
 Net interest income                                                          14,185             -        14,815
 Provisions for possible loan losses                                             480             -           480
 Total non-interest income                                                     4,177             -         4,177
 Total non-interest expense                                                   12,840             -        12,840
 Net income                                                                  $ 3,533         $   -       $ 3,533


STATEMENTS OF INCOME                                    TWELVE MONTHS DECEMBER 31, 1998       ELEVEN MONTHS DECEMBER 31, 1997

(DOLLARS IN THOUSANDS)

Operating income:
  Dividends from Bank                                                $2,500                               $4,000
  Interest income                                                       102                                   13
                                                                     ------                               ------
    Total operating income                                            2,602                                4,013

  Operating expenses                                                    223                                  307
  Interest expense                                                      716                                   --
                                                                     ------                               ------
Income before income taxes and equity in
  undistributed earnings of subsidiaries                              1,663                                3,706
Income tax benefit                                                     (278)                                 (85)
                                                                     ------                               ------
Income before equity in undistributed earnings
  of subsidiaries                                                     1,941                                3,791
Equity in undistributed earnings of Bank and Trust                    2,430                                  233
                                                                     ------                               ------
Net income                                                           $4,371                               $4,024
                                                                     ------                               ------
                                                                     ------                               ------


STATEMENTS OF CASH FLOWS                                TWELVE MONTHS DECEMBER 31, 1998       ELEVEN MONTHS DECEMBER 31, 1997

(DOLLARS IN THOUSANDS)

Cash flows from operating activities:
  Net income                                                         $4,371                               $4,024
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Equity in undistributed earnings of bank
      subsidiaries                                                   (2,430)                                (233)
  Other, net                                                           (477)                                  59
                                                                     ------                               ------
    Net cash provided by operating activities                         1,464                                3,850

Cash flows from financing activities:
  Proceeds from issuance of treasury and common
    stock                                                               667                                   72
  Proceeds from issuance of junior subordinated
    deferrable interest debentures                                   12,650                                   --
  Dividends on common stock                                          (1,062)                                (559)
  Repurchase of common stock                                         (7,352)                              (2,228)
                                                                     ------                               ------
    Net cash provided by (used in) financing activities                4,903                               (2,715)

Net increase in cash and cash equivalents                             6,367                                1,135
Cash and cash equivalents at beginning of year                        1,186                                   51
                                                                     ------                               ------
Cash and cash equivalents at end of year                             $7,553                               $1,186
                                                                     ------                               ------
                                                                     ------                               ------

STOCKHOLDER INFORMATION

STOCK MARKET DATA

The common stock of the Company is currently listed on the NASDAQ National Market System (NMS) under the symbol "ABBK.'' The table below sets forth the range of high and low sales prices for the stock for the quarters indicated. Market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

Transactions through January 31, 1997 are for the common stock of the Bank. Transactions on and after that date are for the common stock of the Company.

                                        PRICE HIGH          PRICE LOW          DIVIDENDS DECLARED
1999
1st quarter (through March 5, 1999)       15 1/8              12 3/4                  $.05

1998
4th quarter                                   17                  12                  $.05
3rd quarter                               19 1/2              12 1/2                  $.05
2nd quarter                               22 3/4              17 1/2                  $.05
1st quarter                               22 1/2              18 3/4                  $.15

1997
4th quarter                               23 1/2              15 5/8                  $.05
3rd quarter                                   17              12 3/4                  $.05
2nd quarter                                   13              10 1/4                  $.05
1st quarter                               11 5/8               9 1/2                  $.05

1996
4th quarter                               10 7/8              9 7/16                  $.05
3rd quarter                                    9               7 3/4                  $.05
2nd quarter                                8 1/8               7 1/4                  $.05
1st quarter                                8 7/8             7 23/32                  $.05

As of March 5, 1999, the Company had approximately 803 stockholders of record who held 3,347,300 outstanding shares of the Company's common stock. The number of stockholders indicated does not reflect the number of persons or entities who hold their common stock in nominee or "street" name through various brokerage firms. If all such persons are included, the Company believes there are approximately 1,100 beneficial owners of common stock.

ANNUAL REPORT ON FORM 10-K

A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1998 as filed with the Securities Exchange Commission, is available to stockholders without charge upon written request to:

Investor Relations
Abington Bancorp, Inc.
536 Washington Street
Abington, MA 02351

INQUIRIES

Robert M. Lallo
Senior Vice President,
Chief Financial Officer and Treasurer
Abington Bancorp, Inc.

bank office locations




Abington
533 Washington Street
Abington, MA  02351

Cohasset
Shaw's Supermarket
Route 3A
Cohasset, MA  02025

Halifax
319 Monponsett Street
Halifax, MA  02338

Hanson
Shaw's Supermarket
Route 58/14
Hanson, MA  02341

Holbrook
778 South Franklin Street
Holbrook, MA  02343

Hull
523 Nantasket Avenue
Hull, MA  02045

Kingston
157 Summer Street
Kingston, MA  02364

Pembroke
175 Center Street
Pembroke, MA  02359

Randolph
Shaw's Supermarket
121 Memorial Parkway
Randolph, MA  02368

Whitman
584 Washington Street
Whitman, MA  02382

Administrative Office
538 Bedford Street
Abington, MA  02351