Form 10-K405, Exhibit 13
period 1999-12-31
ABINGTON BANCORP INC
filed 2000-03-28
CIK 812146

                                                       ABINGTON BANCORP
                                                       1999 ANNUAL REPORT

[GRAPHIC: COVER PHOTO]

A NEW ERA OF DIVERSITY.

We will be passionate about selling and delivering such extraordinary service and value so that our customers and employees will tell their friends and associates about us.
Mission Statement

Dear Fellow Shareholders: It is my pleasure to bring you this review of key developments at Abington Bancorp during 1999. As our organization enters a third century, I am delighted to share with you my belief that we are better prepared than ever to take advantage of the many opportunities presented by today's challenging financial services marketplace.

For the past few years, we have pursued a program of strategic diversification, designed to expand and strengthen our product offerings and distribution channels. Major pieces of this plan fell into place last year as we continued to embrace technologies and business strategies that position us for growth. We are now well on the road to fulfilling our vision of becoming the total financial services provider that middle-market consumers and small businesses will want as their financial partner.

In this era of financial modernization, many monumental changes are occurring that will revolutionize our banking industry. Mergers and deregulation have created both opportunity and challenge for small community banks. Customers still seek the intimate relationship they have come to depend on, and Goliath banks have left them wanting for this personalized service. As David challenged the giant of his day, we too asked, "What is our slingshot?" Our strategy is to provide superior service to our customers by developing advanced technology, flexibility in the delivery of service, and the diversification of our product line.

A Year of Action. Last year's highlights included the opening of our fourth supermarket branch, the purchase of Old Colony Mortgage Corporation, and the introduction of a broader range of financial planning and investment services. Also, by year's end we completed the development of an innovative Internet banking site that will open a whole new market for our products and services.

Along with our objective of becoming the principal financial services provider for our customers, another impetus behind much of this activity was the challenging investment environment that all banks continued to face in 1999. While time deposits remain a solid, low-risk source of interest income for investors, the potential of high rates of return on technology or Internet-related stocks again lured record volumes of investment dollars into stocks, mutual funds, and annuities. Despite this climate, our bank again stood out among its peers in attracting core deposits, which increased approximately $20 million, or 10%, in 1999 with overall deposit growth at approximately 7%. These results again put us in the top 15% of banks in the state, including large regional banks, in terms of growth in gross dollars of core deposit without acquisition.

[PHOTO]

James P. McDonough

ABINGTON BANCORP

Core earnings enjoyed continued strong success while the investments made for future core earnings growth continue to be on target toward near-term profitability.

[The following information was depicted as a bar chart in the printed material.]

Deposits In Millions

1996 ........... $300.5
1997 ........... $324.9
1998 ........... $364.0
1999 ........... $389.7

This growth has helped us reduce our cost of deposits to 3.03% in 1999 compared to 3.45% in 1998. This increase in core deposits with a reduction in overall rates paid on all deposits demonstrates our ability to continue to attract new deposits without paying a premium on rates. This has been a key contributor to our success over the past few years and will continue to enhance our franchise value in the future.

Healthy Earnings Levels with Investments in the Future on Track. Net income for 1999 was $4,149,000 or $1.20 per diluted share, compared to $4,371,000 or $1.17 per diluted share in 1998. While on the surface a 3% increase in earnings per share appears modest, a deeper look shows that the core earnings enjoyed continued strong success while the investments made for future core earnings growth, in particular supermarket branches, continue to be on target toward near-term profitability. Core earnings, excluding securities gains and the supermarket banking investments made over the past year, actually increased over 20% on an after-tax basis.

This growth occurred despite a third straight year of net interest margin compression driven predominantly by the mortgage refinance market. Contributing to this growth was a 17.7% increase in customer service fees, which have

[PHOTO]

                                                              1999 ANNUAL REPORT
nearly tripled since 1995, when we began our High Performance Checking program.

Diversification of Market Channels. Our effort to significantly expand our market reach by opening highly efficient supermarket branches continued in 1999 with the opening of our fourth supermarket branch in the spring. Located in West Brockton, this branch gives us a foothold in a city that is making a strong economic comeback. This ongoing investment in supermarket banking diluted earnings in 1999 by approximately $.13 per diluted share, compared to $.10 per diluted share in 1998. Based on results from these branches, we remain confident this investment will result in strong future earnings growth.

Each supermarket branch has, in fact, shown solid performance improvements in each quarter since opening. The first two supermarket branches to be opened, in Cohasset and Randolph, experienced their first break-even quarters in 1999, and by year's end, the Hanson branch was also nearing this goal. Not only has the progression of earnings levels at these branches exceeded our internal forecasts in a competitive environment, they have generally achieved this critical break-even number by the seventh quarter of operation. Our supermarket branches attracted a total of $25 million in deposits by year-end. This result continues to exceed our internal profitability forecasts, and with this positive performance in mind, we plan to open a fifth supermarket branch in Canton in the fall of 2000.

As we expanded our reach in the South Shore community last year, we also prepared for an exciting new enterprise that will take us into the limitless geography of cyberspace. Working with leaders in the technology industry, we have developed an Internet banking site, www.abingtonsavings.com, which includes cutting-edge services for personal and business banking.


Launched in early 2000, our site offers a first-of-its-kind program that allows customers to purchase their Internet access service through our Bank. We are confident that consumers, many of whom are highly concerned about on-line security, will be attracted to the concept of having a financial institution serve as their Internet service provider since guarding customer privacy is a keystone of our business.

Diversification of Products and Services. As we worked last year to build our geographic reach, we also took important steps to broaden our ability to deliver quality, value-added products and service. We made two strategic moves that greatly improved our ability to serve the needs of our chosen niche, mid-market customers.

[PHOTO]

ABINGTON BANCORP

Old Colony Mortgage is enabling us to benefit from the continued strength of the South Shore residential market.

[The following information was depicted as a bar chart in the printed material.]

Mortgage Originations In Millions

1996 ........... $20
1997 ........... $25
1998 ........... $47
1999 ........... $110

First, in a move that significantly expanded the array of mortgage-related products we can offer consumers, we acquired Old Colony Mort gage Corporation, a highly regarded home mortgage company. Headquartered in Brock ton and with offices in Auburn, Fall River and Plymouth, this company also significantly increases the geographic reach of our lending program.

As a proven organization with seasoned personnel, Old Colony Mortgage is enabling us to benefit from the continued strength of the South Shore residential market. While higher mortgage rates slowed market growth slightly in 1999, the acquisition of Old Colony Mortgage and the continued overall good health of the market enabled us to end the year with $110 million in mortgage originations, up by 134% over 1998.

The other noteworthy expansion of our product and service line came at mid-year with our agreement to take an ownership interest in Infinex Financial Group, Inc., a bank-owned marketing firm that offers brokerage, insurance, and investment products through participating banks. As we reached the end of the first six months of our work with Infinex at year's end, we were extremely pleased with the exceptionally strong sales volume and the projections of future growth from this partnership.

                                                                         [PHOTO]

                                                              1999 ANNUAL REPORT

As part of the Infinex program, we introduced the position of Personal Banker to our branches. In line with our effort to build a sales culture that makes this a great place to bank, these trained, service-oriented individuals are increasing our ability to cross-sell products and services to our retail and business customers.

More Lending Success. Our Business Banking division had another successful year, despite a highly competitive lending environment with strong pressures on loan pricing. Our business loan portfolio grew by 11.7% during the year, reaching $71.9 million. At the same time, we were able to obtain more non-transaction-oriented business loans. Since such borrowers are focused on developing a business relationship with their bank, our increased success in this market segment produces more stable loan balances and results in more deposit relationships as well.

As evidence of the strength of our Business Banking division, Abington Savings Bank was the leading Small Business Administration (SBA) lender among community banks in Plymouth County last year. To further enhance this position, we plan to launch a new program, SBA Access, in the second quarter of 2000. This innovative SBA loan center, one of only two such programs in Massachusetts, will support small business growth by offering a quick, hassle-free way to obtain SBA credit with no fees. This effort is being made possible, in part, by our newly earned status as a preferred SBA lender. This means we can now underwrite SBA loans directly, a capability that should be extremely attractive to the small firms that make up our target business market. Non-performing assets at year-end were $616,000, compared to $731,000 at the end of 1998. Once again our delinquency rate dropped, falling to .28% from .36% for 1998. We are extremely proud that this delinquency rate continues to be one of the lowest among 80 Northeastern banking companies tracked by a leading bank analyst firm.

Year 2000 Preparedness Program a Success. Like the rest of the world, we breathed a sigh of relief when the arrival of the New Year showed that all our hard work in preparing our systems for Y2K had been successful. Beginning in 1997, we dealt with this challenge primarily through using internal resources, and I am tremendously proud of what our Y2K Task Force accomplished. Thanks to this experience, we are now better prepared than ever to weather any future emergencies. The other good news that comes with putting Y2K behind us is that the staff members who were involved in this effort have now been redeployed to endeavors that will result in improved products and service.

[PHOTO]

ABINGTON BANCORP

Our special relationship with the Cardinal Cushing School and Training Center grows stronger each year.

[The following information was depicted as a bar chart in the printed material.]

Business Banking In Millions

1996 ........... $32.4
1997 ........... $52.3
1998 ........... $64.3
1999 ........... $71.9

Serving the Youth of Our Communities. In 1999, we carried on our tradition of supporting the well-being of the communities we serve by continuing to provide financial aid and other assistance to organizations focusing on the welfare of children. The numerous community needs we responded to last year included supporting the creation of a new teen center in Cohasset, helping the Brockton Library Foundation's efforts to improve that facility for the city's youth, and establishing a new college scholarship at Abington High School.

Our special relationship with the Cardinal Cushing School and Training Center grows stronger and more mutually rewarding each year. Our fourth annual St. Patrick's Day event for the school raised over $70,000, an increase of about $15,000 from the previous year. Among other programs designed to improve the lives of students at the school, this money was used to send the graduating class of 21 exceptional children to Disney World. This event would not have been possible without a huge outpouring of support from individuals and businesses in the community; we are deeply grateful to everyone who played a role in making this success possible.

At year's end, I again had the tremendous privilege of presenting the Cardinal Cushing School with an additional $15,000 donation raised

                                                                     [LOGO]
                                                                  St. Coletta's
                                                                OF MASSACHUSETTS

                                                              1999 ANNUAL REPORT
through employee payroll deductions. Our employees have now given over $55,000 to support the much-needed work of this wonderful institution. Their strong commitment to the Cardinal Cushing students -- both with their financial support and through the time they devote to various projects for the school -- helps strengthen the teamwork approach to doing business that is such an important part of our values at Abington Savings Bank.

Looking Toward the Future Together. I want to thank all members of our team for their hard work in 1999. The Y2K effort placed even higher than usual demands on people throughout our organization and, without exception, everyone responded with outstanding professionalism. In the wake of this experience, my commitment to fostering an organization where hard work and exceptional performance are rewarded and celebrated is stronger than ever. Making this a great place to work will naturally ensure that this is also a great place to bank. Finally, I am grateful to the Board of Directors for their hard work in 1999 to support us in fulfilling our mission and securing our Company's future. Thanks also go to our shareholders and customers for their continued support. Everyone at Abington Bancorp is dedicated to repaying your loyalty by building an outstanding community bank that remains as much a part of the South Shore community in its third century as it has been in the past two centuries. Looking to the future, we believe the industry consolidation that occurred in 1999 created a vacuum in the market that can only be filled by a community bank such as ours. We intend to be here with the diverse range of products our customers need, along with the personalized service that can only be found at a bank that is firmly grounded in the communities it serves. We are confident this strategy will move us forward as a stronger, more vital, and more valuable financial institution.

Respectfully submitted,


/s/ James P. McDonough


James P. McDonough
President and Chief Executive Officer

[PHOTO]

ABINGTON BANCORP

Abington Bancorp is dedicated to repaying your loyalty by building an outstanding South Shore community bank.

[The following information was depicted as a bar chart in the printed material.]

Checking Accounts

1996 ........... 26,000
1997 ........... 31,000
1998 ........... 36,000
1999 ........... 40,000

The Bank considers its principal market area to be Plymouth County, Massachusetts, primarily Abington, Brockton, Cohasset, Halifax, Hanson, Holbrook, Hull, Kingston, Pembroke, Randolph and Whitman. Additional Old Colony Mortgage offices are in Auburn, Brockton, Fall River and Plymouth.

[MAP]

AUBURN
ABINGTON
BROCKTON
COHASSET
FALL RIVER
HALIFAX
HANSON
HOLBROOK
HULL
KINGSTON
PEMBROKE
PLYMOUTH
RANDOLPH
WHITMAN

                                                              1999 ANNUAL REPORT

Financial Highlights

At December 31,                                   1999            1998            1997            1996            1995
----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)

Balance Sheet Data:
Total assets                                 $ 696,250       $ 591,151       $ 531,986       $ 486,958       $ 460,492
Total loans, net                               388,710         360,735         330,792         298,970         260,585
Investment securities (1)                       86,903          61,184          47,187          31,950          33,343
Mortgage-backed securities                     161,630         129,700         126,016         131,184         138,937
Deposits                                       389,692         363,953         324,934         300,445         280,070
Borrowed funds                                 259,751         177,128         165,910         147,524         145,609
Preferred beneficial interest in junior
 subordinated debentures, net (3)               12,010          11,934               -               -               -
Stockholders' equity                            27,832          33,060          36,321          33,546          30,561
Book value per share (2)                          8.72            9.88            9.99            8.86            8.11

Years Ended December 31,                          1999            1998            1997            1996            1995
----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data) (2)

Operating Data:
Interest and dividend income                 $  42,242       $  38,442       $  36,297       $  34,332       $ 31,949
Interest expense                                23,092          21,585          20,091          19,517         18,222
                                             ---------       ---------       ---------       ---------       --------

Net interest income                             19,150          16,857          16,206          14,815         13,727

Provision for possible loan losses                 640             760             630             480          2,233
                                             ---------       ---------       ---------       ---------       --------
Net interest income after provision
 for possible loan losses                       18,510          16,097          15,576          14,335         11,494
                                             ---------       ---------       ---------       ---------       --------

Non-interest income:
 Loan servicing fees                               365             469             558             646            713
 Customer service fees                           4,491           3,816           3,276           2,412          1,644
 Gain on sales of securities                       823           1,731             540             495            181
 Gain on sales of loans, net                     1,222             492             236             315            453
 Write-down of limited partnership                   -               -               -               -           (110)
 Net gain (loss) on sales and write-down of
   other real estate owned                          68              43             109              67            (92)
 Other                                             404             358             267             242            119
                                             ---------       ---------       ---------       ---------       --------

  Total non-interest income                      7,373           6,909           4,986           4,177          2,908
                                             ---------       ---------       ---------       ---------       --------

Non-interest expenses                           19,420          16,267          13,505          12,840          11,955
                                             ---------       ---------       ---------       ---------       --------

Income before income taxes                       6,463           6,739           7,057           5,672          2,447
Provision for income taxes                       2,314           2,368           2,679           2,139          1,018
                                             ---------       ---------       ---------       ---------       --------

  Net income                                 $   4,149       $   4,371       $   4,378       $   3,533       $  1,429
                                             =========       =========       =========       =========       ========

Basic earnings per share                     $    1.26       $    1.25       $    1.18       $     .94       $    .38
                                             =========       =========       =========       =========       ========

Diluted earnings per share                   $    1.20       $    1.17       $    1.10       $     .89       $    .37
                                             =========       =========       =========       =========       ========

Dividends per share (4)                      $     .35       $     .30       $     .20       $     .20       $    .20
                                             =========       =========       =========       =========       ========


10
---

A B I N G T O N   B A N C O R P

Financial Highlights


Years Ended December 31,                      1999        1998        1997        1996        1995
---------------------------------------------------------------------------------------------------
Selected Ratios:
Return on average total assets                 .66%        .79%        .87%        .74%        .33%
Interest rate spread                          3.15        3.13        3.29        3.14        3.14
Return on average equity                     13.42       12.68       12.59       11.00        4.68
Dividend payout ratio                        27.86       23.95       16.90       21.34       52.62
Average equity to average total assets        4.90        6.26        6.94        6.69        7.00

(1) Includes Federal Home Loan Bank stock.

(2) The Company declared a 2-for-1 stock split in the form of a dividend to holders of record on November 14, 1997. All share and per share data have been adjusted to reflect this transaction.

(3) In June 1998, the Company issued $12.6 million of guaranteed preferred beneficial interests in junior subordinated debentures.

(4) Includes $.10 and $.15 per share special dividends declared in March 1998 and 1999, respectively.

                                                                              11

                                                                             ---

                                             1 9 9 9   A N N U A L   R E P O R T

Management's Discussion and Analysis

General

Abington Bancorp, Inc. (the "Company"), became the one-bank holding company for the Abington Savings Bank (the "Bank") on January 31, 1997. The Company's primary business is serving as the holding company of the Bank. The holding company did not conduct any business in fiscal 1996.

The Company's results of operations depend primarily on its net interest income after provision for possible loan losses, its revenue from other banking services and non-interest expenses. The Company's net interest income depends upon the net interest rate spread between the yield on the Company's loan and investment portfolios and the cost of funds, consisting primarily of interest expense on deposits and Federal Home Loan Bank advances. The interest rate spread is affected by the match between the maturities or repricing intervals of the Company's assets and liabilities, the mix and composition of interest sensitive assets and liabilities, economic factors influencing general interest rates, prepayment on loans and mortgage-backed investments, loan demand and savings flows, as well as the effect of competition for deposits and loans. The Company's net interest income is also affected by the performance of its loan portfolio, amortization on accretion of premiums or discounts on purchased loans or mortgage-backed securities and the level of non--earning assets. Revenues from loan fees and other banking services depend upon the volume of new transactions and the market level of prices for competitive products and services. Non-interest expenses depend upon the efficiency of the Company's internal operations and general market and economic conditions.

In August 1997, the Company opened, in Cohasset, the first of five planned de novo supermarket branches, with the Randolph (April) and Hanson (September) branches opening in 1998, and Brockton (May) opening in 1999 with Canton scheduled to open in the fall of 2000. This expansion of the Company's community banking business into supermarket banking is consistent with the Company's strategy of controlled growth with a focus on core retail deposit relation ships and will enable the Company to have a greater regional presence.

On April 1, 1999, the Company acquired Old Colony Mortgage Corporation ("OCM") (See Note 2 to the Consolidated Financial Statements). OCM is headquartered in Brockton, and has origination offices in Plymouth, Fall River and Auburn Massachusetts as well as a presence in each of the Company's branches. This acquisition was made to expand the Company's mortgage origination capabilities from what they were previously as well as to provide the Company with a greater diversity of sources of income.


Forward-Looking Statements

When used in this report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe" or similar expressions are intended to identify "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

The Company wishes to caution readers that all forward-looking statements are necessarily speculative and not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various risks and uncertainties, including regional and national economic conditions, changes in the real estate market, changes in levels of market interest rates, credit risks of lending activities, competitive and regulatory factors could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.


Net Interest Income

Net interest income is affected by the mix and volume of assets and liabilities, and levels of prepayment primarily on loans and mortgage-backed investments, the movement and level of interest rates, and interest spread, which is the difference between the average yield received on earning assets and the average rate paid on deposits and borrowings. The Company's net interest rate spread was 3.15% and 3.13% for the years ended December 31, 1999 and 1998.

The level of non-accrual loans and other real estate owned can have an impact on net interest income but has been immaterial in 1999 and 1998. At December
31 , 1999, the Company had $616,000 in non-accrual loans and no other real estate owned compared to $681,000 in non-accrual loans and no other real estate owned as of December 31, 1998.

The table on the following page presents average balances, interest income and expense and yields earned or rates paid on the major categories of assets and liabilities for the years indicated.


12

---

A B I N G T O N   B A N C O R P

Management's Discussion and Analysis

Years Ended December 31,                              1999                              1998
-----------------------------------------------------------------------------------------------------------
                                          Average                Yield/     Average                Yield/
                                          Balance    Interest     Rate      Balance    Interest     Rate
                                         ------------------------------     -----------------------------
(Dollars in thousands)

Assets
 Earning assets:
 Federal funds sold and
   short-term investments                $    436    $    32       7.34%   $  2,059    $   114       5.55%
 Bonds and obligations (2)                 63,607      4,237       6.66      43,034      3,027       7.03
 Equity securities (1)                     16,859        706       4.19      13,758        627       4.56
 Mortgage-backed investments (2)          146,508      9,439       6.44     126,031      8,393       6.66
 Loans (3)                                368,578     27,828       7.55     335,871     26,281       7.82
                                         --------    -------               --------    -------

   Total earning assets                   595,988     42,242       7.09     520,753     38,442       7.38
                                         --------    -------               --------    -------

 Cash and due from banks                   16,414                            12,407
 Other assets                              18,273                            17,435
                                         --------                          --------

  Total assets                           $630,675                          $550,595
                                         ========                          ========

Liabilities and Stockholders' Equity
 Interest-bearing liabilities:
  NOW deposits                           $ 51,744    $   440        .85%   $ 43,938    $   652       1.48%
  Savings deposits                        115,726      2,545       2.20     102,022      2,281       2.24
  Time deposits                           164,254      8,404       5.12     157,858      8,818       5.59
                                         --------    -------               --------    -------

   Total interest-bearing deposits        331,724     11,389       3.43     303,818     11,751       3.87

 Short-term borrowings                     96,005      4,943       5.15      42,039      2,279       5.42
 Long-term debt                           113,905      6,760       5.93     125,521      7,555       6.02
                                         --------    -------               --------    -------

   Total interest-bearing liabilities     541,634     23,092       4.26     471,378     21,585       4.58
                                                     -------                           -------

Non-interest-bearing deposits              44,338                            37,080
                                         --------                          --------

   Total deposits and
    borrowed funds                        585,972                  3.94     508,458                  4.25

Other liabilities                          13,795                             7,656
                                         --------                          --------

Total liabilities                         599,767                           516,114
Stockholders' equity                       30,908                            34,481
                                         --------                          --------

   Total liabilities and
    stockholders' equity                 $630,675                          $550,595
                                         ========                          ========

Net interest income                                  $19,150                           $16,857
                                                     =======                           =======

Interest rate spread (4)                                           3.15%                             3.13%
                                                                   ====                              ====

Net yield on earning assets (5)                                    3.21%                             3.24%
                                                                   ====                              ====

Years Ended December 31,                               1997
---------------------------------------------------------------------------
                                           Average                 Yield/
                                           Balance     Interest     Rate
                                          ---------------------------------
(Dollars in thousands)
Assets
 Earning assets:
 Federal funds sold and
   short-term investments                 $     765    $    50       6.54%
 Bonds and obligations (2)                   25,025      1,775       7.09
 Equity securities (1)                       11,987        589       4.91
 Mortgage-backed investments (2)            132,721      9,045       6.82
 Loans (3)                                  304,925     24,838       8.15
                                          ---------    -------

   Total earning assets                     475,423     36,297       7.64
                                          ---------    -------

 Cash and due from banks                      9,786
 Other assets                                16,227
                                          ---------

  Total assets                            $ 501,436
                                          =========
Liabilities and Stockholders' Equity
 Interest-bearing liabilities:
  NOW deposits                            $  37,256    $   577       1.55%
  Savings deposits                           97,786      2,168       2.22
  Time deposits                             145,152      8,312       5.73
                                          ---------    -------

   Total interest-bearing deposits          280,194     11,057       3.95

 Short-term borrowings                       45,833      2,557       5.58
 Long-term debt                             105,950      6,477       6.11
                                          ---------    -------

   Total interest-bearing liabilities       431,977     20,091       4.65
                                                       -------

Non-interest-bearing deposits                29,447
                                          ---------

   Total deposits and
    borrowed funds                          461,424                  4.35

Other liabilities                              5.239
                                          ----------

Total liabilities                           466,663
Stockholders' equity                         34,773
                                          ----------

   Total liabilities and
    stockholders' equity                  $ 501,436
                                          ==========

Net interest income                                    $16,206
                                                       =======

Interest rate spread (4)                                             3.29%
                                                                     ====

Net yield on earning assets (5)                                      3.41%
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

                                                                              13

                                                                             ---

                                               1 9 9 9  A N N U A L  R E P O R T

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

Years Ended December 31,                    1999 vs 1998                            1998 vs 1997
----------------------------------------------------------------------------------------------------------
(Dollars in thousands)                   Increase (decrease)                     Increase (decrease)

                                  Due to      Due to                    Due to         Due to
                                  Volume        Rate         Total      Volume           Rate        Total
                                  --------------------------------      ----------------------------------
Interest and dividend income:
 Loans                            $2,493      $ (946)       $1,547      $2,449         $(1,006)     $1,443
 Bonds and obligations             1,378        (168)        1,210       1,267             (15)      1,252
 Equity securities                   133         (54)           79          83             (45)         38
 Mortgage-backed securities        1,327        (281)        1,046       (449)            (203)      (652)
 Federal funds sold and
  short-term investments           (111)           29         (82)          72              (8)         64
                                  ------      ------        ------      ------        ---------     ------
  Total interest and
   dividend income                 5,220      (1,420)        3,800       3,422          (1,277)      2,145
                                  ------      ------        ------      ------         --------     ------
Interest expense:
 NOW deposits                        101        (313)        (212)         100             (25)         75
 Savings deposits                    302         (38)          264          95               18        113
 Time deposits                       348        (762)        (414)         714            (208)        506
 Short-term borrowings             2,784        (121)        2,663       (207)             (71)      (278)
 Long-term debt                     (691)       (103)        (794)       1,178            (100)      1,078
                                  ------      ------        ------      ------        --------      ------

  Total interest expense           2,844      (1,337)        1,507       1,880            (386)      1,494
                                  ------      ------        ------      ------        --------      ------

Net interest income               $2,376      $  (83)       $2,293      $1,542         $  (891)      $ 651
                                  ======      ======        ======      ======         ========     ======

Comparison of the Years Ended December 31, 1999 and 1998

General

Net income for the year ended December 31, 1999 was $4,149,000 or $1.20 per diluted share compared to a net income of $4,371,000 or $1.17 per diluted share in 1998, a net decrease of $222,000 or 5.1%. Earnings on a per diluted share basis increased in 1999 over 1998 as a result of the Company's repurchase of shares under current buy back plans. The overall decline in net income was mainly attributable to lower gains on sales of securities and increases in non-interest expenses, including salaries expense and trust preferred securities, offset in part by increases in net interest income, customer service fees and gains on sales of mortgages.


Interest and Dividend Income

Interest and dividend income increased $3,799,000 or 9.9% during 1999, as compared to 1998. The increase was attributable to increases in earning assets offset in part by reductions in the yield earned on those assets. The balance of average earning assets for 1999 was approximately $595,988,000 as compared to $520,753,000 in 1998, an overall increase of $75,235,000 or 14.4%. The increase in earning assets was in part due to increases in average loan balances which were $368,578,000 for 1999, as compared to $335,871,000 in 1998, an increase of $32,707,000 or 9.7%. This increase was generally caused by larger volumes of commercial loan originations in 1998 and into 1999 as well as higher residential loan balances which were the result of the steady volume of loan originations and purchases throughout 1998 and into 1999. See "Liquidity and Capital Resources" and "Asset/Liability Management" for further discussion of the Company's investment strategies.

The average yield earned on loans decreased in 1999 as compared to 1998 primarily due to the effect of higher prepayments on higher yielding residential loans and lower rates earned on newer originations or purchases. The yield on loans for 1999 was 7.55% as compared to 7.82% in 1998. Loan yields in 1999 have been affected by consistently high levels of prepayment activity experienced throughout 1998 into 1999 on higher yielding residential loans which were in turn replaced by lower yielding loans as a result of market conditions in 1998 and 1999 as compared to loans which were originated prior to 1997. Yields on loans were positively affected by growth in the Company's commercial loan portfolio which has grown to approximately $71,900,000 at December 31, 1999 from $64,400,000 at December 31, 1998, an increase of $7,500,000 or 11.7%. Commercial loans typically carry a higher yield than residential mortgages.

Average balances of mortgage-backed investments and bond investments were $146,508,000 and $63,607,000, respectively, for 1999 as compared to $126,031,000 and $43,034,000, respectively, in 1998. These balances, when combined, increased $41,050,000 or 24.3%. The yield on mortgage-backed investments and bond investments declined to 6.44% and 6.66% respectively in 1999, as compared to 6.66% and 7.03%, respectively in 1998. As with loan yields, these yields were adversely


14

---

A B I N G T O N   B A N C O R P

Management's Discussion and Analysis

affected by general rate declines and prepayments on higher yielding securities over the past two years.

Also, the yield on bond investments decreased generally due to some of the Company's higher yielding bonds being called by the issuers with proceeds being reinvested at lower rates.


Interest Expense

Interest expense for 1999 increased $1,507,000 or 7.0% compared to 1998, generally due to increases in the average balances of deposits and borrowed funds, which was partially offset by decreases in the rates paid on deposit and borrowed funds. The average balance of core and time deposits rose to $211,808,000 and $164,254,000, respectively, for 1999 as compared to $183,040,000 and $157,858,000, respectively, in 1998, for increases of 15.7% and
4.1%, respectively. The Company will continue to closely manage its cost of deposits by continuing to seek methods of acquiring new core deposits and maintaining its current core deposits while prudently adding time deposits at reasonable rates in comparison to local markets and other funding alternatives, including borrowings. The average balances of borrowed funds increased overall, during 1999 as compared to 1998, to $209,910,000 from $167,560,000, an increase of 25.3%. This increase generally relates to the funding of asset growth. The blended weighted average rate paid on interest-bearing deposits and borrowed funds was 4.26% for 1999 as compared to 4.58% in 1998. The weighted average rates paid on deposits was 3.03% for 1999 as compared to 3.45% in 1998. The overall cost of deposits has declined in 1999 as compared to 1998, generally due to the continued success of promotional efforts to attract core deposits (NOW accounts, demand deposits, savings and money markets), which typically have a lower cost of funds than time deposits and borrowings. The overall weighted average rates paid on borrowed funds decreased to approximately 5.58% for 1999 from 5.87% in 1998. This decrease represents the renewal of certain borrowings which came due in 1998 at lower rates than they had been obtained for previously. The decrease in the cost of borrowed money is consistent with the cumulative effect of the Federal Reserve's actions taken in the second half of 1998 to reduce the inter-bank borrowing rate by 75 basis points partially offset by the actions taken by the Federal Reserve in 1999 to increase that same rate by 75 basis points. The Company will continue to evaluate the use of borrowing as an alternative funding source for asset growth in future periods. See "Asset/Liability Management" for further discussion of the competitive market for deposits and overall strategies for uses of borrowed funds.


Non-Interest Income

Total non-interest income increased $464,000 or 6.7% in 1999 in comparison to 1998. Customer service fees, which were $4,491,000 for 1999 as compared to $3,816,000 for 1998, for an increase of $675,000 or 17.7%, rose primarily due to growth in deposit accounts, primarily NOW and checking accounts. Loan servicing fees and gains on sales of mortgage loans were $365,000 and $1,222,000, respectively, for 1999 as compared to $469,000 and $492,000, respectively, in 1998, a combined increase of $626,000 or 65.1%. The increase in gains on sales is generally reflective of the Company's acquisition of Old Colony Mortgage and also the favorable consumer rates for residential loans for the first nine months of 1999 which has resulted in increased saleable loan production compared to the same period in 1998. As the Company has been selling loans generally on a servicing released basis since 1996, the portfolio of loans serviced for others has declined which has caused the continued drop in loan servicing income. Current rate levels for residential mortgages, combined with the interest rate outlook as forecasted by many economists expect interest rates for residential mortgages to remain at current levels or increase for most of the next year. Management anticipates that this will have a material impact on the Company in 2000, reducing saleable volumes and the resulting gains on mortgage loan sales as well as reducing some volume-based expenses.

Gains on sales of securities were $823,000 for 1999 as compared to $1,731,000 for 1998 for a decrease of $908,000 or 52.5%. While the equity markets remained relatively strong for 1999, management elected to sell fewer holdings.


Non-Interest Expenses

Non-interest expenses for 1999 increased $3,154,000 or 19.4% compared to 1998. Salaries and employee benefits increased 17.9% or $1,404,000 primarily due to the acquisition of Old Colony Mortgage (approximately $884,000), and increases in supermarket branch staff (approximately $347,000). The increases in supermarket staffing are the result of more supermarket branches being open during 1999 than compared to the same period in 1998. The branches primarily affecting this difference, with their opening dates in parenthesis, were Randolph (April 1998), Hanson (September 1998) and Brockton (May 1999). These increases correspond with the Company's strategic focus of attracting core deposits and new customer relationships. The increase in salaries and benefits expense, excluding Old Colony Mortgage and the supermarket branches, was approximately $173,000 or 2.5%. Occupancy expenses increased $698,000 or 26.1% primarily due to the acquisition of Old Colony Mortgage (approximately $94,000), the effect of increasing the number of supermarket branches (approximately $217,000), and increases in other capital and technology expenditures. Other non-interest expenses, including trust preferred expenses, also increased $1,052,000 or 18.3% for 1999 in comparison to 1998. Of this amount, approximately $534,000 of the aforementioned increases relates to expenses related to guaranteed preferred beneficial interests in junior subordinated debentures ("Trust Preferred Securities") which were issued in June 1998, and approximately $306,000 related to the Old Colony Mortgage operation and an additional $152,000 related to increases in the number of supermarket branches.


Provision for Possible Loan Losses

The provision for possible loan losses was reduced to $640,000 for 1999 from $760,000 in 1998, a decline of $120,000 or 15.8%. The primary reason for the reduction in provisions in 1999 vs. 1998 was due to the recovery of approximately $90,000 on a previously charged-off commercial real estate loan as well as the continued strength of other asset quality factors that management uses to evaluate the adequacy of loan loss reserve levels.


Provision for Income Taxes

The Company's effective income tax rate for 1999 was 35.8% compared to 35.1% for 1998. The lower effective tax rate in comparison to statutory rates for both periods is reflective of income earned by certain non-bank subsidiaries which are taxed, for state tax purposes, at lower rates. Additionally, the overall effective tax rate is influenced by the proportion of income generated by non-bank subsidiaries. In 1998, a greater portion of income was generated through non-bank subsidiaries as compared to 1999.

                                                                              15

                                                                             ---

                                               1 9 9 9  A N N U A L  R E P O R T

Management's Discussion and Analysis

Comparison of the Years
Ended December 31, 1998
and 1997


General

Net income for 1998 was $4,371,000 or $1.17 per diluted share compared to a net income of $4,378,000 or $1.10 per diluted share in 1997, a net decrease of $7,000 or .2%. Earnings, on a per diluted share basis, increased in 1998 over 1997 as a result of the Company's repurchase of shares under current buy back plans. The results in 1998, as compared to 1997, include increases in net interest income, customer service fees and gains on sales of securities and mortgages offset by an increase in non-interest expense related primarily to three newly opened supermarket branches, Year 2000 testing expenses and expenses associated with Trust Preferred Securities.


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

The average yield earned on loans decreased for 1998 as compared to 1997, primarily due to the effect of faster prepayments on higher yielding residential loans and lower rates earned on newer loan originations or purchases. Additionally, loan yields were negatively affected by yield adjustments on loan pools which had been acquired at a premium purchase price, which was the result of unusually heavy prepayment activity on those pools associated with the favorable refinancing market which caused an acceleration of premium amortization. The yield on loans for 1998 was 7.82% as compared to 8.15% for 1997. Management estimates that, excluding the unusual prepayment adjustments realized during the first half of 1998, the yield on loans would have been approximately 7.94% or $400,000 higher than reported. Yields on loans were positively affected by growth in the Company's commercial loan portfolio, which has grown to approximately $64,500,000 at December 31, 1998 from $52,500,000 at December 31, 1997, an increase of $12,000,000 or 22.9%. Commercial loans typically carry a higher yield than residential mortgages.

Average balances of mortgage-backed investments and investment securities were $126,031,000 and $43,034,000, respectively, for 1998 as compared to $132,721,000 and $25,025,000, respectively, for 1997. These balances, when combined, increased by approximately $11,319,000 or 7.2%. The yield on mortgage-backed investments and investment securities decreased to 6.66% and 7.03%, respectively, in 1998 as compared to 6.82% and 7.09%, respectively, in 1997.
The declines in these yields reflects the lower interest rate environment for investment opportunities from mid-1997 through 1998, as well as the effects of increased prepayments on the Company's higher yielding securities in the mortgage-backed investment portfolio, the proceeds of which were invested at lower rates.


Interest Expense

Interest expense for 1998 increased $1,494,000 or 7.4% compared to 1997, generally due to increases in deposit and borrowed fund balances, which was partially offset by decreases in the average rates paid on deposits and borrowed funds. The blended weighted average rate paid on deposits and borrowed funds was 4.58% for 1998 as compared to 4.65% for the same period in 1997. The weighted average rates paid on interest bearing deposits was 3.87% for 1998 as compared to 3.95% in 1997. The overall cost of deposits declined in 1998 as compared to 1997, generally due to the continued success of promotional efforts to attract core deposits (NOW accounts, demand deposits, savings and money markets), which typically have a lower cost of funds than time deposits and borrowings, as well as due to overall declines in the rates paid on time deposits. The average balance of core and time deposits rose to $183,040,000 and $157,858,000, respectively, for 1998 as compared to $164,489,000 and $145,152,000, respectively, in 1997, for increases of 11.3% and 8.8%, respectively. Additionally, the weighted average rate paid on time deposits declined to 5.59% for 1998, as compared to 5.73% in 1997. This change reflected the refinancing of various certificates as they matured at lower rates than they had been paying in previous periods and, to a lesser extent, the result of the generally declining rate environment which existed in 1998, although competition for time deposit accounts kept rates at higher levels in 1998 as compared to general economic rates. The average balances of borrowed funds increased overall during 1998 as compared to 1997, to $167,560,000 and $151,783,000 an increase of 10.4%. This increase generally related to the funding of certain loan portfolio purchases during 1998. The overall weighted average rates paid on borrowed funds decreased to approximately 5.87% for 1998 from 5.95% in 1997. This increase was generally due to the Federal Reserve's decisions to drop the inter-bank borrowing rate by 75 basis points in the latter portion of 1998. See "Asset/Liability Management" for further discussion of the competitive market for deposits and overall strategies for uses of borrowed funds.


Non-Interest Income

Total non-interest income increased $1,923,000 or 38.6% in 1998 in comparison to 1997. Customer service fees, which were $3,816,000 in 1998 as compared to $3,276,000 for the same period in 1997, for an increase of $540,000 or 16.5%, rose primarily due to growth in deposit accounts, primarily NOW and checking account portfolios. Loan servicing fees and gains on sales of mortgage loans were $469,000 and $492,000, respectively, in 1998 as compared to $558,000 and $236,000, respectively, in 1997, a combined increase of $167,000 or 21.0%. This generally was reflective of the favorable refinancing market for residential loans in 1998 which resulted in increased saleable volumes and related gains on sales as compared to the same period in 1997. Loan servicing fees in 1998 declined as that portfolio paid down in 1998 refinance market, as well as in part due to the fact that the Company has been selling mortgage loans servicing released since 1996. Gains on sales of securities were $1,731,000 in 1998 as compared to $540,000 for 1997 for an increase of $1,191,000 or 220.6%. These gains were generally reflective of a consistently strong market for equity securities.


Non-Interest Expense

Non-interest expense for 1998 increased $2,762,000 or 20.5% compared to 1997. Salaries and employee benefits increased


16

---

A B I N G T O N   B A N C O R P

Management's Discussion and Analysis

17.6% or $1,172,000 primarily due to increases in health insurance costs and staffing levels in the Company's business banking and retail areas, including the Bank's supermarket branches in Cohasset (August 1997), Randolph (April
1998) and Hanson (September 1998). These increases correspond with the Company's strategic focuses of increasing business banking relationships and attracting core deposits. Occupancy expenses increased $259,000 or 10.7% primarily due to increased capital and operating expenditures related to the supermarket branches, and to the general inflationary and capital expenditure increases, particularly in technology. Other non-interest expenses, including Trust Preferred Securities expense, also increased $1,331,000 or 30.0% for 1998, in comparison to the same period in 1997, generally due to increased costs associated with statement rendering and item processing as well as other operating costs associated with servicing an expanded retail customer base. This increased expense also included approximately $150,000 of expenses related to the Company's efforts to address the Year 2000 issue (see "Impact of Year 2000" for further discussion). Additionally, approximately $586,000 of the aforementioned increase represented expenses related to Trust Preferred Securities which were issued in June 1998. See "Liquidity and Capital Resources" for additional discussion of Trust Preferred Securities.


Provision for Possible Loan Loss

The provision for possible loan losses was $760,000 in 1998 as compared to $630,000 for the same period in 1997. This increase of $130,000 primarily reflected management's estimate of increased risk, associated with increases in the Company's commercial loan portfolios as compared to residential real estate loans.


Provision for Income Taxes

The Company's effective income tax rate for 1998 was 35.1% compared to 38.0% for 1997. The lower effective tax rate in comparison to statutory rates for both periods reflected income earned by certain non-bank subsidiaries which are taxed, for state tax purposes, at lower rates. Additionally, the overall effective tax rate was influenced by the proportion of income generated by non-bank subsidiaries. In 1998, a greater portion of income was generated through non-bank subsidiaries as compared to 1997.


Asset/Liability Management

The objective of asset/liability management is to ensure that liquidity, capital and market risk are prudently managed. Asset/liability management is governed by policies reviewed and approved annually by the Company's Board of Directors (Board). The Board delegates responsibility for asset/liability management to the corporate Asset/Liability Management Committee (ALCO). ALCO sets strategic directives that guide the day-to-day asset/ liability management activities of the Company. ALCO also reviews and approves all major funding, capital and market risk-management programs. ALCO is comprised of members of management and executive management of the Company and the Bank.

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

   Rate Change      Estimated Exposure as a
 (Basis Points)     % of Net Interest Income
--------------------------------------------
      +200                    (2.6)%
      -200                     1.5%

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

The Company's policy is to match, as well as possible, the interest rate sensitivities of its assets and liabilities. Generally, residential mortgage loans currently originated by the Company are sold in the secondary market. Residential mortgage loans that the Company currently originates, from time to time, or purchases for the Company's own portfolio are primarily 1-year, 3-year, 5-year and 7-year adjustable rate mortgages and shorter term (generally 15-year or seasoned 30-year) fixed rate mortgages.

The Company also emphasizes loans with terms to maturity or repricing of 5 years or less, such as certain commercial mortgages, business loans, residential construction loans and home equity loans.

Management desires to expand its interest earning asset base in future periods primarily through growth in the Company's loan portfolio. Loans comprised approximately 61.8% of the average interest earning assets in 1999. In the future, the Company intends to continue to be competitive in the residential mortgage market but plans to place greater emphasis on home equity and commercial loans. The Company also has been, and expects to remain, active in pursuing wholesale opportunities to purchase loans. During 1999 and 1998, the Company acquired approximately $73,000,000 and $95,600,000, respectively, of residential first mortgages.

The Company has also used mortgage-backed investments (typically with weighted average lives of 5 to 7 years) as a vehicle for fixed and adjustable rate


                                                                              17

                                                                             ---

                                               1 9 9 9  A N N U A L  R E P O R T

Management's Discussion and Analysis

investments and as an overall asset/ liability tool. These securities have been highly liquid given current levels of prepayments in the underlying mortgage pools and, as a result, have provided the Company with greater reinvestment flexibility.

One of the factors influencing earnings asset levels and their yields since 1997 has been the intensity of prepayment activity on mortgage related assets which have been prompted by the very attractive refinancing opportunities that the market has presented consumers for the better part of the past two years. Management estimates that 60% of the earning assets which existed on the Company's balance sheet at December 31, 1997 have paid off and were thus replaced with similar assets at lower yields. This has contributed to the continued downward trend on asset yields over the past two years.

The level of the Company's liquid assets and the mix of its investments may vary, depending upon management's judgment as to market trends, the quality of specific investment opportunities and the relative attractiveness of their maturities and yields. Management has been aggressively promoting the Company's core deposit products since the first quarter of 1995, particularly checking and NOW accounts. The success of this program has favorably impacted the overall deposit growth to date, despite interest rate and general market pressures, and has helped the Company to increase its customer base. However, given the strong performance of mutual funds and the equity markets in general, the Company and many of its peers have begun to see lower levels of growth in time deposits as compared to prior years as customers reflect their desire to increase their returns on investment. This pressure has been exacerbated currently by the historically low long-term economic interest rates. Management believes that the markets for future time deposit growth, particularly with terms in excess of 2 years, will remain highly competitive. Management will continue to evaluate future funding strategies and alternatives accordingly as well as to continue to focus its efforts on attracting core, retail deposit relationships.

The Company is also a voluntary member of the Federal Home Loan Bank ("FHLB") of Boston. This borrowing capacity assists the Company in managing its asset/ liability growth because, at times, the Company considers it more advantageous to borrow money from the FHLB of Boston than to raise money through non-core deposits (i.e., certificates of deposit). Borrowed funds totaled $259,751,000 at December 31, 1999 compared to $177,128,000 at December 31, 1998. These borrowings are primarily comprised of FHLB of Boston advances and have primarily funded residential loan originations and purchases as well as mortgage-backed investments and investment securities. Additionally, as of December 31, 1999, approximately $18 million of the Company's borrowings were used to acquire cash as part of the Company's Year 2000 contingency plans. Nearly all of this amount was paid off in early January 2000 as the majority of the cash was returned to the Federal Reserve.


Also, the Company obtained funding in June 1998 through the issuance of Trust Preferred Securities which carry a higher interest rate than similar FHLB borrowings but at the same time are included as capital, without diluting earnings per share and are tax deductible. See "Liquidity and Capital Resources" for further discussion.


The following table sets forth maturity and repricing information relating to interest sensitive assets and liabilities at December 31, 1999. The balance of such accounts has been allocated among the various periods based upon the terms and repricing intervals of the particular assets and liabilities. For example, fixed rate mortgage loans and mortgage-backed securities, regardless of "available for sale" classification, are shown in the table in the time periods corresponding to projected principal amortization computed based on their respective weighted average maturities and weighted average rates using prepayment data available from the secondary mortgage market.


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

18

---

A B I N G T O N   B A N C O R P

Management's Discussion and Analysis


                          Repricing/Maturity Interval

At December 31, 1999                         0-6 Mos.      6-12 Mos.       1-2 Yrs.
-----------------------------------------------------------------------------------
(Dollars in thousands)
Assets subject to interest rate
 adjustment:
 Short-term investments                    $      225     $        -     $        -
 Bonds and obligations                         39,383          5,003          7,078
 Mortgage-backed investments                   26,508         20,471         21,404
 Mortgage loans subject to rate review         29,665         22,628         18,885
 Fixed rate mortgage loans                     23,507         13,248         31,264
 Commercial and other loans
  contractual maturity                         13,980          3,643          1,588
                                           ----------     ----------     ----------

  Total                                       133,268         64,993         80,219
                                           ----------     ----------     ----------

Liabilities subject to interest rate
 adjustment:
 Money market deposit accounts                 19,199              -              -
 Savings deposits - term certificates          91,173         42,150         24,301
 Other savings accounts                       155,934              -              -
 Borrowed funds                               181,550         18,350         30,350
                                           ----------     ----------     ----------

  Total                                       447,856         60,500         54,651
                                           ----------     ----------     ----------

Guaranteed preferred beneficial
 interest in junior subordinated
  debentures                                        -              -              -
                                           ----------     ----------     ----------

Excess (deficiency) of rate sensitive
 assets over rate sensitive liabilities      (314,588)         4,493         25,568
                                           ----------     ----------     ----------

Cumulative excess (deficiency) of rate
 sensitive assets over rate  sensitive
 liabilities (1)                           $ (314,588)    $ (310,095)    $ (284,527)
                                           ==========     ==========     ==========

Rate sensitive assets as a
 percent of rate sensitive
  liabilities (cumulative)                       29.8%          39.0%          49.5%

At December 31, 1999                         2-3 Yrs.      3-5 Yrs.   Over 5 Yrs.       Total
-----------------------------------------------------------------------------------------------
(Dollars in thousands)
Assets subject to interest rate
 adjustment:
 Short-term investments                    $        -     $       -    $        -    $     225
 Bonds and obligations                          6,022        10,592         2,011       70,089
 Mortgage-backed investments                   19,740        29,837        49,583      167,543
 Mortgage loans subject to rate review         18,640        39,061         7,523      136,402
 Fixed rate mortgage loans                     42,652        57,756        63,735      232,162
 Commercial and other loans
  contractual maturity                          1,368         2,801           467       23,847
                                           ----------     ---------    ----------    ---------

  Total                                        88,422       140,047       123,319      630,268
                                           ----------     ---------    ----------    ---------

Liabilities subject to interest rate
 adjustment:
 Money market deposit accounts                      -             -             -       19,199
 Savings deposits - term certificates           4,797         6,861             -      169,282
 Other savings accounts                             -             -             -      155,934
 Borrowed funds                                 4,000        10,000        28,150      272,400
                                           ----------     ---------    ----------    ---------

  Total                                         8,797        16,861        28,150      616,815
                                           ----------     ---------    ----------    ---------

Guaranteed preferred beneficial
 interest in junior subordinated
  debentures                                        -             -        12,010       12,010
                                           ----------     ---------    ----------    ---------

Excess (deficiency) of rate sensitive
 assets over rate sensitive liabilities        79,625       123,186        83,159        1,443
                                           ----------     ---------    ----------    ---------

Cumulative excess (deficiency) of rate
 sensitive assets over rate  sensitive
 liabilities (1)                           $ (204,902)    $ (81,716)   $    1,443
                                           ==========     =========    ==========

Rate sensitive assets as a
 percent of rate sensitive
  liabilities (cumulative)                       64.2%         86.1%        100.2%

(1) Cumulative as to the amounts previously repriced or matured. Assets held for sale are reflected in the period in which sales are expected to take place. Securities classified as available for sale are shown at repricing/maturity intervals as if they are to be held to maturity as there is no definitive plan of disposition. They are also shown at amortized cost.


                                                                              19

                                                                             ---

                                             1 9 9 9   A N N U A L   R E P O R T

Management's Discussion and Analysis

Liquidity and Capital Resources

Payments and prepayments on the Company's loan and mortgage-backed investment portfolios, sales of fixed rate residential loans, increases in deposits, borrowed funds and maturities of various investments comprise the Company's primary sources of liquidity. The Company is also a voluntary member of the FHLB of Boston and, as such, is entitled to borrow an amount up to the value of its qualified collateral that has not been pledged to outside sources. Qualified collateral generally consists of residential first mortgage loans, securities issued, insured or guaranteed by the U.S. Government or its agencies, and funds on deposit at the FHLB of Boston. Short-term advances may be used for any sound business purpose, while long-term advances may be used only for the purpose of providing funds to finance housing. At December 31, 1999, the Company had approximately $130,000,000 in unused borrowing capacity that is contingent upon the purchase of additional FHLB of Boston stock. Use of this borrowing capacity is also impacted by capital adequacy considerations.

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

The Company regularly monitors its asset quality to determine the level of its loan loss reserves through periodic credit reviews by members of the Company's Management Credit Committee. The Management Credit Committee, which reports to the Executive Committee of the Company's Board of Directors, also works on the collection of non-accrual loans and disposition of real estate acquired by foreclosure. The allowance for possible loan losses is determined by the Management Credit Committee after consideration of several key factors including, without limitation potential risk in the current portfolio, levels and types of non-performing assets and delinquency, levels of potential problem loans, which generally have varying degrees of loan collateral and repayment issues, on the watched asset reports. Workout approach and financial condition of borrowers are also key considerations to the evaluation of non-performing loans.

Non-performing assets were $616,000 at December 31, 1999, compared to $731,000 at December 31, 1998, a decrease of $115,000 or 15.7%. The Company's percentage of delinquent loans to total loans was .28% at December 31, 1999, as compared to .36% at December 31, 1998. Management believes that while delinquency rates and non-performing assets remain at relatively low levels at December 31, 1999. Given these factors are at historic lows, at some point in the future some degree of economic slow down would likely result in future increases in problem assets and ultimately loan loss provisions. Management continues to monitor the overall economic environment and its potential effects on future credit quality on an ongoing basis.

At December 31, 1999, the Company had outstanding commitments to originate, purchase and sell residential mortgage loans in the secondary market amounting to $11,309,000, $0 and $2,730,000, respectively. The Company also has outstanding commitments to grant advances under existing home equity lines of credit amounting to $13,789,000. Unadvanced commitments under outstanding commercial and construction loans totaled $13,369,000 as of December 31, 1999. The Company believes it has adequate sources of liquidity to fund these commitments.

The Company's total stockholders' equity was $27,832,000 or 4.0% of total assets at December 31, 1999, compared with $33,060,000 or 5.6% of total assets at December 31, 1998. The decrease in total stockholders' equity of approximately $5,228,000 or 15.8% primarily resulted from decreases in the unrealized gain on market value of available for sale securities, net of taxes. Stock repurchases and dividends paid, were offset by earnings of the Company.

The Company issued $12,650,000 of 8.25% Trust Preferred Securities in June 1998. Under current regulatory guidelines, trust preferred securities are allowed to represent up to approximately 25% of the Company's Tier 1 capital with any excess amounts available as Tier 2 capital. As of December 31, 1999, approximately $11,100,000 of these securities was included in Tier 1 capital.

Bank regulatory authorities have established a capital measurement tool called "Tier 1" leverage capital. A 4.00% ratio of Tier 1 capital to assets now constitutes the minimum capital standard for most banking organizations and a 5.00% Tier 1 leverage capital ratio is required for a "well-capitalized" classification. At December 31, 1999, the Company's Tier 1 leverage capital ratio was approximately 5.94%. In addition, regulatory authorities have also implemented risk-based capital guidelines requiring a minimum ratio of Tier 1 capital to risk-weighted assets of 4.00% (6.00% for "well-capitalized") and a minimum ratio of total capital to risk-weighted assets of 8.00% (10.00% for "well-capitalized"). At December 31, 1999, the Company's Tier 1 and total risk-based capital ratios were approximately 10.93% and 12.24%, respectively. The Company is categorized as "well-capitalized" under the Federal Deposit Insurance Corporation Improvement Act of 1991 (F.D.I.C.I.A.). The Bank is also categorized as "well-capitalized" as of December 31, 1999.


Impact of the Year 2000

The Year 2000 problem, which was common to most companies, concerned the inability of information systems, primarily (but not exclusively) computer software programs, to properly recognize and process date-sensitive information at or after Janaury 1, 2000. The following constitutes the Company's Year 2000 readiness disclosure under the Year 2000 Information and Readiness Disclosure Act.

The Company took numerous remedial steps over the past several years to prepare for the change of century. These steps included forming a Year 2000 Task Force to identify possible issues and oversee their resolution; working with third party data processing vendors to ensure that the Company's mission critical information systems were Year 2000 compliant; and establishing contingency plans in the event that an unforseen problem were to arise.

The Company has experienced no problems or issues relating to the Year 2000 problem as of the date of this report, nor is the Company aware of any material problems or issues among its customers or vendors.

The chief components of the Company's Year 2000 expenses were generally related to the costs of acquiring testing systems, cost of borrowing funds to acquire additional cash and related transport and security costs for year end contingent liquidity,


20

---

A B I N G T O N  B A N C O R P

Management's Discussion and Analysis

independent auditors and consultants to assist the Task Force and management in assessing the adequacy of its plan, testing of its systems, and propriety of its conclusions and, in some instances, minor programming for system interfaces and the purchase of non-mission critical software replacements which were necessitated as a result of management's Year 2000 risk assessment and/or testing. It is estimated that the Company directly incurred $160,000 and $150,000 in expenses in 1999 and 1998, respectively, related to Year 2000. As no material business or technical issues have arisen to this point since January 1, 2000 related to Year 2000 matters, it is not anticipated that material expenses should be incurred in the future as a result of these matters.


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

Proposed Accounting Pronouncements

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments and hedging activities. The Statement, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect that the adoption of this Statement will have a material impact on the Company's financial position or results of operation.


21

---

1 9 9 9  A N N U A L  R E P O R T

Report of Independent Public Accountants

To the Board of Directors and Stockholders of Abington Bancorp, Inc.:
--------------------------------------------------------------------------------

We have audited the accompanying consolidated balance sheets of Abington Bancorp, Inc. (a Massachusetts corporation) and subsidiaries ("the Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Abington Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.




/s/ Arthur Andersen LLP

Arthur Andersen LLP
Boston, Massachusetts


January 10, 2000

22

---

A B I N G T O N   B A N C O R P

Consolidated Balance Sheets


December 31,                                                             1999         1998
------------------------------------------------------------------------------------------
(Dollars in thousands)

ASSETS
Cash and due from banks (Note 19)                                   $  33,497    $  15,424
Short-term investments                                                    225        4,293
                                                                    ---------    ---------

 Total cash and cash equivalents                                       33,722       19,717
                                                                    ---------    ---------

Loans held for sale (Notes 1 and 7)                                     2,730        3,901
Securities (Notes 1, 5, 10 and 11):
Available for sale - at fair value                                    235,623      181,346

Loans (Notes 1, 7, 10 and 11)                                         390,122      360,665
 Less: Allowance for possible loan losses                              (3,701)      (3,077)
   Unearned income                                                       (441)        (754)
                                                                    ---------    ---------

   Loans, net                                                         385,980      356,834
                                                                    ---------    ---------

Federal Home Loan Bank stock, at cost                                  12,910        9,538
Banking premises and equipment, net (Note 8)                            9,037        8,328
Other real estate owned, net (Note 7)                                       -            -
Intangible assets (Notes 1, 2 and 3)                                    3,161        2,789
Bank-owned life insurance - contract value (Note 21)                    3,348        3,184
Deferred tax asset, net (Note 12)                                       4,146            -
Other assets (Note 21)                                                  5,593        5,514
                                                                    ---------    ---------
                                                                    $ 696,250    $ 591,151
                                                                    =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (Note 9)                                                   $ 389,692    $ 363,953
Short-term borrowings (Note 10)                                       152,551       66,628
Long-term debt (Note 11)                                              107,200      110,500
Accrued taxes and expenses (Notes 12 and 15)                            2,552        3,286
Other liabilities                                                       4,413        1,790
                                                                    ---------    ---------

 Total liabilities                                                    656,408      546,157
                                                                    ---------    ---------

Guaranteed preferred beneficial interests in the Company's junior
 subordinated debentures (Note 3)                                      12,010       11,934

Commitments and contingencies (Note 13)

Stockholders' equity (Notes 4, 5, 14, 17, 18 and 20):
 Serial preferred stock, $.10 par value, 3,000,000 shares
   authorized; none issued                                                  -            -
 Common stock, $.10 par value, 12,000,000 shares
   authorized; 4,834,000 shares issued in 1999
   and 4,795,000 shares issued in 1998                                    483          480
 Additional paid-in capital                                            22,610       21,830
 Retained earnings                                                     26,176       23,182
                                                                    ---------    ---------
                                                                       49,269       45,492

Treasury stock - 1,641,000 and 1,448,000 shares
 in 1999 and 1998, at cost                                            (15,885)     (13,283)
Compensation plans                                                         29         (114)
Net unrealized gain (loss) on available for sale
 securities, net of taxes                                              (5,581)         965
                                                                    ---------    ---------

   Total stockholders' equity                                          27,832       33,060
                                                                    ---------    ---------

                                                                    $ 696,250    $ 591,151
                                                                    =========    =========

The accompanying notes are an integral part of these consolidated financial statements.


                                                                              23

                                                                             ---

                                             1 9 9 9   A N N U A L   R E P O R T

Consolidated Statements of Operations


Years Ended December 31,                                       1999         1998         1997
----------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)

Interest and dividend income:
 Interest and fees on loans (Notes 1, 6 and 7)           $   27,828   $   26,281   $   24,838
 Interest on mortgage-backed investments                      9,439        8,393        9,045
 Interest on bonds and obligations                            4,237        3,027        1,775
 Dividend income                                                706          627          589
 Interest on short-term investments                              32          114           50
                                                         ----------   ----------   ----------

  Total interest and dividend income                         42,242       38,442       36,297
                                                         ----------   ----------   ----------

Interest expense:
 Interest on deposits (Note 9)                               11,389       11,751       11,057
 Interest on short-term borrowings (Note 10)                  4,943        2,279        2,557
 Interest on long-term debt (Note 11)                         6,760        7,555        6,477
                                                         ----------   ----------   ----------

  Total interest expense                                     23,092       21,585       20,091
                                                         ----------   ----------   ----------

Net interest income                                          19,150       16,857       16,206
Provision for possible loan losses (Note 7)                     640          760          630
                                                         ----------   ----------   ----------

Net interest income after provisions for
 possible loan losses                                        18,510       16,097       15,576
                                                         ----------   ----------   ----------

Non-interest income:
 Loan servicing fees (Note 7)                                   365          469          558
 Other customer service fees                                  4,491        3,816        3,276
 Gain on sales of securities, net                               823        1,731          540
 Gain on sales of mortgage loans, net                         1,222          492          236
 Net gain on sales and write-down of other
  real estate owned                                              68           43          109
 Other (Note 21)                                                404          358          267
                                                         ----------   ----------   ----------

  Total non-interest income                                   7,373        6,909        4,986
                                                         ----------   ----------   ----------

Non-interest expense:
 Salaries and employee benefits (Notes 13, 15 and 18)         9,236        7,832        6,660
 Occupancy and equipment expenses (Notes 8 and 13)            3,377        2,679        2,420
 Trust preferred securities expense (Note 3)                  1,120          586            -
 Other non-interest expenses (Note 16)                        5,687        5,170        4,425
                                                         ----------   ----------   ----------

   Total non-interest expense                                19,420       16,267       13,505
                                                         ----------   ----------   ----------

Income before income taxes                                    6,463        6,739        7,057
Provision for income taxes (Note 12)                          2,314        2,368        2,679
                                                         ----------   ----------   ----------

Net income                                               $    4,149   $    4,371   $    4,378
                                                         ==========   ==========   ==========

Earnings per share (Note 1):
 Basic -
  Net income per share                                   $     1.26   $     1.25   $     1.18
                                                         ==========   ==========   ==========

Weighted average common shares                            3,285,000    3,491,000    3,716,000
                                                         ==========   ==========   ==========

Diluted -
 Net income per share                                    $     1.20   $     1.17   $     1.10
                                                         ==========   ==========   ==========

Weighted average common shares
 and share equivalents                                    3,460,000    3,722,000    3,966,000
                                                         ==========   ==========   ==========

The accompanying notes are an integral part of these consolidated financial statements.


24

---

A B I N G T O N   B A N C O R P

Consolidated Statements of Changes in Stockholders' Equity

                                                                                                Net
                                                                                         Unrealized
                                                                                        Gain (Loss)
                                                   Additional                          on Available
                                          Common      Paid-in    Retained     Treasury     for Sale Compensation
(Dollars in thousands)                     Stock      Capital    Earnings        Stock   Securities        Plans        Total
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                $467      $20,923    $ 16,221    $  (3,703)    $    (50)      $ (312)     $ 33,546

Net income                                     -            -       4,378            -            -            -         4,378
Issuance of stock                              1           71           -            -            -            -            72
Amortization of unearned
 compensation - ESOP                           -          100           -            -            -           81           181
Dividends declared ($.20 per share)            -            -        (741)           -            -            -          (741)
Repurchase of common stock                     -            -           -       (2,228)           -            -        (2,228)
Change in market value on available
 for sale securities, net of taxes             -            -           -            -        1,113            -         1,113
                                            ----      -------    --------    ---------     --------       ------      --------

Balance at December 31, 1997                $468      $21,094    $ 19,858    $  (5,931)    $  1,063       $ (231)     $ 36,321

Net income                                     -            -       4,371            -            -            -         4,371
Issuance of stock                             12          656           -            -            -            -           668
Amortization of unearned
 compensation - ESOP                           -           80           -            -            -           81           161
Obligation related to directors'
 deferred stock plan                           -            -           -            -            -           36            36
Dividends declared ($.30 per share)            -            -      (1,047)           -            -            -        (1,047)
Repurchase of common stock                     -            -           -       (7,352)           -            -        (7,352)
Effect of reclassification of securities
 from held-to-maturity to available for
 sale, net of taxes                            -            -           -            -          245            -           245
Change in market value on available
 for sale securities, net of taxes             -            -           -            -         (343)           -          (343)
                                            ----      -------    --------    ---------     --------       ------      --------

Balance at December 31, 1998                $480      $21,830    $ 23,182    $ (13,283)    $    965       $ (114)     $ 33,060

Net income                                     -            -       4,149            -            -            -         4,149
Issuance of stock                              3          691           -            -            -            -           694
Amortization of unearned
 compensation - ESOP                           -           89           -            -            -           81           170
Obligation related to directors'
 deferred stock plan                           -            -           -            -            -           62            62
Dividends declared ($.35 per share)            -            -      (1,155)           -            -            -        (1,155)
Repurchase of common stock                     -            -           -       (2,602)           -            -        (2,602)
Change in market value on available
 for sale securities, net of taxes             -            -           -            -       (6,546)           -        (6,546)
                                            ----      -------    --------    ---------     --------       ------      --------

Balance at December 31, 1999                $483      $22,610    $ 26,176    $ (15,885)    $ (5,581)      $   29      $ 27,832

The accompanying notes are an integral part of these consolidated financial statements.


                                                                              25

                                                                             ---

                                             1 9 9 9   A N N U A L   R E P O R T

Consolidated Statements of Comprehensive Income

Years Ended December 31,                                             1999      1998      1997
---------------------------------------------------------------------------------------------
(Dollars in thousands)

Net income, as reported                                          $  4,149    $4,371    $4,378
Unrealized gains (losses) on securities, net of taxes              (6,011)      782     1,448
Less: Reclassification adjustment for securities gains
 included in net income, net of taxes                                 535     1,125       335
                                                                 --------    ------    ------

Comprehensive income (loss) before transfers
 of held-to-maturity securities                                    (2,397)    4,028     5,491

Add: Net unrealized gains on securities transferred from held-
 to-maturity to available for sale, net of taxes                        -       245         -
                                                                 --------    ------    ------

Comprehensive income (loss)                                      $ (2,397)   $4,273    $5,491
                                                                 ========    ======    ======

The accompanying notes are an integral part of these consolidated financial statements.

26

---

A B I N G T O N   B A N C O R P

Consolidated Statements of Cash Flows

Years Ended December 31,                                                       1999          1998         1997
--------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

Cash flows from operating activities:
 Net income                                                              $    4,149    $    4,371    $   4,378
 Adjustments to reconcile net income to net cash
 from operating activities:
  Provision for possible loan losses                                            640           760          630
  Net gain on sales and write-down of other real estate
   owned and investment in limited partnership                                  (68)          (43)        (109)
  Amortization, accretion and depreciation, net                               1,855         1,800        1,798
  Provision for (prepaid) deferred taxes                                       (225)          (66)        (166)
  Gain on sales of securities, net                                             (823)       (1,731)        (540)
  Gain on sales of mortgage loans, net                                       (1,222)         (492)        (236)
  Loans originated for sale in the secondary market                         (94,000)      (34,481)     (17,688)
  Proceeds from sales of loans                                               95,171        32,404       19,768
  Other, net                                                                  2,144        (3,505)      (1,101)
                                                                         ----------    ----------    ---------

Net cash (used in) provided by operating activities                           7,621          (983)       6,734
                                                                         ----------    ----------    ---------

Cash flows from investing activities:
 Net cash paid for Old Colony acquisition                                    (1,113)            -            -
 Purchase of held for investment securities                                                (2,844)      (8,968)
 Proceeds from principal payments received and
  redemptions of held for investment securities                                   -         5,562        8,571
 Proceeds from sales of available for sale securities                         7,102        74,624       32,126
 Proceeds from principal payments on and maturities of available for
  sale securities                                                            35,424        49,979       19,041
 Purchase of available for sale securities                                 (106,742)     (142,019)     (58,323)
 Loans originated/purchased, net of amortization and payoffs                (24,992)      (28,134)     (34,721)
 Purchases of FHLB stock                                                     (3,372)       (1,387)        (248)
 Purchase of banking premises and equipment                                  (2,091)       (3,269)      (1,192)
 Proceeds from sales of other real estate owned                                  68           308          769
                                                                         ----------    ----------    ---------

Net cash used in investing activities                                       (95,716)      (47,180)     (42,945)
                                                                         ----------    ----------    ---------

Cash flows from financing activities:
 Net increase in deposits                                                    25,739        39,019       24,489
 Net increase (decrease) in borrowings with maturities
  of 3 months or less                                                       107,719       (14,282)      19,739
 Proceeds from issuance of short-term borrowings with maturities in
  excess of 3 months                                                         10,000        45,000       20,000
 Principal payments on short-term borrowings with maturities in excess
  of 3 months                                                               (35,000)      (20,000)     (47,000)
 Proceeds from issuance of long-term debt                                    66,700        50,000       49,500
 Principal payments on long-term debt                                       (70,000)      (49,500)     (23,853)
 Net proceeds on issuance of guaranteed preferred beneficial interests
  in junior subordinated debentures                                                        11,915            -
 Payment of cash dividends                                                   (1,150)       (1,062)        (741)
 Purchase of treasury stock                                                  (2,602)       (7,352)      (2,228)
 Proceeds from the exercise of stock options                                    694           667           72
                                                                         ----------    ----------    ---------

 Net cash provided by financing activities                                  102,100        54,405       39,978
                                                                         ----------    ----------    ---------

 Net increase in cash and cash equivalents                                   14,005         6,242        3,767
 Cash and cash equivalents at beginning of year                              19,717        13,475        9,708
                                                                         ----------    ----------    ---------

 Cash and cash equivalents at end of year                                $   33,722    $   19,717    $  13,475
                                                                         ==========    ==========    =========

                                                                              27

                                                                             ---

                                             1 9 9 9   A N N U A L   R E P O R T

Consolidated Statements of Cash Flows


Years Ended December 31,                              1999       1998       1997
--------------------------------------------------------------------------------
(Dollars in thousands)

Supplemental cash flow information:

Interest paid on deposits                         $ 11,419    $11,718    $11,063
Interest paid on borrowed funds                     11,907      9,807      8,935
Income taxes paid                                    1,517      3,154      3,717
Transfers of loans to other real estate owned            -          -        425
Transfers of securities to available for sale
 from held for investment                                -     61,232          -

Acquisition:
 Liabilities assumed                                 3,370          -          -
Less: assets purchased                               3,688          -          -
 Premium paid                                          795          -          -
                                                  --------    -------    -------
Net cash paid                                     $ (1,113)   $     -    $     -
                                                  ========    =======    =======

The accompanying notes are an integral part of these consolidated statements.

28

---

A B I N G T O N   B A N C O R P

Notes to Consolidated Financial Statements

December 31, 1999


1. Summary of Significant Accounting Policies
--------------------------------------------------------------------------------

Basis of Presentation
and Consolidation

The consolidated financial statements include the accounts of Abington Bancorp, Inc. (the "Company") (a Massachusetts corporation) and its wholly-owned subsidiaries, Abington Savings Bank (the "Bank") and Abington Bancorp Capital Trust (See Note 3). The Bank also includes its wholly-owned subsidiaries, Holt Park Place Development Corporation and Norroway Pond Development Corporation, each typically owning properties being marketed for sale, Abington Securities Corporation, which invests primarily in obligations of the United States Government and its agencies and equity securities and Old Colony Mortgage which originates and sells loans to investors on a servicing released basis (See Note
2).

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


Reclassifications

Certain amounts in the 1998 and 1997 consolidated financial statements have been reclassified to conform to the 1999 presentation.


Cash Equivalents

Cash equivalents include amounts due from banks, short-term investments with original maturities of less than 3 months and federal funds sold on a daily basis.


Securities

Investment securities are classified in 1 of 3 categories and are accounted for as follows:

o Debt securities that the Company has the positive intent and ability to hold to maturity are classified as "held for investment" securities and reported at amortized cost.

o Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings.

o Debt and equity securities not classified as either held for investment or trading are classified as "available for sale" and reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity, net of applicable income tax effects.

The Company had no securities classified as trading securities or held for investment at December 31, 1999 and 1998.

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

Of the total loan portfolio at December 31, 1999, approximately 42% represents owner-occupied first mortgages located outside of Massachusetts, throughout the United States. In this purchased loan portfolio, the Company owns approximately $29,300,000, $11,400,000 and $11,100,000 of loans collateralized by residential properties located in California, Pennsylvania and Maryland, respectively. No other concentration in any other states, except for Massachusetts, exceeds 2.5% of total residential mortgage loans.

Loan origination and commitment fees and certain direct loan origination costs, as defined, are deferred and amortized as a yield adjustment over the contractual life of the related loans under the interest method. Premiums and discounts on purchased residential loans are also amortized as a yield adjustment by the interest method over the estimated duration of the loans. Unearned discounts are amortized under the interest method over


                                                                              29

                                                                             ---

                                               1 9 9 9  A N N U A L  R E P O R T

Notes to Consolidated Financial Statements

the term of the related loans. All other interest on loans is recognized on a simple interest basis.

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

The allowance for possible loan losses as of December 31, 1999 is based on management's estimate of the amount required to absorb losses in the loan portfolio based on known current circumstances including real estate market conditions. Additionally, management assesses the risk of increased, inherent but unidentified losses which are believed to exist based on evaluation of watched asset report trends and migration analysis, the results of which are reflected in current reserves. However, uncertainty exists as to future trends in the local economy and real estate market. If there is significant deterioration in the local economy the Company would expect increases in non-performing loans requiring additional provisions for loan losses and increased lost interest income on non-accrual loans.

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


Mortgage Servicing Rights

The Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," requires the recognition of a separate asset for the rights to service mortgage loans for others regardless of how those servicing rights were created. SFAS No. 125 impacts the Company to the extent fixed rate loan originations having terms in excess of 15 years are sold in the secondary mortgage market with servicing of the related loan retained by the Company. In such cases, the Company is required to allocate a portion of the cost of the loan to the mortgage servicing rights based on the relative fair values of such servicing rights and the loan. The value of such servicing rights is to be periodically assessed for impairment based on the fair value of those rights. No mortgage servicing rights were capitalized in 1997, 1998 nor 1999 as substantially all loan sales on the secondary market were made on a servicing released basis. All previously capitalized mortgage servicing rights totaling $103,000 were written-off in 1997 as the result of higher than anticipated prepayment experience on the related loan portfolios.


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

Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of

The management of the Company reviews long-lived assets and certain identifiable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment is deemed to exist, long-lived assets and certain identifiable intangibles are reported at the lower of the carrying amount or fair value less cost to sell.


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


Intangible Assets

Core deposit intangibles are being amortized on a straight-line basis over their estimated lives of 7 to 10 years. Goodwill is being amortized on a straight-line basis over 7 to 15 years. The carrying value of these assets is periodically evaluated by management as to their expected future recoverability. To date no write-downs have been recognized.


Income Taxes

Tax assets and liabilities are reflected at currently enacted income tax rates. As changes in tax laws and rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.


Earnings Per Share

In 1997, the Company adopted the provisions of SFAS No. 128, "Earnings Per Share." The only reconciling difference between the Company's computation of basic and diluted earnings per share is the dilutive effect of stock options issued and unexercised (see Note 17 for stock options). Additionally, on October 30, 1997, the Board of Directors of Abington Bancorp, Inc. approved a split of its common stock on a 2-for-1 basis in the form


30

---

A B I N G T O N   B A N C O R P

Notes to Consolidated Financial Statements

of a stock dividend payable on December 12, 1997, to shareholders of record as of November 14, 1997. All share and per share data presented in these consolidated financial statements has been retroactively restated for this event.


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


Stock Based Compensation

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its stock-based compensation plans (Note 17). Accordingly, no accounting recognition is given to options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, if any, are credited to equity.

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


Accounting for Derivative
Instruments and Hedging Activities

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments and hedging activities. The Statement, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect that the adoption of this Statement will have a material impact on the Company's financial position or results of operation.

2. Acquisition of Old Colony Mortgage
--------------------------------------------------------------------------------

On April 1, 1999, the Company acquired all of the outstanding common stock of Old Colony Mortgage Corporation (OCM) for $1.3 million in cash. OCM is headquartered in Brockton, Massachusetts and has loan production offices in Plymouth, Fall River and Auburn, Massachusetts. OCM primarily originates residential first-lien mortgages which are subsequently sold on a servicing released basis to investors, which include a number of banks and mortgage companies.

As of April 1, 1999, OCM had approximately $4.1 million in assets, which were primarily loans held for sale, and liabilities of approximately $3.3 million, most of which were borrowings outstanding on a warehouse line with an independent third party. This transaction was accounted for under the purchase method of accounting.


3. Guaranteed Preferred Beneficial Interest in the Company's Junior Subordinated Debentures (Trust Preferred Securities)
--------------------------------------------------------------------------------

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

The 8.25% trust preferred securities pay quarterly distributions which commenced on the last day of September 1998. The Trust issued 1,265,000 shares of $10 per share liquidation value per preferred security at a total cost of approximately $735,000 which has been deferred and is netted against the outstanding value of the trust preferred securities on the accompanying balance sheet. The offering costs are being amortized over the anticipated life of the trust preferred securities, which will mature on June 30, 2029. Distributions, including those accrued and accumulated, and amortization expense of $1,120,000 and $586,000, for 1999 and 1998, respectively, relating to these trust preferred securities is reflected as minority interest in non-interest expense.


                                                                              31

                                                                             ---

                                               1 9 9 9  A N N U A L  R E P O R T

Notes to Consolidated Financial Statements

The maturity date may be shortened to a date not earlier than 2003 if certain conditions are met, including obtaining approval from the Board of Governors of the Federal Reserve System. The redemption price of the trust preferred securities would equal the liquidation value of each security.

4. Regulatory Matters
--------------------------------------------------------------------------------

The Company and the Bank are subject to various regulatory requirements administered by the federal banking agencies.

Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes as of December 31, 1999, that the Company and the Bank met all capital adequacy requirements to which they are subject. As of December 31, 1999, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. To be considered well-capitalized under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based capital ratios as set forth in the table below.

                                                                                                         To be Well-
                                                                                                      Capitalized Under
                                                                               For Capital            Prompt Corrective
                                                        Actual              Adequacy Purposes         Action Provisions
                                                Amount          Ratio      Amount        Ratio       Amount         Ratio
------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

As of December 31, 1999:

Company
 Total capital (to risk-weighted assets)       $46,354         12.24%     $30,304         8.00%      N/A            N/A
 Tier 1 capital (to risk-weighted assets)      $41,389         10.93%     $15,152         4.00%      N/A            N/A
 Tier 1 capital (to average assets)            $41,389          5.94%     $27,871         4.00%      N/A            N/A

Bank

 Total capital (to risk-weighted assets)       $42,040         11.22%     $29,981         8.00%     $37,477         10.00%
 Tier 1 capital (to risk-weighted assets)      $38,339         10.23%     $14,990         4.00%     $22,486          6.00%
 Total capital (to average assets)             $38,339          5.50%     $27,883         4.00%     $34,854          5.00%

As of December 31, 1998:

Company

 Total capital (to risk-weighted assets)       $44,399         13.86%     $25,633         8.00%       N/A           N/A
 Tier 1 capital (to risk-weighted assets)      $40,004         12.49%     $12,817         4.00%       N/A           N/A
 Tier 1 capital (to average assets)            $40,004          7.27%     $22,024         4.00%       N/A           N/A

Bank

 Total capital (to risk-weighted assets)       $36,792         11.56%     $25,460         8.00%     $31,825         10.00%
 Tier 1 capital (to risk-weighted assets)      $33,715         10.59%     $12,730         4.00%     $19,095          6.00%
 Total capital (to average assets)             $33,715          5.95%     $22,668         4.00%     $28,335          5.00%

32

---

A B I N G T O N   B A N C O R P

Notes to Consolidated Financial Statements

5. Securities
--------------------------------------------------------------------------------

The amortized cost and fair value of securities classified as available for sale at December 31, 1999 and 1998 are as follows:

                                                     Gross        Gross
                                     Amortized  Unrealized    Unrealized        Fair
                                          Cost       Gains        Losses       Value
At December 31,                                            1999
------------------------------------------------------------------------------------
(Dollars in thousands)

Investment securities:
 U.S. Government obligations          $    616      $    -       $    18    $    598
 Federal agency obligations             43,815           4         2,374      41,445
 Other bonds and obligations            25,658           6         1,878      23,786
                                      --------      ------       -------    --------

  Total investment securities           70,089          10         4,270      65,829
                                      --------      ------       -------    --------

 Marketable equity securities            7,292       1,458           585       8,165

 Mortgage-backed securities:
 Federal Home Loan
  Mortgage Corporation                  11,607           8           476      11,139
 Federal National
  Mortgage Association                  54,045         148         1,437      52,756
 Government National
  Mortgage Association                  29,791          33           924      28,900
 Other                                  72,100          14         3,280      68,834
                                      --------      ------       -------    --------

  Total mortgage-backed securities     167,543         203         6,117     161,629
                                      --------      ------       -------    --------
                                      $244,924      $1,671       $10,972    $235,623
                                      ========      ======       =======    ========

                                                     Gross        Gross
                                     Amortized  Unrealized    Unrealized        Fair
                                          Cost       Gains        Losses       Value
At December 31,                                           1998
------------------------------------ -------------------------------------------------
(Dollars in thousands)

Investment securities:
 U.S. Government obligations          $    652      $   23       $    -     $    675
 Federal agency obligations             25,842         204           92       25,954
 Other bonds and obligations            20,799         303          881       20,221
                                      --------      ------       ------     --------

  Total investment securities           47,293         530          973       46,850
                                      --------      ------       ------     --------

 Marketable equity securities            4,339         727          270        4,796
 Mortgage-backed securities:
 Federal Home Loan
  Mortgage Corporation                  14,540         125           36       14,629
 Federal National
  Mortgage Association                  45,527         818           22       46,323
 Government National
  Mortgage Association                  22,943         172           81       23,034
 Other                                  45,096         890          272       45,714
                                      --------      ------       ------     --------

  Total mortgage-backed securities     128,106       2,005          411      129,700
                                      --------      ------       ------     --------
                                      $179,738      $3,262       $1,654     $181,346
                                      ========      ======       ======     ========

The fair value and amortized cost of investments and mortgage-backed securities, respectively, at December 31, 1999 by contractual maturity follows. Expected maturities or cash flows from securities will differ from contractual maturities because the issuer may have the right to call or repay obligations with or without call or prepayment penalties. Projected payments and prepayments for mortgage-backed securities have not been considered for purposes of this presentation.

Investment Securities          Amortized Cost   % to Total    Fair Value
------------------------------------------------------------------------
(Dollars in thousands)
Within 1 year                     $ 2,623             3.7%       $ 2,562
Over 1 year to 5 years              7,935            11.3          7,669
Over 5 years to 10 years           29,851            42.6         28,256
Over 10 years                      29,680            42.4         27,342
                                  -------           -----        -------
                                  $70,089           100.0%       $65,829
                                  =======           =====        =======


Mortgage-Backed Securities     Available for Sale
--------------------------------------------------
(Dollars in thousands)

                             Amortized        Fair
                                  Cost       Value
                             ---------------------
Within 1 year                 $      -    $      -
Over 1 year to 5 years               -           -
Over 5 years to 10 years        20,189      20,241
Over 10 years                  147,354     141,388
                              --------    --------
                              $167,543    $161,629
                              ========    ========

                                                                              33

                                                                             ---

                                             1 9 9 9   A N N U A L   R E P O R T

Notes to Consolidated Financial Statements

Gross gains on sales of marketable equity securities were $825,000, $1,591,000 and $687,000, for 1999, 1998 and 1997, respectively. There were losses of $118,000 on sales of equity securities in 1998. There were no losses on sales of equity securities in 1999 or 1997.

Gross gains on sales of investment securities were $0, $12,000 and $0 for 1999, 1998 and 1997, respectively. Gross losses on sales of investment securities were $2,000, $0, and $54,000 for 1999, 1998 and 1997, respectively.

Proceeds from sales of mortgage-backed investments classified is available for sale during 1999, 1998 and 1997, were $1,456,000, $58,011,000 and $26,402,000 respectively. Gross gains of $0, $324,000 and $142,000 in 1999, 1998 and 1997, respectively, were realized on those sales. Gross losses of $0, $78,000 and $235,000 were realized in 1999, 1998 and 1997, respectively.

A U.S. agency obligation security with a carrying value of $1,023,000 was pledged to collateralize treasury, tax and loan obligations.

All agency and mortgage-backed securities also serve as collateral for FHLB borrowings as part of a blanket collateral agreement as further described in
Note 10.


6. Interest Rate Swap Agreement
--------------------------------------------------------------------------------

To help manage interest rate sensitivity on the Company's adjustable rate mortgage loan portfolio, the Company entered into an interest rate swap agreement in July 1994 for a period of 36 months with an international investment banking firm. Under this agreement, the Company received a fixed rate of interest of 5.35% on the notional amount and paid interest based on the 6 month floating LIBOR rate on the national amount which reset semi-annually (February and August). The notional amount of this swap was initially $15,000,000. This amount amortized at a rate consistent with the amortization and prepayment of a reference pool of residential mortgages as specified in the agreement. In addition to the fixed rate of interest, the Company also received $300,000 in cash upon execution of this agreement. This amount was accreted to income over the life of the agreement at a rate consistent with the aforementioned reference pool of mortgages. The resulting yield received by the Company, including the impact of the accretion, was approximately 6.25% in 1997. This agreement expired on August 15, 1997.

Net interest income (expense) associated with this swap was recognized based on the accrual method. The net interest income recognized by the Bank during 1997 as a result of this agreement was $34,000.


7. Loans and Other Real Estate Owned
--------------------------------------------------------------------------------
A summary of the loan portfolio follows:

Years Ended December 31,                          1999        1998
------------------------------------------------------------------
(Dollars in thousands)

Mortgage loans:
 Residential                                  $290,036    $270,887
 Second mortgages and home equity               23,490      20,339
 Construction                                    5,883       7,109
 Commercial                                     51,973      50,493
                                              --------    --------
                                               371,382     348,828

Less: Due to borrowers on incomplete loans      (2,437)     (2,557)
  Net deferred loan fees                          (381)       (626)
                                              --------    --------
  Total mortgage loans                         368,564     345,645

Commercial loans:
 Unsecured lines of credit                         128         211
 Secured and unsecured                          16,369       9,262
                                              --------    --------
                                                16,497       9,473

 Net deferred loan fees                            (59)       (127)
                                              --------    --------

  Total commercial loans                        16,438       9,346

Other loans:
 Indirect automobile                                 -         158
 Personal                                        1,243       1,393
 Education                                           -          62
 Passbook and other secured                      5,950       6,951
 Home improvement                                  216         257
                                              --------    --------

  Total other loans                              7,409       8,821
                                              --------    --------

Total loans                                    392,411     363,812
Less: allowance for possible loan losses        (3,701)     (3,077)
                                              --------    --------

Loans and loans held for sale, net            $388,710    $360,735
                                              ========    ========


34

---

A B I N G T O N   B A N C O R P

Notes to Consolidated Financial Statements

Included in residential mortgages at December 31, 1999 and 1998, are approximately $2,730,000 and $3,901,000, respectively, of loans held for sale. At December 31, 1999 and 1998, the estimated market values of loans held for sale was in excess of their carrying value. The Company was servicing mortgage loans sold under non-recourse agreements amounting to approximately $121,407,000 and $153,145,000 at December 31, 1999 and 1998, respectively.

In the ordinary course of business, the Company has granted loans to certain of its officers and directors and their affiliates. All transactions are on substantially the same terms as those prevailing at the same time for individuals not affiliated with the Bank and do not involve more than the normal risk of collectibility. The total amount of such loans which exceeded $60,000 in aggregate amounted to any related party amounted to $1,171,000 at December 31, 1999, and $1,216,000 at December 31, 1998. During the year ended December 31, 1999, total principal additions were $7,000 and total principal reductions were $52,000.


The following analysis summarizes the Company's non-performing assets at December 31, 1999 and 1998.

Years Ended December 31,                                               1999   1998
----------------------------------------------------------------------------------
(Dollars in thousands)

Impaired loans and/or loans accounted for on a non-accrual basis       $616   $681
Accruing loans past due 90 days or more as to principal or interest      --     50
                                                                       ----   ----

  Total non-performing loans                                            616    731

Other real estate owned, net                                             --     --
                                                                       ----   ----
  Total non-performing assets                                          $616   $731
                                                                       ====   ====

Impaired loans totaling $397,000 and $77,000 at December 31, 1999 and 1998, respectively, required an allocation of $75,000 and $20,000, respectively, of the allowance for possible loan losses. The remaining impaired or non-accrual loans did not require any allocation of the reserve for possible loan losses. The average balance of impaired loans and loans accounted for on a non-accrual basis, was approximately $666,000, $622,000 and $966,000 in 1999, 1998 and
1997, respectively. The total amount of interest income recognized on impaired loans during 1999, 1998 and 1997 was approximately $64,000, $55,000 and $50,000, respectively, which approximated the amount of cash received for interest during those periods. The Company has no commitments to lend additional funds to borrowers whose loans have been deemed to be impaired. An analysis of the allowance for possible loan losses follows:

Years Ended December 31,          1999      1998
------------------------------------------------
(Dollars in thousands)

Balance at beginning of year    $3,077    $2,280
Provision                          640       760
Recoveries                         248       261
                                ------    ------
                                 3,965     3,301
Loans charged-off                 (264)     (224)
                                ------    ------

Balance at end of year          $3,701    $3,077
                                ======    ======

8. Banking Premises and Equipment
--------------------------------------------------------------------------------
A summary of the cost and accumulated depreciation of banking premises and equipment and their estimated useful lives is as follows:

Years Ended December 31,                1999          1998     Estimated Useful Lives
-------------------------------------------------------------------------------------
(Dollars in thousands)

Banking premises:
 Land                              $   1,971      $  1,971
 Buildings and improvements            6,347         5,345     10-25 years
 Leasehold improvements                1,018           883     10-15 years
 Equipment                            10,466         9,597      3-10 years
                                   ---------      --------
                                      19,802        17,796

Less accumulated depreciation        (10,765)       (9,468)
                                   ---------      --------

                                   $   9,037      $  8,328
                                   =========      ========

Depreciation expense for the years ended December 31, 1999, 1998 and 1997 amounted to $1,422,000, $1,235,000 and $1,243,000, respectively.


                                                                              35

                                                                             ---

                                             1 9 9 9   A N N U A L   R E P O R T

Notes to Consolidated Financial Statements

9. Deposits
--------------------------------------------------------------------------------
A summary of deposit balances, by type, is as follows:

December 31,                                  1999         1998
---------------------------------------------------------------
(Dollars in thousands)

Non-interest NOW                             $ 45,277   $ 43,874
NOW                                            54,102     50,569
Other savings                                 101,832     90,823
Money market deposits                          19,199     14,995
                                             --------   --------

 Total non-certificate accounts               220,410    200,261

Term certificate accounts                     133,563    131,305
Certificates of deposit greater than $100      35,719     32,387
                                             --------   --------

Total certificate accounts                    169,282    163,692
                                             --------   --------

 Total deposits                              $389,692   $363,953
                                             ========   ========

A summary of certificate accounts by maturity is as follows:

December 31,                         1999                      1998
----------------------------------------------------------------------------
(Dollars in thousands)
                                          Weighted                  Weighted
                             Amount   Average Rate      Amount  Average Rate
                           -----------------------     ---------------------
Within 1 year              $133,323           5.14%    $119,064        5.24%
Over 1 year to 3 years       29,098           5.15       38,886        5.82
Over 3 years to 5 years       6,872           5.13        5,742        5.25
                           --------                    --------

                           $169,282           5.14%    $163,692        5.38%
                           ========                   ========

10. Short-Term Borrowings
--------------------------------------------------------------------------------

Short-term borrowings consist primarily of Federal Home Loan Bank (FHLB) advances with original maturities of 1 year or less. All borrowings from the FHLB are secured under a blanket lien by certain qualified collateral defined principally as 85% to 90% of the carrying value of U.S. Government and agency obligations, including mortgage-backed securities, and 75% of the carrying value of residential mortgage loans. Information relating to activity and rates paid under these borrowing agreements is presented below:

Years Ended December 31,                                          1999         1998        1997
------------------------------------------------------------------------------------------------
(Dollars in thousands)
Maximum amount of borrowings outstanding during the year     $ 158,757     $ 83,778     $ 94,506
Average month-end borrowings outstanding during the year     $  96,005     $ 42,039     $ 45,833
Average interest rate during the year                             5.15%        5.42%        5.58%
Unused line of credit at FHLB                                $   9,733     $  9,733     $  4,780

Amount outstanding at end of year                            $ 152,551     $ 66,628     $ 55,910

Weighted average interest rate at end of year                     5.29%        5.09%        5.68%

36

---

A B I N G T O N    B A N C O R P

Notes to Consolidated Financial Statements

11. Long-Term Debt
--------------------------------------------------------------------------------

A summary of long-tern debt, consisting of FHLB advances with an original maturity of greater than 1 year is as follows:

Maturity Date          Interest Rate        December 31, 1999     December 31, 1998
-----------------------------------------------------------------------------------
(Dollars in thousands)
May 4, 1999*                   5.05%                 $      -              $  5,000
May 13, 1999                   6.38                         -                 4,000
September 16, 1999             6.66                         -                 5,000
October 20, 1999               6.06                         -                 5,000
November 1, 1999               6.23                         -                 5,000
February 24, 2000**            5.79                         -                16,000
March 6, 2000                  6.51                     4,000                 4,000
March 20, 2000                 6.61                     5,000                 5,000
April 11, 2000                 6.82                     4,000                 4,000
September 14, 2000             5.15                     5,000                 5,000
October 20, 2000               6.21                     5,000                 5,000
December 4, 2000               5.51                     5,000                     -
December 20, 2000              5.74                     3,350                     -
March 6, 2001                  6.66                     4,000                 4,000
March 19, 2001                 5.44                     5,000                     -
March 19, 2001                 6.77                     5,000                 5,000
April 11, 2001                 6.98                     4,000                 4,000
May 14, 2001                   6.74                     4,000                 4,000
June 22, 2001                  5.86                     3,350                     -
September 17, 2001             6.15                     5,000                     -
March 4, 2002                  6.14                     4,000                     -
May 24, 2002**                 5.51                    16,000                     -
August 30, 2004++              5.79                     5,000                     -
November 8, 2004+++            5.58                     5,000                     -
January 8, 2008***             4.99                         -                15,000
September 2, 2008****          4.99                         -                 5,000
November 1, 2009*              5.54                     5,000                     -
November 9, 2009**             5.57                    10,000                     -
December 9, 2017               5.66                       500                   500
July 27, 2017+                 4.99                         -                10,000
                                                     --------              --------
                                                     $107,200              $110,500
                                                     ========              ========


   *  LIBOR floating advance with a monthly reset

  ** Variable rate advance with quarterly resets; with prepayment option at reset dates without penalty

 ***  Option advance; callable quarterly at FHLB option commencing January 8,
      1999

**** Option advance; callable quarterly at FHLB option commencing September 1, 1999

   +  Option advance; callable quarterly at FHLB option commencing July 28, 1999

  ++  Option advance; callable quarterly at FHLB option commencing August 30,
      2001

 +++  Option advance; callable quarterly at FHLB option commencing November 8,
      2000


                                                                              37

                                                                             ---

                                             1 9 9 9   A N N U A L   R E P O R T

Notes to Consolidated Financial Statements

12. Income Taxes
--------------------------------------------------------------------------------
The provision for income taxes consists of the following:



Years Ended December 31,      1999      1998      1997
------------------------------------------------------
(Dollars in thousands)

Current: Federal            $2,373    $2,325    $2,509
         State                 166       109       336
                            ------    ------    ------

                             2,539     2,434     2,845

Deferred: Federal             (129)      (49)     (121)
          State                (96)      (17)      (45)
                            ------    ------    ------
                              (225)      (66)     (166)
                            ------    ------    ------

Total                       $2,314    $2,368    $2,679
                            ======    ======    ======

The reason for the differences between the effective tax rates and the statutory tax rate are summarized as follows:


Years Ended December 31,                  1999       1998       1997
---------------------------------------------------------------------
Statutory rate                            34.0%      34.0%      34.0%
State taxes, net of federal benefit        1.1         .9        2.7
Amortization of non-deductible goodwill    1.1         .6         .6
Other, net                                 (.4)       (.4)        .7
                                          -----      -----      -----
                                          35.8%      35.1%      38.0%
                                          =====      =====      =====

The components of net deferred taxes as recorded as of December 31, 1999 and 1998 are as follows (assets/(liabilities)):


Years Ended December 31,                           1999        1998
-------------------------------------------------------------------
(Dollars in thousands)
Loan loss reserves                               $1,462      $1,179
Depreciation                                        308         228
Accrued pension                                     175         159
Equity in partnership losses                     (1,519)     (1,474)
Core deposit intangible/goodwill                   (122)       (168)
Other, net                                          122        (234)
                                                 ------      ------
                                                    426        (310)

Deferred tax assets (liabilities) applicable to
 unrealized (gains) losses on securities          3,720        (658)
                                                 ------      ------

Net deferred tax assets (liabilities)            $4,146      $ (968)
                                                 ======      ======

In August of 1996, Congress passed the Small Business Job Protection Act of 1996. Included in this bill was the repeal of IRC Section 593, which allowed thrift institutions special provisions in calculating bad debt deductions for income tax purposes. Thrift institutions now will be viewed as commercial banks for income tax purposes. The repeal was effective for tax years beginning after December 31, 1995.

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

At December 31, 1999, the Bank's surplus includes approximately $1,960,000 of bad debt deductions for which income taxes have not been provided. As the Bank does not intend to use the reserve for purposes other than to absorb loan losses, deferred taxes of approximately $820,000 have not been provided on this amount.

                                                                              38

                                                                             ---

                                                  A B I N G T O N  B A N C O R P

Notes to Consolidated Financial Statements

13. Commitments and Contingencies
--------------------------------------------------------------------------------

In the normal course of business, there are outstanding commitments and contingencies which are not reflected in the consolidated financial statements.


Litigation

The Company is a defendant in various legal claims incident to its business, none of which is believed by management, based on the advice of legal counsel, to be material to the consolidated financial statements.


Special Termination Agreements

The Company has entered into Special Termination Agreements with six officers which provide for a lump-sum severance payment if there is a terminating event within a 3 year period following a "change in control," as defined in the agreements.


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

The Company's exposure to credit loss is represented by the contractual amount or unpaid principal balance of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments reflected on the balance sheet. Financial instruments which represent credit risk at December 31, 1999 and 1998 are as follows:

At December 31,                                     1999       1998
-------------------------------------------------------------------
(Dollars in thousands)

Contract amount of:
 Commitments to grant loans                      $21,727    $11,071
 Commitments to sell loans                         2,730      3,428
 Unadvanced funds on home equity lines of credit  13,789     11,085
 Unadvanced funds on other lines of credit           516        499
 Commitments to advance funds under
  construction loan agreements                     2,437      2,557
 Commitments to purchase loans                         -     26,580

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


Lease Commitments

Pursuant to the terms of non-cancelable lease agreements in effect, future minimum rent commitments for the next 5 years and thereafter are as follows at December 31, 1999:

Year                    Amount
------------------------------
(Dollars in thousands)

2000                    $  460
2001                       464
2002                       477
2003                       443
2004                       445
2005 and thereafter      1,912
                        ------
                        $4,201
                        ======

Certain leases also contain renewal options (up to 10 years) and real estate tax escalation clauses. Rent expense for the years ended December 31, 1999, 1998 and 1997 amounted to approximately $475,000, $338,000 and $238,000, respectively.

14. Stockholders' Equity
--------------------------------------------------------------------------------

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

Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution in an amount equal to their current adjusted liquidation account balances to the extent that the funds are available.

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Company. The total amount of dividends


                                                                              39
                                                                             ---

                                               1 9 9 9  A N N U A L  R E P O R T

Notes to Consolidated Financial Statements

which may be paid at any date is generally limited to the undivided profits of the Company. Undivided profits at the Company totaled $26,176,000 at December 31, 1999. Additionally, future dividends, if any, will depend on the earnings of the Company and its subsidiary, its need for funds, its financial condition, and other factors, including applicable government regulations. (See Note 4.)


15. Employee Benefit Plan
--------------------------------------------------------------------------------

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

Net periodic pension expense for the plan years ended October 31, 1999, 1998 and 1997, consisted of the following:

Years Ended December 31,                               1999     1998
--------------------------------------------------------------------
(Dollars in thousands)

Benefit obligation at beginning of year            $  3,501   $3,172
Service cost                                            353      350
Interest cost                                           224      215
Actuarial loss (gain)                                  (498)     (87)
Benefits paid                                          (214)    (149)
                                                   --------   ------

 Benefit obligation at end of year                 $  3,366   $3,501
                                                   ========   ======

Value of vested benefits                           $  2,407   $2,168
Accumulated benefit obligation                     $  2,458   $2,212
Change in plan assets:
 Fair value of plan assets at beginning of year    $  3,652   $3,214
 Actuarial return on plan assets                        731      264
 Contributions                                          175      323
 Benefits paid                                         (214)    (149)
                                                   --------   ------

  Fair value of plan assets at end of year         $  4,344   $3,652
                                                   ========   ======

Funding status:
 Transition liability/(asset)                      $    (73)  $  (80)
 Deferred loss/(gain)                                (1,342)    (449)
 Accrued expense                                        437      378
                                                   --------   ------

  Net amount recognized                            $   (978)  $ (151)
                                                   ========   ======

Years Ended December 31,                     1999        1998        1997
-------------------------------------------------------------------------
(Dollars in thousands)

Components of net periodic benefit cost:
 Service cost                               $ 353       $ 350       $ 247
 Interest cost                                224         215         190
 Expected return on plan assets              (310)       (278)       (217)
 Amortization of prior service cost            (7)         (6)         (7)
 Recognized net actuarial gain                (26)        (23)        (23)
                                            -----       -----       -----

  Net periodic benefit cost                 $ 234       $ 258       $ 190
                                            =====       =====       =====
Weighted average assumptions:
 Discount rate                               6.75%       7.00%       7.25%
 Expected return on plan assets              8.50%       8.50%       8.00%
 Rate of compensation increase               5.00%       5.50%       6.00%


40

---

A B I N G T O N   B A N C O R P

Notes to Consolidated Financial Statements

The Bank has adopted a management incentive plan (the "Plan") whereby all officers and supervisors are eligible to receive a bonus, proportionate to their respective salary, if the Bank meets or exceeds certain base standards of profitability and net worth levels for its fiscal year. The structure of the Plan is reviewed on an annual basis by the Board of Directors. The incentive bonus expense in 1999, 1998 and 1997 was approximately $340,000, $204,000 and $310,000, respectively.


16. Other Non-Interest Expense
--------------------------------------------------------------------------------

Other non-interest expense consisted of the following:

Years Ended December 31,                            1999      1998      1997
----------------------------------------------------------------------------
(Dollars in thousands)

Professional services                             $1,600    $1,317    $1,144
Item processing and statement rendering              423       395       368
Advertising                                          833       874       746
Deposit insurance                                     68        65        67
Real estate in foreclosure and other real estate
 owned                                                27        56        86
Amortization of intangible assets                    617       495       387
Other                                              2,119     1,968     1,627
                                                  ------    ------    ------

                                                  $5,687    $5,170    $4,425
                                                  ======    ======    ======

Professional services include amounts paid for legal services, audits and regulatory examinations.


17. Stock Option Plan
--------------------------------------------------------------------------------

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

Options generally may not be exercised (i) after termination of the optionee's employment with the Company or any of its subsidiaries, or directorship with the Company, for cause or by reason of such optionee's voluntary resignation,
(ii) 30 days after termination of the optionee's employment with the Company or its subsidiaries, or directorship with the Company, without cause or by reason of retirement in accordance with the Company's (or the applicable subsidiary's) retirement policies, (iii) 90 days after termination of the optionee's employment with the Company or its subsidiaries, or directorship with the Company, by reason of disability, and (iv) 180 days after termination of the optionee's employment with the Company, its subsidiary, or directorship with the Company, by reason of death. In all cases, however, the Board has the discretion to extend the exercise date. Payment of the exercise price of the shares subject to the option may be made (i) in cash in an amount, or by check, bank draft or postal or express money order payable in an amount, equal to the aggregate exercise price for such shares, (ii) in the form of shares of common stock having a fair market value equal to the exercise price of such shares,
(iii) by reducing the number of option shares otherwise issuable to the optionee upon exercise of the option by a


                                                                              41
                                                                             ---

                                               1 9 9 9  A N N U A L  R E P O R T

Notes to Consolidated Financial Statements

number of shares having a fair market value equal to the aggregate exercise price of such shares, (iv) by delivering such other consideration that is acceptable and that has a fair market value, equal to the aggregate exercise price of such shares, including any broker-directed cashless exercise/resale procedure adopted by the Compensation Committee, or (v) any combination of the foregoing.

At the discretion of the Company, options granted under the 1997 Stock Option Plan may include a so-called "reload" feature pursuant to which an optionee exercising an option by the delivery of a number of shares of common stock would automatically be granted an additional option (with an exercise price equal to the fair market value of the common stock on the date the additional option is granted and with the same expiration date as the original option being exercised, and with such other terms as the Compensation Committee may provide) to purchase the number of shares of common stock equal to the number delivered to exercise the original option.

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

The per share exercise prices of the options granted by the 1986 and 1997 Option Plan range from $1.50 to $20.75 and equaled the fair market value of the shares on the date the options were granted. Stock option activity for the years ended December 31, 1999, 1998 and 1997 is as follows:

Years Ended December 31,                          1999                             1998                             1997
-----------------------------------------------------------------------------------------------------------------------------------
                                        Number of    Weighted Avg.       Number of    Weighted Avg.       Number of   Weighted Avg.
                                          Options   Exercise Price         Options   Exercise Price         Options  Exercise Price
                                    ------------------------------   ------------------------------   -----------------------------
Outstanding at beginning of year          371,400           $ 7.80         430,024           $ 5.59         398,824          $ 4.40
Granted                                   113,083            13.79          85,000            19.02          46,500           15.50
Exercised                                 (38,500)            3.14        (119,624)            5.58         (15,300)           4.75
Canceled                                   (5,000)           14.88         (24,000)           19.00               -               -
                                          -------           ------        --------           ------         -------          ------
Outstanding at end of year                440,983           $ 9.66         371,400           $ 7.80         430,024          $ 5.59
                                          =======           ======        ========           ======         =======          ======
Exercisable at end of year                289,344           $ 6.42         309,050           $ 5.53         430,024          $ 5.59
                                          =======           ======        ========           ======         =======          ======
Option price per share              $ 1.50-$20.75                    $ 1.50-$20.75                    $ 1.50-$15.50
Weighted average fair value of
  options granted during the year           $5.10                            $6.39                            $5.09

In conjunction with the Company's aforementioned Stock Option Plans, the Company adopted a Long Term Performance Incentive Plan to encourage executive management and members of the Board of Directors to build long-term shareholder value. The plan was a 3 year program which provided a mechanism for granting options under the Company's Stock Option Plan. Options to purchase approximately 48,000, 60,000 and 46,500 shares of common stock in 1999, 1998 and 1997, respectively, were granted to members of the Board of Directors and certain principal officers. All options granted under this plan are included in the preceding table. The options are granted based on achievement of strategic goals such as acquisitions and asset pur-chases. The exercise price was at least equal to the fair market value of the common stock on the date of grant. The options become exercisable upon a change of control of the Company or after the average market price of the common stock exceeds 120-140% of the exercise price for periods of 5 to 180 days, depending on the qualifications set for each issuance.

All options granted become fully vested no later than at the end of the ninth year after issuance. The maximum amount of options which can become exercisable in any 1 year is limited to $100,000 based on grant prices except in the event of a change of control, in which case all options become exercisable.

At December 31, 1999, based on the closing price of the Company's stock of $10.56, there were approximately 56,444 shares which were vested, with exercise prices ranging from $14.00 to $15.50, which were not considered dilutive for purposes of earnings per share calculations.

As discussed in Note 1, the Bank applies APB 25 in accounting for its stock-based compensation plans under which no compensation cost has been recognized. Had compensation cost for awards in 1999, 1998, and 1997 under the Bank's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Bank's net income and earnings per share would have been as follows:


42

---

A B I N G T O N   B A N C O R P

Notes to Consolidated Financial Statements


                                                   1999        1998        1997
-------------------------------------------------------------------------------
(Dollars in thousands, except in share amounts)

Net income:
 As reported                                     $4,149      $4,371      $4,378
 Pro forma                                        3,954       4,213       4,236

Earnings per share:
 As reported -
  Basic                                            1.26        1.25        1.18
  Diluted                                          1.20        1.17        1.10

 Pro forma -
  Basic                                            1.20        1.21        1.14
  Diluted                                          1.14        1.13        1.07

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

The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model using the following weighted-average assumptions:

                            1999        1998        1997
--------------------------------------------------------
Expected volatility       32.62%      21.10%      21.10%
Risk-free interest rate    5.38%       5.75%       6.17%
Terms of options        7.0 yrs.    7.0 yrs.    7.0 yrs.
Expected dividend yield    1.80%       1.20%       1.40%

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


18. Employee Stock Ownership Plan
--------------------------------------------------------------------------------

The Company has established an Employee Stock Ownership Plan ("ESOP") which is being funded by the Company's contributions made in cash (which gener ally will be invested in common stock) or common stock. Benefits may be paid in shares of common stock or in cash, subject to the employees' right to demand shares.

In November 1993, the Company loaned the ESOP $570,000 to acquire additional shares for participants on the open market. The loan is to be repaid over 7 years with principal and interest (at a rate equal to 85% of the prevailing prime rate) payable quarterly. The loan is secured by the unallocated shares acquired by the ESOP.

The Company's ESOP expense for the years ended December 31, 1999, 1998 and 1997 amounted to $170,000, $161,000 and $181,000, respectively.

In the event that the stock price of the Company fluctuates materially at the point that shares vest with participants from the cost of shares acquired by the ESOP (at prices which range from $5.63 to $6.13 per share), the Company's statement of operations could be adversely (if increasing stock price) or favorably (decreasing stock price) affected. However, in all instances there will be no negative impact on the Company's capital. During 1999, 1998 and 1997, the impact of the stock price market value in excess of original cost increased the Company's ESOP expense by $89,000, $80,000 and $100,000, respectively, in addition to normal amortization expense associated with the participant's earn out of the shares allocated.


19. Restriction on Cash and Due from Banks
--------------------------------------------------------------------------------

At December 31, 1999 and 1998, cash and due from banks included $6,162,000 and $5,486,000, respectively, to satisfy the reserve requirements of the Federal Reserve Bank.


20. Stock Repurchase Program
--------------------------------------------------------------------------------

On March 27, 1997, the Company announced that its Board of Directors had authorized the Company to repurchase up to 10% (375,000 shares) of its currently outstanding common stock from time to time at prevailing market prices. On February 24, 1998, the Company announced that its Board of Directors had authorized the Company to repurchase an additional 10% (347,000) of its outstanding common stock, as adjusted for amounts remaining to be repurchased under the March 1997 plan. On March 25, 1999, the Board of Directors authorized the Company to repurchase an additional 10% (320,000) of its outstanding common stock, as adjusted for amounts remaining to be purchased under the previously authorized plans. The Board delegated to the discretion of the Company's senior management the authority to determine the timing of the repurchase program's commencement, subsequent purchases and the prices at which the repurchases will be made.


                                                                              43

                                                                             ---

                                               1 9 9 9  A N N U A L  R E P O R T

Notes to Consolidated Financial Statements

As of March 3, 2000, the Company had repurchased 932,600 shares of its common stock under these plans at a total cost of approximately $13,882,000.


21. Supplemental Executive Retirement Program
--------------------------------------------------------------------------------

In 1998, the Company has a supplemental executive retirement plan with a single participant. Under this arrangement, the individual is entitled to receive monthly benefits for approximately 18 years in amounts specified in the contract. Benefits commence upon retirement date which is deemed to be the age of sixty-five. If death occurs during employment at the Company, the individual designated as beneficiary will receive a distribution equal to 3 times the annual salary of the executive, as determined under the plan. The key employee vests in the rights under the supplemental retirement plan ratably over a 5 year period, which entitles this individual to the vested portion of the amount accrued by the Company under the plan. This right is only exercisable in the event the executive terminates employment from the Company prior to retirement age. In March 1998, the Company also purchased a single life annuity insurance policy. The contract was purchased at a cost of $2,863,184. The cash surrender value is earning a rate of return, with a guaranteed minimum rate of 4%. In addition, the Company has entered into a split dollar agreement with the executive, which requires that any death benefit be shared between the Company and the designated beneficiary, based on a predetermined schedule. The amounts due to the beneficiary under the Plan are reduced to the extent death benefits under the insurance contract are remitted to such beneficiary. The obligation under the plan is being accrued over the expected employment period, through age 65. Approximately $71,000 and $71,000 was charged to compensation expense in 1999 and 1998, respectively. Income related to the increased value of the insurance contract of $138,000 and $101,000 was recognized as other noninterest income in 1999 and 1998, respectively. The contract values of $3,102,000 and $2,964,000, at December 31, 1999 and 1998, respectively, are included in Bank-owned life insurance in the Consolidated Balance Sheet.


22. Deferred Stock Compensation Plan
--------------------------------------------------------------------------------

In 1998, the Company adopted a Deferred Stock Compensation Plan for directors (the "Plan") which, for those directors who elected to participate, would, in lieu of current cash payments, defer their compensation for attendance at various meetings of the Board of Directors until retirement or some future point in time to be determined. Furthermore, the deferred compensation is eligible to be paid only in shares of the Company's common stock, the units earned of which are predetermined for a fixed 3 year period based upon the Board meeting fee schedule which was in effect as of July 1, 1998, divided by the stock price of the Company's common shares at the close of business on July 1, 1998. This price was $18.75 per share. The shares when earned are placed in a Rabbi Trust (the "Trust") which is administered by an Independent Trustee. The voting for these shares is controlled by the Independent Trustee although for accounting purposes the shares are reflected as treasury shares until such time as the shares are distributed. The expense associated with this plan is based upon the market value of the shares of stock earned on the date of the respective meeting. There are currently 6 directors who continue to participate in the Plan. The amount of expense associated with this plan for 1999 and 1998 was $62,000 and $36,000, respectively, which has been reflected as salaries expense with the corresponding liability pertaining to stock earned and not yet distributed is reflected in stockholders' equity. A total of 100,000 shares has been registered for the Plan. There has been a total of approximately 6,983 and 2,400 shares earned and deferred as of December 31, 1999 and 1998, respectively.


23. Disclosures about Fair Value of Financial Instruments
--------------------------------------------------------------------------------

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


44

---

A B I N G T O N   B A N C O R P

Notes to Consolidated Financial Statements


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

The carrying amount and estimated fair values of the Bank's financial instruments at December 31, 1999 and 1998 are represented as follows:

At December 31,                                 1999                     1998
---------------------------------------------------------------------------------------
(Dollars in thousands)

                                      Carrying                    Carrying
                                   or Notional          Fair   or Notional       Fair
                                        Amount         Value        Amount      Value
                                   -------------------------   ------------------------
Financial instrument assets:

Cash and cash equivalents             $ 33,722      $ 33,722      $ 19,717   $ 19,717
Securities                             235,623       235,623       181,346    181,346
Loans, including held for sale, net    388,710       397,044       360,735    383,736
Mortgage servicing rights                    -             -             -          -

Financial instruments liabilities:

Deposits                              $389,692      $390,208      $363,953   $366,011
Short-term borrowings                  152,551       152,717        66,628     66,920
Long-term debt                         107,200       105,019       110,500    110,058

Off-balance sheet financial
 instruments:

Commitments to grant loans            $ 21,727      $ 21,727      $ 11,071   $ 11,071
Commitments to sell loans                2,730         2,730         3,428      3,428
Unadvanced funds on home equity
 lines of credit                        13,789        13,789        11,085     11,085
Unadvanced funds on other lines of
 credit                                    516           516           499        499
Commitments to advance funds
 under construction loan agreements      2,437         2,437         2,557      2,557
Commitments to purchase loans               --            --        26,580     26,580

24. Business Segments
--------------------------------------------------------------------------------

On January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting operating segments of a business enterprise. The new rules establish revised standards for public companies relating to the reporting of financial and descriptive information about their operating segments in financial statements. Operating segments are components of an enterprise which are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company's chief operating decision maker is the President and Chief Executive Officer. Historically, the Company has identified its reportable operating business segment as Community Banking based on products and services provided to the customer.

The Company's community banking business segment consists of commercial banking and retail banking. The community banking business segment derives its revenues from a wide range of banking services, including lending activities, acceptance of demand, saving and time deposits, investment management, mortgage lending and sales, as well as servicing income for investors.

On April 1, 1999, the Company acquired Old Colony Mortgage (see Note 2). As of that date management has identified Mortgage banking as a separate identifiable segment apart from that which had been historically considered community banking.


                                                                              45

                                                                             ---

                                               1 9 9 9  A N N U A L  R E P O R T

Notes to Consolidated Financial Statements

Non-reportable operating segments of the Company's operations which do not have similar characteristics to the community banking or mortgage banking operations and do not meet the quantitative thresholds requiring disclosure are included in the Other category in the disclosure of business segments below. These non-reportable segments include the activity of the Parent Company (Note 25) and the Trust. Consolidation adjustments are also included in the Other category.


The accounting policies used in the disclosure of business segments are the same as those described in the summary of significant accounting policies. The consolidation adjustments reflects certain eliminations of interest segment revenue, cash and Parent Company investments in subsidiaries.

                                      Business Segments

Reconciliation to                        Community    Mortgage
Consolidated Financial Information         Banking     Banking        Other    Eliminations     Consolidated
------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

December 31, 1999:
 Securities                               $235,623      $    -      $     -       $       -         $235,623
 Net loans                                 388,701       3,265            -          (3,256)         388,710
 Net assets                                692,733       4,831       40,399         (41,753)         696,250
 Total deposits                            394,665           -            -          (4,973)         389,692
 Total borrowings                          259,751       3,256            -          (3,256)         259,751
 Total liabilities                        $660,673       3,407          557          (8,229)        $656,408

 Total interest income                    $ 42,219      $  218      $    92       $    (287)        $ 42,242
 Total interest expense                     23,172         207            -            (287)          23,092
 Net interest income                        19,047          11           92               -           19,150
 Provisions for possible loan losses           640           -            -               -              640
 Total non-interest income                   6,387       1,200            -            (214)           7,373
 Total non-interest expense                 16,850       1,281        1,289               -           19,420
 Net income                               $  5,150      $  (76)     $  (788)      $    (137)        $  4,149

December 31, 1998:

 Securities                               $181,346      $    -      $     -       $       -         $181,346
 Net loans                                 360,735           -            -               -          360,735
 Net assets                                591,011           -       45,769         (45,629)         591,151
 Total deposits                            371,506           -            -          (7,553)         363,953
 Total borrowings                          177,128           -            -               -          177,128
 Total liabilities                        $552,935      $    -      $   775       $  (7,553)        $546,157

 Total interest income                    $ 38,442      $    -      $    84       $     (84)        $ 38,442
 Total interest expense                     21,669           -            -             (84)          21,585
 Net interest income                        16,773           -           84               -           16,857
 Provisions for possible loan losses           760           -            -               -              760
 Total non-interest income                   6,909           -            -               -            6,909
 Total non-interest expense                 15,328           -          939               -           16,267
 Net income                               $  5,032      $    -      $  (661)      $       -         $  4,371

December 31, 1997:

 Securities                               $165,052      $    -      $     -       $       -         $165,052
 Net loans                                 330,792           -            -               -          330,792
 Net assets                                531,770           -       37,167         (36,951)         531,986
 Total deposits                            326,120           -            -          (1,186)         324,934
 Total borrowings                          165,910           -            -               -          165,910
 Total liabilities                        $496,006      $    -      $   845       $  (1,186)        $495,665

 Total interest income                    $ 36,297      $    -      $    13       $     (13)        $ 36,297
 Total interest expense                     20,104           -            -             (13)          20,091
 Net interest income                        16,193           -           13               -           16,206
 Provisions for possible loan losses           630           -            -               -              630
 Total non-interest income                   4,986           -            -               -            4,986
 Total non-interest expense                 13,198           -          307               -           13,505
 Net income                               $  4,600      $    -      $  (222)      $       -         $  4,378


46

---

A B I N G T O N   B A N C O R P

Notes to Consolidated Financial Statements

25. Parent Company Financial Statements - Abington Bancorp, Inc.
(Parent Company Only)
--------------------------------------------------------------------------------

Balance Sheets                                       December 31, 1999    December 31, 1998
--------------------------------------------------------------------------------------------
(Dollars in thousands)

Assets:
 Cash and cash equivalents                                     $ 4,479               $ 7,553
 Investment in subsidiaries                                     32,494                38,467
 Other assets                                                    3,817                   140
                                                               -------               -------
   Total assets                                                $40,790               $46,160
                                                               =======               =======

Liabilities and stockholders' equity:
 Liabilities:
  Accrued expenses and other liabilities                       $   557               $   775
  Junior subordinated deferrable interest debentures            12,401                12,325
                                                               -------               -------

   Total liabilities                                            12,958                13,100
                                                               -------               -------
Total stockholders' equity                                      27,832                33,060
                                                               -------               -------
   Total liabilities and stockholders' equity                  $40,790               $46,160
                                                               =======               =======


                                                                              47

                                                                             ---

                                             1 9 9 9   A N N U A L   R E P O R T

Notes to Consolidated Financial Statements

                                                     Twelve Months        Twelve Months       Eleven Months
Statements of Income                             December 31, 1999    December 31, 1998       December 1997
-----------------------------------------------------------------------------------------------------------
(Dollars in thousands)

Operating Income:
 Dividends from subsidiaries                         $      -               $2,500              $4,000
 Interest income                                          124                  102                  13
                                                     --------               ------              ------
   Total operating income                                 124                2,602               4,013

 Operating expenses                                       170                  223                 307
 Interest expense                                       1,152                  716                   -
                                                     --------               ------              ------

Income before income taxes and equity in
 undistributed earnings of subsidiaries                (1,198)               1,663               3,706
Income tax benefit                                       (410)                (278)                (85)
                                                     --------               ------              ------

Income (loss) before equity in undistributed
 earnings of subsidiaries                                (788)               1,941               3,791
Equity in undistributed earnings of Bank
 subsidiaries                                           4,937                2,430                 233
                                                     --------               ------              ------

Net income                                           $  4,149               $4,371              $4,024
                                                     ========               ======              ======

                                                         Twelve Months         Twelve Months        Eleven Months
Statements of Cash Flows                             December 31, 1999     December 31, 1998    December 31, 1997
-----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

Cash flows from operating activities:
 Net income                                             $  4,149              $  4,371              $  4,024
 Adjustments to reconcile net income to
  net cash provided by operating activities:
  Equity in undistributed earnings of
  subsidiaries                                            (4,937)               (2,430)                 (233)
 Other, net                                                  772                  (466)                   60
                                                        --------              --------              --------

   Net cash provided by operating activities                 (16)                1,475                 3,851

Cash flows from investing activities:
 Net cash used in investing activities                         -                     -                     -
Cash flows from financing activities:
 Proceeds from issuance of treasury and
  common stock                                               694                   656                    71
 Proceeds from issuance of junior
  subordinated deferrable interest
  debentures                                                                    12,650                     -
 Dividends on common stock                                (1,150)               (1,062)                 (559)
 Repurchase of common stock                               (2,602)               (7,352)               (2,228)
                                                        --------              --------              --------

   Net cash provided by (used in)
    financing activities                                  (3,058)                4,892                (2,716)

Net increase in cash and cash equivalents                 (3,074)                6,367                 1,135
Cash and cash equivalents at beginning of year             7,553                 1,186                    51
                                                        --------              --------              --------

Cash and cash equivalents at end of year                $  4,479              $  7,553              $  1,186
                                                        ========              ========              ========


48

---

A B I N G T O N   B A N C O R P

Notes to Consolidated Financial Statements

26. Quarterly Data (Unaudited)
--------------------------------------------------------------------------------
Operating results on a quarterly basis for the years ended December 31, 1999 and 1998 are as follows:

Years Ended December 31,                                     1999                                       1998
--------------------------------------------------------------------------------------------------------------------------
(Dollars and outstanding shares in thousands, except per share data)

                                          Fourth        Third       Second       First      Fourth       Third      Second
                                         Quarter      Quarter      Quarter     Quarter     Quarter     Quarter     Quarter
                                        ----------------------------------------------     -------------------------------
Interest and dividend income            $ 11,220     $ 10,821     $ 10,237     $ 9,964     $ 9,912     $ 9,666     $ 9,482
Interest expense                           6,361        5,971        5,469       5,291       5,413       5,354       5,471
                                        --------     --------     --------     -------     -------     -------     -------

Net interest income                        4,859        4,850        4,768       4,673       4,499       4,312       4,011
Provision for possible loan losses           190          190           70         190         190         190         190
                                        --------     --------     --------     -------     -------     -------     -------
Net interest income, after provision
 for possible loan losses                  4,669        4,660        4,698       4,483       4,309       4,122       3,821
Non-interest income                        2,033        1,903        1,958       1,479       1,754       1,700       1,962
Non-interest expenses                      5,199        4,961        4,961       4,299       4,499       4,184       3,979
                                        --------     --------     --------     -------     -------     -------     -------

Income before income taxes                 1,503        1,602        1,695       1,663       1,564       1,638       1,804

Provision for income taxes                   530          569          613         602         548         573         650
                                        --------     --------     --------     -------     -------     -------     -------

Net income                              $    973     $  1,033     $  1,082     $ 1,061     $ 1,016     $ 1,065     $ 1,154
                                        ========     ========     ========     =======     =======     =======     =======

Basic earnings per share                $    .30     $    .32     $    .33     $   .32     $   .30     $   .31     $   .32
                                        ========     ========     ========     =======     =======     =======     =======

Diluted earnings per share              $    .29     $    .30     $    .31     $   .30     $   .29     $   .29     $   .30
                                        ========     ========     ========     =======     =======     =======     =======

Weighted average common
 shares outstanding                        3,245        3,277        3,272       3,347       3,347       3,470       3,560
                                        ========     ========     ========     =======     =======     =======     =======

Weighted average common
 shares and share equivalents
 outstanding                               3,339        3,441        3,464       3,537       3,545       3,687       3,803
                                        ========     ========     ========     =======     =======     =======     =======

Years Ended December 31,                 1998
------------------------------------------------

                                           First
                                         Quarter
                                        --------
Interest and dividend income            $ 9,382
Interest expense                          5,347
                                        -------

Net interest income                       4,035
Provision for possible loan losses          190
                                        -------
Net interest income, after provision
 for possible loan losses                 3,845
Non-interest income                       1,493
Non-interest expenses                     3,605
                                        -------

Income before income taxes                1,733

Provision for income taxes                  597
                                        -------

Net income                              $ 1,136
                                        =======

Basic earnings per share                $   .32
                                        =======

Diluted earnings per share              $   .30
                                        =======

Weighted average common
 shares outstanding                       3,586
                                        =======

Weighted average common
 shares and share equivalents
 outstanding                              3,852
                                        =======

                                                                              49

                                                                             ---

                                            1 9 9 9   A N N U A L    R E P O R T

Stockholder Information

Stock Market Data

The common stock of the Company is currently listed on the Nasdaq Stock Market under the symbol "ABBK." The table below sets forth the range of high and low sales prices for the stock for the quarters indicated. Market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

Transactions through January 31, 1997 are for the common stock of the Bank. Transactions on and after that date are for the common stock of the Company.

                                     Price High       Price Low       Dividends Declared
----------------------------------------------------------------------------------------
2000
1st quarter (through March 3, 2000)     11 3/4             9 5/8              $  --

1999
4th quarter                             13                10 11/16            $ .05
3rd quarter                             13 3/4            12 1/16             $ .05
2nd quarter                             14 3/4            13 1/4              $ .05
1st quarter                             15 1/8            12 3/4              $ .20

1998
4th quarter                             17                12                  $ .05
3rd quarter                             19 1/2            12 1/2              $ .05
2nd quarter                             22 3/4            17 1/2              $ .05
1st quarter                             22 1/2            18 3/4              $ .15

1997
4th quarter                             23 1/2            15 5/8              $ .05
3rd quarter                                17             12 3/4              $ .05
2nd quarter                                13             10 1/4              $ .05
1st quarter                             11 5/8             9 1/2              $ .05

As of March 3, 2000, the Company had approximately 779 stockholders of record who held 3,027,300 outstanding shares of the Company's common stock. The number of stockholders indicated does not reflect the number of persons or entities who hold their common stock in nominee or "street" name through various brokerage firms. If all such persons are included, the Company believes there are approximately 1,296 beneficial owners of common stock.


Annual Report on Form 10-K

A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 as filed with the Securities Exchange Commission, is available to stockholders without charge upon written request to:

Investor Relations
Abington Bancorp, Inc.
536 Washington Street
Abington, MA 02351


Inquiries

Robert M. Lallo
Senior Vice President,
Chief Financial Officer and Treasurer
Abington Bancorp, Inc.


50

---

A B I N G T O N    B A N C O R P

                                           bank directors & officers

                                           Directors                            Executive Officers

                                           James P. McDonough(1)                James P. McDonough(3)
                                           President and CEO                    President & CEO
                                           Abington Bancorp, Inc.
                                           President and CEO                    Kevin M. Tierney, Sr.(3)
                                           Abington Savings Bank                Executive Vice President

                                           Bruce G. Atwood(1)                   Mario A. Berlinghieri
                                           Vice President Operations            Senior Vice President - Credit and Administration
                                           Hyer Industries, Inc.
                                                                                Robert M. Lallo(3)
                                           William F. Borhek                    Senior Vice President - Treasurer & CFO
                                           President
                                           William F. Borhek Associates         Jack B. Meehl, Jr.
                                                                                Senior Vice President - Business Banking
                                           Ralph B. Carver, Jr.(2)
                                           Owner and Operator                   John R. Sylva
                                           Transport Properties Trust           Senior Vice President - Consumer Banking

                                           Joel S. Geller(1)                    Lewis J. Paragona(3)
                                           Partner                              Vice President - Corporate Affairs and Clerk of
                                           Wein-Gel Associates                  Abington Bancorp, Inc.

                                           Rodney Henrikson(1)                  3: Officer of Bancorp
corporate information                      Treasurer and Director
                                           Henrikson Realty Corp.
   Corporate Office
   Abington Bancorp, Inc.                  A. Stanley Littlefield
   536 Washington Street                   Attorney
   Abington, MA 02351                      Private Practice
   (781) 982-3200
                                           Jay Timothy Noonan(2)
   Independent Public Accountants          Manager
   Arthur Andersen LLP                     J.P. Noonan Trans., Inc.
   225 Franklin Street
   Boston, MA 02110                        Gordon N. Sanderson(2)
   (617) 330-4000                          Retired

   Legal Counsel                           James J. Slattery
   Foley, Hoag & Eliot LLP                 President
   One Post Office Square                  J.H. Slattery Insurance
   Boston, MA 02109                        Agency, Inc.
   (617) 832-1000
                                           Wayne P. Smith(1)
   Transfer Agent and Registrar            Treasurer and Director
   Registrar & Transfer Company            Suburban Enterprises, Inc.
   10 Commerce Drive
   Cranford, NJ 07016-3572                 1: Member of Executive Committee
   (800) 368-5948                          2: Member of Audit Committee


                                                                              51

                                                                             ---

                                               1 9 9 9  A N N U A L  R E P O R T

Corporate Profile. Abington Bancorp, Inc. (the "Company") is a one-bank holding company that owns all of the outstanding capital stock of Abington Savings Bank (the "Bank"). Abington Bancorp, Inc. was reestablished as the Bank's holding company on January 31, 1997.

The Bank operated as a Massachusetts chartered mutual savings bank from its incorporation in 1853 until June 1986 when the Bank converted from mutual to stock form of ownership. From December 1992 to the present, the Bank has operated as a stock-owned savings bank.

The Bank is engaged principally in the business of attracting deposits from the general public, borrowing funds, and investing those deposits and funds. In its investments, the Bank has emphasized various types of residential and commercial real estate loans, residential construction loans, consumer loans, and investments in securities. The Bank considers its principal market area to be Plymouth County, Massachusetts, primarily in Abington, Brockton, Cohasset, Halifax, Hanson, Holbrook, Hull, Kingston, Pembroke, Randolph, and Whitman where it has banking offices, and nearby Bridgewater, East Bridgewater, Carver, Duxbury, Hanover, Plymouth, Plympton, Rockland and Weymouth. In 1999, the Bank purchased Old Colony Mortgage Corporation, a mortgage company headquartered in Brockton that also has offices in Plymouth, Fall River and Auburn. Old Colony Mortgage operates as a subsidiary of Abington Savings Bank.

The Bank's deposits are insured by the Federal Deposit Insurance Corporation (the FDIC) up to FDIC limits (generally $100,000 per depositor) and by the Depositors Insurance Fund for deposits in excess of FDIC limits.

ABINGTON BANCORP

                             Abington Savings Bank
                             & Old Colony Mortgage

                                   LOCATIONS

                                     AUBURN
                              Old Colony Mortgage
                              850 Southbridge St.

                                  ABINGTON 533
                                 Washington St.

                                    BROCKTON
                               Shaw's Supermarket
                                609 Belmont St.

                              Old Colony Mortgage
                             1115 West Chestnut St.

                                    COHASSET
                               Shaw's Supermarket
                                    Route 3A

                                   FALL RIVER
                              Old Colony Mortgage
                                401 Columbia St.

                                  HALIFAX 319
                                 Monponsett St.

                                     HANSON
                               Shaw's Supermarket
                              Route 58 / Route 14

                                    HOLBROOK
                             778 South Franklin St.

                                      HULL
                               523 Nantasket Ave.

                                    KINGSTON
                                 157 Summer St.

                                    PEMBROKE
                                 175 Center St.

                                    PLYMOUTH
                              Old Colony Mortgage
                                34 Main St. Ext.

                                    RANDOLPH
                               Shaw's Supermarket
                               121 Memorial Pkwy.

                                    WHITMAN
                               584 Washington St.